As filed with the Securities and Exchange Commission on November 7, 2013

Registration No. 333-191653

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Dynagas LNG Partners LP

(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands	4400	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Dynagas LNG Partners LP 97 Poseidonos Avenue & 2 Foivis Street Glyfada, 16674, Greece 011 30 210 8917 260		Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant’s principal executive offices)		(Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq. Robert E. Lustrin, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480-8421 (facsimile number)	Sean T. Wheeler Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400 (telephone number) (713) 546-5401 (facsimile number)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common units representing limited partner interests	$301,875,000	$38,882

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2013

PRELIMINARY PROSPECTUS

Dynagas LNG Partners LP

12,500,000 Common Units

Representing Limited Partner Interests

$             per common unit

We are selling 8,250,000 of our common units and our Sponsor, Dynagas Holding Ltd., is selling 4,250,000 of our common units. Prior to this offering, there has been no public market for our common units. We currently estimate that the initial public offering price will be between $19.00 and $21.00 per unit. Although we are organized as a partnership, we have elected to be treated as a corporation solely for U.S. federal income tax purposes. We have applied to list our common units on the Nasdaq Global Select Market under the symbol “DLNG.”

The underwriters have an option to purchase a maximum of 1,875,000 additional common units from our Sponsor to cover over-allotments.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act (the “JOBS Act”).

Investing in our common units involves risks. See “Risk Factors” beginning on page 30. These risks include the following:

•	We may not be able to pay the minimum quarterly distribution on our common units and subordinated units.

•

Our Initial Fleet consists of only three LNG carriers. Any limitation in the availability or operation of these vessels could have a material adverse effect on our business, results of operations and financial condition and could significantly reduce or eliminate our ability to pay the minimum quarterly distribution on our common units and subordinated units.

•	We derive all our revenue and cash flow from two charterers and the loss of either of these charterers could cause us to suffer losses or otherwise adversely affect our business.

•	The amount of our debt could limit our liquidity and flexibility in obtaining additional financing and in pursuing other business opportunities.

•

Our Sponsor, our General Partner and their respective affiliates own a controlling interest in us and have conflicts of interest and limited duties to us and our common unitholders, which may permit them to favor their own interests to your detriment.

•	Demand for LNG shipping could be significantly affected by volatile natural gas prices and the overall demand for natural gas.

•	Unitholders have limited voting rights, and our Partnership Agreement restricts the voting rights of our unitholders that own more than 4.9% of our common units.

•

We are a holding company, and our ability to make cash distributions to our unitholders will be limited by the value of investments we currently hold and by the distribution of funds from our subsidiaries.

•

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

•	You will incur immediate and substantial dilution of $11.64 per common unit.

•	U.S. tax authorities could treat us as a “passive foreign investment company,” which would have adverse U.S. federal income tax consequences to U.S. unitholders.

If at any time our General Partner and its affiliates own more than 80% of the outstanding common units, our General Partner has the right, but not the obligation, to purchase all, but not less than all, of the remaining common units, as provided in the Partnership Agreement. Please see “The Partnership Agreement—Limited Call Right.”

	Price per Common Unit	Total
Public offering price	$	$
Underwriting discounts(1)
Proceeds to Dynagas Holding Ltd. (before expenses)(2)
Proceeds to Dynagas LNG Partners LP (before expenses)
Total	$	$

(1)	See “Underwriting” for additional information regarding underwriting compensation.
(2)	Dynagas Holding Ltd., our Sponsor, is selling 4,250,000 of our common units. In addition, the underwriters have an option to purchase a maximum of 1,875,000 additional common units from our Sponsor to cover over-allotments. We will not receive any of the proceeds from the sale of these units.

Delivery of the common units will be made on or about                     , 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse
BofA Merrill Lynch
Morgan Stanley
Barclays
Deutsche Bank Securities

ABN AMRO	Credit Agricole CIB

The date of this prospectus is                     , 2013.

The Ob River, one of our LNG carriers, traversing the Northern Sea Route, which is a shipping lane from the Atlantic Ocean to the Pacific Ocean that is entirely in Arctic waters.

The Clean Energy, one of our LNG carriers.

You should rely only on information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to give any information or to make any representations other than those contained in this prospectus. Do not rely upon any information or representations made outside of this prospectus. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, (1) any securities other than our common units or (2) our common units in any circumstances in which such an offer or solicitation is unlawful. The information contained in this prospectus may change after the date of this prospectus. Do not assume after the date of this prospectus that the information contained in this prospectus is still correct.

Through and including                     , 2013 (the 25th day after the date of this prospectus), federal securities law may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

This section summarizes material information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the risk factors and the more detailed information that appears later.

Unless otherwise indicated, references to “Dynagas LNG Partners,” the “Company,” “we,” “our” and “us” or similar terms refer to Dynagas LNG Partners LP and its wholly-owned subsidiaries, including Dynagas Operating LP, unless the context otherwise indicates. Dynagas Operating LP will own, directly or indirectly, a 100% interest in the entities that own the Clean Energy, the Ob River and the Clean Force, collectively, our “Initial Fleet.” References in this prospectus to “our General Partner” refer to Dynagas GP LLC, the general partner of Dynagas LNG Partners LP.

All references in this prospectus to us when used in a historical context refer to our predecessor companies and their subsidiaries, which are subsidiaries of our Sponsor that have interests in the vessels in our Initial Fleet, or the “Sponsor Controlled Companies,” and when used in the present tense or prospectively refer to us and our subsidiaries, collectively, or individually, as the context may require. We own (i) a 100% limited partner interest in Dynagas Operating LP, (ii) the non-economic general partner interest in Dynagas Operating LP through our 100% ownership of its general partner, Dynagas Operating GP LLC and (iii) 100% of Dynagas Equity Holding Ltd. and its subsidiaries. References to our “Sponsor” are to Dynagas Holding Ltd. and its subsidiaries other than us or our subsidiaries. References in this prospectus to the “Prokopiou Family” are to our Chairman, Mr. George Prokopiou, and members of his family.

References in this prospectus to “BG Group,” “Gazprom,” “Statoil,” and “Cheniere” refer to BG Group Plc, Gazprom Global LNG Limited, Statoil ASA and Cheniere Energy, Inc., respectively, and certain of each of their subsidiaries that are our customers. Unless otherwise indicated, all references to “U.S. dollars,” “dollars” and “$” in this prospectus are to the lawful currency of the United States. We use the term “LNG” to refer to liquefied natural gas and we use the term “cbm” to refer to cubic meters in describing the carrying capacity of our vessels.

Except where we or the context otherwise indicate, the information in this prospectus assumes no exercise of the underwriters’ over-allotment option described on the cover page of this prospectus.

Overview

We are a growth-oriented limited partnership focused on owning and operating LNG carriers. Our vessels are employed on multi-year time charters, which we define as charters of two years or more, with international energy companies such as BG Group and Gazprom, providing us with the benefits of stable cash flows and high utilization rates (as defined under “Summary Historical Consolidated Financial and Operating Data”). We intend to leverage the reputation, expertise, and relationships of our Sponsor and Dynagas Ltd., our Manager, in maintaining cost-efficient operations and providing reliable seaborne transportation services to our customers. In addition, we intend to make further vessel acquisitions from our Sponsor and from third parties. There is no guarantee that we will grow the size of our fleet or the per unit distributions that we intend to pay or that we will be able to make further vessel acquisitions from our Sponsor or third parties.

Our Sponsor entered the LNG sector in 2004 by ordering the construction of three LNG carriers, the Clean Energy, the Ob River, and the Clean Force, from Hyundai Heavy Industries Co. Ltd. or HHI, one of the world’s leading shipbuilders of LNG carriers. On October 29, 2013, we acquired from our Sponsor these vessels, which we refer to as our Initial Fleet, in exchange for 6,735,000 of our common units and all of our subordinated units. The LNG carriers that comprise our Initial Fleet have an average age of 6.3 years and are under time charters with an average remaining term of 3.5 years, as of October 28, 2013.

We believe that we will have the opportunity to grow our per unit distributions by making acquisitions of LNG carriers from our Sponsor or from third parties. Our Sponsor took delivery of two newbuilding LNG carriers in July 2013 and one in October 2013 from HHI, and has contracts for the construction of an additional four LNG carriers with HHI, scheduled to be delivered to our Sponsor in 2014 and 2015. We will receive the right to purchase these seven vessels, which we refer to as the Optional Vessels, at a purchase price to be determined pursuant to the terms and conditions of the Omnibus Agreement within 24 months of their delivery to our Sponsor.

Our Initial Fleet

Our Initial Fleet consists of three LNG carriers currently operating under multi-year charters with BG Group and Gazprom. The Clean Force and the Ob River have been assigned with Lloyds Register Ice Class notation 1A FS, or Ice Class, designation for hull and machinery and are fully winterized, which means that they are designed to call at ice-bound and harsh environment terminals and to withstand temperatures up to minus 30 degrees Celsius. According to Drewry Consultants, Ltd., or Drewry, an independent consulting and research company, the Clean Force and the Ob River are two of only five LNG carriers in the global LNG fleet that are currently in operation which have been assigned an Ice Class designation or equivalent rating. This means that only 1.4% of the LNG vessels in the global LNG fleet have this designation, and we are the only company in the world that is currently transiting the Northern Sea Route with LNG carriers. We believe that these specifications enhance our trading capabilities and future employment opportunities because they provide greater flexibility in the trading routes available to our charterers.

We believe that the key characteristics of each of our vessels in our Initial Fleet include the following:

•

optimal sizing with a carrying capacity of approximately 150,000 cbm (which is a medium- to large-size class of LNG carrier) that maximizes operational flexibility as such vessel is compatible with most existing LNG terminals around the world;

•

each vessel is a sister vessel, which are vessels built at the same shipyard, HHI, that shares (i) a near-identical hull and superstructure layout, (ii) similar displacement, and (iii) roughly comparable features and equipment;

•

utilization of a “membrane containment system” that uses insulation built directly into the hull of the vessel with a membrane covering inside the tanks designed to maintain integrity and that uses the vessel’s hull to directly support the pressure of the LNG cargo (see “The International Liquefied Natural Gas (LNG) Shipping Industry—The LNG Fleet” for a description of the types of LNG containment systems);

•	double-hull construction, based on the current LNG shipping industry standard; and

•	a 99.5% utilization rate over 2012 and 2011.

According to Drewry, there are only 39 LNG carriers currently in operation, including the vessels in our Initial Fleet, with a carrying capacity of between 149,000 and 155,000 cbm and a membrane containment system, representing 9.0% of the global LNG fleet and a total of 113 LNG carriers on order of which eight are being constructed with these specifications.

The following table sets forth additional information about our Initial Fleet as of September 30, 2013:

Vessel Name	Shipyard	Year Built	Capacity (cbm)	Ice Class	Flag State	Charterer	Charter Commencement Date	Earliest Charter Expiration	Latest Charter Expiration Including Non-Exercised Options
Clean Energy	HHI	2007	149,700	No	Marshall Islands	BG Group	February 2012	April 2017	August 2020(2)
Ob River(1)	HHI	2007	149,700	Yes	Marshall Islands	Gazprom	September 2012	September 2017	May 2018(3)
Clean Force	HHI	2008	149,700	Yes	Marshall Islands	BG Group	October 2010	September 2016	January 2020(4)

(1)	Formerly named Clean Power.
(2)	BG Group has the option to extend the duration of the charter for an additional three-year term until August 2020 at an escalated daily rate, upon notice to us before January 2016.
(3)	Gazprom has the option to extend the duration of the charter until May 2018 on identical terms, upon notice to us before March 2017.
(4)	On January 2, 2013, BG Group exercised its option to extend the duration of the charter by an additional three-year term at an escalated daily rate, commencing on October 5, 2013. BG Group has the option to extend the duration of the charter by an additional three-year term at a further escalated daily rate, which would commence on October 5, 2016, upon notice to us before January 5, 2016. The latest expiration date upon the exercise of all options is January 2020.

The Optional Vessels

The Optional Vessels consist of seven fully winterized newbuilding LNG carriers, four of which have been contracted to operate under multi-year charters with Gazprom, Statoil and Cheniere. Each of the seven newbuilds has or is expected to have upon their delivery the Ice Class designation, or its equivalent, for hull and machinery. Three of these vessels were delivered to our Sponsor in July 2013 and October 2013, and the remaining four vessels are scheduled to be delivered to our Sponsor, as follows: two in 2014 and two in 2015. The three vessels delivered in 2013 are sister-vessels, each with a carrying capacity of 155,000 cbm and the four remaining vessels with expected deliveries in 2014 and 2015 are sister-vessels, each with a carrying capacity of 162,000 cbm. In the event we acquire the Optional Vessels in the future, we believe the staggered delivery dates of these newbuilding LNG carriers will facilitate a smooth integration of the vessels into our fleet, contributing to our annual fleet growth through 2017.

The Optional Vessels are compatible with a wide range of LNG terminals, providing charterers with the flexibility to trade the vessels worldwide. Each vessel is equipped with a membrane containment system. The compact and efficient utilization of the hull structure reduces the required principal dimensions of the vessel compared to earlier LNG designs and results in higher fuel efficiency and smaller quantities of LNG required for cooling down vessels’ tanks. In addition, the Optional Vessels will be equipped with a tri-fuel diesel electric propulsion system, which is expected to reduce both fuel costs and emissions.

The following table provides certain information about the Optional Vessels as of September 30, 2013.

Vessel Name / Hull Number	Shipyard	Delivery Date / Expected Delivery Date	Capacity Cbm	Ice Class	Sister Vessels	Charter Commencement	Charterer	Earliest Charter Expiration	Latest Charter Expiration
Yenisei River(1)	HHI	Q3-2013	155,000	Yes	B	Q3 2013	Gazprom	Q3 2018	Q3 2018
Arctic Aurora(1)	HHI	Q3-2013	155,000	Yes	B	Q3 2013	Statoil	Q3 2018	Renewal Options(2)
Lena River(1)	HHI	Q4-2013	155,000	Yes	B	Q4 2013	Gazprom	Q4 2018	Q4 2018
Clean Ocean	HHI	Q1-2014	162,000	Yes	C	Q2 2015	Cheniere	Q2 2020	Q3 2022
Clean Planet	HHI	Q3-2014	162,000	Yes	C
Hull 2566	HHI	Q1-2015	162,000	Yes	C
Hull 2567	HHI	Q2-2015	162,000	Yes	C

(1)	In July 2013, our Sponsor took delivery of the Yenisei River and the Arctic Aurora, which were subsequently delivered to their charterers. In October 2013, our Sponsor took delivery of the Lena River, which was subsequently delivered to its charterer.
(2)	Statoil has revolving consecutive one-year renewal options following the initial five year period.

Rights to Purchase Optional Vessels

We will receive the right to purchase the Optional Vessels from our Sponsor at a purchase price to be determined pursuant to the terms and conditions of the Omnibus Agreement, which we intend to enter into with our Sponsor and our General Partner at the closing of this offering. These purchase rights will expire 24 months following the respective delivery of each Optional Vessel from the shipyard. If we are unable to agree with our Sponsor on the purchase price of any of the Optional Vessels, the respective purchase price will be determined by an independent appraiser, such as an investment banking firm, broker or firm generally recognized in the shipping industry as qualified to perform the tasks for which such firm has been engaged, and we will have the right, but not the obligation, to purchase each vessel at such price. The independent appraiser will be mutually appointed by our Sponsor and a committee comprised of certain of our independent directors, or the conflicts committee. Please see “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement—Rights to Purchase Optional Vessels” for information on how the purchase price is calculated.

The purchase price of the Optional Vessels, as finally determined by an independent appraiser, may be an amount that is greater than what we are able or willing to pay or we may be unwilling to proceed to purchase such vessel if such acquisition would not be in our best interests. We will not be obligated to purchase the Optional Vessels at the determined price and, accordingly, we may not complete the purchase of such vessels, which may have an adverse effect on our expected plans for growth. In addition, our ability to purchase the Optional Vessels, should we exercise our right to purchase such vessels, is dependent on our ability to obtain additional financing to fund all or a portion of the acquisition costs of these vessels. As of the date of this prospectus, we have not secured any financing in connection with the potential acquisition of the Optional Vessels, other than amounts that may be available under our New Senior Secured Revolving Credit Facility following the application of the proceeds from such facility as described in “Use of Proceeds,” since it is uncertain if and when such purchase options will be exercised. Our Sponsor has entered into loan agreements in connection with the seven Optional Vessels. In the event we acquire the Optional Vessels in the future, we may enter into agreements with our Sponsor to novate these loan agreements to us. Any such novation would be subject to each respective lender’s consent. Please see “Risk Factors—Our Sponsor may be unable to service its debt requirements and comply with the provisions contained in the credit agreements secured by the Optional Vessels. If our Sponsor fails to perform its obligations under its loan agreements, our business and expected plans for growth may be materially affected.”

Our Relationship with Our Sponsor and members of the Prokopiou Family

We believe that one of our principal strengths is our relationships with our Sponsor, our Manager and members of the Prokopiou Family, including Mr. George Prokopiou, the Chairman of our board of directors, and his daughters Elisavet Prokopiou, Johanna Prokopiou, Marina Kalliope Prokopiou, and Maria Eleni Prokopiou, (who in addition to Mr. Prokopiou, own interests in our Sponsor), which provide us access to their long-standing relationships with major energy companies and shipbuilders and their technical, commercial and managerial expertise. As of September 30, 2013, our Sponsor’s LNG carrier fleet consisted of three LNG carriers and four newbuildings on order, excluding the vessels in our Initial Fleet. While our Sponsor intends to utilize us as its primary growth vehicle to pursue the acquisition of LNG carriers employed on time charters of four or more years, we can provide no assurance that we will realize any benefits from our relationship with our Sponsor or the Prokopiou Family and there is no guarantee that their relationships with major energy companies and shipbuilders will continue. Our Sponsor, our Manager and other companies controlled by members of the Prokopiou Family are not prohibited from competing with us pursuant to the terms of the Omnibus Agreement which we will enter into with our Sponsor and our General Partner at the closing of this offering. Our General Partner, which is wholly-owned by our Sponsor, owns 100% of the 30,000 general partner units, representing a 0.1% general partner interest in us, or the General Partner Units, and 100% of the incentive distribution rights. Please see “—Summary of Conflicts of Interest and Fiduciary Duties” below and the section entitled “Conflicts of Interest and Fiduciary Duties” which appears later in this prospectus.

Positive Industry Fundamentals

We believe that the following factors collectively present positive industry fundamental prospects for us to execute our business plan and grow our business:

Natural gas and LNG are vital and growing components of global energy sources. According to Drewry, global demand for LNG is forecasted to increase by approximately 146 million tonnes (7 trillion cubic feet), an increase of 44%, during the period from 2012 to 2018. We can provide no assurance that such growth will occur. Natural gas accounted for 24% of the world’s primary energy consumption in 2012, and is expected to increase to 25% in 2013. Over the last two decades, natural gas has been one of the world’s fastest growing energy sources, increasing at twice the rate of oil consumption over the same period. We believe that LNG, which accounted for 32% of overall cross-border trade of natural gas in 2012, according to Drewry, will continue to increase its share in the mid-term future. A cleaner burning fuel than both oil and coal, natural gas has become an increasingly attractive fuel source in the last decade.

Demand for LNG shipping is experiencing growth. The growing distances between the location of natural gas reserves and the nations that consume natural gas have caused an increase in the percentage of natural gas traded between countries. This has resulted in an increase in the portion of natural gas that is being transported in the form of LNG, which provides greater flexibility and generally lowers capital costs of shipping natural gas, as well as a reduction in the environmental impact compared to transportation by pipeline. Increases in planned capacity of liquefaction and regasification terminals are anticipated to increase export capacity significantly, requiring additional LNG carriers to facilitate transportation activity. According to Drewry, based on the current projections of liquefaction terminals that are planned or under construction, liquefaction capacity is expected to increase by approximately 29% by 2016. Approximately one million tonnes of LNG export capacity creates demand for approximately one to two LNG carriers with carrying capacity of 160,000 to 165,000 cbm each. According to Drewry, as of August 2013, global liquefaction capacity was 290.6 million tonnes, and an additional 84.0 million tonnes of liquefaction capacity was under construction and scheduled to be available by the end of 2016. Over the past three years, global LNG demand has continued to rise, but at a slower pace than previously predicted. Drewry estimates that LNG trade decreased by 1.2% in 2012 primarily due to delays at many liquefaction plants under construction and lower production as a result of planned and unplanned outages at various LNG facilities and weakness in the world economy. Based on current construction projects in Australia and the United States, LNG supply is expected to increase, and to have a beneficial impact on demand for shipping capacity, however, continued economic uncertainty and continued acceleration of unconventional natural gas production could have an adverse effect on our business.

A limited newbuilding orderbook and high barriers to entry should restrict the supply of new LNG carriers. According to Drewry, the current orderbook of LNG carriers represents 33.9% of current LNG carrier fleet carrying capacity. During the period from 2002 to 2012, the newbuilding orderbook of LNG carriers represented on average approximately 47.1% of the LNG carrier fleet carrying capacity. As of August 2013, 113 LNG carriers, with an aggregate carrying capacity of 18.3 million cbm, were on order for delivery for the period between 2013 to 2017, while the existing fleet consisted of 363 vessels with an aggregate capacity of 53.9 million cbm. We believe that the current orderbook is limited due to constrained construction capacity at high-quality shipyards and the long lead-time required for the construction of LNG carriers. While we believe this has restricted additional supply of new LNG carriers in the near-term, any increase in LNG carrier supply may place downward pressure on charter rates. In addition, we believe that there are significant barriers to entry in the LNG shipping sector, which also limit the current orderbook due to large capital requirements, limited availability of qualified vessel personnel, and the high degree of technical management required for LNG vessels.

Stringent customer certification standards favor established, high-quality operators. Major energy companies have developed stringent operational, safety and financial standards that LNG operators generally are required to meet in order to qualify for employment in their programs. Based on our Manager’s track record and long established operational standards, we believe that these rigorous and comprehensive certification standards will be a barrier to entry for less qualified and less experienced vessel operators and will provide us with an opportunity to establish relationships with new customers.

Increasing ownership of the global LNG carrier fleet by independent owners. According to Drewry, as of August 2013, 64% of the LNG fleet was owned by independent shipping companies, 21% was owned by LNG producers and 8% was owned by energy majors and end-users, respectively. We believe that private and state-owned energy companies will continue to seek high-quality independent owners, such as ourselves, for their growing LNG shipping needs in the future, driven in part by large capital requirements, and level of expertise necessary, to own and operate LNG vessels.

We can provide no assurance that the industry dynamics described above will continue or that we will be able to capitalize on these opportunities. Please see “Risk Factors” and “The International Liquefied Natural Gas (LNG) Shipping Industry.”

Competitive Strengths

We combine a number of features that we believe distinguish us from other LNG shipping companies.

Management

Broad based Sponsor experience. Under the leadership of Mr. George Prokopiou, our founder and Chairman, we, through our Sponsor and Manager, have developed an extensive network of relationships with major energy companies, leading LNG shipyards, and other key participants throughout the shipping industry. Although we were formed in May 2013, we believe that these longstanding relationships with shipping industry participants, including chartering brokers, shipbuilders and financial institutions, should provide us with profitable vessel acquisition and employment opportunities in the LNG sector, as well as access to financing that we will need to grow our Company. Since entering the shipping business in 1974, Mr. Prokopiou has founded and controlled various companies, including Dynacom Tankers Management Ltd., or Dynacom Tankers Management, a Liberian company engaged in the management and operation of crude oil tankers and refined petroleum product tankers, Sea Traders S.A., or Sea Traders, a Panamanian company that manages and operates drybulk carriers and container vessels, and our Manager. Please see “Business—Our Relationship with our Sponsor and members of the Prokopiou Family.”

Strong management experience in the LNG shipping sector. Our management has managed and operated LNG carriers since 2004, and we believe that, through our Sponsor and Manager, we have acquired significant experience in the operation and ownership of LNG carriers. Our senior executives and our Chairman have an average of 25 years of shipping experience, including experience in the LNG sector. Furthermore, one of the vessels in our Initial Fleet, the Ob River, while operated by our Manager, became the world’s first LNG carrier to complete an LNG shipment via the Northern Sea Route, that is a shipping lane from the Atlantic Ocean to the Pacific Ocean entirely in Arctic waters, which demonstrated its extensive Ice Class capabilities. During this voyage, it achieved a significant reduction in navigation time, compared to the alternative route through the Suez Canal, and accordingly, generated significant cost savings for its charterer, Gazprom. We believe this expertise, together with our reputation and track record in LNG shipping, positions us favorably to capture additional commercial opportunities in the LNG industry.

Cost-competitive and efficient operations. Our Manager will provide the technical and commercial management of our Initial Fleet and any other vessels we may acquire in the future. We believe that our Manager, through comprehensive preventive maintenance programs and by retaining and training qualified crew members, will be able to manage our vessels efficiently, safely and at a competitive cost.

Demonstrated access to financing. Our Sponsor funded the construction of the Optional Vessels through debt financing as well as equity provided by entities owned and controlled by members of the Prokopiou Family. Should we exercise our right to purchase any of the seven Optional Vessels, our Sponsor may novate to us the loan agreements secured by the Optional Vessels, subject to each respective lender’s consent. We believe that our access to financing will improve our ability to capture future market opportunities and make further acquisitions, which we expect will increase the minimum quarterly distribution to our unitholders. In addition, upon the completion of this offering, our Sponsor has agreed to provide us with a $30.0 million revolving credit facility to be used for general partnership purposes, including working capital. This revolving credit facility will have a term of five years and will bear interest at LIBOR plus a margin. As of October 28, 2013, we had outstanding borrowings under our secured loan facilities of $346.1 million.

Fleet

Modern and high specification fleet. Two of the three vessels in our Initial Fleet, the Clean Force and the Ob River, have been assigned with the Ice Class designation, or its equivalent, for hull and machinery and are fully winterized, which means that they are designed to call at ice-bound and harsh environment terminals and to withstand temperatures up to minus 30 degrees Celsius. In addition, all of the Optional Vessels are being and have been constructed with the same characteristics and all of the Optional Vessels have or are expected to have upon their delivery the Ice Class designation, or its equivalent. We believe that these attractive characteristics should provide us with a competitive advantage in securing future charters with customers and enhance our vessels’ earnings potential. According to Drewry, the Clean Force and the Ob River are two of only five LNG carriers in the global LNG fleet that are currently in operation which have been assigned an Ice Class designation, or its equivalent, and we are the only company in the world that is currently transiting the Northern Sea Route with LNG carriers. This means that only 1.4% of the LNG vessels in the global LNG fleet have this designation. We believe that these specifications enhance our trading capabilities and future employment opportunities because they provide greater flexibility in the trading routes available to our charterers. In addition, each of the Optional Vessels is being constructed with an efficient tri-fuel diesel electric propulsion system, which is expected to reduce both fuel costs and emissions. There is no guarantee that we will ever purchase the Optional Vessels and for so long as we do not own these vessels, we will be in competition with these vessels.

Sister vessel efficiencies. The seven Optional Vessels consist of two series of sister vessels, vessels of the same type and specification, and our Initial Fleet of three LNG carriers are also sister vessels, which we believe will enable us to benefit from more chartering opportunities, economies of scale and operating and cost efficiencies in ship construction, crew training, crew rotation and shared spare parts. We believe that more chartering opportunities will be available to us because many charterers prefer sister vessels due to their interchangeability and ease of cargo scheduling associated with the use of sister vessels.

Built-in opportunity for fleet growth. In addition to our Initial Fleet, we will have the right to purchase the Optional Vessels from our Sponsor. We believe the staggered delivery dates of the seven Optional Vessels will facilitate a smooth integration of these vessels into our fleet if we purchase and take delivery of the vessels. Additionally, we will have the right to acquire from our Sponsor any LNG carrier it owns and employs under a charter with an initial term of four or more years. We believe these acquisition opportunities will provide us with a way to grow our cash distributions per unit. However, we can make no assurances regarding our ability to acquire these vessels from our Sponsor or our ability to increase cash distributions per unit as a result of any such acquisition. As of the date of this prospectus, we have not secured any financing in connection with the potential acquisition of the Optional Vessels or other vessels, other than amounts that may be available under our New Senior Secured Revolving Credit Facility following the application of the proceeds from such facility as described in “Use of Proceeds,” since it is uncertain if and when such purchase options will be exercised. Please see “Certain Relationships and Related Party Transactions—Omnibus Agreement.”

Commercial

Capitalize on growing demand for LNG shipping. We believe our Sponsor’s and our Manager’s industry reputation and relationships position us well to further expand our fleet to meet the growing demand for LNG shipping. We intend to leverage the relationships that we, our Sponsor and our Manager have with a number of major energy companies beyond our current customer base and explore relationships with other leading energy companies, with an aim to supporting their growth programs.

Pursue a multi-year chartering strategy. We currently focus on, and have entered into, multi-year time charters with international energy companies, which provide us with the benefits of stable cash flows and high utilization rates. All of the vessels in our Initial Fleet are currently time chartered on multi-year contracts, which should result in 100% of our calendar days being under charter coverage in 2013, 2014 and 2015 and as of October 28, 2013, are expected to provide us with total contracted revenue in excess of $297 million, excluding options to extend and assuming full utilization for the full term of the charter. The actual amount of revenues earned and the actual periods during which revenues are earned may differ from the amounts and periods described above due to, for example, off-hire for maintenance projects, downtime, scheduled or unscheduled dry-docking and other factors that result in lower revenues than our average contract backlog per day. In the LNG sector, shipowners generally tend to employ their vessels on multi-year charters for steady and secure returns. Charterers also want to have access to vessels for secured supply of cargoes at pre-determined charter rates which can meet their contractual sale and purchase commitments.

Strengthen relationships with customers. We, through our Sponsor and our Manager, have, over time, established relationships with several major LNG industry participants. The vessels in our Initial Fleet have, in the past, been chartered to numerous major international energy companies and conglomerates, in addition to our current charterers, BG Group and Gazprom. We expect that BG Group and Gazprom will further expand their LNG operations, and that their demand for additional LNG shipping capacity will also increase. While we cannot guarantee that BG Group and Gazprom will further expand their LNG operations or that they will use our services, we believe we are well positioned to support them in executing their growth plans if their demand for LNG carriers and services increases in the future. We intend to continue to adhere to the highest standards with regard to reliability, safety and operational excellence.

Borrowing Activities

For a complete description of our credit facilities and the financial and restrictive covenants contained therein, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Borrowing Activities.”

On October 25, 2013, we entered into a binding commitment letter with one of our lenders, an affiliate of Credit Suisse Securities (USA) LLC, or Credit Suisse, for a new $262.13 million senior secured credit facility, which we refer to as the New Senior Secured Revolving Credit Facility. A portion of the proceeds of the New Senior Secured Revolving Credit Facility, together with the net proceeds of this offering, will be used to repay all of our outstanding indebtedness under our existing credit facilities, certain of which contain provisions that prohibit us from paying distributions to our unitholders, effective upon the closing of this offering. The material terms of this new credit facility will permit, among other things, distributions to our unitholders and the other transactions contemplated herein and are more fully set forth under the heading Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities—New Senior Secured Revolving Credit Facility.”

We have guaranteed three credit agreements of our Sponsor, with outstanding borrowings of an aggregate of up to $795.9 million, which are secured by five of the Optional Vessels, the Yenisei River, the Lena River, the Clean Ocean, the Clean Planet and the Arctic Aurora. The guarantees have been provided through certain of our subsidiaries, including the subsidiaries that own the vessels comprising our Initial Fleet. On October 31, 2013 and November 1, 2013, our Sponsor entered into binding commitments with its lenders to amend these three credit agreements at or prior to the closing of this offering to, among other things, release us from our obligations as guarantor effective upon the closing of this offering. As a result of the amendment to these three credit agreements, effective as of the closing of this offering, we will be released from our obligations as guarantor under the loan agreements and will no longer guarantee any of our Sponsor’s debt. Please see Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Sponsor’s Credit Agreements.”

The consummation of this offering is contingent upon our entry into the definitive facility agreement and related security documents for the New Senior Secured Revolving Credit Facility and the amendment of our Sponsor’s three credit agreements to release us from the guarantees described above.

As of June 30, 2013, we were in breach of the minimum liquidity requirement relating to our $193 Million Ob River Credit Facility, which requires us to maintain minimum liquidity of $30 million, while we maintained $2.8 million in cash and cash equivalents. We were in compliance with the remaining financial and liquidity covenants in our loan agreements but we were not in compliance with certain restrictive covenants relating to our credit agreements, which are described under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities—Waivers, Consents and The Violation of Certain Covenants Under Our Credit Facilities.”

On July 19, 2013, one of our lenders declared an event of default under one of our credit facilities. On October 29, 2013, our lenders (i) provided us with their consent to issue guarantees under three of our Sponsor’s credit facilities and to repay the $140 Million Shareholder Loan, which we repaid in April 2012 prior to obtaining our lenders’ required consent, and (ii) waived their rights in respect of our non-compliance with the minimum liquidity requirement of $30.0 million contained in the $193 Million Ob River Facility until September 30, 2014, which are described in Note 7 of our audited consolidated financial statements included elsewhere in this prospectus. Following the receipt of the waivers and the consents described above, all of our debt is no longer considered callable by our lenders. Please see Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities—Waivers, Consents and The Violation of Certain Covenants Under Our Credit Facilities.”

Upon completion of this offering and the related transactions, we plan to fund the loan interest and scheduled loan repayments with cash expected to be generated from operations.

Formation Transactions

We were formed on May 30, 2013 as a Marshall Islands limited partnership to own, operate and acquire LNG carriers initially employed on multi-year charters. We own (i) a 100% limited partner interest in Dynagas Operating LP, (ii) the non-economic general partner interest in Dynagas Operating LP through our 100% ownership of its general partner, Dynagas Operating GP LLC and (iii) 100% of Dynagas Equity Holding Ltd. and its subsidiaries, which are the Sponsor Controlled Companies that own directly and indirectly the three vessels comprising our Initial Fleet.

On October 29, 2013, we acquired from our Sponsor the vessels in our Initial Fleet in exchange for 6,735,000 of our common units and 14,985,000 of our subordinated units, and on the same date, we issued to our General Partner, a company owned and controlled by our Sponsor, 30,000 General Partner Units (the General Partner Units, together with the issued common units and subordinated units represent all of the outstanding interests in us) and all of our incentive distribution rights, which will entitle our General Partner to increasing percentages of the cash we distribute in excess of $0.420 per unit per quarter.

In addition, at or prior to the closing of this offering, the following transactions will occur:

•	we will sell 8,250,000 common units to the public in this offering, representing a 27.5% limited partner interest in us;

•

our Sponsor will sell (i) 4,250,000 common units to the public in this offering, representing a 14.2% limited partner interest in us and (ii) an additional 1,875,000 common units if the underwriters exercise their over-allotment option; and

•

we expect to receive net proceeds of approximately $152.9 million from the sale of common units offered by this prospectus, assuming an initial public offering price of $20.00 per common unit, which is the mid-point of the price range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and paying estimated offering expenses. We intend to use the net proceeds from this offering, as follows:

•

Approximately $137.96 million to repay in full all of the outstanding indebtedness under our $193 million Ob River Credit Facility, which bears interest at LIBOR plus a margin and matures in July 2017;

•	Approximately $3.5 million to repay in part the outstanding indebtedness under our $128 Clean Force Credit Facility, which bears interest at LIBOR plus a margin and matures in April 2020; and

•	Approximately $11.39 million for general partnership purposes, including working capital.

We intend to use the proceeds from our New Senior Secured Revolving Credit Facility, as follows:

•

Approximately $129.0 million to repay in full all of the outstanding indebtedness under our $150 million Clean Energy Credit Facility, which bears interest at LIBOR plus a margin and matures in July 2017;

•

Approximately $75.6 million to repay in full all of the outstanding indebtedness under our $128 million Clean Force Credit Facility following the application of the use of proceeds of this offering, which bears interest at LIBOR plus a margin and matures in April 2020; and

•	Approximately $57.5 million will remain undrawn and available for vessel acquisitions.

See “Use of Proceeds.”

In addition, at or prior to the closing of this offering:

•	we will enter into the definitive facility agreement and related security documents for the New Senior Secured Revolving Credit Facility;

•	we will enter into a $30 million revolving credit facility with our Sponsor;

•	our Sponsor and its lenders will amend the three loan agreements secured by five of the Optional Vessels to release us from our obligations as guarantor; and

•	we will enter into an Omnibus Agreement with our Sponsor and our General Partner, governing, among other things:

•	to what extent we and our Sponsor may compete with each other;

•	our options to purchase from our Sponsor the Optional Vessels within 24 months after their respective deliveries from the shipyard;

•

certain rights of first offer on LNG carriers operating under charters with an initial term of four or more years as described under “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement”; and

•	our Sponsor’s provision of certain indemnities to us.

Our Corporate Structure

Dynagas LNG Partners LP was organized as a limited partnership in the Republic of the Marshall Islands on May 30, 2013, as a wholly-owned subsidiary of Dynagas Holding Ltd., our Sponsor. Upon the closing of this offering and the completion of the Formation Transactions described above, our Sponsor will own 16.6% of our outstanding common units and all of our outstanding subordinated units, assuming the underwriters do not exercise their over-allotment option.

Dynagas Operating LP, our wholly-owned subsidiary, owns a 100% interest in the Clean Energy, the Ob River and the Clean Force through intermediate holding companies.

The following diagram provides a summary of our corporate and ownership structure after giving effect to this offering, assuming no exercise of the underwriters’ over-allotment option.

Vessel Management

Our Manager provides us with commercial and technical management services for our Initial Fleet and certain corporate governance and administrative and support services, pursuant to three identical agreements with our three wholly-owned vessel owning subsidiaries, or the Management Agreements. Our Manager is wholly-owned by Mr. George Prokopiou and has been providing these services for the vessels in our Initial Fleet for over eight years. In addition, our Manager performs the commercial and technical management of each of the Optional Vessels, which also includes the supervision of the construction of these vessels. Through our Manager, we have had a presence in LNG shipping for over eight years, and during that time we believe our Manager has established a track record for efficient, safe and reliable operation of LNG carriers.

We pay our Manager a technical management fee of $2,500 per day for each vessel, pro-rated for the calendar days we own each vessel, for providing the relevant vessel owning subsidiaries with services, including engaging and providing qualified crews, maintaining the vessel, arranging supply of stores and equipment, arranging and supervising periodic dry-docking, cleaning and painting and ensuring compliance with applicable regulations, including licensing and certification requirements.

In addition, we pay our Manager a commercial management fee equal to 1.25% of the gross charter hire, ballast bonus which is the amount paid to the ship owner as compensation for all or a part of the cost of positioning the vessel to the port where the vessel will be delivered to the charterer, or other income earned during the course of the employment of our vessels, during the term of the management agreements, for providing the relevant vessel-owning subsidiary with services, including chartering, managing freight payment, monitoring voyage performance, and carrying out other necessary communications with the shippers, charterers and others.

Under the terms of the Management Agreements, we may terminate the Management Agreements upon written notice if our Manager fails to fulfill its obligations to us under the Management Agreements. The Management Agreements terminate automatically following a change of control in us. If the Management Agreements are terminated as a result of a change of control in us, then we will have to pay our Manager a termination penalty. For this purpose a change of control means (i) the acquisition of fifty percent or more by any individual, entity or group of the beneficial ownership or voting power of the outstanding shares of us or our vessel owning subsidiaries, (ii) the consummation of a reorganization, merger or consolidation of us and/or our vessel owning subsidiaries or the sale or other disposition of all or substantially all of our assets or those of our vessel owning subsidiaries and (iii) the approval of a complete liquidation or dissolution of us and/or our vessel owning subsidiaries. Additionally, the Management Agreements may be terminated by our Manager with immediate effect if, among other things, (i) we fail to meet our obligations and/or make due payments within ten business days from receipt of invoices, (ii) upon a sale or total loss of a vessel (with respect to that vessel), or (iii) if we file for bankruptcy.

We expect to pay an aggregate of approximately $2.8 million to our Manager in connection with the management of our Initial Fleet under the Management Agreements for the twelve months ending December 31, 2014.

In addition to such fees, we expect to pay for any capital expenditures, financial costs, operating expenses and any general and administrative expenses, including payments to third parties, in accordance with the Management Agreements.

The term of the Management Agreements with our Manager will expire on December 31, 2020, and will renew automatically for successive eight-year terms thereafter unless earlier terminated. The technical management fee of $2,500 per day for each vessel is fixed until December 31, 2013 and will thereafter increase annually by 3%, subject to further annual increases to reflect material unforeseen costs of providing the management services, by an amount to be agreed between us and our Manager, which amount will be reviewed and approved by our conflicts committee.

Pursuant to the terms of the Management Agreements, liability of our Manager to us is limited to instances of negligence, gross negligence or willful default on the part of our Manager. Further, we are required to indemnify our Manager for liabilities incurred by our Manager in performance of the Management Agreements, except in instances of negligence, gross negligence or willful default on the part of our Manager.

Additional LNG carriers that we acquire in the future may be managed by our Manager or other unaffiliated management companies.

Implications of Being an Emerging Growth Company

We had less than $1.0 billion in revenue during our last fiscal year, which means that we qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•

the ability to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement for our initial public offering;

•

exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting, for so long as a company qualifies as an “emerging growth company”;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and

•

exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to our auditor’s report in which the auditor would be required to provide additional information about the audit and our financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if, among other things, we have more than $1.0 billion in “total annual gross revenues” during the most recently completed fiscal year, we become a “large accelerated filer” with market capitalization of more than $700 million, or as of any date on which we have issued more than $1.0 billion in non-convertible debt over the three year period to such date. We may choose to take advantage of some, but not all, of these reduced burdens. For as long as we take advantage of the reduced reporting obligations, the information that we provide to our unitholders may be different from information provided by other public companies.

Summary of Conflicts of Interest and Fiduciary Duties

Our General Partner and our directors will have a legal duty to manage us in a manner beneficial to our unitholders, subject to the limitations described under “Conflicts of Interest and Fiduciary Duties.” This legal duty is commonly referred to as a “fiduciary duty.” Our directors also will have fiduciary duties to manage us in a manner beneficial to us, our General Partner and our limited partners. As a result of these relationships, conflicts of interest may arise between us and our unaffiliated limited partners on the one hand, and our Sponsor and its affiliates, including our General Partner, on the other hand. The resolution of these conflicts may not be in the best interest of us or our unitholders. In particular:

•

certain of our directors and officers may also serve as officers of our Sponsor or its affiliates and as such will have fiduciary duties to our Sponsor or its affiliates that may cause them to pursue business strategies that disproportionately benefit our Sponsor or its affiliates or which otherwise are not in the best interests of us or our unitholders;

•

our Partnership Agreement permits our General Partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our General Partner, which entitles our General Partner to consider only the interests and factors that it desires, and it has no duty or obligations to give any consideration to any interest of or factors affecting us, our affiliates or any unitholder; when acting in its individual capacity, our General Partner may act without any fiduciary obligation to us or the unitholders whatsoever;

•

our Sponsor and its affiliates may compete with us, subject to the restrictions contained in the Omnibus Agreement, which we will enter into with our Sponsor and our General Partner, and could own and operate LNG carriers under time charters that may compete with our vessels, including charters with an initial term of four or more years if we do not acquire such vessels when they are offered to us pursuant to the terms and conditions of the Omnibus Agreement;

•

any agreement between us, on the one hand, and our General Partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our General Partner and its affiliates in our favor;

•

borrowings by us and our affiliates may constitute a breach of any duty owed by our General Partner or our directors to our unitholders, including borrowings that have the purpose or effect of: (i) enabling our General Partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights or (ii) hastening the expiration of the subordination period;

•

our General Partner, as the holder of the incentive distribution rights, will have the right to reset the minimum quarterly distribution and the cash target distribution levels, upon which the incentive distributions payable to our General Partner would be based without the approval of unitholders or the conflicts committee of our board of directors at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters, and in connection with such resetting and the corresponding relinquishment by our General Partner of incentive distribution payments based on the cash target distribution levels prior to the reset, our General Partner would be entitled to receive a number of newly issued common units and General Partner Units based on a predetermined formula described under “How We Make Cash Distributions—General Partner’s Right to Reset Incentive Distribution Levels”; and

•

in connection with this offering, we will enter into agreements, and may enter into additional agreements, with our General Partner and our Sponsor and certain of its subsidiaries, relating to the purchase of additional vessels, the provision of certain services to us by our Manager and its affiliates and other matters. In the performance of their obligations under these agreements, our Sponsor and its subsidiaries, other than our General Partner, are not held to a fiduciary duty standard of care to us, our General Partner or our limited partners, but rather to the standard of care specified in these agreements.

For a more detailed description of our management structure, please see “Management—Directors and Senior Management” and “Certain Relationships and Related Party Transactions.”

Although a majority of our directors will over time be elected by our common unitholders, our General Partner will have influence on decisions made by our board of directors. Our board of directors will have a conflicts committee comprised of certain of our independent directors. Our board of directors may, but is not obligated to, seek approval of the conflicts committee for resolutions of conflicts of interest that may arise as a result of the relationships between our Sponsor and its affiliates, including our General Partner, on the one hand, and us and our unaffiliated limited partners, on the other. There can be no assurance that a conflict of interest will be resolved in favor of us.

Company Information

The address of our principal executive offices is 97 Poseidonos Avenue & 2 Foivis Street, Glyfada, 16674 Greece. Our telephone number at that address is 011 30 210 89 17 260. After the completion of this offering, we will maintain a website at www.dynagaspartners.com. Information contained on our website does not constitute part of this prospectus.

We own our vessels through separate wholly-owned subsidiaries that are incorporated in the Republic of the Marshall Islands, Republic of Liberia and the Island of Nevis.

Recent Developments

On October 29, 2013, we acquired from our Sponsor the vessels in our Initial Fleet in exchange for 6,735,000 of our common units and 14,985,000 of our subordinated units, and on the same date we issued to our General Partner, a company owned and controlled by our Sponsor, 30,000 General Partner Units (the General Partner Units, together with the issued common units and subordinated units represent all of the outstanding interests in us) and all of our incentive distribution rights, which will entitle our General Partner to increasing percentages of the cash we distribute in excess of $0.420 per unit per quarter.

On October 25, 2013, we entered into a binding commitment letter with one of our lenders, an affiliate of Credit Suisse, for a new $262.13 million senior secured credit facility, which we refer to as the New Senior Secured Revolving Credit Facility. A portion of the proceeds of the New Senior Secured Revolving Credit Facility, together with the net proceeds of this offering, will be used to repay all of our existing outstanding indebtedness effective upon the closing of this offering. Please see “Capitalization.” The material terms of this new credit facility will permit, among other things, distributions to our unitholders and the other transactions contemplated herein and are more fully set forth under the heading Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities—New Senior Secured Revolving Credit Facility.”

We have guaranteed three credit agreements of our Sponsor, with outstanding borrowings of an aggregate of up to $795.9 million, which are secured by five of the Optional Vessels, the Yenisei River, the Lena River, the Clean Ocean, the Clean Planet and the Arctic Aurora. The guarantees have been provided through certain of our subsidiaries, including the subsidiaries that own the vessels comprising our Initial Fleet. On October 31, 2013 and November 1, 2013, our Sponsor entered into binding commitments with its lenders to amend these three credit agreements at or prior to the closing of this offering to, among other things, release us from our obligations as guarantor effective upon the closing of this offering. As a result of the amendment to these three credit agreements, effective as of the closing of this offering, we will be released from our obligations as guarantor under the loan agreements and will no longer guarantee any of our Sponsor’s debt. Please see Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Sponsor’s Credit Agreements.”

The consummation of this offering is contingent upon our entry into the definitive facility agreement and related security documents for the New Senior Secured Revolving Credit Facility and the amendment of our Sponsor’s three credit agreements to release us from the guarantees described above.

On October 29, 2013, our lenders (i) provided us with their consent to issue guarantees under three of our Sponsor’s credit facilities and to repay the $140 Million Shareholder Loan, and (ii) waived their rights in respect of our non-compliance with the minimum liquidity requirement of $30.0 million contained in the $193 Million Ob River Facility until September 30, 2014, which are described in Note 7 of our audited consolidated financial statements included elsewhere in this prospectus. Following the receipt of the waivers and the consents described above, all of our debt is no longer considered callable by our lenders. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities—Waivers, Consents and The Violation of Certain Covenants Under Our Credit Facilities.”

THE OFFERING

Common units offered to the public by us	8,250,000 common units.

Common units offered to the public by the Sponsor	4,250,000 common units.

6,125,000 common units if the underwriters exercise their over-allotment option in full.

Common units and subordinated units outstanding immediately after this offering	14,985,000 common units and 14,985,000 subordinated units, representing a 49.95% and 49.95% limited partner interest in us, respectively.

Over-allotment option	Our Sponsor will grant the underwriters a 30-day option to purchase up to 1,875,000 additional common units to cover over-allotments, if any. The exercise of the underwriters’ option will not affect the total number of units outstanding or the amount of cash needed to pay the minimum quarterly distribution.

Sponsor	Dynagas Holding Ltd., our Sponsor, owned 100% of our common and subordinated units as of the date of this prospectus. Following the completion of this offering, our Sponsor will own approximately 16.6% of our outstanding common units and 100% of our outstanding subordinated units.

Use of proceeds from sale of common units offered to the public by us	We expect to receive net proceeds of approximately $152.9 million from the sale of common units offered by this prospectus, assuming an initial public offering price of $20.00 per common unit, which is the mid-point of the price range set forth on the cover of this prospectus and after deducting estimated underwriting discounts and commissions and paying estimated offering expenses. We intend to use the net proceeds from this offering, as follows:

•

Approximately $137.96 million to repay in full all of the outstanding indebtedness under our $193 million Ob River Credit Facility, which bears interest at LIBOR plus a margin and matures in July 2017;

•	Approximately $3.5 million to repay in part the outstanding indebtedness under our $128 Clean Force Credit Facility, which bears interest at LIBOR plus a margin and matures in April 2020; and

•	Approximately $11.39 million for general partnership purposes, including working capital.

We intend to use the proceeds from our New Senior Secured Revolving Credit Facility, as follows:

•

Approximately $129.0 million to repay in full all of the outstanding indebtedness under our $150 million Clean Energy Credit Facility, which bears interest at LIBOR plus a margin and matures in July 2017;

•

Approximately $75.6 million to repay in full all of the outstanding indebtedness under our $128 million Clean Force Credit Facility, following the application of the use of proceeds of this offering, which bears interest at LIBOR plus a margin and matures in April 2020; and

•	Approximately $57.5 million will remain undrawn and available for vessel acquisitions.

See “Use of Proceeds.”

Use of proceeds from sale of common units offered to the public by our Sponsor	Our Sponsor will receive $79.9 million in net proceeds from the sale of 4,250,000 common units offered by this prospectus to the public and if the underwriters’ exercise their over-allotment option in full, our Sponsor will receive an aggregate of $115.2 million in net proceeds. and we will not receive any proceeds from the sale of these common units. See “Use of Proceeds.”

Cash distributions	Following this offering, we intend to make minimum quarterly distributions of $0.365 per unit, or $1.46 per unit on an annualized basis, to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our General Partner. In general, we will pay any cash distributions we make each quarter in the following manner:

•	first, 99.9% to the holders of common units and 0.1% to our General Partner, until each common unit has received a minimum quarterly distribution of $0.365 plus any arrearages from prior quarters;

•	second, 99.9% to the holders of subordinated units and 0.1% to our General Partner, until each subordinated unit has received a minimum quarterly distribution of $0.365; and

•	third, 99.9% to all unitholders, pro rata, and 0.1% to our General Partner, until each unit has received an aggregate distribution of $0.420.

Within 45 days after the end of each fiscal quarter (beginning with the quarter ending December 31, 2013), we will distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of the offering through December 31, 2013 based on the actual length of the period. Our ability to pay our minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption “Our Cash Distribution Policy and Restrictions on Distributions.” If cash distributions to our unitholders exceed $0.420 per unit in a quarter, holders of our incentive distribution rights (initially, our General Partner) will receive increasing percentages, up to 49.9%, of the cash we distribute in excess of that amount. We refer to these distributions as “incentive distributions.” We must distribute all of our cash on hand at the end of each quarter, less, among other things, reserves established by our board of directors to provide for the proper conduct of our business, to comply with any applicable debt instruments or to provide funds for future distributions. We refer to this cash as “available cash,” which is defined in our Partnership Agreement attached hereto as Appendix A. The amount of available cash may be greater than or less than the aggregate amount of the minimum quarterly distribution to be distributed on all units.

We believe, based on the estimates contained in and the assumptions listed under “Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Cash Available for Distribution,” that we will have sufficient cash available for distribution to enable us to pay the minimum quarterly distribution of $0.365 on all of our common and subordinated units for each quarter through December 31, 2014. However, unanticipated events may occur which could adversely affect the actual results we achieve during the forecast period. Consequently, our actual results of operations, cash flows and financial condition during the forecast period may vary from the forecast, and such variations may be material. Prospective investors are cautioned to not place undue reliance on the forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition.

Dynagas LNG Partners LP is a holding company, and its ability to make cash distributions to its unitholders is limited by the distribution of funds from its subsidiaries and the covenants contained in its credit facilities. In addition, all of our credit agreements, other than the $150 Million Clean Energy Credit Facility, contain provisions that restrict our ability to declare and make distributions to our unitholders. On October 25, 2013, we entered into a binding commitment letter with one of our lenders, an affiliate of Credit Suisse, for a new $262.13 million senior secured credit facility to be entered at or prior to the closing of this offering to permit, among other things, distributions to the Company’s unitholders and the other transactions contemplated herein. A portion of the proceeds of this credit facility, together with the net proceeds of this offering, will be used to repay all of our existing outstanding indebtedness effective as of the closing of this offering. The material terms of the New Senior Secured Revolving Credit Facility are set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities—New Senior Secured Revolving Credit Facility.”

See “Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Cash Available for Distribution.”

Subordinated units	Our Sponsor will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period the subordinated units are entitled to receive the minimum quarterly distribution of $0.365 per unit only after the common units have received the minimum quarterly distribution and arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. The subordination period will end on the first business day after we have earned and paid in the applicable period at least $1.46 (the minimum quarterly distribution on an annualized basis) on each outstanding common and subordinated unit and the corresponding distribution on the General Partner’s 0.1% interest for any three consecutive four-quarter periods ending on or after December 31, 2016. For purposes of determining whether the subordination period will end, the three consecutive four-quarter periods for which the determination is being made may include one or more quarters with respect to which arrearages in the payment of the minimum quarterly distribution on the common units have accrued, provided that all such arrearages have been repaid prior to the end of each such four-quarter period. If the subordination period ends as a result of us having met the tests described above, all subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages. The subordination period will also end upon the removal of our General Partner other than for cause if the units held by our General Partner and its affiliates are not voted in favor of such removal. When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis and the common units will no longer be entitled to arrearages.

General Partner’s right to reset the target distribution levels	Our General Partner has the right, at a time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (49.9%) for each of the prior four consecutive fiscal quarters, to reset the initial cash target distribution levels at higher levels based on the distribution at the time of the exercise of the reset election. If our General Partner transfers all or a portion of the incentive distribution rights it holds in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. Following a reset election by our General Partner, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (we refer to such amount as the “reset minimum quarterly distribution amount”), and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution amount as our current target distribution levels.

In connection with resetting these target distribution levels, our General Partner will be entitled to receive a number of common units equal to that number of common units whose aggregate quarterly cash distributions equaled the average of the distributions to it on the incentive distribution rights in the prior two quarters. See “How We Make Cash Distributions—General Partner’s Right to Reset Incentive Distribution Levels.”

Issuance of additional units	We can issue an unlimited number of additional units, including units that are senior to the common units in rights of distribution, liquidation and voting, on the terms and conditions determined by our board of directors, without the consent of our unitholders.

See “Units Eligible for Future Sale” and “The Partnership Agreement—Issuance of Additional Securities.”

Board of Directors	Upon the closing of this offering, our board of directors will consist of five members appointed by our General Partner. We will hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Our General Partner has the right to appoint two of the five members of our board of directors who will serve as directors for terms determined by our General Partner. At our first annual meeting in 2014, the common unitholders will elect three of our directors. The three directors will be nominated by our General Partner. The three directors elected by our common unitholders at our 2014 annual meeting will be divided into three classes to be elected by our common unitholders annually on a staggered basis to serve for three-year terms. Initially, the majority of our directors will be non-United States citizens or residents. Directors elected by our common unitholders will be nominated by the board of directors or by any limited partner or group of limited partners that holds at least 15% of the outstanding common units. See “Management—Management of Dynagas LNG Partners LP.”

Voting Rights

Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. However, to preserve our ability to be exempt from U.S. federal income tax under Section 883 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, if at any time, any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board of directors), determining the presence of a quorum or for other similar purposes under our Partnership Agreement, unless otherwise required by law. The voting rights of any such unitholders in excess of 4.9% will effectively be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our General Partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors.

You will have no right to elect our General Partner on an annual or other continuing basis. Our General Partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding common and subordinated units, including any common and subordinated units owned by our General Partner and its affiliates, voting together as a single class. Upon consummation of this offering, our Sponsor will own 16.6% of our common units and all of our subordinated units, representing 58.3% of the outstanding common and subordinated units. If the underwriters’ over-allotment option is exercised in full, our Sponsor will own 610,000 of our common units and all of our subordinated units, representing 52.0% of the outstanding common and subordinated units. As a result, you will initially be unable to remove our General Partner without our Sponsor’s consent because it will own sufficient units upon completion of this offering to be able to prevent the General Partner’s removal.

See “The Partnership Agreement—Voting Rights.”

Limited call right	If at any time our General Partner and its affiliates own more than 80% of the outstanding common units, our General Partner has the right, but not the obligation, to purchase all, but not less than all, of the remaining common units at a price equal to the greater of (x) the average of the daily closing prices of the common units over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by our General Partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. Our Sponsor is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right.

Material U.S. Federal Income Tax Considerations

Although we are organized as a partnership, we have elected to be treated as a corporation solely for U.S. federal income tax purposes. Consequently, all or a portion of the distributions you receive from us will constitute dividends for such purposes. The remaining portion of such distributions will be treated first as a non-taxable return of capital to the extent of your tax basis in your common units and, thereafter, as capital gain. We estimate that if you hold the common units that you purchase in this offering through the period ending December 31, 2016, the distributions you receive, on a cumulative basis, that will constitute dividends for U.S. federal income tax purposes will be approximately 100% of the total cash distributions received during that period. See “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Ratio of Dividend Income to Distributions” for the basis for this estimate. For a discussion of material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, see “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders” and for a discussion of material U.S. federal income tax consequences that may be relevant to prospective unitholders who are non-U.S. citizens or residents, see “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Non-U.S. Holders.” Please also see “Risk Factors—Tax Risks.”

Exchange listing	We have applied to have our common units approved for listing on the Nasdaq Global Select Market under the symbol “DLNG.”

Risk factors	Investing in our common units involves substantial risks. You should carefully consider all the information in this prospectus prior to investing in our common units. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 28.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

We were formed on May 30, 2013 by our Sponsor as a new LNG carrier subsidiary focused on owning and operating LNG carriers that are employed on multi-year time charters with international energy companies. On October 29, 2013, we acquired from our Sponsor its subsidiaries that have interests in the LNG carriers in our Initial Fleet, or the Sponsor Controlled Companies. In addition, prior to the completion of this offering, we will complete a series of formation transactions that are described in the section of the prospectus entitled “Summary—Formation Transactions.” Our business will be a direct continuation of the Sponsor Controlled Companies. We do not intend to engage in any business or other activities prior to the closing of the offering, except in connection with our formation. The Sponsor Controlled Companies are limited to entities that are under the control of our Sponsor and its affiliates, and, as such, this acquisition was accounted for as a transaction between entities under common control. As a result, the financial statements of the Sponsor Controlled Companies and us from May 30, 2013 (the date of our inception) have been presented using combined historical carrying costs of the assets and liabilities of the Sponsor Controlled Companies, and present the consolidated financial position and results of operations as if Dynagas Partners and the Sponsor Controlled Companies were consolidated for all periods presented.

The following table summarizes our summary historical consolidated financial and other operating data at the dates and for the periods indicated. The summary historical consolidated financial data in the table as of December 31, 2012 and 2011 and for the years then ended is derived from our audited consolidated financial statements for 2012 and 2011 included elsewhere in this prospectus, which have been prepared in accordance with U.S. GAAP. Our summary historical consolidated financial data presented below as of and for the six months ended June 30, 2013 and 2012 has been prepared on the same basis as our audited consolidated financial statements, are derived from our unaudited interim condensed consolidated financial statements included herein and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation thereof. Our interim results are not necessarily indicative of our results for the entire year or for any future periods. The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Our financial position, results of operations and cash flows could differ from those that would have resulted if we operated autonomously or as an entity independent of our Sponsor in the periods for which historical financial data are presented below, and such data may not be indicative of our future operating results or financial performance.

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011
	(dollars in thousands)
Income Statement Data
Voyage revenues	$42,444	$37,105	$77,498	$52,547

Voyage expenses(1)	(832)	(1,928)	(3,468)	(1,353)
Vessel operating expenses	(6,232)	(7,376)	(15,722)	(11,350)
General and administrative expenses	(21)	—	(278)	(54)
Management fees	(1,358)	(1,328)	(2,638)	(2,529)
Depreciation	(6,733)	(6,771)	(13,616)	(13,579)
Dry-docking and special survey costs	—	(719)	(2,109)	—

Operating income	27,268	18,983	39,667	23,682

Interest income	—	1	1	4
Interest and finance costs	(4,591)	(4,452)	(9,576)	(3,977)
Loss on derivative financial instruments	—	(138)	(196)	(824)
Other, net	51	(1)	(60)	(65)

Net Income	$22,728	$14,393	$29,836	$18,820

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011
	(dollars in thousands except fleet data and average daily data)
Balance Sheet Data (as revised):
Total current assets	$5,069		$8,981	$3,453
Vessels, net	460,021		466,754	480,370
Total assets	468,332		476,275	484,363
Total current liabilities	368,069		398,434	439,024
Total Long Term Debt and stockholders’ loan, including current portion	359,045		380,715	402,189
Total partners’ equity	97,903		75,175	45,339
Cash Flow Data (as revised):
Net cash provided by operating activities	$17,728	$2,988	$27,902	$28,974
Net cash used in financing activities	(17,728)	(2,988)	(27,902)	(28,974)
Fleet Data:
Number of vessels at the end of the year	3	3	3	3
Average number of vessels in operation(2)	3	3	3	3
Average age of vessels in operation at end of period (years)	5.9	4.9	5.4	4.4
Available days(3)	543	530	1,056	1,095
Time Charter Equivalent(4)	$76,633	$66,372	$70,104	$46,753
Fleet utilization(5)	100.0%	99.0%	99.5%	99.5%
Other Financial Data:
Adjusted EBITDA(6)	$34,052	$25,753	$53,223	$37,196

(1)	Voyage expenses include commissions of 1.25% paid to our Manager and third party ship brokers.
(2)	Represents the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in the period.
(3)	Available days are the total number of calendar days our vessels were in our possession during a period, less the total number of scheduled off-hire days during the period associated with major repairs, or dry-dockings.’

(4)	Time charter equivalent rates, or TCE rates, is a measure of the average daily revenue performance of a vessel. For time charters, this is calculated by dividing total voyage revenues, less any voyage expenses, by the number of Available days during that period. Under a time charter, the charterer pays substantially all of the vessel voyage related expenses. However, we may incur voyage related expenses when positioning or repositioning vessels before or after the period of a time charter, during periods of commercial waiting time or while off-hire during dry-docking or due to other unforeseen circumstances. The TCE rate is not a measure of financial performance under U.S. GAAP (non-GAAP measure), and should not be considered as an alternative to voyage revenues, the most directly comparable GAAP measure, or any other measure of financial performance presented in accordance with U.S. GAAP. However, TCE rate is a standard shipping industry performance measure used primarily to compare period-to-period changes in a company’s performance and assists our management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance. Our calculation of TCE rates may not be comparable to that reported by other companies. The following table reflects the calculation of our TCE rates for the six month periods ended June 30, 2013 and 2012 and the years ended December 31, 2012 and 2011 (amounts in thousands of U.S. dollars, except for TCE rates, which are expressed in U.S. dollars and Available days):

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011
	(dollars in thousands, except average daily TCE)
Voyage revenues	$42,444	37,105	$77,498	$52,547

Voyage expenses	(832)	(1,928)	(3,468)	(1,353)
Time charter equivalent revenues	$41,612	$35,177	$74,030	$51,194

Total Available days	543	530	1,056	1,095
Time charter equivalent (TCE) rate	76,633	66,372	70,104	46,753

(5)	We calculate fleet utilization by dividing the number of our revenue earning days, which are the total number of Available Days of our vessels net of unscheduled off-hire days, during a period, by the number of our Available days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons such as unscheduled repairs but excluding scheduled off-hires for vessel upgrades, dry-dockings or special or intermediate surveys.
(6)	Adjusted EBITDA is defined as earnings before interest and finance costs, net of interest income, gains/losses on derivative financial instruments, taxes (when incurred), depreciation and amortization (when incurred). Adjusted EBITDA is used as a supplemental financial measure by management and external users of financial statements, such as our investors, to assess our liquidity and our operating performance. We believe that Adjusted EBITDA assists our management and investors by providing useful information that increases the comparability of our performance operating from period to period and against the operating performance of other companies in our industry that provide Adjusted EBITDA information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest, other financial items, depreciation and amortization and taxes, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including Adjusted EBITDA as a measure of operating performance benefits investors in (a) selecting between investing in us and other investment alternatives and (b) monitoring our ongoing financial and operational strength in assessing whether to continue to hold common units.

Adjusted EBITDA is not a measure of financial performance under U.S. GAAP, does not represent and should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and these measures may vary among other companies. Therefore, Adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following table reconciles Adjusted EBITDA to net income (loss), the most directly comparable U.S. GAAP financial measures, for the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011
	(dollars in thousands)

Reconciliation to Net Income
Net Income	$22,728	$14,393	$29,836	$18,820
Net interest expense (including loss from derivative instruments)	4,591	4,589	9,771	4,797
Depreciation	6,733	6,771	13,616	13,579

Adjusted EBITDA	$34,052	$25,753	$53,223	$37,196

FORWARD-LOOKING STATEMENTS

Statements included in this prospectus which are not historical facts (including our financial forecast and any other statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Our disclosure and analysis in this prospectus pertaining to our operations, cash flows and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “may,” “should” and similar expressions are forward-looking statements.

All statements in this prospectus that are not statements of either historical or current facts are forward-looking statements.

Forward-looking statements appear in a number of places and include statements with respect to, among other things:

•	statements about LNG market trends, including charter rates, factors affecting supply and demand, and opportunities for the profitable operations of LNG carriers;

•	the effect of the worldwide economic slowdown;

•	turmoil in the global financial markets;

•	fluctuations in currencies and interest rates;

•	general market conditions, including fluctuations in charter hire rates and vessel values;

•	changes in our operating expenses, including dry-docking and insurance costs and bunker prices;

•	forecasts of our ability to make cash distributions on our units and the amount of any borrowings that may be necessary to make such distributions;

•	our future financial condition or results of operations and our future revenues and expenses;

•	the repayment of debt;

•	the anticipated taxation of our Company and distributions to our unitholders;

•	our anticipated growth strategies;

•	our ability to make additional borrowings and to access public equity and debt capital markets;

•	our ability to compete successfully for future chartering and newbuild opportunities;

•	planned capital expenditures and availability of capital resources to fund capital expenditures;

•	our ability to maintain long-term relationships with major LNG traders;

•	our ability to leverage our Sponsor’s and our Manager’s relationships and reputation in the shipping industry;

•	our ability to purchase vessels from our Sponsor in the future, including the seven newbuilding LNG carriers for which we have rights to purchase;

•	our continued ability to enter into multi-year time charters;

•	our ability to maximize the use of our vessels, including the re-deployment or disposition of vessels no longer under time charter; and

•	timely purchases and deliveries of newbuilding vessels.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should consider carefully the following risk factors, as well as the other information contained in this prospectus, before making an investment in our common units. Any of the risk factors described below could significantly and negatively affect our business, financial condition or operating results, which may reduce our ability to pay dividends and lower the trading price of our common units. You may lose part or all of your investment.

Risks Relating to Our Company

Our Initial Fleet consists of only three LNG carriers. Any limitation in the availability or operation of these vessels could have a material adverse effect on our business, results of operations and financial condition and could significantly reduce or eliminate our ability to pay the minimum quarterly distribution on our common units and subordinated units.

Our Initial Fleet consists of only three LNG carriers. If any of our vessels are unable to generate revenues as a result of off-hire time, early termination of the applicable time charter or otherwise, our business, results of operations financial condition and ability to make minimum quarterly distributions to unitholders could be materially adversely affected.

We currently derive all our revenue and cash flow from two charterers and the loss of either of these charterers could cause us to suffer losses or otherwise adversely affect our business.

We currently derive all of our revenue and cash flow from two charterers, BG Group and Gazprom. For the year ended December 31, 2012, BG Group accounted for 58%, Qatar Gas accounted for 26% and Gazprom accounted for 16% of our total revenue. For the year ended December 31, 2011, BG Group accounted for 33%, Qatar Gas accounted for 37% and Gazprom accounted for 30% of our total revenue. All of the charters for our Initial Fleet have fixed terms, but may be terminated early due to certain events, such as a charterer’s failure to make charter payments to us because of financial inability, disagreements with us or otherwise. The ability of each of our counterparties to perform its obligations under a charter with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the LNG shipping industry, prevailing prices for natural gas and the overall financial condition of the counterparty. Should a counterparty fail to honor its obligations under an agreement with us, we may be unable to realize revenue under that charter and could sustain losses, which could have a material adverse effect on our business, financial condition, results of operations and ability to pay minimum quarterly distribution to our unitholders.

In addition, a charterer may exercise its right to terminate the charter if, among other things:

•	the vessel suffers a total loss or is damaged beyond repair;

•	we default on our obligations under the charter, including prolonged periods of vessel off-hire;

•	war or hostilities significantly disrupt the free trade of the vessel;

•	the vessel is requisitioned by any governmental authority; or

•	a prolonged force majeure event occurs, such as war or political unrest, which prevents the chartering of the vessel.

In addition, the charter payments we receive may be reduced if the vessel does not perform according to certain contractual specifications. For example, charter hire may be reduced if the average vessel speed falls below the speed we have guaranteed or if the amount of fuel consumed to power the vessel exceeds the guaranteed amount.

If any of our charters are terminated, we may be unable to re-deploy the related vessel on terms as favorable to us as our current charters, or at all. If we are unable to re-deploy a vessel for which the charter has been terminated, we will not receive any revenues from that vessel, and we may be required to pay ongoing expenses necessary to maintain the vessel in proper operating condition. Any of these factors may decrease our revenue and cash flows. Further, the loss of any of our charterers, charters or vessels, or a decline in charter hire under any of our charters, could have a material adverse effect on our business, results of operations, financial condition and ability to make minimum quarterly distributions to our unitholders.

We are subject to certain risks with respect to our contractual counterparties, and failure of such counterparties to perform their obligations under such contracts could cause us to sustain significant losses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have entered into, and may enter in the future, contracts, charters, conversion contracts with shipyards, credit facilities with banks, interest rate swaps, foreign currency swaps and equity swaps. Such agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions and the overall financial condition of the counterparty. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be unable to pay the minimum quarterly distribution on our common units and subordinated units.

Our initial policy is to make minimum quarterly distributions to our unitholders of $0.365 per unit in February, May, August, and November, or $1.46 per unit per year. The amount of cash available for distribution, if any, will principally depend upon the amount of cash we generate from our operations, which may fluctuate from quarter to quarter based on the risks described in this section, including, among other things:

•	the rates we obtain from our charters; and

•	the level of our operating and other costs and expenses, such as the cost of crews and insurance.

In addition, the actual amount of cash we will have available for distribution to our unitholders will depend on other factors, including:

•	the level of capital expenditures we make, including for maintaining or replacing vessels, constructing new vessels, acquiring existing vessels and complying with regulations;

•	the number of unscheduled off-hire days for our fleet and the timing of, and number of days required for, scheduled dry-docking of our vessels;

•	our debt service requirements and restrictions on distributions contained in our debt instruments;

•	the level of debt we will incur if we exercise our right to purchase each of the Optional Vessels from our Sponsor;

•	fluctuations in interest rates;

•	fluctuations in our working capital needs;

•	variable tax rates; and

•	currency exchange rate fluctuations.

In addition, each quarter we will be required to deduct estimated maintenance and replacement capital expenditures from operating surplus, which may result in less cash available to unitholders than if actual maintenance and replacement capital expenditures were deducted. Our ability to pay distributions will also be limited to the extent that we have sufficient cash after establishment of cash reserves and payments to our General Partner.

The amount of cash we will generate from our operations may differ materially from our profit or loss for the period, which will be affected by non-cash items. As a result of this and the other factors mentioned above, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record profits.

Dynagas LNG Partners LP is a holding company, and its ability to make cash distributions to its unitholders is limited by the distribution of funds from its subsidiaries and the covenants contained in its credit facilities. In addition, all of our credit agreements, other than the $150 Million Clean Energy Credit Facility, also contain provisions that restrict our ability to declare and make distributions to our unitholders. On October 25, 2013, we entered into a binding committment letter with one of our lenders, an affiliate of Credit Suisse, for a new $262.13 million senior secured credit facility to be entered at or prior to the closing of this offering to permit, among other things, distributions to the Company’s unitholders and the other transactions contemplated herein. A portion of the proceeds of this credit facility, together with the net proceeds of this offering, will be used to repay all of our existing outstanding indebtedness effective as of the closing of this offering. The material terms of the New Senior Secured Revolving Credit Facility are set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities—New Senior Secured Revolving Credit Facility.”

Our growth depends on our ability to expand relationships with existing charterers and obtain new charterers, for which we will face substantial competition.

The process of obtaining new time charters is highly competitive and generally involves intensive screening and competitive bidding, and often extends for several months. LNG carrier time charters are generally awarded based upon a variety of factors relating to the vessel operator, including but not limited to:

•	LNG shipping experience and quality of vessels;

•	shipping industry relationships and reputation for customer service and safety;

•	technical ability and reputation for operating highly specialized vessels;

•	quality and experience of seafaring crew;

•	the ability to finance LNG carriers at competitive rates, and financial stability generally;

•

construction management experience, including, (i) relationships with shipyards and the ability to obtain suitable berths; and (ii) the ability to obtain on-time delivery of new LNG carriers according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.

We expect substantial competition for providing marine transportation services for potential LNG projects from a number of experienced companies, including state-sponsored entities and major energy companies. Many of these competitors have significantly greater financial resources and larger and more versatile fleets than we do. We anticipate that an increasing number of marine transportation companies, including many with strong reputations and extensive resources and experience, will enter the LNG transportation market. This increased competition may cause greater price competition for time charters. As a result of these factors, we may be unable to expand our relationships with existing customers or obtain new customers on a profitable basis, if at all, which could have a material adverse effect on our business, results of operations, financial condition and ability to make minimum quarterly distributions to our unitholders.

The amount of our debt could limit our liquidity and flexibility in obtaining additional financing and in pursuing other business opportunities.

As of October 28, 2013 and December 31, 2012, we had $346.1 million and $380.7 million, respectively, in gross principal amount of interest bearing debt. In connection with this offering we will enter into the New Senior Secured Revolving Credit Facility for $262.13 million, of which $204.6 million will be used to repay our existing indebtedness. In addition, prior to the closing of this offering we plan to enter into a $30.0 million revolving credit facility with our Sponsor. We expect that a large portion of our cash flow from operations will be used to repay the principal and interest on our debt.

Our current indebtedness and future indebtedness that we may incur could affect our future operations, as a portion of our cash flow from operations will be dedicated to the payment of interest and principal on such debt and will not be available for other purposes. Covenants contained in our debt agreements may affect our flexibility in planning for, and reacting to, changes in our business or economic conditions, limit our ability to dispose of assets or place restrictions on the use of proceeds from such dispositions, withstand current or future economic or industry downturns and compete with others in our industry for strategic opportunities, and limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes and our ability to make minimum quarterly distributions to our unitholders.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing or eliminating distributions to our unitholders, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

We may be unable to comply with covenants in our credit facilities or any future financial obligations that impose operating and financial restrictions on us.

Certain of our existing and future credit facilities, which are secured by mortgages on our vessels, impose and will impose certain operating and financial restrictions on us, mainly to ensure that the market value of the mortgaged vessel under the applicable credit facility does not fall below a certain percentage of the outstanding amount of the loan, which we refer to as the asset coverage ratio and interest coverage ratio. In addition, certain of our credit facilities require us to satisfy certain other financial covenants, including maintenance of minimum cash liquidity levels.

The operating and financial restrictions contained in our credit facilities prohibit or otherwise limit our ability to, among other things:

•	obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes on favorable terms, or at all;

•	make distributions to unitholders or pay dividends to shareholders, as applicable;

•	incur additional indebtedness, create liens or issue guarantees;

•	charter our vessels or change the terms of our existing charter agreements;

•	sell, transfer or lease our assets or vessels or the shares of our vessel-owning subsidiaries;

•	make investments and capital expenditures;

•	reduce our share capital; and

•	undergo a change in ownership or Manager.

In addition, one of our credit facilities contains a cross-default provision that may be triggered by a default under one of our other credit facilities. A cross-default provision means that a default on one loan would result in a default on certain other loans.

We were not in compliance with the following restrictive and financial covenants in our credit facilities as of June 30, 2013 and December 31, 2012. On October 29, 2013, our lenders (i) provided us with their consent to issue guarantees under three of our Sponsor’s credit facilities and to repay the $140 Million Shareholder Loan, and (ii) waived their rights in respect of our non-compliance with the minimum liquidity requirement of $30.0 million contained in the $193 Million Ob River Facility until September 30, 2014, which are described in Note 7 of our audited consolidated financial statements included elsewhere in this prospectus. Following the receipt of the waivers and the consents described above, all of our debt is no longer considered callable by our lenders. Please see Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities—Waiver Agreements and The Violation of Certain Covenants Under Certain of Our Credit Facilities.”

$128 Million Clean Force Credit Facility

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Restriction on the Provision of Guarantees. We are prohibited from issuing any guarantees for the obligations of any person without the prior written consent of our lender. In September 2012 and June 2013 without obtaining the required lender consent, we, through certain of our subsidiaries, provided guarantees on three loans of our Sponsor, with outstanding borrowings of an aggregate of up to $795.9 million, which are secured by five of the Optional Vessels, the Yenisei River, the Lena River, the Clean Ocean, the Clean Planet and the Arctic Aurora.

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Restriction on Repayment of Shareholder Loans. We are prohibited from repaying any shareholder loans without the prior written consent of our lender. In April 2012, without obtaining the necessary lender consent, we repaid in full the then outstanding balance of our $140 Million Shareholder Loan using a portion of the proceeds we received from refinancing the Clean Energy and the Ob River, which resulted in a breach of this covenant as of December 31, 2012.

$150 Million Clean Energy Credit Facility

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Restriction on the Provision of Guarantees. We are prohibited from issuing any guarantees for the obligations of any person without the prior written consent of our lender. In September 2012 and June 2013 without obtaining the required lender consent, we, through certain of our subsidiaries, provided guarantees on three loans of our Sponsor, with outstanding borrowings of an aggregate of up to $795.9 million, which are secured by five of the Optional Vessels, the Yenisei River, the Lena River, the Clean Ocean, the Clean Planet and the Arctic Aurora.

$193 Million Ob River Credit Facility

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Minimum Liquidity. We are required to maintain minimum liquidity of $30 million. As of June 30, 2013 and December 31, 2012, we had $2.8 million and $6.8 million in cash and cash equivalents, respectively.

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Restriction on Repayment of Shareholder Loans. We are prohibited from repaying any shareholder loans without the prior written consent of our lender. In April 2012, without obtaining the necessary lender consent, we repaid in full the then outstanding balance of our $140 Million Shareholder Loan using a portion of the proceeds we received from refinancing the Clean Energy and the Ob River, which resulted in a breach of this covenant as of December 31, 2012.

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Restriction on the Provision of Guarantees. We are prohibited from issuing any guarantees for the obligations of any person without the prior written consent of our lender. In September 2012 and June 2013 without obtaining the necessary lender consent, we, through certain of our subsidiaries, provided guarantees on three loans of our Sponsor, with outstanding borrowings of an aggregate of up to $795.9 million, which are secured by five of the Optional Vessels, the Yenisei River, the Lena River, the Clean Ocean, the Clean Planet and the Arctic Aurora.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

On October 25, 2013, we entered into a binding commitment letter with one of our lenders, an affiliate of Credit Suisse, for a new $262.13 million senior secured credit facility, which we refer to as the New Senior Secured Revolving Credit Facility. A portion of the proceeds of the New Senior Secured Revolving Credit Facility, together with the net proceeds of this offering, will be used to repay all of our existing outstanding indebtedness effective upon the closing of this offering. The material terms of this new credit facility will permit, among other things, distributions to our unitholders and the other transactions contemplated herein and are more fully set forth under the heading Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities—New Senior Secured Revolving Credit Facility.”

As described above, we have guaranteed three credit agreements of our Sponsor, with outstanding borrowings of an aggregate of up to $795.9 million, which are secured by five of the Optional Vessels, the Yenisei River, the Lena River, the Clean Ocean, the Clean Planet and the Arctic Aurora. The guarantees have been provided through certain of our subsidiaries, including the subsidiaries that own the vessels comprising our Initial Fleet. On October 31, 2013 and November 1, 2013, our Sponsor entered into binding commitments with its lenders to amend these three credit agreements at or prior to the closing of this offering to, among other things, release us from our obligations as guarantor effective upon the closing of this offering. As a result of the amendment to these three credit agreements, effective as of the closing of this offering, we will be released from our obligations as guarantor under the loan agreements and will no longer guarantee any of our Sponsor’s debt. Please see Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Sponsor’s Credit Agreements.”

The consummation of this offering is contingent upon our entry into the definitive facility agreement and related security documents for the New Senior Secured Revolving Credit Facility and the amendment of our Sponsor’s three credit agreements to release us from the guarantees described above.

As described above, as of June 30, 2013, we were in breach of the minimum liquidity requirement relating to our $193 Million Ob River Credit Facility, which requires us to maintain minimum liquidity of $30 million, while we maintained $2.8 million in cash and cash equivalents. We were in compliance with the remaining financial and liquidity covenants in our loan agreements but we were not in compliance with certain restrictive covenants relating to our credit agreements. On July 19, 2013, one of our lenders declared an event of default under one of our credit facilities. On October 29, 2013, our lenders (i) provided us with their consent to issue guarantees under three of our Sponsor’s credit facilities and to repay the $140 Million Shareholder Loan, and (ii) waived their rights in respect of our non-compliance with the minimum liquidity requirement of $30.0 million contained in the $193 Million Ob River Facility until September 30, 2014, which are described in Note 7 of our audited consolidated financial statements included elsewhere in this prospectus. Following the receipt of the waivers and the consents described above, all of our debt is no longer considered callable by our lenders. Please see Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities—Waivers, Consents and The Violation of Certain Covenants Under Our Credit Facilities.”

A violation of any of the financial covenants contained in our credit facilities described above constitutes an event of default under our credit facilities, which, unless cured under the applicable credit facility, if applicable, or waived or modified by our lenders, provides our lenders with the right to, among other things, require us to post additional collateral, enhance our equity and liquidity, increase our interest payments, pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, reclassify our indebtedness as current liabilities and accelerate our indebtedness and foreclose their liens on our vessels and the other assets securing the credit facilities, which would impair our ability to continue to conduct our business.

In addition, under the terms of our credit facilities, we may be prohibited from making cash distributions to our unitholders. See “Our Cash Distribution Policy and Restrictions on Distributions.”

For more information, please see “Prospectus Summary—Recent Developments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

We were in breach of certain financial and other covenants in our loan agreements, and as a result, our independent registered public accounting firm expressed substantial doubt about our ability to continue as a going concern.

As of June 30, 2013 and December 31, 2012, we were not in compliance with certain restrictive and financial covenants contained in our credit facilities. As a result, our independent registered public accounting firm in its initial report expressed substantial doubt about our ability to continue as a going concern and included an explanatory paragraph in its report relating to our audited financial statements for the year ended December 31, 2012. On October 29, 2013, our lenders waived and consented to our non-compliance with these covenants, and as a result, our independent registered public accounting firm re-issued their report on October 29, 2013 (that was included in Amendment No. 1 to our registration statement that was filed with the SEC on the same date), which stated that the conditions that existed at the time of their initial report, which raised substantial doubt as to whether we will continue as a going concern, no longer exist. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Waivers, Consents and the Violation of Certain Covenants under our Credit Facilities.”

Our Sponsor may be unable to service its debt requirements and comply with the provisions contained in the credit agreements secured by the Optional Vessels. If our Sponsor fails to perform its obligations under its loan agreements, our business and expected plans for growth may be materially affected.

Our Sponsor may be unable to service its debt requirements and comply with the provisions contained in the credit agreements secured by the Optional Vessels. Failure on behalf of our Sponsor to perform its obligations under its credit agreements, including paying scheduled installments and complying with certain covenants, may constitute an event of default under these secured loan agreements. If an event of default occurs under these loan agreements, our Sponsor’s lenders could accelerate the outstanding loans and declare all amounts borrowed due and payable. In this case, if our Sponsor is unable to obtain a waiver or amendment or does not otherwise have enough cash on hand to repay the outstanding borrowings, its lenders may, among other things, foreclose their liens on the Optional Vessels. In this case, we may not be able to exercise our rights under the Omnibus Agreement to acquire the Optional Vessels, which would likely have a material adverse effect on our business and our expected plans for growth.

In addition, since our Sponsor is a private company and there is little or no publicly available information about it, we or an investor could have little advance warning of potential financial or other problems that might affect our Sponsor that could have a material adverse effect on us.

We are dependent on our affiliated Manager for the management of our fleet.

We have entered into Management Agreements with our affiliated Manager for the commercial and technical management of our fleet, including crewing, maintenance and repair. The loss of our Manager’s services or its failure to perform its obligations to us could materially and adversely affect the results of our operations. In addition, our Manager provides us with significant management, administrative, financial and other support services. Our operational success and ability to execute our growth strategy will depend significantly upon the satisfactory performance of these services. Our business will be harmed if our Manager fails to perform these services satisfactorily, if they cancel their agreements with us or if they stop providing these services to us.

Our Sponsor, our General Partner and their respective affiliates own a controlling interest in us and have conflicts of interest and limited duties to us and our common unitholders, which may permit them to favor their own interests to your detriment.

Members of the Prokopiou Family control our Sponsor, our Manager and our General Partner. Upon completion of this offering, our Sponsor will own 2,485,000 of our common units and all of our subordinated units, representing 58.3% of the outstanding common and subordinated units in aggregate, and our General Partner will own a 0.1% General Partner interest in us and 100% of our incentive distribution rights, assuming the underwriters’ over-allotment option is not exercised, and therefore may have considerable influence over our actions. The interests of our Sponsor and the members of the Prokopiou family may be different from your interests and the relationships described above could create conflicts of interest. We cannot assure you that any conflicts of interest will be resolved in your favor.

Conflicts of interest may arise between our Sponsor and its affiliates on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our Sponsor and its affiliates may favor their own interests over the interests of our unitholders. Although a majority of our directors will over time be elected by our common unitholders, our General Partner will have influence on decisions made by our board of directors. Our board of directors will have a conflicts committee comprised of independent directors. Our board of directors may, but is not obligated to, seek approval of the conflicts committee for resolutions of conflicts of interest that may arise as a result of the relationships between our Sponsor and its affiliates, on the one hand, and us and our unaffiliated limited partners, on the other. There can be no assurance that a conflict of interest will be resolved in favor of us.

These conflicts include, among others, the following situations:

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neither our Partnership Agreement nor any other agreement requires our Sponsor or our General Partner or their respective affiliates to pursue a business strategy that favors us or utilizes our assets, and their officers and directors have a fiduciary duty to make decisions in the best interests of their respective shareholders, which may be contrary to our interests;

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our Partnership Agreement provides that our General Partner may make determinations or take or decline to take actions without regard to our or our unitholders’ interests. Specifically, our General Partner may exercise its call right, pre-emptive rights, registration rights or right to make a determination to receive common units in exchange for resetting the target distribution levels related to the incentive distribution rights, consent or withhold consent to any merger or consolidation of the company, appoint any directors or vote for the election of any director, vote or refrain from voting on amendments to our Partnership Agreement that require a vote of the outstanding units, voluntarily withdraw from the company, transfer (to the extent permitted under our Partnership Agreement) or refrain from transferring its units, the General Partner interest or incentive distribution rights or vote upon the dissolution of the company;

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our General Partner and our directors and officers have limited their liabilities and any fiduciary duties they may have under the laws of the Marshall Islands, while also restricting the remedies available to our unitholders, and, as a result of purchasing common units, unitholders are treated as having agreed to the modified standard of fiduciary duties and to certain actions that may be taken by the General Partner and our directors and officers, all as set forth in the Partnership Agreement;

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our General Partner and our Manager are entitled to reimbursement of all reasonable costs incurred by them and their respective affiliates for our benefit; our Partnership Agreement does not restrict us from paying our General Partner and our Manager or their respective affiliates for any services rendered to us on terms that are fair and reasonable or entering into additional contractual arrangements with any of these entities on our behalf;

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our General Partner may exercise its right to call and purchase our common units if it and its affiliates own more than 80% of our common units; and is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of its limited call right. Although a majority of our directors will over time be elected by common unitholders, our General Partner will likely have substantial influence on decisions made by our board of directors. See “Certain Relationships and Related Party Transactions,” “Conflicts of Interest and Fiduciary Duties” and “The Partnership Agreement.”

Our Sponsor and its affiliates may compete with us.

Pursuant to the Omnibus Agreement that we will enter into with our Sponsor and our General Partner, our Sponsor and its affiliates (other than us, and our subsidiaries) generally have agreed not to acquire, own, operate or contract for any LNG carriers acquired or placed under contracts with an initial term of four or more years after the closing date of this offering. The Omnibus Agreement, however, contains significant exceptions that may allow our Sponsor or any of its affiliates to compete with us, which could harm our business. Our Sponsor and its affiliates may compete with us, subject to the restrictions will be contained in the Omnibus Agreement, and could own and operate LNG carriers under charters of four years or more that may compete with our vessels if we do not acquire such vessels when they are offered to us pursuant to the terms of the Omnibus Agreement. See “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement—Noncompetition.”

Mr. Tony Lauritzen, our Chief Executive Officer, Mr. Michael Gregos, our Chief Financial Officer, and certain other officers will not devote all of their time to our business, which may hinder our ability to operate successfully.

Mr. Tony Lauritzen, our Chief Executive Officer, Mr. Michael Gregos, our Chief Financial Officer and certain other officers, will be involved in other business activities with our Sponsor and its affiliates, which may result in their spending less time than is appropriate or necessary to manage our business successfully. Based solely on the anticipated relative sizes of our Initial Fleet and the fleet owned by our Sponsor and its affiliates over the next twelve months, we estimate that Mr. Lauritzen, Mr. Gregos, and certain other officers may spend a substantial portion of their monthly business time on our business activities and their remaining time on the business of our Sponsor and its affiliates. However, the actual allocation of time could vary significantly from time to time depending on various circumstances and needs of the businesses, such as the relative levels of strategic activities of the businesses. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Unitholders have limited voting rights, and our Partnership Agreement restricts the voting rights of our unitholders that own more than 4.9% of our common units.

Unlike the holders of common stock in a corporation, holders of common units have only limited voting rights on matters affecting our business. We will hold a meeting of the limited partners every year to elect one or more members of our board of directors that are eligible for reelection and to vote on any other matters that are properly brought before the meeting. Common unitholders will be entitled to elect only three of the five members of our board of directors. The elected directors will be elected on a staggered basis and will serve for three year terms. Our General Partner will have the right to appoint the remaining two directors and set the terms for which those directors will serve. The Partnership Agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management. Unitholders will have no right to elect our General Partner, and our General Partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding common units and subordinated units, including any units owned by our General Partner, our Sponsor and their respective affiliates, voting together as a single class.

Our Partnership Agreement further restricts unitholders’ voting rights by providing that if any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board), determining the presence of a quorum or for other similar purposes under our Partnership Agreement, unless required by law. The voting rights of any such unitholders in excess of 4.9% will effectively be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our General Partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors.

Our Partnership Agreement limits the duties our General Partner and our directors and officers may have to our unitholders and restricts the remedies available to unitholders for actions taken by our General Partner or our directors and officers.

Our Partnership Agreement provides that our board of directors will have the authority to oversee and direct our operations, management and policies on an exclusive basis. The Marshall Islands Revised Limited Partnership Act, or the Partnership Act, states that a member or manager’s “duties and liabilities may be expanded or restricted by provisions in the partnership agreement”. As permitted by the Partnership Act, our Partnership Agreement contains provisions that reduce the standards to which our General Partner and our directors and our officers may otherwise be held by Marshall Islands law. For example, our Partnership Agreement:

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provides that our General Partner may make determinations or take or decline to take actions without regard to our or our unitholders’ interests. Our General Partner may consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting us, our affiliates or our unitholders. Decisions made by our General Partner will be made by its sole owner. Specifically, our General Partner may decide to exercise its right to make a determination to receive common units in exchange for resetting the target distribution levels related to the incentive distribution rights, call right, pre-emptive rights or registration rights, consent or withhold consent to any merger or consolidation of the company, appoint any directors or vote for the election of any director, vote or refrain from voting on amendments to our Partnership Agreement that require a vote of the outstanding units, voluntarily withdraw from the company, transfer (to the extent permitted under our Partnership Agreement) or refrain from transferring its units, the general partner interest or incentive distribution rights or vote upon the dissolution of the company;

•	provides that our directors and officers are entitled to make other decisions in “good faith,” meaning they reasonably believe that the decision is in our best interests;

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generally provides that affiliated transactions and resolutions of conflicts of interest not approved by our conflicts committee of our board of directors and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our board of directors may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

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provides that neither our General Partner nor our officers or our directors will be liable for monetary damages to us, our members or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our General Partner, our directors or officers or those other persons engaged in actual fraud or willful misconduct.

In order to become a member of our company, a common unitholder is required to agree to be bound by the provisions in the Partnership Agreement, including the provisions discussed above. See “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties.

Fees and cost reimbursements, which our Manager will determine for services provided to us, will be substantial, will be payable regardless of our profitability and will reduce our cash available for distribution to you.

Our Manager which is wholly-owned by Mr. George Prokopiou, is responsible for the commercial and technical management of the vessels in our fleet pursuant to the Management Agreements. We pay our Manager a fee of $2,500 per day for each vessel for providing our ship owning subsidiaries with technical, commercial, insurance, accounting, financing, provisions, crewing, bunkering services and general administrative services. We expect to pay an aggregate of approximately $2.8 million to our Manager in connection with the management of our Initial Fleet for the twelve months ending December 31, 2014. Pursuant to the Management Agreement, our Manager also provides us with certain administrative and support services.

The management fee is fixed until December 31, 2013 and will thereafter increase by 3% annually unless otherwise agreed, between us, with approval of our conflicts committee, and our Manager. In addition we will pay Dynagas Ltd. a commercial management fee equal to 1.25% of the gross freight, demurrage and charter hire collected from the employment of our vessels. The management fees payable for the vessels may be further increased if our Manager has incurred material unforeseen costs of providing the management services, by an amount to be agreed between us and our Manager, which amount will be reviewed and approved by our conflicts committee.

For a description of our Management Agreement, see “Certain Relationships and Related Party Transactions—Vessel Management Agreements.” The fees and expenses payable pursuant to the management agreement will be payable without regard to our financial condition or results of operations. The payment of fees to could adversely affect our ability to pay cash distributions to you.

Our Partnership Agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our current management or our General Partner and even if public unitholders are dissatisfied, they will be unable to remove our General Partner without our Sponsor’s consent, unless our Sponsor’s ownership interest in us is decreased; all of which could diminish the trading price of our common units.

Our Partnership Agreement contains provisions that may have the effect of discouraging a person or group from attempting to remove our current management or our General Partner.

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The unitholders will be unable initially to remove our General Partner without its consent because our General Partner and its affiliates, including our Sponsor, will own sufficient units upon completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common and subordinated units voting together as a single class is required to remove our General Partner. Upon consummation of this offering, our Sponsor will own 2,485,000 of our common units and all of our subordinated units, representing 58.3% of the outstanding common and subordinated units. If the underwriters’ over-allotment option is exercised in full, our Sponsor will own 610,000 of our common units and all of our subordinated units, representing 52.0% of the outstanding common and subordinated units in aggregate.

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If our General Partner is removed without “cause” during the subordination period and units held by our General Partner and our Sponsor are not voted in favor of that removal, all remaining subordinated units will automatically convert into common units, any existing arrearages on the common units will be extinguished, and our General Partner will have the right to convert its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at the time. A removal of our General Partner under these circumstances would adversely affect the common units by prematurely eliminating their distribution and liquidation preference over the subordinated units, which would otherwise have continued until we had met certain distribution and performance tests. Any conversion of our General Partner’s interest or incentive distribution rights would be dilutive to existing unitholders. Furthermore, any cash payment in lieu of such conversion could be prohibitively expensive. “Cause” is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our General Partner liable for actual fraud or willful or wanton misconduct. Cause does not include most cases of charges of poor business decisions, such as charges of poor management of our business by the directors appointed by our General Partner, so the removal of our General Partner because of the unitholders’ dissatisfaction with our General Partner’s decisions in this regard would most likely result in the termination of the subordination period.

•	Common unitholders will be entitled to elect only three of the five members of our board of directors. Our General Partner in its sole discretion will appoint the remaining two directors.

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Election of the three directors elected by unitholders is staggered, meaning that the members of only one of three classes of our elected directors will be selected each year. In addition, the directors appointed by our General Partner will serve for terms determined by our General Partner.

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Our Partnership Agreement contains provisions limiting the ability of unitholders to call meetings of unitholders, to nominate directors and to acquire information about our operations as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

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Unitholders’ voting rights are further restricted by the Partnership Agreement provision providing that if any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board), determining the presence of a quorum or for other similar purposes under our Partnership Agreement, unless required by law. The voting rights of any such unitholders in excess of 4.9% will effectively be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our General Partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors.

•	There are no restrictions in our Partnership Agreement on our ability to issue additional equity securities.

The effect of these provisions may be to diminish the price at which the common units will trade.

You may not have limited liability if a court finds that unitholder action constitutes control of our business.

As a limited partner in a partnership organized under the laws of the Marshall Islands, you could be held liable for our obligations to the same extent as a General Partner if you participate in the “control” of our business. Our General Partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to our General Partner. In addition, the limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some jurisdictions in which we do business. See “The Partnership Agreement—Limited Liability” for a discussion of the implications of the limitations on liability of a unitholder.

We can borrow money to pay distributions, which would reduce the amount of credit available to operate our business.

Our Partnership Agreement allows us to make working capital borrowings to pay distributions. Accordingly, if we have available borrowing capacity, we can make distributions on all our units even though cash generated by our operations may not be sufficient to pay such distributions. Any working capital borrowings by us to make distributions will reduce the amount of working capital borrowings we can make for operating our business. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

We depend on our Manager to assist us in operating and expanding our business.

We subcontract the commercial and technical management of our fleet, including crewing, maintenance and repair, to our Manager; the loss of our Manager’s services or its failure to perform its obligations to us could materially and adversely affect the results of our operations.

Our operational success and ability to execute our growth strategy will depend significantly upon the satisfactory performance of these services. Our business will be harmed if our service providers fail to perform these services satisfactorily, if they cancel their agreements with us or if they stop providing these services to us.

Our ability to enter into new charters and expand our customer relationships will depend largely on our ability to leverage our relationship with our Manager and its reputation and relationships in the shipping industry. If our Manager suffers material damage to its reputation or relationships, it may harm our ability to:

•	renew existing charters upon their expiration;

•	obtain new charters;

•	successfully interact with shipyards;

•	obtain financing on commercially acceptable terms;

•	maintain access to capital under the Sponsor credit facility; or

•	maintain satisfactory relationships with suppliers and other third parties.

Our current time charter contracts prevent us from changing our Manager, without the written consent of our charterers.

Our ability to change our Manager, with another affiliated or third-party Manager, is prohibited by provisions in our current time charter contracts with BG Group and Gazprom which prohibit us to change the vessel management company, without the written prior consent from BG Group and Gazprom. In addition, we are not in a position to guarantee you that future time charter contracts with our existing or new charterers will not contain similar provisions.

Since our Manager is a privately held company and there is little or no publicly available information about it, an investor could have little advance warning of potential financial and other problems that might affect our Manager that could have a material adverse effect on us.

The ability of our Manager to continue providing services for our benefit will depend in part on its own financial strength. Circumstances beyond our control could impair our Manager’s financial strength, and because it is privately held, it is unlikely that information about its financial strength would become public unless our Manager began to default on its obligations. As a result, an investor in our common units might have little advance warning of problems affecting our Manager, even though these problems could have a material adverse effect on us.

We may be unable to attract and retain key management personnel in the LNG industry, which may negatively impact the effectiveness of our management and our results of operation.

Our success depends to a significant extent upon the abilities and the efforts of our senior executives. While we believe that we have an experienced management team, the loss or unavailability of one or more of our senior executives for any extended period of time could have an adverse effect on our business and results of operations.

A shortage of qualified officers and crew could have an adverse effect on our business and financial condition.

LNG carriers require a technically skilled officer staff with specialized training. As the world LNG carrier fleet continues to grow, the demand for technically skilled officers and crew has been increasing, which has led to a shortfall of such personnel. Increases in our historical vessel operating expenses have been attributable primarily to the rising costs of recruiting and retaining officers for our fleet. If we or our third-party ship Managers are unable to employ technically skilled staff and crew, we will not be able to adequately staff our vessels. A material decrease in the supply of technically skilled officers or an inability of our Manager to attract and retain such qualified officers could impair our ability to operate, or increase the cost of crewing our vessels, which would materially adversely affect our business, financial condition and results of operations and significantly reduce our ability to pay minimum quarterly distributions to our unitholders.

The derivative contracts we may enter into, in the future, to hedge our exposure to fluctuations in interest rates could result in higher than market interest rates and charges against our income.

As of October 28, 2013 and December 31, 2012, we had total outstanding long-term debt of $346.1 million and $380.7 million, respectively, which in its entirety was exposed to a floating interest rate. In order to manage our current or future exposure to interest rate fluctuations, we may use interest rate swaps to effectively fix a part of our floating rate debt obligations. As of December 31, 2012, we have not entered into interest rate swap agreements to fix the interest rate on our floating rate bank debt. Any future hedging strategies, however, may not be effective and we may incur substantial losses if interest rates move materially differently from our expectations.

We are a holding company, and our ability to make cash distributions to our unitholders will be limited by the value of investments we currently hold and by the distribution of funds from our subsidiaries.

We are a holding company whose assets mainly comprise of equity interests in our subsidiaries and other quoted and non-quoted companies. As a result, our ability to make cash distributions to our unitholders will depend on the performance of our operating subsidiaries and other investments. If we are not able to receive sufficient funds from our subsidiaries and other investments, including from the sale of our investment interests, we will not be able to pay distributions unless we obtain funds from other sources. We may not be able to obtain the necessary funds from other sources on terms acceptable to us.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common units less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” as described under “Summary—Implications of Being an Emerging Growth Company.” We have elected to take advantage of the reduced reporting obligations, including the extended transition period for complying with new or revised accounting standards under Section 102 of the JOBS Act, and as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. We cannot predict if investors will find our common units less attractive because we may rely on these exemptions. If some investors find our common units less attractive as a result, there may be a less active trading market for our common units and our share price may be more volatile.

The assumptions underlying our forecast of cash available for distribution are inherently uncertain and are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted.

The forecast of cash available for distribution set forth in “Our Cash Distribution Policy and Restrictions on Distributions” includes our (i) forecasted results of operations for the twelve months ending December 31, 2014;

(ii) our estimated results of operations for the year ended December 31, 2013; (iii) our estimated results of operations for the six months ended December 31, 2013; and (iv) our historical results of operations for the six months ended June 30, 2013. Our estimated results of operations for the year ended December 31, 2013, which were calculated by combining actual results of operations for the six months ended June 30, 2013 (as included in the interim financial statements, which appear elsewhere in this prospectus) with estimated results of operations for the six months ended December 31, 2013. We are providing estimated results of operations for the year ended December 31, 2013 in order to provide a comparative period to our forecast for the year ended December 31, 2014. The financial forecast has been prepared by management and we have not received an opinion or report on it from our or any other independent auditor. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted. If we do not achieve the forecasted results, we may not be able to pay the full minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of the common units may decline materially.

Our ability to grow and to meet our financial needs may be adversely affected by our cash distribution policy.

Our cash distribution policy, which is consistent with our partnership agreement, requires us to distribute all of our available cash (as defined in our partnership agreement) each quarter. Accordingly, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations.

In determining the amount of cash available for distribution, our board of directors approves the amount of cash reserves to set aside, including reserves for future maintenance and replacement capital expenditures, working capital and other matters. We also rely upon external financing sources, including commercial borrowings, to fund our capital expenditures. Accordingly, to the extent we do not have sufficient cash reserves or are unable to obtain financing, our cash distribution policy may significantly impair our ability to meet our financial needs or to grow.

If capital expenditures are financed through cash from operations or by issuing debt or equity securities, our ability to make cash distributions may be diminished, our financial leverage could increase or our unitholders may be diluted.

Use of cash from operations to expand or maintain our fleet will reduce cash available for distribution to unitholders. Our ability to obtain bank financing or to access the capital markets for future offerings may be limited by our financial condition at the time of any such financing or offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Our failure to obtain the funds for future capital expenditures could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our unitholders. Even if we are successful in obtaining necessary funds, the terms of such financings could limit our ability to pay cash distributions to unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant unitholder dilution and would increase the aggregate amount of cash required to maintain our current level of quarterly distributions to unitholders, both of which could have a material adverse effect on our ability to make cash distributions.

Due to our lack of diversification, adverse developments in our LNG shipping business could reduce our ability to make distributions to our unitholders.

We rely exclusively on the cash flow generated from our LNG carriers. Due to our lack of diversification, an adverse development in the LNG shipping industry could have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets or lines of businesses.

We may experience operational problems with vessels that reduce revenue and increase costs.

LNG carriers are complex and their operation technically challenging. Marine transportation operations are subject to mechanical risks and problems. Operational problems may lead to loss of revenue or higher than anticipated operating expenses or require additional capital expenditures. Any of these results could harm our business, financial condition, results of operations and ability to make cash distributions to our unitholders.

Upon the expiration of the subordination period, the subordinated units will convert into common units and will then participate pro rata with other common units in distributions of available cash.

During the subordination period, which we define elsewhere in this prospectus, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.365 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units. Upon the expiration of the subordination period, the subordinated units will convert into common units and will then participate pro rata with other common units in distributions of available cash. See “How We Make Cash Distributions—Subordination Period,” “—Distributions of Available Cash From Operating Surplus During the Subordination Period” and “—Distributions of Available Cash From Operating Surplus After the Subordination Period.”

Risks Relating to Our Industry

Our future growth and performance depends on continued growth in LNG production and demand for LNG and LNG shipping.

A complete LNG project includes production, liquefaction, storage, regasification and distribution facilities, in addition to the marine transportation of LNG. Increased infrastructure investment has led to an expansion of LNG production capacity in recent years, but material delays in the construction of new liquefaction facilities could constrain the amount of LNG available for shipping, reducing ship utilization. While global LNG demand has continued to rise, it has risen at a slower pace than previously predicted and the rate of its growth has fluctuated due to several factors, including the global economic crisis and continued economic uncertainty, fluctuations in the price of natural gas and other sources of energy, the continued acceleration in natural gas production from unconventional sources in regions such as North America and the highly complex and capital intensive nature of new or expanded LNG projects, including liquefaction projects. Continued growth in LNG production and demand for LNG and LNG shipping could be negatively affected by a number of factors, including:

•	increases in interest rates or other events that may affect the availability of sufficient financing for LNG projects on commercially reasonable terms;

•	increases in the cost of natural gas derived from LNG relative to the cost of natural gas generally;

•	increases in the production levels of low-cost natural gas in domestic natural gas consuming markets, which could further depress prices for natural gas in those markets and make LNG uneconomical;

•

increases in the production of natural gas in areas linked by pipelines to consuming areas, the extension of existing, or the development of new pipeline systems in markets we may serve, or the conversion of existing non-natural gas pipelines to natural gas pipelines in those markets;

•	decreases in the consumption of natural gas due to increases in its price, decreases in the price of alternative energy sources or other factors making consumption of natural gas less attractive;

•	any significant explosion, spill or other incident involving an LNG facility or carrier;

•

infrastructure constraints such as delays in the construction of liquefaction facilities, the inability of project owners or operators to obtain governmental approvals to construct or operate LNG facilities, as well as community or political action group resistance to new LNG infrastructure due to concerns about the environment, safety and terrorism;

•	labor or political unrest or military conflicts affecting existing or proposed areas of LNG production or regasification;

•	decreases in the price of LNG, which might decrease the expected returns relating to investments in LNG projects;

•	new taxes or regulations affecting LNG production or liquefaction that make LNG production less attractive; or

•	negative global or regional economic or political conditions, particularly in LNG consuming regions, which could reduce energy consumption or its growth.

Reduced demand for LNG and LNG shipping or any reduction or limitation in LNG production capacity, could have a material adverse effect on our ability to secure future multi-year time charters upon expiration or early termination of our current charter arrangements, or for any new ships we acquire, which could harm our business, financial condition, results of operations and cash flows, including cash available for distribution to our unitholders.

Fluctuations in overall LNG demand growth could adversely affect our ability to secure future time charters.

Over the past three years, global LNG demand has continued to rise, but at a slower pace than previously predicted. Drewry estimates that LNG trade decreased by 1.2% in 2012 primarily due to lower production as a result of planned and unplanned outages at various liquefaction sites and the weakness in the world economy. Continued economic uncertainty and the continued acceleration of unconventional natural gas production could have an adverse effect on our ability to secure future term charters.

Demand for LNG shipping could be significantly affected by volatile natural gas prices and the overall demand for natural gas.

Gas prices are volatile and are affected by numerous factors beyond our control, including but not limited to the following:

•	worldwide demand for natural gas;

•	the cost of exploration, development, production, transportation and distribution of natural gas;

•	expectations regarding future energy prices for both natural gas and other sources of energy;

•	the level of worldwide LNG production and exports;

•	government laws and regulations, including but not limited to environmental protection laws and regulations;

•	local and international political, economic and weather conditions;

•	political and military conflicts; and

•	the availability and cost of alternative energy sources, including alternate sources of natural gas in gas importing and consuming countries.

Seasonality in demand, peak-load demand, and other short-term factors such as pipeline gas disruptions and maintenance schedules of utilities affect charters of less than two years and rates. In general, reduced demand for LNG, LNG carriers or LNG shipping would have a material adverse effect on our future growth and could harm our business, results of operations and financial condition.

Our future growth depends on our ability to expand relationships with existing customers, establish relationships with new customers and obtain new time charter contracts, for which we will face substantial competition from established companies with significant resources and potential new entrants.

We will seek to enter into additional multi-year time charter contracts upon the expiration or early termination of our existing charter arrangements, and we may also seek to enter into additional multi-year time charter contracts in connection with an expansion of our fleet. The process of obtaining multi-year charters for LNG carriers is highly competitive and generally involves an intensive screening procedure and competitive bids, which often extends for several months. We believe LNG carrier time charters are awarded based upon a variety of factors relating to the ship and the ship operator, including:

•	size, age, technical specifications and condition of the ship;

•	efficiency of ship operation;

•	LNG shipping experience and quality of ship operations;

•	shipping industry relationships and reputation for customer service;

•	technical ability and reputation for operation of highly specialized ships;

•	quality and experience of officers and crew;

•	safety record;

•	the ability to finance ships at competitive rates and financial stability generally;

•	relationships with shipyards and the ability to get suitable berths;

•	construction management experience, including the ability to obtain on-time delivery of new ships according to customer specifications; and

•	competitiveness of the bid in terms of overall price.

We expect substantial competition for providing marine transportation services for potential LNG projects from a number of experienced companies, including other independent ship owners as well as state-sponsored entities and major energy companies that own and operate LNG carriers and may compete with independent owners by using their fleets to carry LNG for third parties. Some of these competitors have significantly greater financial resources and larger fleets than we have. A number of marine transportation companies—including companies with strong reputations and extensive resources and experience—have entered the LNG transportation market in recent years, and there are other ship owners and managers who may also attempt to participate in the LNG market in the future. This increased competition may cause greater price competition for time charters. As a result of these factors, we may be unable to expand our relationships with existing customers or to obtain new customers on a profitable basis, if at all, which could have a material adverse effect on our business, financial condition, results of operations and cash flows, including cash available for distributions to you.

Hire rates for LNG carriers are not generally publicly available and may fluctuate substantially. If rates are lower when we are seeking a new charter, our revenues and cash flows may decline.

Our ability from time to time to charter or re-charter any ship at attractive rates will depend on, among other things, the prevailing economic conditions in the LNG industry. Hire rates for LNG carriers are not generally publicly available and may fluctuate over time as a result of changes in the supply-demand balance relating to current and future ship capacity. This supply-demand relationship largely depends on a number of factors outside our control. The LNG charter market is connected to world natural gas prices and energy markets, which we cannot predict. A substantial or extended decline in demand for natural gas or LNG could adversely affect our ability to re-charter our vessels at acceptable rates or to acquire and profitably operate new ships. Hire rates for newbuildings are correlated with the price of newbuildings. Hire rates at a time when we may be seeking new charters may be lower than the hire rates at which our vessels are currently chartered. If hire rates are lower when we are seeking a new charter, our revenues and cash flows, including cash available for distributions to our unitholders, may decline, as we may only be able to enter into new charters at reduced or unprofitable rates or we may have to secure a charter in the spot market, where hire rates are more volatile. Prolonged periods of low charter hire rates or low ship utilization could also have a material adverse effect on the value of our assets.

Vessel values may fluctuate substantially and, if these values are lower at a time when we are attempting to dispose of vessels, we may incur a loss.

Factors that influence vessel values include:

•	prevailing economic conditions in the natural gas and energy markets;

•	a substantial or extended decline in demand for LNG;

•	increases in the supply of vessel capacity;

•	the size and age of a vessel; and

•

the cost of retrofitting or modifying existing vessels, as a result of technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards, customer requirements or otherwise.

As our vessels age, the expenses associated with maintaining and operating them are expected to increase, which could have an adverse effect on our business and operations if we do not maintain sufficient cash reserves for maintenance and replacement capital expenditures. Moreover, the cost of a replacement vessel would be significant. If a charter terminates, we may be unable to re-deploy the affected vessels at attractive rates and, rather than continue to incur costs to maintain and finance them, we may seek to dispose of them. Our inability to dispose of vessels at a reasonable value could result in a loss on their sale and adversely affect our ability to purchase a replacement vessel, results of operations and financial condition and ability to pay minimum quarterly distributions to our unitholders.

An oversupply of ships or delays or abandonment of planned projects may lead to a reduction in the charter hire rates we are able to obtain when seeking charters in the future.

Due to an increase in LNG production capacity, the market supply of LNG carriers has been increasing as a result of the construction of new ships. According to Drewry, during the period from 2007 to 2012, the global fleet of LNG carriers grew from 250 vessels to 359 vessels due to the construction and delivery of new LNG carriers and low levels of vessel demolition. Although the global newbuilding orderbook dropped steeply in 2009 and 2010, according to Drewry, orders for 88 newbuilding LNG carriers were placed during 2011 and 2012. According to Drewry, as of August 31, 2013, the newbuilding orderbook consisted of 113 ships, or 33.9% of the current global LNG carrier fleet capacity, with the majority of the newbuildings scheduled for delivery in 2013, 2014 and 2015.

If charter hire rates are lower when we are seeking new time charters upon expiration or early termination of our current charter arrangements, or for any new vessels we acquire beyond our contracted newbuildings, our revenues and cash flows, including cash available for distributions to our unitholders, may decline.

We may have more difficulty entering into multi-year time charters in the future if an active spot LNG shipping market continues to develop.

One of our principal strategies is to enter into additional LNG carrier time charters of four years or more. Most shipping requirements for new LNG projects continue to be provided on a multi-year basis, though the level of spot voyages and time charters of less than 24 months in duration has grown in the past few years. If an active spot market continues to develop, we may have increased difficulty entering into multi-year time charters upon expiration or early termination of our current charters or for any vessels that we acquire in the future, and, as a result, our cash flow may be less stable. In addition, an active spot LNG market may require us to enter into charters based on changing market prices, as opposed to contracts based on a fixed rate, which could result in a decrease in our cash flow in periods when the market price for shipping LNG is depressed or insufficient funds are available to cover our financing costs for related vessels.

Further technological advancements and other innovations affecting LNG carriers could reduce the charter hire rates we are able to obtain when seeking new employment and this could adversely impact the value of our assets.

The charter rates, asset value and operational life of an LNG carrier are determined by a number of factors, including the ship’s efficiency, operational flexibility and physical life. Efficiency includes speed and fuel economy. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. Physical life is related to the original design and construction, the ongoing maintenance and the impact of operational stresses on the asset. If more advanced ship designs are developed in the future and new ships are built that are more efficient or more flexible or have longer physical lives than ours, competition from these more technologically advanced LNG carriers could adversely affect the charter hire rates we will be able to secure when we seek to re-charter our vessels upon expiration or early termination of our current charter arrangements and could also reduce the resale value of our vessels. This could adversely affect our revenues and cash flows, including cash available for distributions to you.

Operating costs and capital expenses will increase as our vessels age.

In general, capital expenditures and other costs necessary for maintaining a ship in good operating condition increase as the age of the ship increases. Accordingly, it is likely that the operating costs of our vessels will increase in the future.

Reliability of suppliers may limit our ability to obtain supplies and services when needed.

We rely, and will in the future rely, on a significant supply of consumables, spare parts and equipment to operate, maintain, repair and upgrade our fleet of ships. Delays in delivery or unavailability of supplies could result in off-hire days due to consequent delays in the repair and maintenance of our fleet. This would negatively impact our revenues and cash flows. Cost increases could also negatively impact our future operations.

Exposure to currency exchange rate fluctuations will result in fluctuations in our cash flows and operating results.

Historically our revenue has been generated in U.S. Dollars, but we incur capital, operating and administrative expenses in multiple currencies, including, among others, the Euro. If the U.S. Dollar weakens significantly, we would be required to convert more U.S. Dollars to other currencies to satisfy our obligations, which would cause us to have less cash available for distribution. Because we report our operating results in U.S. Dollars, changes in the value of the U.S. Dollar also result in fluctuations in our reported revenues and earnings. In addition, under U.S. GAAP, all foreign currency-denominated monetary assets and liabilities such as cash and cash equivalents, accounts receivable, restricted cash and accounts payable are revalued and reported based on the prevailing exchange rate at the end of the reporting period. This revaluation may cause us to report significant non-monetary foreign currency exchange gains and losses in certain periods.

An increase in operating expenses or dry-docking costs could materially and adversely affect our financial performance.

Our operating expenses and dry-dock capital expenditures depend on a variety of factors including crew costs, provisions, deck and engine stores and spares, lubricating oil, insurance, maintenance and repairs and shipyard costs, many of which are beyond our control and affect the entire shipping industry. Also, while we do not bear the cost of fuel (bunkers) under our time charters, fuel is a significant expense in our operations when our vessels are, for example, moving to or from dry-dock or when off-hire. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil-producing countries and regions, regional production patterns and environmental concerns. These may increase vessel operating and dry-docking costs further. If costs continue to rise, they could materially and adversely affect our results of operations.

The operation of LNG carriers is inherently risky, and an incident involving significant loss of or environmental consequences involving any of our vessels could harm our reputation and business.

Our vessels and their cargoes are at risk of being damaged or lost because of events such as:

•	marine disasters;

•	piracy;

•	environmental accidents

•	bad weather;

•	mechanical failures;

•	grounding, fire, explosions and collisions;

•	human error; and

•	war and terrorism.

An accident involving any of our vessels could result in any of the following:

•	death or injury to persons, loss of property or environmental damage;

•	delays or failure in the delivery of cargo;

•	loss of revenues from or termination of charter contracts;

•	governmental fines, penalties or restrictions on conducting business;

•	spills, pollution and the liability associated with the same;

•	higher insurance rates; and

•	damage to our reputation and customer relationships generally.

Any of these events could result in a material adverse effect on our business, financial condition and operating results. If our vessels suffer damage, they may need to be repaired. The costs of vessel repairs are unpredictable and can be substantial. We may have to pay repair costs that our insurance policies do not cover. The loss of earnings while these vessels are being repaired, as well as the actual cost of these repairs, would decrease our results of operations. If any of our vessels is involved in an accident with the potential risk of environmental consequences, the resulting media coverage could have a material adverse effect on our business, our results of operations and cash flows weaken our financial condition and negatively affect our ability to pay minimum quarterly distributions to our unitholders.

Our insurance may be insufficient to cover losses that may occur to our property or result from our operations.

The operation of LNG carriers is inherently risky. Although we carry protection and indemnity insurance consistent with industry standards, all risks may not be adequately insured against, and any particular claim may not be paid. Any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material. Certain of our insurance coverage is maintained through mutual protection and indemnity associations, and as a member of such associations we may be required to make additional payments over and above budgeted premiums if member claims exceed association reserves. We may be unable to procure adequate insurance coverage at commercially reasonable rates in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. A marine disaster could exceed our insurance coverage, which could harm our business, financial condition and operating results. Any uninsured or underinsured loss could harm our business and financial condition. In addition, our insurance may be voidable by the insurers as a result of certain of our actions, such as our vessels failing to maintain certification with applicable maritime self-regulatory organizations.

Changes in the insurance markets attributable to terrorist attacks may also make certain types of insurance more difficult for us to obtain. In addition, upon renewal or expiration of our current policies, the insurance that may be available to us may be significantly more expensive than our existing coverage.

Our vessels may suffer damage and we may face unexpected costs and off-hire days.

In the event of damage to our owned vessels, the damaged ship would be off-hire while it is being repaired, which would decrease our revenues and cash flows, including cash available for distributions to our unitholders. In addition, the costs of ship repairs are unpredictable and can be substantial. In the event of repair costs that are not covered by our insurance policies, we may have to pay such repair costs, which would decrease our earnings and cash flows.

The current state of global financial markets and current economic conditions may adversely impact our ability to obtain financing or refinance our future credit facilities on acceptable terms, which may hinder or prevent us from operating or expanding our business.

Global financial markets and economic conditions have been, and continue to be, volatile. These issues, along with significant write-offs in the financial services sector, the re-pricing of credit risk and the current weak economic conditions, have made, and will likely continue to make, it difficult to obtain additional financing. The current state of global financial markets and current economic conditions might adversely impact our ability to issue additional equity at prices which will not be dilutive to our existing unitholders or preclude us from issuing equity at all.

Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers. Due to these factors, we cannot be certain that financing will be available to the extent required, or that we will be able to refinance our future credit facilities, on acceptable terms or at all. If financing or refinancing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to enhance our existing business, complete the acquisition of our newbuildings and additional vessel acquisitions or otherwise take advantage of business opportunities as they arise.

As of the date of this prospectus, we have not secured any financing in connection with the potential acquisition of the Optional Vessels, other than amounts that may be available under our New Senior Secured Revolving Credit Facility following the application of the proceeds from such facility as described in “Use of Proceeds,” since it is uncertain if and when such purchase options will be exercised. Our Sponsor has entered into loan agreements in connection with the seven Optional Vessels. In the event we acquire the Optional Vessels in the future, we may enter into agreements with our Sponsor to novate these loan agreements to us. Any such novation would be subject to each respective lender’s consent.

In addition, volatility and uncertainty concerning current global economic conditions may cause our customers to defer projects in response to tighter credit, decreased capital availability and declining customer confidence, which may negatively impact the demand for our vessels and services and could also result in defaults under our current charters. A tightening of the credit markets may further negatively impact our operations by affecting the solvency of our suppliers or customers which could lead to disruptions in delivery of supplies such as equipment for conversions, cost increases for supplies, accelerated payments to suppliers, customer bad debts or reduced revenues.

Compliance with safety and other requirements imposed by classification societies may be very costly and may adversely affect our business.

The hull and machinery of every commercial LNG carrier must be classed by a classification society. The classification society certifies that the ship has been built and maintained in accordance with the applicable rules and regulations of that classification society. Moreover, every ship must comply with all applicable international conventions and the regulations of the ship’s flag state as verified by a classification society. Finally, each ship must successfully undergo periodic surveys, including annual, intermediate and special surveys performed under the classification society’s rules.

If any ship does not maintain its class, it will lose its insurance coverage and be unable to trade, and the ship’s owner will be in breach of relevant covenants under its financing arrangements. Failure to maintain the class of one or more of our vessels could have a material adverse effect on our business, financial condition, results of operations and cash flows, including cash available for distributions to our unitholders.

The LNG shipping industry is subject to substantial environmental and other regulations, which may significantly limit our operations or increase our expenses.

Our operations are materially affected by extensive and changing international, national, state and local environmental laws, regulations, treaties, conventions and standards which are in force in international waters, or in the jurisdictional waters of the countries in which our vessels operate and in the countries in which our vessels are registered. These requirements include those relating to equipping and operating ships, providing security and to minimizing or addressing impacts on the environment from ship operations. We have incurred, and expect to continue to incur, substantial expenses in complying with these requirements, including expenses for ship modifications and changes in operating procedures. We also could incur substantial costs, including cleanup costs, civil and criminal penalties and sanctions, the suspension or termination of operations and third-party claims as a result of violations of, or liabilities under, such laws and regulations.

In addition, these requirements can affect the resale value or useful lives of our vessels, require a reduction in cargo capacity, necessitate ship modifications or operational changes or restrictions or lead to decreased availability of insurance coverage for environmental matters. They could further result in the denial of access to certain jurisdictional waters or ports or detention in certain ports. We are required to obtain governmental approvals and permits to operate our vessels. Delays in obtaining such governmental approvals may increase our expenses, and the terms and conditions of such approvals could materially and adversely affect our operations.

Additional laws and regulations may be adopted that could limit our ability to do business or increase our operating costs, which could materially and adversely affect our business. For example, new or amended legislation relating to ship recycling, sewage systems, emission control (including emissions of greenhouse gases) as well as ballast water treatment and ballast water handling may be adopted. The United States has enacted legislation and regulations that require more stringent controls of air and water emissions from ocean-going ships. Such legislation or regulations may require additional capital expenditures or operating expenses (such as increased costs for low-sulfur fuel) in order for us to maintain our vessels’ compliance with international and/or national regulations. We also may become subject to additional laws and regulations if we enter new markets or trades.

We also believe that the heightened environmental, quality and security concerns of insurance underwriters, regulators and charterers will generally lead to additional regulatory requirements, including enhanced risk assessment and security requirements as well as greater inspection and safety requirements on all LNG carriers in the marine transportation market. These requirements are likely to add incremental costs to our operations, and the failure to comply with these requirements may affect the ability of our vessels to obtain and, possibly, collect on, insurance or to obtain the required certificates for entry into the different ports where we operate.

Some environmental laws and regulations, such as the U.S. Oil Pollution Act of 1990, or “OPA”, provide for potentially unlimited joint, several, and/or strict liability for owners, operators and demise or bareboat charterers for oil pollution and related damages. OPA applies to discharges of any oil from a ship in U.S. waters, including discharges of fuel and lubricants from an LNG carrier, even if the ships do not carry oil as cargo. In addition, many states in the United States bordering on a navigable waterway have enacted legislation providing for potentially unlimited strict liability without regard to fault for the discharge of pollutants within their waters. We also are subject to other laws and conventions outside the United States that provide for an owner or operator of LNG carriers to bear strict liability for pollution, such as the Convention on Limitation of Liability for Maritime Claims of 1976, or the “London Convention.”

Some of these laws and conventions, including OPA and the London Convention, may include limitations on liability. However, the limitations may not be applicable in certain circumstances, such as where a spill is caused by a ship owner’s or operators’ intentional or reckless conduct. In addition, in response to the Deepwater Horizon oil spill, the U.S. Congress is currently considering a number of bills that could potentially modify or eliminate the limits of liability under OPA.

Compliance with OPA and other environmental laws and regulations also may result in ship owners and operators incurring increased costs for additional maintenance and inspection requirements, the development of contingency arrangements for potential spills, obtaining mandated insurance coverage and meeting financial responsibility requirements.

Climate change and greenhouse gas restrictions may adversely impact our operations and markets.

Due to concern over the risks of climate change, a number of countries and the International Maritime Organization, or “IMO”, have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emission from ships. These regulatory measures may include adoption of cap and trade regimes, carbon taxes, increased efficiency standards and incentives or mandates for renewable energy. Although emissions of greenhouse gases from international shipping currently are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, or the “Kyoto Protocol”, a new treaty may be adopted in the future that includes additional restrictions on shipping emissions to those already adopted under the International Convention for the Prevention of Marine Pollution from Ships (MARPOL), and some countries have made voluntary pledges to control the emissions of greenhouse gasses. The IMO has approved two new sets of mandatory requirements to address greenhouse gases from ships: the Energy Efficiency Design Index and the Ship Energy Efficiency Management plan, discussed in detail in “Business – Regulation of Greenhouse Gases.” Compliance with future changes in laws and regulations relating to climate change could increase the costs of operating and maintaining our vessels and could require us to install new emission controls, as well as acquire allowances, pay taxes related to our greenhouse gas emissions or administer and manage a greenhouse gas emissions program. Revenue generation and strategic growth opportunities may also be adversely affected.

Adverse effects upon the oil and gas production industry relating to climate change, including growing public concern about the environmental impact of climate change, may also have an effect on demand for our services. For example, increased regulation of greenhouse gases or other concerns relating to climate change may reduce the demand for oil and gas in the future or create greater incentives for use of alternative energy sources. Any long-term material adverse effect on the oil and gas production industry could have significant financial and operational adverse impacts on our business that we cannot predict with certainty at this time.

We operate our vessels worldwide, which could expose us to political, governmental and economic instability that could harm our business.

Because we operate our vessels worldwide in the geographic areas where our customers do business, our operations may be affected by economic, political and governmental conditions in the countries where our vessels operate or where they are registered. Any disruption caused by these factors could harm our business, financial condition, results of operations and cash flows. In particular, our vessels frequent LNG terminals in countries including Egypt, Equatorial Guinea and Trinidad as well as transit through the Gulf of Aden and the Strait of Malacca. Economic, political and governmental conditions in these and other regions have from time to time resulted in military conflicts, terrorism, attacks on ships, mining of waterways, piracy and other efforts to disrupt shipping. Future hostilities or other political instability in the geographic regions where we operate or may operate could have a material adverse effect on our business, financial condition, results of operations and cash flows, including cash available for distributions to our unitholders. In addition, our business could also be harmed by tariffs, trade embargoes and other economic sanctions by the United States or other countries against countries in the Middle East, Southeast Asia or elsewhere as a result of terrorist attacks, hostilities or diplomatic or political pressures that limit trading activities with those countries.

Failure to comply with the U.S. Foreign Corrupt Practices Act and other anti-bribery legislation in other jurisdictions could result in fines, criminal penalties, contract terminations and an adverse effect on our business.

We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act of 1977. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the U.S. Foreign Corrupt Practices Act. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Terrorist attacks, international hostilities and piracy could adversely affect our business, financial condition, results of operations and cash flows.

Terrorist attacks such as the attacks on the United States on September 11, 2001 and more recent attacks in other parts of the world, as well as the continuing response of the United States and other countries to these attacks and the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets and may affect our business, financial condition, results of operations and cash flows, including cash available for distributions to our unitholders. The current turmoil in Iran and the uncertainty surrounding the Strait of Hormuz case, as well as tension in Afghanistan and North Korea, and the continuing hostilities in the Middle East, may lead to additional acts of terrorism, further regional conflicts and other armed actions around the world, which may contribute to further instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us, or at all or impact the shipyards constructing our Sponsor’s seven LNG carrier newbuildings.

In the past, political conflicts have also resulted in attacks on ships, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected ships trading in regions such as the South China Sea and the Gulf of Aden. Since 2008, the frequency of piracy incidents against commercial shipping vessels has increased significantly, particularly in the Gulf of Aden and off the coast of Somalia. In 2012 “M/T Smyrni”, a vessel managed by an affiliated company, was hijacked by pirates and was released after almost one year in captivity. Any terrorist attacks targeted at our ships may in the future negatively materially affect our business, financial condition, results of operations and cash flows and could directly impact our vessels or our customers. We may not be adequately insured to cover losses from these incidents. In addition, crew costs, including those due to employing onboard security guards, could increase in such circumstances.

In addition, LNG facilities, shipyards, ships, pipelines and gas fields could be targets of future terrorist attacks or piracy. Any such attacks could lead to, among other things, bodily injury or loss of life, as well as damage to the ships or other property, increased ship operating costs, including insurance costs, reductions in the supply of LNG and the inability to transport LNG to or from certain locations. Terrorist attacks, war or other events beyond our control that adversely affect the production, storage or transportation of LNG to be shipped by us could entitle our customers to terminate our charter contracts in certain circumstances, which would harm our cash flows and our business.

Terrorist attacks, or the perception that LNG facilities and LNG carriers are potential terrorist targets, could materially and adversely affect expansion of LNG infrastructure and the continued supply of LNG. Concern that LNG facilities may be targeted for attack by terrorists has contributed significantly to local community and environmental group resistance to the construction of a number of LNG facilities, primarily in North America. If a terrorist incident involving an LNG facility or LNG carrier did occur, in addition to the possible effects identified in the previous paragraph, the incident may adversely affect the construction of additional LNG facilities and could lead to the temporary or permanent closing of various LNG facilities currently in operation.

The vessels we own or manage could be required by our charterers’ instructions to call on ports located in countries that are subject to restrictions imposed by the United States and other governments.

Although no vessels operated by us have called on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and countries identified by the U.S. government as state sponsors of terrorism, including Cuba, Iran, Sudan and Syria, in the future our vessels may call on ports in these countries from time to time on our charterers’ instructions. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which expanded the scope of the Iran Sanctions Act. Among other things, CISADA expands the application of the prohibitions to companies such as ours and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. In addition, in 2012, President Obama signed Executive Order 13608 which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in U.S. dollars. Also in 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012, or the Iran Threat Reduction Act, which created new sanctions and strengthened existing sanctions. Among other things, the Iran Threat Reduction Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The Iran Threat Reduction Act also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the President determines is a controlling beneficial owner of, or otherwise owns, operates, or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, or controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years.

Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, our common units may adversely affect the price at which our common units trade. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of our common units may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

Governments could requisition our vessels during a period of war or emergency, resulting in loss of earnings.

The government of a jurisdiction where one or more of our vessels are registered could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a ship and becomes its owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a ship and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency, although governments may elect to requisition ships in other circumstances. Although we would expect to be entitled to government compensation in the event of a requisition of one or more of our vessels, the amount and timing of payments, if any, would be uncertain. A government requisition of one or more of our vessels would result in off-hire days under our time charters and may cause us to breach covenants in certain of our credit facilities, and could have a material adverse effect on our business, financial condition, results of operations and cash flows, including cash available for distribution to our unitholders.

Maritime claimants could arrest our vessels, which could interrupt our cash flows.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against a vessel in our fleet for claims relating to another of our vessels.

We may be subject to litigation that could have an adverse effect on us.

We may in the future be involved from time to time in litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, toxic tort claims, employment matters and governmental claims for taxes or duties as well as other litigation that arises in the ordinary course of our business. We cannot predict with certainty the outcome of any claim or other litigation matter. The ultimate outcome of any litigation matter and the potential costs associated with prosecuting or defending such lawsuits, including the diversion of management’s attention to these matters, could have an adverse effect on us and, in the event of litigation that could reasonably be expected to have a material adverse effect on us, could lead to an event of default under certain of our credit facilities.

Risks Relating to the Offering

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, and you could lose all or part of your investment.

Prior to this offering, there has been no public market for the common units. After this offering, there will be only 12,500,000 publicly traded common units, assuming no exercise of the underwriters’ over-allotment option. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The price of our common units after this offering may be volatile.

The price of our common units after this offering may be volatile and may fluctuate due to factors including:

•	our payment of cash distributions to our unitholders;

•	actual or anticipated fluctuations in quarterly and annual results;

•	fluctuations in the seaborne transportation industry, including fluctuations in the LNG carrier market;

•	mergers and strategic alliances in the shipping industry;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	shortfalls in our operating results from levels forecasted by securities analysts; announcements concerning us or our competitors;

•	the failure of securities analysts to publish research about us after this offering, or analysts making changes in their financial estimates;

•	general economic conditions;

•	terrorist acts;

•	future sales of our units or other securities;

•	investors’ perception of us and the LNG shipping industry;

•	the general state of the securities market; and

•	other developments affecting us, our industry or our competitors.

Securities markets worldwide are experiencing significant price and volume fluctuations. The market price for our common units may also be volatile. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common units in spite of our operating performance. Consequently, you may not be able to sell our common units at prices equal to or greater than those that you pay in this offering.

Increases in interest rates may cause the market price of our common units to decline.

An increase in interest rates may cause a corresponding decline in demand for equity investments in general. Any such increase in interest rates or reduction in demand for our common units resulting from other relatively more attractive investment opportunities may cause the trading price of our common units to decline.

Our costs will increase as a result of operating as a public company, and our management will be required to devote substantial time to complying with public company regulations.

We have never operated as a public company. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or “Sarbanes-Oxley”, as well as rules subsequently adopted by the U.S. Securities and Exchange Commission, or “SEC”, and Nasdaq Global Select Market, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or “Dodd-Frank”, have imposed various requirements on public companies, including changes in corporate governance practices. Our directors, management and other personnel will need to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations relating to public companies will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Sarbanes-Oxley requires, among other things, that we maintain and periodically evaluate our internal control over financial reporting as well as disclosure controls and procedures. In particular, we will have to perform systems and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of Sarbanes-Oxley. Compliance with Section 404 will require substantial accounting expense and significant management efforts, and we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to satisfy ongoing compliance requirements. We may have significant difficulties in making such hires given the shortage of available experienced personnel.

Unitholders may have liability to repay distributions.

Under some circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under the Marshall Islands Limited Partnership Act, or the Marshall Islands Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Marshall Islands law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Marshall Islands law will be liable to the limited partnership for the distribution amount. Assignees who become substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the assignee at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

We have been organized as a limited partnership under the laws of the Marshall Islands, which does not have a well-developed body of partnership law.

We are organized in the Republic of the Marshall Islands, which does not have a well-developed body of case law or bankruptcy law and, as a result, unitholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States. Our partnership affairs are governed by our partnership agreement and by the Marshall Islands Act. The provisions of the Marshall Islands Act resemble the limited partnership laws of a number of states in the United States, most notably Delaware. The Marshall Islands Act also provides that it is to be applied and construed to make it uniform with the Delaware Revised Uniform Partnership Act and, so long as it does not conflict with the Marshall Islands Act or decisions of the Marshall Islands courts, interpreted according to the non-statutory law (or case law) of the State of Delaware. There have been, however, few, if any, court cases in the Marshall Islands interpreting the Marshall Islands Act, in contrast to Delaware, which has a fairly well-developed body of case law interpreting its limited partnership statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as the courts in Delaware. For example, the rights of our unitholders and the fiduciary responsibilities of our General Partner under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. As a result, unitholders may have more difficulty in protecting their interests in the face of actions by our General Partner and its officers and directors than would unitholders of a similarly organized limited partnership in the United States. Further, the Republic of the Marshall Islands does not have a well-developed body of bankruptcy law. As such, in the case of a bankruptcy of our Company, there may be a delay of bankruptcy proceedings and the ability of unitholders and creditors to receive recovery after a bankruptcy proceeding. Please see “Service of Process and Enforceability of Civil Liabilities.”

If we do not implement all required accounting practices and policies, we may be unable to provide the required financial information in a timely and reliable manner.

Prior to this offering, as a privately held company, we did not adopt the financial reporting practices and policies required of a publicly traded company. Implementation of these practices and policies could disrupt our business, distract our management and employees and increase our costs. If we fail to develop and maintain effective controls and procedures, we may be unable to provide the financial information that a publicly traded company is required to provide in a timely and reliable fashion. Any such delays or deficiencies could limit our ability to obtain financing, either in the public capital markets or from private sources, and could thereby impede our ability to implement our growth strategies. In addition, any such delays or deficiencies could result in failure to meet the requirements for continued listing of our common units on Nasdaq Global Select Market, which would adversely affect the liquidity of our common units.

Under Section 404 of Sarbanes-Oxley, we will be required to include in each of our future annual reports on Form 20-F a report containing our management’s assessment of the effectiveness of our internal control over financial reporting, and after the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company, our independent auditors will be required to provide a related attestation containing its assessment of the effectiveness of our internal control over financial reporting. After the completion of this offering, we will undertake a comprehensive effort in preparation for compliance with Section 404. This effort will include the documentation, testing and review of our internal controls under the direction of our management. We cannot be certain at this time that all our controls will be considered effective. As such, our internal control over financial reporting may not satisfy the regulatory requirements when they become applicable to us.

We will be a “foreign private issuer” and a “controlled company” under Nasdaq Global Select Market rules, and as such we are entitled to exemption from certain corporate governance standards of the Nasdaq Global Select Market applicable to domestic companies, and you may not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq Global Select Market corporate governance requirements.

After the consummation of this offering, we will be a “foreign private issuer” under the securities laws of the United States and the rules of Nasdaq Global Select Market. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled registrants, as well as different financial reporting requirements. Under Nasdaq Global Select Market rules, a “foreign private issuer” is subject to less stringent corporate governance requirements. Subject to certain exceptions, the rules of Nasdaq Global Select Market permit a “foreign private issuer” to follow its home country practice in lieu of the listing requirements of Nasdaq Global Select Market. In addition, after the consummation of this offering, our current unitholders will continue to control a majority of our issued and outstanding common units. As a result, we will be a “controlled company” within the meaning of Nasdaq Global Select Market corporate governance standards. Under Nasdaq Global Select Market rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the nominating/corporate governance committee be composed entirely of independent directors and have a written charter addressing the committee’s purpose and responsibilities, (iii) the requirement that the compensation committee be composed entirely of independent directors and have a written charter addressing the committee’s purpose and responsibilities and (iv) the requirement of an annual performance evaluation of the nominating/corporate governance and compensation committees.

A majority of our directors will qualify as independent under the independence requirement of Nasdaq Listing Rule 5605(C)(2)(A)(ii). However, we cannot assure you that we will continue to maintain an independent board in the future. In addition, we may have one or more non-independent directors serving as committee members on our compensation committee and our corporate governance and nominating committee. As a result, non-independent directors may among other things, participate in fixing the compensation of our management, making share and option awards and resolving governance issues regarding our Company.

Accordingly, in the future you may not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq Global Select Market corporate governance requirements.

For a description of our expected corporate governance practices, please see “Management—Corporate Governance Practices.”

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

We are organized under the laws of the Marshall Islands, and substantially all of our assets are located outside of the United States. In addition, our directors and officers generally are or will be non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or the assets of our directors or officers. For more information regarding the relevant laws of the Marshall Islands, see “Service of Process and Enforcement of Civil Liabilities.”

Our Partnership Agreement designates the Court of Chancery of the State of Delaware as the sole and exclusive forum, unless otherwise provided for by Marshall Islands law, for certain litigation that may be initiated by our unitholders, which could limit our unitholders’ ability to obtain a favorable judicial forum for disputes with the Company.

Our Partnership Agreement provides that, unless otherwise provided for by Marshall Islands law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any claims that:

•

arise out of or relate in any way to the Partnership Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the Partnership Agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	are brought in a derivative manner on our behalf;

•	assert a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our General Partner, or owed by our General Partner, to us or the limited partners;

•	assert a claim arising pursuant to any provision of the Partnership Act; or

•	assert a claim governed by the internal affairs doctrine

regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. Any person or entity purchasing or otherwise acquiring any interest in our common units shall be deemed to have notice of and to have consented to the provisions described above. This forum selection provision may limit our unitholders’ ability to obtain a judicial forum that they find favorable for disputes with us or our directors, officers or other employees or unitholders.

You will incur immediate and substantial dilution.

We expect the initial public offering price per units of our common units to be substantially higher than the pro forma net tangible book value per unit of our issued and outstanding common units. As a result, you would incur immediate and substantial dilution of $11.64 per unit, representing the difference between the assumed initial public offering price of $20.00 per unit and our pro forma net tangible book value per unit on June 30, 2013. In addition, purchasers of our common units in this offering will have contributed approximately 62.8% of the aggregate price paid by all purchasers of our common units, but will own only approximately 41.7% of the units outstanding after this offering. Please refer to the “Dilution” section of this prospectus.

Substantial future sales of our common units could cause the market price of our common units to decline.

Sales of a substantial number of our common units in the public market following this offering, or the perception that these sales could occur, may depress the market price for our common units. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

Although we do not currently have any plans to sell additional common units, subject to the rules of Nasdaq Global Select Market, in the future we may issue additional common units, without unitholder approval, in a number of circumstances. The issuance by us of additional common units or other equity securities would have the following effects:

•	our existing unitholders’ proportionate ownership interest in us will decrease;

•	the dividend amount payable per unit on our common units may be lower;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common units may decline.

Our unitholders also may elect to sell large numbers of common units held by them from time to time. The number of our common units available for sale in the public market will be limited by restrictions applicable under securities laws and under agreements that we and our executive officers, directors and existing unitholders have entered into with the underwriters of this offering. Subject to certain exceptions, the agreements entered into with the underwriters of this offering generally restrict us and our executive officers, directors and existing unitholders from directly or indirectly offering, selling, pledging, hedging or otherwise disposing of our equity securities, including common units that will be issued and outstanding.

Provisions in our organizational documents may have anti-takeover effects.

Our Partnership Agreement contains provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions require approval of our board of directors and prior consent of our General Partner. Please see “The Partnership Agreement—Merger, Sale, Conversion or Other Disposition of Assets.”

These provisions could also make it difficult for our unitholders to replace or remove our current board of directors or could have the effect of discouraging, delaying or preventing an offer by a third party to acquire us, even if the third party’s offer may be considered beneficial by many unitholders. As a result, unitholders may be limited in their ability to obtain a premium for their common units.

Tax Risks

In addition to the following risk factors, you should read “Material United States. Federal Income Tax Considerations” and “Non-United States Tax Considerations” for a more complete discussion of the material Marshall Islands and United States federal income tax consequences of owning and disposing of our common units.

We will be subject to taxes, which will reduce our cash available for distribution to you.

We and our subsidiaries may be subject to tax in the jurisdictions in which we are organized or operate, reducing the amount of cash available for distribution. In computing our tax obligation in these jurisdictions, we are required to take various tax accounting and reporting positions on matters that are not entirely free from doubt and for which we have not received rulings from the governing authorities. We cannot assure you that upon review of these positions the applicable authorities will agree with our positions. A successful challenge by a tax authority could result in additional tax imposed on us or our subsidiaries, further reducing the cash available for distribution. In addition, changes in our operations or ownership could result in additional tax being imposed on us or our subsidiaries in jurisdictions in which operations are conducted. Please see “Material United States Federal Income Tax Considerations—United States Federal Income Taxation of Our Company.”

We may have to pay tax on United States-source income, which would reduce our earnings and cash flow.

Under the Code, the United States source gross transportation income of a ship-owning or chartering corporation, such as ourselves, generally is subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under a tax treaty or Section 883 of the Code and the Treasury Regulations promulgated thereunder. U.S. source gross transportation income consists of 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

Based on advice we received from Seward & Kissel LLP, our United States counsel, we expect to qualify for this statutory tax exemption after this offering, and we intend to take this position for United States federal income tax purposes if we do so qualify. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to the 4% United States federal income tax described above. For example, if our holders of 5% or more of our common units, or 5% Unitholders, were to come to own 50% or more of our common units, then we would not qualify for exemption under Section 883 unless we could establish that among the closely-held group of 5% Unitholders, there are sufficient 5% Unitholders that are qualified stockholders for purposes of Section 883 to preclude non-qualified 5% Unitholders in the closely-held group from owning 50% or more of our common units for more than half the number of days during the taxable year. In order to establish this, sufficient 5% Unitholders that are qualified stockholders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified stockholders. These requirements are onerous and there can be no assurance that we would be able to satisfy them. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings available for distribution payments to our unitholders. For a more detailed discussion, see the section entitled “Material United States Federal Income Tax Considerations.”

United States tax authorities could treat us as a “passive foreign investment company,” which would have adverse United States federal income tax consequences to United States unitholders.

A non-U.S. entity treated as a corporation for United States federal income tax purposes will be treated as a “passive foreign investment company” (or PFIC) for U.S. federal income tax purposes if at least 75% of its gross income for any taxable year consists of “passive income” or at least 50% of the average value of its assets produce, or are held for the production of, “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their interests in the PFIC. Based on our current and projected method of operation, and on an opinion of our United States counsel, Seward & Kissel LLP, we believe that we will not be a PFIC for any taxable year. We will receive an opinion of our United States counsel in support of this position that concludes that the income our subsidiaries earn from certain of our present time-chartering activities should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our United States counsel that we expect that more than 25% of our gross income for our current taxable year and each future year will arise from such time-chartering activities or other income which does not constitute passive income, and more than 50% of the average value of our assets for each such year will be held for the production of such nonpassive income. Assuming the composition of our income and assets is consistent with these expectations, and assuming the accuracy of other representations we have made to our United States counsel for purposes of their opinion, our United States counsel is of the opinion that we should not be a PFIC for our current taxable year or any future year. This opinion is based and its accuracy is conditioned on representations, valuations and projections provided by us regarding our assets, income and charters to our United States counsel. While we believe these representations, valuations and projections to be accurate, the shipping market is volatile and no assurance can be given that they will continue to be accurate at any time in the future.

While Seward & Kissel LLP, our United States counsel, will provide us with an opinion in support of our position, the conclusions reached are not free from doubt, and it is possible that the United States Internal Revenue Service, or the IRS, or a court could disagree with this position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to each taxable year, we cannot assure you that the nature of our operations will not change in the future and that we will not become a PFIC in any taxable year. If the IRS were to find that we are or have been a PFIC for any taxable year (and regardless of whether we remain a PFIC for subsequent taxable years), our U.S. unitholders would face adverse United States federal income tax consequences. See “Material United States Federal Income Tax Considerations—United States Federal Income Taxation of United States Holders—PFIC Status and Significant Tax Consequences” for a more detailed discussion of the United States federal income tax consequences to United States unitholders if we are treated as a PFIC.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $152.9 million from the sale of common units offered by this prospectus, assuming an initial public offering price of $20.00 per common unit, which is the mid-point of the price range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and paying estimated offering expenses. We intend to use the net proceeds from this offering, as follows:

•

Approximately $137.96 million to repay in full all of the outstanding indebtedness under our $193 million Ob River Credit Facility, which bears interest at LIBOR plus a margin and matures in July 2017;

•	Approximately $3.5 million to repay in part the outstanding indebtedness under our $128 Clean Force Credit Facility, which bears interest at LIBOR plus a margin and matures in April 2020; and

•	Approximately $11.39 million for general partnership purposes, including working capital.

We intend to use the proceeds from our New Senior Secured Revolving Credit Facility, as follows:

•

Approximately $129.0 million to repay in full all of the outstanding indebtedness under our $150 million Clean Energy Credit Facility, which bears interest at LIBOR plus a margin and matures in July 2017;

•

Approximately $75.6 million to repay in full all of the outstanding indebtedness under our $128 million Clean Force Credit Facility, following the application of the use of proceeds of this offering, which bears interest at LIBOR plus a margin and matures in April 2020; and

•	Approximately $57.5 million will remain undrawn and available for vessel acquisitions.

Our Sponsor has granted the underwriters a 30-day option to purchase up to 1,875,000 additional common units to cover over-allotments, if any. If the underwriters exercise their over-allotment option, we will not receive any proceeds from the sale of additional common units by our Sponsor.

A $1.00 increase or decrease in the assumed initial public offering price of $20.00 per common unit would cause the net proceeds from this offering, after deducting the estimated underwriting discount and commissions and offering expenses payable by us, to increase or decrease, respectively, by approximately $7.8 million. In addition, we may also increase or decrease the number of common units we are offering. Each increase of 1.0 million common units offered by us, together with a concomitant $1.00 increase in the assumed public offering price to $21.00 per common unit, would increase net proceeds to us from this offering by approximately $27.5 million. Similarly, each decrease of 1.0 million common units offered by us, together with a concomitant $1.00 decrease in the assumed initial offering price to $19.00 per common unit, would decrease the net proceeds to us from this offering by approximately $25.6 million.

In addition, our Sponsor, will also receive net proceeds of approximately $79.9 million from the sale of 4,250,000 common units offered by this prospectus, assuming an initial public offering price of $20.00 per unit;

We will not receive any proceeds from the sale of 4,250,000 common units by our Sponsor.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2013:

•	On an actual basis;

•	On an as adjusted basis as of October 28, 2013 to give effect to our scheduled debt repayments of $13.0 million;

•

On an as further adjusted basis to give effect to (i) the issuance and sale of common units in this offering at an assumed initial public offering price of $20.00 per unit (representing the mid-point of the price range shown on the cover of this prospectus); and (ii) the application of the net proceeds of this offering as described under “Use of Proceeds.” On October 25, 2013, we entered into a binding commitment letter with one of our lenders, an affiliate of Credit Suisse, for a new $262.13 million senior secured credit facility, referred to as the New Senior Secured Revolving Credit Facility, which we expect will have an initial interest rate of LIBOR plus a margin. $204.6 million of the proceeds of the New Senior Secured Revolving Credit Facility, together with $141.5 million of the proceeds of this offering, will be used to repay all of our existing outstanding indebtedness effective upon the closing of this offering. The material terms of the New Senior Secured Revolving Credit Facility, which will permit, among other things, distributions to our unitholders and the other transactions contemplated herein, and our existing credit facilities are more fully set forth under the heading Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources— Our Borrowing Activities.”

There have been no significant adjustments to our capitalization since June 30, 2013, as so adjusted. You should read this table in conjunction with the consolidated financial statements and the related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Use of Proceeds” included elsewhere in this prospectus.

	As of June 30, 2013
	Historical (as revised)	As Adjusted	As further Adjusted
	(in thousands of U.S. dollars)
Cash:(1)	$2,831	$2,831	$14,221

Debt:
$128 Million Clean Force Credit Facility(2)	$83,375	$79,125	$—
$150 Million Clean Energy Credit Facility(2)	132,500	129,000	—
$193 Million Ob River Credit Facility	143,170	137,960	—
New Senior Secured Revolving Credit Facility(2)	—	—	204,625

Total Long-term secured debt obligations (including current portion):	$359,045	$346,085	$204,625

Equity:
Partners’ equity	$97,903	$97,903	$—
Held by public:
Common units(3)			152,850
Held by General Partner and its affiliates:
Common units(4)			13,902
Subordinated units(4)			83,833
General Partner units(4)			168

Equity attributable to Dynagas Partners	$97,903	$97,903	$250,753

Total capitalization	$456,948	$443,988	$455,378

(1)	In the corresponding financial statements for the six month period ending June 30, 2013, cash under the columns “Historical (as revised)” and “As Adjusted” was classified as “restricted cash,” as defined in the minimum liquidity provisions of the $193 Million Ob River Credit Facility.
(2)	At or prior to the completion of this offering, we will enter into the New Senior Secured Revolving Credit Facility for $262.13 million of which $204.6 million will be drawn to repay part of our existing indebtedness.
(3)	Represents the estimated net proceeds from this offering based on the midpoint of the price range set forth on the cover of this prospectus.
(4)	Represents Partners’ equity before the completion of this offering, which was allocated based on the number of each class of units to be held by our General Partner and its affiliates following the sale of 4,250,000 common units by our Sponsor in this offering (including 30,000 General Partner Units, 14,985,000 subordinated units and 2,485,000 common units).
*	The above capitalization table does not include the $30 million revolving credit facility to be entered into with our Sponsor, which we do not intend to draw at the time of the closing of this offering.

DILUTION

Dilution is the amount by which the offering price will exceed the net tangible book value per common unit after this offering. At June 30, 2013, we had actual net tangible book value of $97.9 million or $4.50 per unit. On a pro forma basis as of June 30, 2013, our pro forma net tangible book value would have been $251.0 million, or $8.36 per common unit. This represents an immediate appreciation in net tangible book value of $3.86 per unit to existing unit holders and an immediate dilution of net tangible book value of $11.64 per unit to new investors at an assumed initial public offering price of $20.00 per common unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$20.00
Net tangible book value per unit before this offering	$4.50
Increase in net tangible book value following this offering	$3.86

Less: Pro forma net tangible book value per common unit after giving effect to this offering		$8.36

Immediate dilution in net tangible book value per common unit to purchasers in this offering		$11.64

A $1.00 increase or decrease in the assumed initial public offering price of $20.00 per common unit would cause the adjusted net tangible book value to increase or decrease, respectively, by approximately $7.8 million, or $0.52 per common unit.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by our Sponsor and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units Acquired		Total Consideration		Average price per unit
	Number	Percent	Amount	Percent
Our Sponsor(1)(2)	21,750,000	72.5%	$97,903,000	37.24%	$4.50
New investors	8,250,000	27.5	165,000,000	62.76	20.00

Total	30,000,000	100.0%	$262,903,000	100.0%	$8.76

(1)	Upon consummation of the transactions contemplated by this prospectus, our Sponsor will own an aggregate of 2,485,000 common units and 14,985,000 subordinated units, assuming no exercise of the underwriters’ over-allotment option.
(2)	The assets contributed by our Sponsor and its affiliates were recorded at historical book value, rather than fair value, in accordance with U.S. GAAP. Book value of the consideration provided by our Sponsor, as of June 30, 2013, was $97.9 million.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy and restrictions on distributions in conjunction with specific assumptions included in this section. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

Following this offering, we intend to declare minimum quarterly distributions of $ 0.365 per unit, or $ 1.46 per unit on an annualized basis. As our fleet expands, our board of directors will evaluate future increases to the minimum quarterly distribution based on our cash flow and liquidity position. Our policy is to make cash distributions to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our General Partner. Our board of directors will determine the timing and amount of all cash distributions, based on various factors, including our financial performance, cash requirements and contractual and legal restrictions. Accordingly, we cannot guarantee that we will be able to make cash distributions. See “Risk Factors.”

General

Rationale for Our Cash Distribution Policy

Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing our available cash rather than retaining it because, in general, we plan to finance any expansion capital expenditures from external financing sources. Our cash distribution policy is consistent with the terms of our Partnership Agreement, which requires that we distribute all of our available cash quarterly. Available cash is generally defined to mean, for each quarter cash generated from our business less the amount of cash reserves established by our board of directors at the date of determination of available cash for the quarter to provide for the proper conduct of our business (including reserves for our future capital expenditures and anticipated future credit needs subsequent to that quarter), comply with applicable law, any of our debt instruments or other agreements; and provide funds for distributions to our unitholders and to our General Partner for any one or more of the next four quarters, plus, if our board of directors so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will receive quarterly distributions from us. Our cash distribution policy is subject to certain restrictions and may be changed at any time. Set forth below are certain factors that influence our cash distribution policy:

•

Our unitholders have no contractual or other legal right to receive distributions other than the obligation under our Partnership Agreement to distribute available cash on a quarterly basis, which is subject to the broad discretion of our board of directors to establish reserves and other limitations.

•

We will be subject to restrictions on distributions under our existing financing arrangements as well as under any new financing arrangements that we may enter into in the future. Our financing arrangements contain financial and other covenants that must be satisfied prior to paying distributions in order to declare and pay such distributions. If we are unable to satisfy the requirements contained in any of our financing arrangements or are otherwise in default under any of those agreements, it could have a material adverse effect on our financial condition and our ability to make cash distributions to you notwithstanding our cash distribution policy. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of the financial and other covenants contained in our debt agreements.

•

We are required to make substantial capital expenditures to maintain and replace our fleet. These expenditures may fluctuate significantly over time, particularly as our vessels near the end of their useful lives. In order to minimize these fluctuations, our Partnership Agreement requires us to deduct estimated, as opposed to actual, maintenance and replacement capital expenditures from the amount of cash that we would otherwise have available for distribution to our unitholders. In years when estimated maintenance and replacement capital expenditures are higher than actual maintenance and replacement capital expenditures, the amount of cash available for distribution to unitholders will be lower than if actual maintenance and replacement capital expenditures were deducted.

•

Although our Partnership Agreement requires us to distribute all of our available cash, our Partnership Agreement, including provisions contained therein requiring us to make cash distributions may be amended. During the subordination period, with certain exceptions, our Partnership Agreement may not be amended without the approval of non-affiliated common unitholders. After the subordination period has ended, our Partnership Agreement may be amended with the approval of a majority of the outstanding common units. Upon the closing of this offering, our Sponsor will own approximately 16.6% of our common units and all of our subordinated units. See “The Partnership Agreement—Amendment of the Partnership Agreement.”

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our Partnership Agreement.

•	Under Section 57 of the Marshall Islands Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to decreases in total operating revenues, decreases in hire rates, the loss of a vessel or increases in operating or general and administrative expenses, principal and interest payments on outstanding debt, taxes, working capital requirements, maintenance and replacement capital expenditures or anticipated cash needs. See “Risk Factors” for a discussion of these factors.

•

Our ability to make distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable limited partnership and limited liability company laws in the Marshall Islands and other laws and regulations.

Our Ability to Grow Depends on Our Ability to Access External Expansion Capital

Because we distribute all of our available cash on a quarterly basis, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations. We plan to rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund any future expansion capital expenditures, including any acquisitions through the exercise of our purchase options with our Sponsor. If we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. To the extent we issue additional units in connection with any acquisitions or other capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level, which in turn may affect the available cash that we have to distribute on each unit. There are no limitations in our Partnership Agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional borrowings or other debt by us to finance our growth would result in increased interest expense, which in turn may affect the available cash that we have to distribute to our unitholders.

Initial Distribution Rate

Upon the completion of this offering, our board of directors intends to adopt a cash distribution policy pursuant to which we will declare an initial quarterly distribution of $ 0.365 per unit for each complete quarter, or $1.46 per unit on an annualized basis, to be paid no later than 45 days after the end of each fiscal quarter (beginning with the quarter ending December 31, 2013). This equates to an aggregate cash distribution of $11.0 million per quarter, or $43.8 million per year, in each case based on the number of common units, subordinated units and General Partner Units outstanding immediately after completion of this offering. Our ability to make cash distributions at the initial distribution rate pursuant to this policy will be subject to the factors described above under “—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.”

The table below sets forth the number of outstanding common units, subordinated units and General Partner Units upon the closing of this offering and the aggregate distribution amounts payable on such units during the year following the closing of this offering at our initial distribution rate of $0.365 per unit per quarter, or $1.46 per unit on an annualized basis.

		Distributions
	Number of Units	One Quarter(2)	Four Quarters
Common units	14,985,000	$5,469,525	$21,878,100
Subordinated units	14,985,000	5,469,525	21,878,100
General Partner Units(1)	30,000	10,950	43,800

Total	30,000,000	$10,950,000	$43,800,000

(1)	The number of General Partner Units is determined by multiplying the total number of units deemed to be outstanding (i.e., the total number of common and subordinated units outstanding divided by 99.9%) by the General Partner’s 0.1% General Partner interest.
(2)	Actual payments of distributions on the common units, subordinated units and the General Partner Units are expected to be approximately $5.1 million for the period between the estimated closing date of this offering and December 31, 2013.

During the subordination period, before we make any quarterly distributions to subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution plus any arrearages in distributions from prior quarters. See “How We Make Cash Distributions—Subordination Period.” We cannot guarantee, however, that we will pay the minimum quarterly distribution or any amount on the common units in any quarter.

As of the closing date of this offering, our General Partner will be entitled to 0.1% of all distributions that we make prior to our liquidation. Our General Partner’s initial 0.1% interest in these distributions may be reduced if we issue additional units in the future and our General Partner does not contribute a proportionate amount of capital to us to maintain its initial 0.1% General Partner interest. Our General Partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current General Partner interest.

Forecasted Results of Operations for the Twelve Months Ending December 31, 2014

In this section, we present in detail the basis for our belief that we will be able to pay our minimum quarterly distribution on all of our outstanding units for the twelve months ending December 31, 2014. We outline the significant assumptions upon which the forecast is based and present two tables, consisting of:

•	Forecasted Results of Operations for the twelve months ending December 31, 2014; and

•	Forecasted Cash Available for Distribution for the twelve months ending December 31, 2014.

We present below a forecast of expected results of our operations for the twelve months ending December 31, 2014 on the basis of our Initial Fleet. Our forecast presents, to the best of our knowledge and belief, the expected results of operations for the forecast period. Although we anticipate exercising our options to purchase each of the Optional Vessels from our Sponsor, the timing of such purchases is uncertain and each such transaction is subject to reaching an agreement with our Sponsor regarding the price of the vessel and raising the requisite equity and debt capital to fund the acquisition.

The forecast reflects our judgment, as of the date of this prospectus, of conditions we expect to exist and the course of action we expect to take during the twelve months ending December 31, 2014. The assumptions and estimates used in the forecast are inherently uncertain and represent those that we believe are significant to our financial forecast. We believe that we have a reasonable objective basis for those assumptions. To the extent that there is a shortfall during any quarter in the forecast period, we believe we would be able to make working capital borrowings to pay distributions in such quarter and would be able to repay such borrowings in a subsequent quarter, because we believe the total cash available for distribution for the forecast period will be more than sufficient to pay the aggregate minimum quarterly distribution to all unitholders. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. There will likely be differences between our forecast and the actual results and those differences could be material. Our operations are subject to numerous risks that are beyond our control. If the forecast is not achieved, we may not be able to pay cash distributions on our units at the initial distribution rate stated in our cash distribution policy or at all.

Our forecast of our results of operations is a forward-looking statement and should be read together with our historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We do not, as a matter of course, make public projections as to future revenues, earnings or other results. The forecast has been prepared by and is the responsibility of our management. However, our management has prepared the financial forecast set forth below in support of our belief that we will have sufficient cash available to allow us to pay the minimum quarterly distribution of $0.365 per unit on all of our outstanding units during the forecast period. The accompanying financial forecast was not prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In addition, in the view of our management, the accompanying financial forecast was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of our knowledge and belief, our expected course of action and the expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the financial forecast.

When considering our financial forecast you should keep in mind the risk factors and other cautionary statements included under the heading “Risk Factors” elsewhere in this prospectus. Any of the risks discussed in this prospectus could cause our actual results of operations to vary significantly from the financial forecast and such variations could be material. Prospective investors are cautioned to not place undue reliance on the financial forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition.

We are providing the financial forecast to supplement our historical consolidated financial statements in support of our belief that we will have sufficient cash available to allow us to pay cash distributions on all of our units for each quarter in the twelve-month period ending December 31, 2014 at our stated initial distribution rate. See “—Forecast Assumptions and Considerations—Summary of Significant Forecast Assumptions” for further information as to the assumptions we have made for the financial forecast.

Unanticipated events may occur which could adversely affect the actual results we achieve during the forecast period. Consequently, our actual results of operations, cash flows and financial condition during the forecast period may vary from the forecast and such variations may be material. Prospective investors are cautioned to not place undue reliance on the forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update the financial forecast to reflect events or circumstances after the date of this prospectus, even in the event that any or all of the underlying assumptions are shown to be in error. Therefore, we caution you not to place undue reliance on this information.

Neither our independent registered public accounting firm, nor any other independent registered public accounting firm have compiled, examined or performed any procedures with respect to the forecasted financial information contained herein, nor have they expressed any opinion or given any other form of assurance on such information or its achievability, and they assume no responsibility for such forecasted financial information. Our independent registered accounting firm’s report included in this prospectus relates to our historical financial information. That report does not extend to the tables and the related forecasted financial information contained in this section and should not be read to do so.

DYNAGAS LNG PARTNERS LP

FORECASTED RESULTS OF OPERATIONS

The following table presents (1) our forecasted results of operations for the twelve months ending December 31, 2014, (2) our estimated results of operations for the year ended December 31, 2013, (3) our estimated results of operations for the six months ended December 31, 2013 and (4) our historical results of operations for the six months ended June 30, 2013. The amounts presented as estimated results of operations for the year ended December 31, 2013 were calculated by combining actual results of operations for the six months ended June 30, 2013 (as included in the interim financial statements, which appear elsewhere in this prospectus) with estimated results of operations for the six months ended December 31, 2013. We are providing estimated results of operations for the year ended December 31, 2013 in order to provide a comparative period to our forecast for the year ended December 31, 2014. The assumptions used to forecast operations for the six months ended December 31, 2013 are discussed below. Forecasted net income and net income per unit are not extracted from our audited Combined Financial Statements and the notes thereto for the year ended December 31, 2012 that are included elsewhere in this prospectus.

	Year Ending December 31, 2014(1)	Year Ending December 31, 2013	Six Months Ending December 31, 2013	Six Months Ending June 30, 2013
	(forecast)	(estimated)	(estimated)	(unaudited)
	(in thousands of U.S. dollars)
Total voyage revenues	$84,529	$85,056	$42,612	$42,444
Operating expenses:
Voyage expenses	(1,742)	(1,669)	(837)	(832)
Vessel operating expenses	(13,140)	(12,567)	(6,335)	(6,232)
General and administrative expenses	(2,250)	(171)	(150)	(21)
Management fees	(2,820)	(2,738)	(1,380)	(1,358)
Depreciation and amortization	(13,579)	(13,578)	(6,845)	(6,733)
Dry-docking and special survey costs	0	0	0	0

Total operating expenses	(33,531)	(30,723)	(15,547)	(15,176)

Operating income	$50,998	$54,333	$27,065	$27,268

Financial income (expenses):
Interest income	$—	$—	$—	$—
Interest expense	(7,604)	(8,218)	(3,946)	(4,272)
Loss on derivative financial instruments	—	—	—	—
Other financial items, net	(265)	(1,770)	(1,502)	(268)

Net financial expenses	$(7,869)	$(9,988)	$(5,448)	$(4,540)

	Year Ending December 31, 2014(1)	Year Ending December 31, 2013	Six Months Ending December 31, 2013	Six Months Ending June 30, 2013
	(forecast)	(estimated)	(estimated)	(unaudited)
	(in thousands of U.S. dollars)
Income before income taxes	$43,129	$44,345	$21,617	$22,728
Income taxes	—	—	—	—
Net income attributable to Dynagas LNG Partners LP owners	$43,129	$44,345	$21,617	$22,728
General Partner’s interest in net income	$43	$44	$21	$23
Limited Partners’ interest in net income	$43,086	$44,301	$21,596	$22,705

Net income per:
Common unit (basic and diluted)	$1.44	$1.48	$0.72	$1.04(2)
Subordinated unit (basic and diluted)	$1.44	$1.48	$0.72	$1.04(2)
General Partner Unit (basic and diluted)	$1.44	$1.48	$0.72	$1.04(2)

(1)	The forecast is based on the assumptions set forth in “—Forecast Assumptions and Considerations—Summary of Significant Forecast Assumptions.”
(2)	Based on the number of units outstanding prior to the completion of this offering.

Forecast Assumptions and Considerations

Basis of Presentation

The accompanying financial forecast and related notes of Dynagas LNG Partners LP present the forecasted results of operations of Dynagas LNG Partners LP for the twelve months ending December 31, 2014, based on the following:

On October 29, 2013, we acquired from our Sponsor the vessels in our Initial Fleet in exchange for 6,735,000 of our common units and 14,985,000 of our subordinated units, and on the same date, we issued to our General Partner, a company owned and controlled by our Sponsor, 30,000 General Partner Units (the General Partner Units, together with the issued common units and subordinated units represent all of the outstanding interests in us) and all of our incentive distribution rights, which will entitle our General Partner to increasing percentages of the cash we distribute in excess of $0.420 per unit per quarter.

In addition, at or prior to the closing of this offering, the following transactions will occur:

•	we will sell 8,250,000 common units to the public in this offering, representing a 27.5% limited partner interest in us;

•

our Sponsor will sell (i) 4,250,000 common units to the public in this offering, representing a 14.2% limited partner interest in us and (ii) an additional 1,875,000 common units if the underwriters exercise their over-allotment option; and

•

we expect to receive net proceeds of approximately $152.9 million from the sale of common units offered by this prospectus, assuming an initial public offering price of $20.00 per common unit, which is the mid-point of the price range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and paying estimated offering expenses. We intend to use the net proceeds from this offering, as follows:

•

Approximately $137.96 million to repay in full all of the outstanding indebtedness under our $193 million Ob River Credit Facility, which bears interest at LIBOR plus a margin and matures in July 2017;

•	Approximately $3.5 million to repay in part the outstanding indebtedness under our $128 Clean Force Credit Facility, which bears interest at LIBOR plus a margin and matures in April 2020; and

•	Approximately $11.39 million for general partnership purposes, including working capital.

We intend to use the proceeds from our New Senior Secured Revolving Credit Facility, as follows:

•

Approximately $129.0 million to repay in full all of the outstanding indebtedness under our $150 million Clean Energy Credit Facility, which bears interest at LIBOR plus a margin and matures in July 2017;

•

Approximately $75.6 million to repay in full all of the outstanding indebtedness under our $128 million Clean Force Credit Facility, following the application of the use of proceeds of this offering, which bears interest at LIBOR plus a margin and matures in April 2020; and

•	Approximately $57.5 million will remain undrawn and available for vessel acquisitions.

See “Use of Proceeds.”

In addition, at or prior to the closing of this offering:

•	we will enter into the definitive facility agreement and related security documentation for the New Senior Secured Revolving Credit Facility;

•	we will enter into a $30 million revolving credit facility with our Sponsor;

•	our Sponsor and its lenders will amend the three loan agreements secured by five of the Optional Vessels to release us from our obligations as guarantor; and

•	we will enter into an Omnibus Agreement with our Sponsor and our General Partner, governing, among other things:

•	to what extent we and our Sponsor may compete with each other;

•	our options to purchase from our Sponsor the Optional Vessels within 24 months after their respective deliveries from the shipyard;

•

certain rights of first offer on LNG carriers operating under charters with an initial term of four or more years as described under “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement”; and

•	our Sponsor’s provision of certain indemnities to us.

Summary of Significant Accounting Policies

Organization. We are a Marshall Islands limited partnership formed on May 30, 2013 that owns and operates LNG carriers under multi-year contracts.

Principles of Consolidation. This financial forecast includes our accounts and those of our wholly-owned subsidiaries. All intercompany transactions have been eliminated upon consolidation.

Use of Estimates. We prepare our financial statements in accordance with U.S. GAAP, which requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reporting Currency. Our financial forecast is stated in U.S. Dollars because we operate in international shipping markets that typically utilize the U.S. Dollar as the functional currency. Transactions involving other currencies during a period are converted into U.S. Dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities that are denominated in currencies other than the U.S. Dollar are translated to reflect the period-end exchange rates. Resulting gains or losses are reflected in our consolidated statements of income.

Revenue Recognition. We generate our revenues from the chartering of our vessels. All of our vessels are chartered under time charters, where a contract is entered into for the use of a vessel for a specific period of time and at a specified daily charter hire rate. If a charter agreement exists and collection of the related revenue is reasonably assured, revenue is recognized, as it is earned, ratably over the duration of the period of the time charter. Furthermore, revenues from time chartering of vessels are accounted for as operating leases and are thus recognized on a straight line basis as the average lease revenue over the rental periods of such charter agreements, as service is performed. The difference from actually collected hire based on the time charter agreement and reported total voyage revenues for each period is being classified as deferred revenue in the consolidated balance sheets.

Voyage Expenses. Voyage expenses are primarily bunker fuel expenses, LNG boil-off, port fees, cargo loading and unloading expenses, canal tolls, agency fees and commissions. Voyage expenses are paid by the customer under the time charter. However, we may incur voyage related expenses during an off-hire when positioning or repositioning vessels before or after the period of a time charter or before or after dry-docking, the cost of which will be payable by us. We also incur some voyage expenses, principally fuel costs, when our vessels are in periods of commercial waiting time.

Vessel Operating Expenses. Vessel operating expenses include direct vessel operating costs associated with operating a vessel, such as crew wages, which are the most significant component, vessel supplies, routine repairs, maintenance, lubricating oils and insurance. Vessel operating expenses also include peripheral expenses incurred while vessels undergo special survey and dry-docking such as spare parts, port dues, tugs and service engineer attendance.

Cash and Cash Equivalents. We consider all demand and time deposits and highly liquid investments with original maturities of three months or less to be equivalent to cash.

Restricted Cash. Restricted cash is comprised of minimum liquidity collateral requirements or minimum required cash deposits, as defined in our loan agreements.

Vessels. Vessels are stated at cost less accumulated depreciation. The cost of vessels less the estimated residual value is depreciated on a straight-line basis over the assets’ remaining useful economic lives.

Accounting for Dry-docking and Special Survey Costs: Dry-docking and special survey costs are expensed in the period incurred. The vessels undergo dry-dock or special survey approximately every five years during the first fifteen years of their life and every two and a half years within their following useful life. Costs relating to routine repairs and maintenance are also expensed as incurred. All three vessels in our Initial Fleet completed their initial scheduled special survey repairs in 2012.

Loan Costs. Loan costs, including fees, commissions and legal expenses associated with the loans, are presented as deferred charges and amortized with the effective interest method over the term of the relevant loan. Amortization of loan costs is included in interest and finance costs.

Derivative Instruments. We may enter into interest rate swap transactions from time to time to hedge a portion of our exposure to floating interest rates. These transactions involve the conversion of floating rates into fixed rates over the life of the transactions without an exchange of underlying principal. Guidance on accounting for derivatives and hedging activities requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and measure these instruments at fair value. Derivatives that are not hedges are adjusted to fair value through the income statement

Income Taxes. We are not subject to income taxes.

Net Income Per Unit. The calculation of the forecasted basic and diluted earnings for the twelve months ending December 31, 2014 is set forth below:

	Common Unitholders	Subordinated Unitholders	General Partner
Partners’ interests in forecasted net income
(in thousands of U.S. dollars)	$21,543	$21,543	$43
Forecast weighted average number of units outstanding	14,985,000	14,985,000	30,000
Forecast net income per unit	$1.44	$1.44	$1.44

Summary of Significant Forecast Assumptions

Forecast assumptions for the twelve months ended December 31, 2014

Vessels. The forecast reflects or assumes the following about our fleet:

•	363 revenue earning days for the Clean Energy

•	363 revenue earning days for the Ob River

•	363 revenue earning days for the Clean Force

The above revenue earning days reflect a fleet utilization rate of 99.5%, which is consistent with our historical fleet utilization rate for the year ended December 31, 2012 which was also 99.5%.

Total Voyage Revenues. Our forecasted total voyage revenues are based on estimated average minimum daily lease revenue under each vessel’s charter agreement multiplied by the total number of days each of our vessels is expected to be on-hire during the twelve months ending December 31, 2014. The forecasted total voyage revenues are presented using the accounting principles for operating leases, and thus are recognized on a straight line basis as the average lease revenue over the rental periods of such charter agreements. In addition, we have assumed two days of off-hire for each of the vessels in our fleet. The amount of actual off-hire time depends upon, among other things, the time a vessel spends in dry-docking for repairs, maintenance or inspection, equipment breakdowns or delays due to accidents, crewing strikes, certain vessel detentions or similar problems as well as failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew.

Our forecasted total voyage revenues during the twelve months ending December 31, 2014 is $84.5 million compared to forecasted revenues of $85.1 million for the same period in 2013, representing a decrease of 0.6%. This decrease is mainly attributable to the utilization rate of 99.5% assumed for the twelve months ending December 31, 2014 versus the actual utilization of 100.0% during the six months ended June 30, 2013. This forecast assumes that the average time charter rate of our fleet, calculated by dividing the total voyage revenue less commissions by the total revenue earning days, during the twelve months ending December 31, 2014 is $76,020 per day per vessel.

Vessel Operating Expenses. Our forecasted vessel operating expenses for the twelve months ending December 31, 2014 are $13.1 million, compared to forecasted expenses of $12.6 million for the same period in 2013, representing an increase of 4.0%. This forecast assumes that all of our vessels are operational during the twelve months ending December 31, 2014 and that average daily operating expenses will be $12,000 per vessel, compared to $11,477 for the same period in 2013.

Voyage Expenses. Our forecasted voyage expenses for the twelve months ending December 31, 2014 are $1.7 million, compared to forecasted expenses of $1.7 million for the same period in 2013. Our forecast assumes that all of our vessels are operational during the twelve months ending December 31, 2014 and that they will not incur any voyage expenses other than commissions of 1.25% paid to our Manager as well as commissions of 1.25% paid to third parties under the time charters for the Clean Energy and Clean Force.

General and Administrative Expenses. Our forecasted general and administrative expenses for the twelve months ending December 31, 2014 are approximately $2.3 million, compared to forecasted expenses of

$0.2 million for the same period in 2013. Our forecast is based on the assumption that we will incur approximately $2.1 million in incremental expenses as result of being a publicly traded limited partnership, including without limitation, executive officer salaries, board of directors salaries, costs related to director and officer insurance, auditor, legal and consulting fees, NASDAQ listing fees, transfer agent fees, investor relations fees, marketing expenses, travel expenses and various other miscellaneous expenses. The forecasted incremental expenses of being a public company were based on the expenses incurred by other public companies, as reported in such companies’ public filings, for similar services.

Management Fees and Expenses. Forecasted management fees and expenses for the twelve months ending December 31, 2014 are $2.8 million, compared to forecasted expenses of $2.7 million for the same period in 2013. The forecast is based on a technical management fee of $2,575 per day payable to our Manager under our vessel management agreements. See “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Vessel Management Agreements.”

Depreciation and Amortization. Our forecasted depreciation and amortization expense for the twelve months ending December 31, 2014 is $13.6 million, compared to forecasted depreciation and amortization of $13.6 million for the same period in 2013. Our forecast assumes that no vessels are purchased or sold during the twelve months ending December 31, 2014. Vessels are stated at cost less accumulated depreciation. The cost of vessels less the estimated residual value is depreciated on a straight-line basis over the assets’ remaining economic useful lives, which we estimate at the start of 2014 to be approximately 28 years, 28 years, and 29 years for the Clean Energy, the Ob River and the Clean Force, respectively. The economic life for LNG carriers operated worldwide has generally been estimated to be 35 years.

Dry-docking and Special Survey Costs. We do not expect to incur any dry-docking and special survey costs for the twelve months ending December 31, 2014.

Interest Income. We have assumed that any cash surplus balances will not earn any interest during the twelve months ending December 31, 2014.

Interest Expense. Our forecasted interest expense, which includes commitment fees, for the twelve months ending December 31, 2014 is $7.6 million, compared to forecasted interest expense of $8.2 million for the same period in 2013. The forecast assumes that we will have an average outstanding loan balance of approximately $204.6 million with an estimated weighted average interest rate of approximately 3.3% per annum during the twelve months ending December 31, 2014, as compared to an average outstanding loan balance of approximately $338.3 million during the same period in 2013 with a weighted average interest rate of approximately 2.4%. The rates we have assumed are based on the relevant period’s LIBOR forecast and the applicable margin under our New Senior Secured Revolving Credit Facility.

Income Taxes. Forecasted income tax expense for the twelve months ending December 31, 2014 of $0. We do not expect to be subject to income tax expenses.

Deferred Revenues. Forecasted deferred revenues for the twelve months ending December 31, 2014 is based on the net difference between forecasted total voyage revenues, and forecasted actual voyage revenues to be received during the twelve months ending December 31, 2014. Forecasted actual voyage revenues are based on contracted daily hire rate under each vessel’s charter agreement multiplied by the total number of days each of our vessels is expected to be on-hire during the twelve months ending December 31, 2014. In addition, we have assumed two days of off-hire for each of the vessels in our fleet. The amount of actual off-hire time depends upon, among other things, the time a vessel spends in dry-docking for repairs, maintenance or inspection, equipment breakdowns or delays due to accidents, crewing strikes, certain vessel detentions or similar problems as well as failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew.

Maintenance and Replacement Capital Expenditures. Our Partnership Agreement requires our board of directors to deduct from operating surplus each quarter estimated maintenance and replacement capital expenditures, as opposed to actual maintenance and replacement capital expenditures, in order to reduce disparities in operating surplus caused by fluctuating maintenance and replacement capital expenditures, such as dry-docking and vessel replacement. The actual cost of replacing the vessels in our fleet will depend on a number of factors, including prevailing market conditions, charter hire rates and the availability and cost of financing at the time of replacement. Our board of directors, with the approval of the conflicts committee, may determine that one or more of our assumptions should be revised, which could cause our board of directors to increase the amount of estimated maintenance and replacement capital expenditures. We may elect to finance some or all of our maintenance and replacement capital expenditures through the issuance of additional common units which could be dilutive to our existing unitholders.

Maintenance Capital Expenditures. Because of the substantial capital expenditures we are required to make to maintain our fleet, our initial annual estimated maintenance capital expenditures for the three vessels in our Initial Fleet for purposes of calculating operating surplus will be $2.1 million per year for dry-docking and special survey costs based on total expected dry-docking and special survey costs of approximately $10.5 million incurred every five years for the three vessels in our Initial Fleet. In calculating these maintenance capital expenditure reserves, we assume $1.6 million of dry-docking and special survey costs for each vessel (as opposed to costs of approximately $1.0 million per vessel in 2012, including peripheral expenses) and we also take into account the anticipated loss of revenues while our vessels are out of service during these surveys. We estimate that each vessel will be out of service for 22 days during these surveys (as opposed to actual down time of 15 days per vessel in 2012). We calculated the lost revenues by multiplying 22 days by $79,983, representing the average time charter rate for our fleet at the time of the dry-docking in 2017, 2017, and 2018 for the Clean Energy, Ob River and Clean Force, respectively.

Replacement Capital Expenditures. Because of the substantial capital expenditures we are required to make to replace our fleet, our initial annual estimated replacement capital expenditures for purposes of calculating operating surplus will be $7.5 million per year, including estimated financing costs, for replacing our LNG carriers at the end of their useful lives. The $7.5 million for future vessel replacement is based on assumptions regarding the remaining useful lives of the vessels, a net investment rate, vessel replacement values based on current market conditions and scrap value of the vessels.

Regulatory, Industry and Economic Factors. Our forecast for the twelve months ending December 31, 2014 is based on the following assumptions related to regulatory, industry and economic factors:

•	no material nonperformance or credit-related defaults by suppliers, customers or vendors;

•	no new regulation or any interpretation of existing regulations that, in either case, would be materially adverse to our business;

•	no material accidents, releases, weather-related incidents, unscheduled downtime or similar unanticipated events;

•	no major adverse change in the markets in which we operate resulting from production disruptions, reduced demand for LNG or significant changes in the market prices of LNG; and

•	no material changes to market, regulatory and overall economic conditions.

Forecast assumptions for the six month period ended December 31, 2013

Vessels. The forecast reflects or assumes the following about our fleet:

•	183 revenue earning days for the Clean Energy

•	183 revenue earning days for the Ob River

•	183 revenue earning days for the Clean Force

The above revenue earning days reflect a fleet utilization rate of 99.5% which is consistent with our historical fleet utilization rate for the year ended December 31, 2012 which was also 99.5%. The fleet utilization rate for the six months ended June 30, 2013 was 100%.

Total Voyage Revenues. Our forecasted total voyage revenues are based on estimated average minimum daily lease revenue under each vessel’s charter agreement multiplied by the total number of days each of our vessels is expected to be on-hire during the six months ending December 31, 2013. The forecasted total voyage revenues are presented using the accounting principles for operating leases, and thus are recognized on a straight line basis as the average lease revenue over the rental periods of such charter agreements. In addition, we have assumed two days of off-hire for each of the vessels in our fleet. The amount of actual off-hire time depends upon, among other things, the time a vessel spends in dry-docking for repairs, maintenance or inspection, equipment breakdowns or delays due to accidents, crewing strikes, certain vessel detentions or similar problems as well as failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew.

Our forecasted total voyage revenues during the six months ending December 31, 2013 is $42.6 million compared to revenues of $42.4 million for the six months ended June 30, 2013, representing an increase of 0.5%. This increase is mainly attributable to the increase of 1.1% in available days to 549 in the six months ended December 31, 2013 compared to 543 days in the six months ending June 30, 2013. This forecast assumes that the average time charter rate of our fleet, calculated by dividing the total voyage revenue less commissions by the total revenue earning days, during the six months ending December 31, 2013 is $76,093 per day per vessel.

Vessel Operating Expenses. Our forecasted vessel operating expenses for the six months ending December 31, 2013 are $6.3 million, compared to expenses of $6.2 million for the six months ending June 30, 2013. This forecast assumes that all of our vessels are operational during the six months ending December 31, 2013 and that average daily operating expenses will be $11,477 per vessel, in line with the actual average daily operating expenses during the six months ending June 30, 2013.

Voyage Expenses. Our forecasted voyage expenses for the six months ending December 31, 2013 of $0.8 million remained substantially the same as compared to the six months ending June 30, 2013.

Our forecast assumes that all of our vessels are operational during the six months ending December 31, 2013 and that they will not incur any voyage expenses other than commissions of 1.25% paid to our Manager as well as commissions of 1.25% paid to third parties under the time charters for the Clean Energy and Clean Force.

General and Administrative Expenses. Our forecasted general and administrative expenses for the six months ending December 31, 2013 are approximately $0.15 million, compared to expenses of $0.02 million for the six months ended June 30, 2013, the increase of $0.13 million to account mainly for estimated audit and legal fees.

Management Fees and Expenses. Forecasted management fees and expenses for the six months ending December 31, 2013 are $1.4 million, compared to expenses of $1.4 million for the six months ending June 30, 2013. The forecast is based on a technical management fee of $2,500 per day payable to our Manager under our vessel management agreements. See “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Vessel Management Agreements.”

Depreciation and Amortization. Our forecasted depreciation and amortization expense for the six months ending December 31, 2013 is $6.8 million, compared to $6.7 million for the six months ending June 30, 2013. Our forecast assumes that no vessels are purchased or sold during the six months ending December 31, 2013. Vessels are stated at cost less accumulated depreciation. The cost of vessels less the estimated residual value is depreciated on a straight-line basis over the assets’ remaining economic useful lives, which we estimate at July 1,

2013 to be approximately 29 years, 29 years, and 30 years for the Clean Energy, the Ob River and the Clean Force, respectively. The economic life for LNG carriers operated worldwide has generally been estimated to be 35 years.

Dry-docking and Special Survey Costs. We do not expect to incur any dry-docking and special survey costs for the six months ending December 31, 2013 and did not incur any dry-docking and special survey costs for the six months ending June 30, 2013.

Interest Income. We have assumed that any cash surplus balances will not earn any interest during the six months ending December 31, 2013.

Interest Expense. Our forecasted interest expense, which includes commitment fees, for the six months ending December 31, 2013 is $3.9 million, compared to interest expense of $4.3 million for the six month ending June 30, 2013. The forecast assumes that we will have an average outstanding loan balance of approximately $309.4 million with an estimated weighted average interest rate of approximately 2.4% per annum during the six months ending December 31, 2013, as compared to an average outstanding loan balance of approximately $367.6 million during the six months ending June 30, 2013 with a weighted average interest rate of approximately 2.3%. The rates we have assumed are (i) actual rollovers to our existing facilities, (ii) based on the relevant period’s LIBOR forecast and the applicable margin under each of our loan agreements until November 12, 2013 and (iii) for the remaining period based on the relevant period’s LIBOR forecast and the applicable margin under our Proposed Secured Revolving Credit Facility.

Income Taxes. Forecasted income tax expense for the six months ending June 30, 2013 of $0.0 million. We do not expect to be subject to income tax expenses.

Deferred Revenues. Forecasted deferred revenues for the six months ending December 31, 2013 is based on the net difference between forecasted total voyage revenues, and forecasted actual voyage revenues to be received in this period. Forecasted actual voyage revenues are based on contracted daily hire rate under each vessel’s charter agreement multiplied by the total number of days each of our vessels is expected to be on-hire during the six months ending December 31, 2013. In addition, we have assumed one day of off-hire for each of the vessels in our fleet. The amount of actual off-hire time depends upon, among other things, the time a vessel spends in dry-docking for repairs, maintenance or inspection, equipment breakdowns or delays due to accidents, crewing strikes, certain vessel detentions or similar problems as well as failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew.

Maintenance and Replacement Capital Expenditures. Our Partnership Agreement requires our board of directors to deduct from operating surplus each quarter estimated maintenance and replacement capital expenditures, as opposed to actual maintenance and replacement capital expenditures, in order to reduce disparities in operating surplus caused by fluctuating maintenance and replacement capital expenditures, such as dry-docking and vessel replacement. The actual cost of replacing the vessels in our fleet will depend on a number of factors, including prevailing market conditions, charter hire rates and the availability and cost of financing at the time of replacement. Our board of directors, with the approval of the conflicts committee, may determine that one or more of our assumptions should be revised, which could cause our board of directors to increase the amount of estimated maintenance and replacement capital expenditures. We may elect to finance some or all of our maintenance and replacement capital expenditures through the issuance of additional common units which could be dilutive to our existing unitholders.

Regulatory, Industry and Economic Factors. Our forecast for the six months ending December 31, 2013 is based on the following assumptions related to regulatory, industry and economic factors:

•	no material nonperformance or credit-related defaults by suppliers, customers or vendors;

•	no new regulation or any interpretation of existing regulations that, in either case, would be materially adverse to our business;

•	no material accidents, releases, weather-related incidents, unscheduled downtime or similar unanticipated events;

•	no major adverse change in the markets in which we operate resulting from production disruptions, reduced demand for LNG or significant changes in the market prices of LNG; and

•	no material changes to market, regulatory and overall economic conditions.

Forecasted Cash Available for Distribution

The table below sets forth our calculation of forecasted cash available for distribution to our unitholders and General Partner based on the Forecasted Results of Operations set forth above. Based on the financial forecast and related assumptions, we forecast that our cash available for distribution generated during the twelve months ending December 31, 2014 will be approximately $48.2 million. This amount would be sufficient to pay 100% of the minimum quarterly distribution of $0.365 per unit on all of our common units and subordinated units for the four quarters ending December 31, 2014.

Actual payments of distributions on the common units, subordinated units and the General Partner Units are expected to be approximately $5.1 million for the period between the estimated closing date of this offering (November 18, 2013) and the end of the fiscal quarter in which the closing date of this offering occurs.

You should read “—Forecast Assumptions and Considerations—Summary of Significant Forecast Assumptions” included as part of the financial forecast for a discussion of the material assumptions underlying our forecast of adjusted EBITDA that is included in the table below. Our forecast is based on those material assumptions and reflects our judgment of conditions we expect to exist and the course of action we expect to take. The assumptions disclosed in our financial forecast are those that we believe are significant to generate the forecasted adjusted EBITDA. If our estimate is not achieved, we may not be able to pay distributions on the common units at the initial distribution rate of $0.365 per unit per quarter, or $1.46 per unit on an annualized basis. Our financial forecast and the forecast of cash available for distribution set forth below have been prepared by our management. This calculation represents available cash from operating surplus generated during the period and excludes any cash from working capital borrowings, capital expenditures and cash on hand on the closing date.

Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance calculated in accordance with U.S. GAAP.

When considering our forecast of cash available for distribution for the twelve months ending December 31, 2014, you should keep in mind the risk factors and other cautionary statements under the heading “Forward Looking Statements” and “Risk Factors” and elsewhere in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our financial results of operations to vary significantly from those set forth in the financial forecast and the forecast of cash available for distribution set forth below.

Neither our independent registered public accounting firm, nor any other independent registered public accounting firm have compiled, examined or performed any procedures with respect to the forecasted financial information contained herein, nor have they expressed any opinion or given any other form of assurance on such information or its achievability, and they assume no responsibility for such forecasted financial information.

DYNAGAS LNG PARTNERS LP

FORECASTED CASH AVAILABLE FOR DISTRIBUTION

	Twelve Months Ending December 31, 2014(1)	Year Ending December 31, 2013
	(forecast)	(estimated)
	(in thousands of U.S. dollars, except per unit amounts)
Adjusted EBITDA(2)	$64,577	$67,962
Adjustments for cash items and estimated maintenance and replacement capital expenditures:
Cash deferred revenue	776	(4,152)
Cash interest expense	(7,604)	(8,218)
Cash interest income	0	0
Cash other, net	0	(970)
Maintenance capital expenditure reserves(3)	(2,056)	(2,056)
Replacement capital expenditure reserves(3)	(7,496)	(7,165)

Cash available for distribution	$48,197	$45,401

Expected distributions:
Distributions per unit	$1.46	$1.46
Distributions to our public common unitholders(4)	18,250	18,250
Distributions to Dynagas Holding common units(4)	3,628	3,628
Distributions to Dynagas Holding subordinated units(4)	21,878	21,878
Distributions to General Partner Units	44	44

Total distributions(5)	$43,800	$43,800

Excess (shortfall)	$4,397	$1,601
Annualized minimum quarterly distribution per unit	$1.46	$1.46
Aggregate distributions based on annualized minimum quarterly distribution	$43,800	$43,800
Percent of minimum quarterly distributions payable to common unitholders	100%	100%
Percent of minimum quarterly distributions payable to subordinated unitholders	100%	100%

(1)	The forecast is based on the assumptions set forth in “—Forecast Assumptions and Considerations—Summary of Significant Forecast Assumptions.”
(2)	Adjusted EBITDA is defined as earnings before interest and finance costs, net of interest income, gains/losses on derivative financial instruments, taxes (when incurred), depreciation and amortization (when incurred). Adjusted EBITDA is used as a supplemental financial measure by management and external users of financial statements, such as our investors, to assess our liquidity and our operating performance. We believe that Adjusted EBITDA assists our management and investors by providing useful information that increases the comparability of our operating performance from period to period and against the operating performance of other companies in our industry that provide Adjusted EBITDA information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest, other financial items, depreciation and amortization and taxes, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including Adjusted EBITDA as a measure of operating performance benefits investors in (a) selecting between investing in us and other investment alternatives and (b) monitoring our ongoing financial and operational strength in assessing whether to continue to hold common units.

Adjusted EBITDA is not a measure of financial performance under U.S. GAAP, does not represent and should not be considered as an alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and these measures may vary amongst other companies. Therefore, Adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following table reconciles Adjusted EBITDA to net income (loss), the most directly comparable U.S.GAAP financial measures for the periods presented.

	Twelve Months Ending December 31, 2014(1)	Year Ending December 31, 2013	Six Months Ending December 31, 2013	Six Months Ending June 30, 2013
	(forecast)	(estimated)	(estimated)	(unaudited)
	(in thousands of dollars)
Net income attributable to Dynagas LNG Partners owners	$43,129	$44,345	$21,617	$22,728
Depreciation and amortization	13,579	13,578	6,845	6,733
Interest expense	7,604	8,269	3,946	4,323
Other financial items, net	265	1,770	1,502	268
Income taxes	—	—	—	—

Adjusted EBITDA	$64,577	$67,962	$33,910	$34,052

(3)	Our Partnership Agreement requires that an estimate of the maintenance and replacement capital expenditures necessary to maintain our asset base be subtracted from operating surplus each quarter, as opposed to amounts actually spent.
(4)	Assumes the underwriters’ option to purchase additional common units is not exercised.
(5)	Represents the amount required to fund distributions to our unitholders and our General Partner for four quarters based upon our minimum quarterly distribution rate of $0.365 per unit.

Forecast of Compliance with Debt Covenants. Our ability to make distributions could be affected if we do not maintain compliance with the financial and other covenants of our financing agreements. After entering into the New Senior Secured Revolving Credit Facility at the closing of this offering, we have assumed we will be in compliance with all the covenants during the forecast period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowing Activities” for a further description of our financing arrangements, including these financial covenants.

HOW WE MAKE CASH DISTRIBUTIONS

Distributions of Available Cash

General

Our Partnership Agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending December 31, 2013, we will distribute all of our available cash (defined below) to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of this offering through December 31, 2013, based on the actual length of the period.

Definition of Available Cash

Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own):

•	less the amount of cash reserves established by our board of directors at the date of determination of available cash for the quarter to:

•	provide for the proper conduct of our business (including reserves for our future capital expenditures and anticipated future credit needs subsequent to that quarter);

•	comply with applicable law, any of our debt instruments or other agreements; and

•	provide funds for distributions to our unitholders and to our General Partner for any one or more of the next four quarters;

plus, all cash on hand (including our proportionate share of cash on hand of certain subsidiaries we do not wholly own) on the date of determination of available cash for the quarter resulting from (1) working capital borrowings made after the end of the quarter and (2) cash distributions received after the end of the quarter from any equity interest in any person (other than a subsidiary of us), which distributions are paid by such person in respect of operations conducted by such person during such quarter. Working capital borrowings are generally borrowings that are made under a revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Intent to Distribute the Minimum Quarterly Distribution

We intend to distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.365 per unit, or $1.46 per unit on an annualized basis, to the extent we have sufficient cash from our operations after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our General Partner. The amount of available cash from operating surplus needed to pay the minimum quarterly distribution for one quarter on all units outstanding immediately after this offering and the related distribution on the 0.1% General Partner interest is approximately $11.0 million.

There is no guarantee that we will pay the minimum quarterly distribution on the common units and subordinated units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our board of directors, taking into consideration the terms of our Partnership Agreement. We will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default then exists, under our financing arrangements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of the restrictions contained in our credit facilities that may restrict our ability to make distributions.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Definition of Operating Surplus

Operating surplus for any period generally means:

•	$27,000,000; plus

•

all of our cash receipts (including our proportionate share of cash receipts of certain subsidiaries we do not wholly own) after the closing of this offering (provided, that cash receipts from the termination of an interest rate, currency or commodity hedge contract prior to its specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedge contract), excluding cash from (1) borrowings, other than working capital borrowings, (2) sales of equity and debt securities, (3) sales or other dispositions of assets outside the ordinary course of business, (4) capital contributions or (5) corporate reorganizations or restructurings; plus

•

working capital borrowings (including our proportionate share of working capital borrowings for certain subsidiaries we do not wholly own) made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

•

interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own), in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset (such as a vessel) in respect of the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

•

interest paid on debt incurred (including periodic net payments under related hedge contracts) and cash distributions paid on equity securities issued (including the amount of any incremental distributions made to the holders of our incentive distribution rights and our proportionate share of such interest and cash distributions paid by certain subsidiaries we do not wholly own), in each case, to pay the construction period interest on debt incurred (including periodic net payments under related interest rate swap agreements), or to pay construction period distributions on equity issued, to finance the construction projects described in the immediately preceding bullet; less

•

all of our “operating expenditures” (which includes estimated maintenance and replacement capital expenditures and is further described below) of us and our subsidiaries (including our proportionate share of operating expenditures by certain subsidiaries we do not wholly own) immediately after the closing of this offering; less

•

the amount of cash reserves (including our proportionate share of cash reserves for certain subsidiaries we do not wholly own) established by our board of directors to provide funds for future operating expenditures; less

•	any cash loss realized on dispositions of assets acquired using investment capital expenditures; less

•

all working capital borrowings (including our proportionate share of working capital borrowings by certain subsidiaries we do not wholly own) not repaid within twelve months after having been incurred.

If a working capital borrowing, which increases operating surplus, is not repaid during the 12-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

As described above, operating surplus includes a provision that will enable us, if we choose, to distribute as operating surplus up to $27,000,000 of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity securities or interest payments on debt in operating surplus would be to increase operating surplus by the amount of any such cash distributions or interest payments. As a result, we may also distribute as operating surplus up to the amount of any such cash distributions or interest payments of cash we receive from non-operating sources.

Operating expenditures generally means all of our cash expenditures, including, but not limited to taxes, employee and director compensation, reimbursement of expenses to our General Partner, repayment of working capital borrowings, debt service payments and payments made under any interest rate, currency or commodity hedge contracts (provided that payments made in connection with the termination of any hedge contract prior to the expiration of its stipulated settlement or termination date shall be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract), provided that operating expenditures will not include:

•	deemed repayments of working capital borrowings deducted from operating surplus pursuant to the last bullet point of the definition of operating surplus above when such repayment actually occurs;

•	payments (including prepayments and payment penalties) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures, investment capital expenditures or actual maintenance and replacement capital expenditures (which are discussed in further detail under “—Capital Expenditures” below);

•	payment of transaction expenses (including taxes) relating to interim capital transactions; or

•	distributions to partners.

Capital Expenditures

For purposes of determining operating surplus, maintenance and replacement capital expenditures are those capital expenditures required to maintain over the long-term the operating capacity of or the revenue generated by our capital assets, and expansion capital expenditures are those capital expenditures that increase the operating capacity of or the revenue generated by our capital assets. In our Partnership Agreement, we refer to these maintenance and replacement capital expenditures as “maintenance capital expenditures.” To the extent, however, that capital expenditures associated with acquiring a new vessel or improving an existing vessel increase the revenues or the operating capacity of our fleet, those capital expenditures would be classified as expansion capital expenditures.

Investment capital expenditures are those capital expenditures that are neither maintenance and replacement capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of equity securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes.

Examples of maintenance and replacement capital expenditures include capital expenditures associated with dry-docking, modifying an existing vessel or acquiring a new vessel to the extent such expenditures are incurred to maintain the operating capacity of or the revenue generated by our fleet. Maintenance and replacement capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued

(including the amount of any incremental distributions made to the holders of our incentive distribution rights) to finance the construction of a replacement vessel and paid in respect of the construction period, which we define as the period beginning on the date that we enter into a binding construction contract and ending on the earlier of the date that the replacement vessel commences commercial service or the date that the replacement vessel is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction period interest payments, and distributions on such equity (including the amount of any incremental distributions made to the holders of our incentive distribution rights), will also be considered maintenance and replacement capital expenditures.

Because our maintenance and replacement capital expenditures can be very large and vary significantly in timing, the amount of our actual maintenance and replacement capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus, and available cash for distribution to our unitholders if we subtracted actual maintenance and replacement capital expenditures from operating surplus each quarter. Accordingly, to eliminate the effect on operating surplus of these fluctuations, our Partnership Agreement will require that an amount equal to an estimate of the average quarterly maintenance and replacement capital expenditures necessary to maintain the operating capacity of or the revenue generated by our capital assets over the long-term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. In our Partnership Agreement, we refer to these estimated maintenance and replacement capital expenditures to be subtracted from operating surplus as “estimated maintenance capital expenditures.” The amount of estimated maintenance and replacement capital expenditures deducted from operating surplus is subject to review and change by our board of directors at least once a year, provided that any change must be approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance and replacement capital expenditures, such as a major acquisition or the introduction of new governmental regulations that will affect our fleet. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only. For a discussion of the amounts we have allocated toward estimated maintenance and replacement capital expenditures, see “Our Cash Distribution Policy and Restrictions on Distributions.”

The use of estimated maintenance and replacement capital expenditures in calculating operating surplus will have the following effects:

•

it will reduce the risk that actual maintenance and replacement capital expenditures in any one quarter will be large enough to make operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

•	it may reduce the need for us to borrow to pay distributions;

•	it will be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions to our General Partner; and

•

it will reduce the likelihood that a large maintenance and replacement capital expenditure in a period will prevent our Sponsor from being able to convert some or all of its subordinated units into common units since the effect of an estimate is to spread the expected expense over several periods, mitigating the effect of the actual payment of the expenditure on any single period.

Definition of Capital Surplus

Capital surplus generally will be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or non-current assets sold as part of normal retirements or replacements of assets.

Characterization of Cash Distributions

We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $27,000,000 of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Subordination Period

General

During the subordination period, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.365 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Distribution arrearages do not accrue on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash from operating surplus to be distributed on the common units.

Definition of Subordination Period

The subordination period will extend until the second business day following the distribution of available cash from operating surplus in respect of any quarter, ending on or after December 31, 2016, that each of the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units during those periods on a fully diluted weighted average basis and the related distribution on the 0.1% General Partner interest during those periods; and

•	there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units.

If the unitholders remove our General Partner without cause, the subordination period may end before December 31, 2016.

For purposes of determining whether the tests in the bullets above have been met, the three consecutive four-quarter periods for which the determination is being made may include one or more quarters with respect to which arrearages in the payment of the minimum quarterly distribution on the common units have accrued, provided that all such arrearages have been repaid prior to the end of each such four-quarter period. If the expiration of the subordination period occurs as a result of us having met the tests described above, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

In addition, at any time on or after December 31, 2016, provided that there are no outstanding arrearages in payment of the minimum quarterly distribution on the common units and subject to approval by our conflicts committee, the holder or holders of a majority of our outstanding subordinated units will have the option to convert each subordinated unit into a number of common units determined by multiplying the number of outstanding subordinated units to be converted by a fraction, (i) the numerator of which is equal to the aggregate amount of distributions of available cash from operating surplus (not to exceed adjusted operating surplus) on the outstanding subordinated units (“historical distributions”) for the four fiscal quarters preceding the date of conversion (the “measurement period”) and (ii) the denominator of which is equal to the aggregate amount of distributions that would have been required during the measurement period to pay the minimum quarterly distribution on all outstanding subordinated units during such four-quarter period; provided, that if the forecasted distributions to be paid from forecasted operating surplus (not to exceed forecasted adjusted operating surplus) on the outstanding subordinated units for the four fiscal quarter period immediately following the measurement period (“forecasted distributions”), as determined by our conflicts committee, is less than historical distributions, then the numerator shall be forecasted distributions; provided, further, however, that the subordinated units may not convert into common units at a ratio that is greater than one-to-one. If the option to convert the subordinated units into common units is exercised as described above, the outstanding subordinated units will convert into the prescribed number of common units and will then participate pro rata with other common units in distributions of available cash.

Definition of Adjusted Operating Surplus

Operating surplus for any period generally means:

•

operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under “—Operating Surplus and Capital Surplus—Definition of Operating Surplus” above); less

•

the amount of any net increase in working capital borrowings (including our proportionate share of any changes in working capital borrowings of certain subsidiaries we do not wholly own) with respect to that period; less

•

the amount of any net reduction in cash reserves for operating expenditures (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) over that period not relating to an operating expenditure made during that period; plus

•

the amount of any net decrease in working capital borrowings (including our proportionate share of any changes in working capital borrowings of certain subsidiaries we do not wholly own) with respect to that period; plus

•

the amount of any net increase in cash reserves for operating expenditures (including our proportionate share of cash reserves of certain subsidiaries we do not wholly own) over that period required by any debt instrument for the repayment of principal, interest or premium; plus

•

the amount of any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to such period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods.

Effect of Removal of Our General Partner on the Subordination Period

If the unitholders remove our General Partner other than for cause and units held by our General Partner and its affiliates are not voted in favor of such removal:

•

the subordination period will end and each subordinated unit will immediately convert into one common unit and will then participate pro rata with the other common units in distributions of available cash;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our General Partner will have the right to convert its General Partner interest and its incentive distribution rights into common units or to receive cash in exchange for that interest.

Distributions of Available Cash From Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•

first, 99.9% to the common unitholders, pro rata, and 0.1% to our General Partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, 99.9% to the common unitholders, pro rata, and 0.1% to our General Partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•

third, 99.9% to the subordinated unitholders, pro rata, and 0.1% to our General Partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest” and “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that our General Partner maintains its 0.1% General Partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash From Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 99.9% to all unitholders, pro rata, and 0.1% to our General Partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest” and “—Incentive Distribution Rights” below.

The preceding paragraph is based on the assumption that our General Partner maintains its 0.1% General Partner interest and that we do not issue additional classes of equity securities.

General Partner Interest

Our Partnership Agreement provides that our General Partner initially will be entitled to 0.1% of all distributions that we make prior to our liquidation. Our General Partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 0.1% General Partner interest if we issue additional units. Our General Partner’s 0.1% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our General Partner does not contribute a proportionate amount of capital to us in order to maintain its 0.1% General Partner interest. Our General Partner will be entitled to make a capital contribution in order to maintain its 0.1% General Partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our General Partner will hold the incentive distribution rights following completion of this offering. The incentive distribution rights may be transferred separately from our General Partner interest, subject to restrictions in the Partnership Agreement. Except for transfers of incentive distribution rights to an affiliate or another entity as part of our General Partner’s merger or consolidation with or into, or sale of substantially all of its assets to such entity, the approval of a majority of our common units (excluding common units held by our General Partner and its affiliates), voting separately as a class, generally is required for a transfer of the incentive distribution rights to a third party prior to December 31, 2016. See “The Partnership Agreement—Transfer of Incentive Distribution Rights.” Any transfer by our General Partner of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our General Partner in the following manner:

•	first, 99.9% to all unitholders, pro rata, and 0.1% to our General Partner, until each unitholder receives a total of $0.420 per unit for that quarter (the “first target distribution”);

•

second, 85.0% to all unitholders, pro rata, 0.1% to our General Partner and 14.9% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.456 per unit for that quarter (the “second target distribution”);

•

third, 75.0% to all unitholders, pro rata, 0.1% to our General Partner and 24.9% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.548 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.0% to all unitholders, pro rata, 0.1% to our General Partner and 49.9% to the holders of the incentive distribution rights, pro rata.

In each case, the amount of the target distribution set forth above is exclusive of any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution. The percentage interests set forth above assume that our General Partner maintains its 0.1% General Partner interest and that we do not issue additional classes of equity securities.

Percentage Allocations of Available Cash From Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus among the unitholders, our General Partner and the holders of the incentive distribution rights up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the unitholders, our General Partner and the holders of the incentive distribution rights in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders, our General

Partner and the holders of the incentive distribution rights for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our General Partner include its 0.1% General Partner interest only and assume that our General Partner has contributed any capital necessary to maintain its 0.1% General Partner interest.

	Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Unitholders	General Partner	Holders of IDRs
Minimum Quarterly Distribution	$0.365	99.9%	0.1%	0.0%
First Target Distribution	up to $0.420	99.9%	0.1%	0.0%
Second Target Distribution	above $0.420 up to $0.456	85.0%	0.1%	14.9%
Third Target Distribution	Above $0.456 up to $0.548	75.0%	0.1%	24.9%
Thereafter	above $0.548	50.0%	0.1%	49.9%

General Partner’s Right to Reset Incentive Distribution Levels

Our General Partner, as the initial holder of all of our incentive distribution rights, has the right under our Partnership Agreement to elect to relinquish the right of the holders of our incentive distribution rights to receive incentive distribution payments based on the initial cash target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and cash target distribution levels upon which the incentive distribution payments to our General Partner would be set. Our General Partner’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to our General Partner are based may be exercised, without approval of our unitholders or the conflicts committee of our board of directors, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the prior four consecutive fiscal quarters. If at the time of any election to reset the minimum quarterly distribution amount and the target distribution levels our General Partner and its affiliates are not the holders of a majority of the incentive distribution rights, then any such election to reset shall be subject to the prior written concurrence of our General Partner that the conditions described in the immediately preceding sentence have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that our General Partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to our General Partner.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by our General Partner of incentive distribution payments based on the target cash distributions prior to the reset, our General Partner will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by our General Partner for the two quarters prior to the reset event as compared to the average cash distributions per common unit during this period. We will also issue an additional amount of General Partner Units in order to maintain the General Partner’s ownership interest in us relative to the issuance of the additional common units.

The number of common units that our General Partner would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to (x) the average amount of cash distributions received by our General Partner in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election divided by (y) the average of the amount of cash distributed per common unit during each of these two quarters. The issuance of the additional common units will be conditioned upon approval of the listing or admission for trading of such common units by the national securities exchange on which the common units are then listed or admitted for trading.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 99.9% to all unitholders, pro rata, and 0.1% to our General Partner, until each unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•

second, 85.0% to all unitholders, pro rata, 0.1% to our General Partner and 14.9% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

•

third, 75.0% to all unitholders, pro rata, 0.1% to our General Partner, and 24.9% to the holders of the incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50.0% to all unitholders, pro rata, 0.1% to our General Partner and 49.9% to the holders of the incentive distribution rights, pro rata.

The following table illustrates the percentage allocation of available cash from operating surplus between the unitholders, our General Partner and the holders of the incentive distribution rights at various levels of cash distribution levels pursuant to the cash distribution provision of our Partnership Agreement in effect at the closing of this offering as well as following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.70.

	Marginal Percentage Interest in Distribution
	Quarterly Distribution per Unit Prior to Reset	Unitholders	General Partner	Holders of IDRs	Quarterly Distribution per Unit following Hypothetical Reset
Minimum Quarterly Distribution	$0.3650	99.9%	0.1%	0%	$0.70
First Target Distribution	up to $0.420	99.9%	0.1%	0%	Up to $0.805(1)
Second Target Distribution	above $0.420 up to $0.456	85.0%	0.1%	14.9%	above $0.805 up to $0.875(2)
Third Target Distribution	above $0.456 up to $0.548	75.0%	0.1%	24.9%	above $0.875 up to $1.05(3)
Thereafter	Above $0.548	50.0%	0.1%	49.9%	above $1.05(3)

(1)	This amount is 115% of the hypothetical reset minimum quarterly distribution.
(2)	This amount is 125% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 150% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders, the General Partner and the holders of the incentive distribution rights based on an average of the amounts distributed per quarter for the two quarters immediately prior to the reset. The table assumes that there are 29,970,000 common units and 30,000 General Partner Units outstanding, representing a 0.1% general partner interest, outstanding, and that the average distribution to each common unit is $0.70 for the two quarters prior to the reset. The assumed number of outstanding units assumes the conversion of all subordinated units into common units and no additional unit issuances.

				General Partner and IDR Holders Cash Distributions Prior to Reset
	Quarterly Distribution per Unit Prior to Reset	Common Unitholders Cash Distributions Prior to Reset	Additional Common Units	0.1% General Partner Interest	IDRs	Total	Total Distributions
Minimum Quarterly Distribution	$0.365	$10,939,050	$—	$10,950	$—	$10,950	$10,950,000
First Target Distribution	$0.420	1,640,858	—	1,643	—	1,643	1,642,500
Second Target Distribution	$0.456	1,093,905	—	1,287	191,755	193,042	1,286,947
Third Target Distribution	$0.548	2,734,763	—	3,646	907,941	911,587	3,646,350
Thereafter	$0.548	4,570,425	—	9,141	4,561,284	4,570,425	9,140,850

		$20,979,000	$—	$26,667	$5,660,980	$5,687,647	$26,666,647

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders, the General Partner and the holders of the incentive distribution rights with respect to the quarter in which the reset occurs. The table reflects that as a result of the reset there are common units and General Partner Units outstanding, and that the average distribution to each common unit is $0.70. The number of additional common units was calculated by dividing (x) $5,660,980 as the average of the amounts received by the General Partner in respect of their incentive distribution rights, for the two quarters prior to the reset as shown in the table above by (y) the $0.70 of available cash from operating surplus distributed to each common unit as the average distributed per common unit for the two quarters prior to the reset.

				General Partner and IDR Holders Cash Distributions After Reset
	Quarterly Distribution per Unit After Reset	Common Unitholders Cash Distributions After Reset	Additional Common Units	0.1% General Partner Interest	IDRs	Total	Total Distributions
Minimum Quarterly Distribution	$0.70	$20,979,000	$5,660,980	$26,667	$—	$5,687,647	$26,666,647
First Target Distribution	$0.805	—	—	—	—	—	—
Second Target Distribution	$0.875	—	—	—	—	—	—
Third Target Distribution	$1.05	—	—	—	—	—	—
Thereafter	$1.05	—	—	—	—	—	—

		$20,979,000	$5,660,980	$26,667	$—	$5,687,647	$26,666,647

Assuming that it continues to hold a majority of our incentive distribution rights, our General Partner will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when the holders of the incentive distribution rights have received incentive distributions for the prior four consecutive fiscal quarters based on the highest level of incentive distributions that the holders of incentive distribution rights are entitled to receive under our Partnership Agreement.

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 99.9% to all unitholders, pro rata, and 0.1% to our General Partner, until the minimum quarterly distribution is reduced to zero, as described below;

•

second, 99.9% to the common unitholders, pro rata, and 0.1% to our General Partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

The preceding paragraph is based on the assumption that our General Partner maintains its 0.1% General Partner interest and that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

The Partnership Agreement treats a distribution of capital surplus as the repayment of the consideration for the issuance of the units, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our General Partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and the target distribution levels to zero, we will then make all future distributions 50% to the holders of units, 0.1% to our General Partner and 49.9% to the holders of the incentive distribution rights (initially, our General Partner). The 0.1% interests shown for our General Partner assumes that our General Partner maintains its 0.1% General Partner interest.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels; and

•	the initial unit price.

For example, if a two-for-one split of the common and subordinated units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price, would each be reduced to 50% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine our subordinated units or subdivide our subordinated units, using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the Partnership Agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will apply the proceeds of liquidation in the manner set forth below. If, as of the date three trading days prior to the announcement of the proposed liquidation, the average closing price for our common units for the preceding 20 trading days (or the current market price) is greater than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	the minimum quarterly distribution;

then the proceeds of the liquidation will be applied as follows:

•	first, 99.9% to the common unitholders, pro rata, and 0.1% to our General Partner, until we distribute for each outstanding common unit an amount equal to the current market price of our common units;

•

second, 99.9% to the subordinated unitholders, pro rata, and 0.1% to our General Partner, until we distribute for each subordinated unit an amount equal to the current market price of our common units; and

•	thereafter, 50.0% to all unitholders, pro rata, 49.9% to holders of incentive distribution rights and 0.1% to our General Partner.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the current market price of our common units is equal to or less than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus

•	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then the proceeds of the liquidation will be applied as follows:

•

first, 99.9% to the common unitholders, pro rata, and 0.1% to our General Partner, until we distribute for each outstanding common unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

•

second, 99.9% to the common unitholders, pro rata, and 0.1% to our General Partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•

third, 99.9% to the subordinated unitholders and 0.1% to our General Partner, until we distribute for each outstanding subordinated unit an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation); and

•	thereafter, 50.0% to all unitholders, pro rata, 49.9% to holders of incentive distribution rights and 0.1% to our General Partner.

The immediately preceding paragraph is based on the assumption that our General Partner maintains its 0.1% General Partner interest and that we do not issue additional classes of equity securities.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

We were formed on May 30, 2013 by our Sponsor as a new LNG carrier subsidiary focused on owning and operating LNG carriers that are employed on multi-year time charters with international energy companies. On October 29, 2013, we acquired from our Sponsor the Sponsor Controlled Companies. In addition, prior to the completion of this offering, we will complete a series of formation transactions that are described in the section of the prospectus entitled “Summary—Formation Transactions.” Our business will be a direct continuation of the Sponsor Controlled Companies. We do not intend to engage in any business or other activities prior to the closing of the offering, except in connection with our formation. The Sponsor Controlled Companies are limited to entities that are under the control of our Sponsor and its affiliates, and, as such, this acquisition was accounted for as a transaction between entities under common control. As a result, the financial statements of the Sponsor Controlled Companies and us from May 30, 2013 (the date of our inception) have been presented using combined historical carrying costs of the assets and liabilities of the Sponsor Controlled Companies, and present the consolidated financial position and results of operations as if Dynagas Partners and the Sponsor Controlled Companies were consolidated for all periods presented.

The following table summarizes our selected historical consolidated financial and other operating data at the dates and for the periods indicated. The selected historical consolidated financial data in the table as of December 31, 2012 and 2011 and for the years then ended is derived from our audited consolidated financial statements for 2012 and 2011 included elsewhere in this prospectus, which have been prepared in accordance with U.S. GAAP. Our selected historical consolidated financial data presented below as of and for the six months ended June 30, 2013 and 2012 has been prepared on the same basis as our audited consolidated financial statements, are derived from our unaudited interim condensed consolidated financial statements included herein and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation thereof. Our interim results are not necessarily indicative of our results for the entire year or for any future periods. The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Our financial position, results of operations and cash flows could differ from those that would have resulted if we operated autonomously or as an entity independent of our Sponsor in the periods for which historical financial data are presented below, and such data may not be indicative of our future operating results or financial performance.

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011
	(dollars in thousands)
Income Statement Data
Voyage revenues	$42,444	$37,105	$77,498	$52,547

Voyage expenses(1)	(832)	(1,928)	(3,468)	(1,353)
Vessel operating expenses	(6,232)	(7,376)	(15,722)	(11,350)
General and administrative expenses	(21)	—	(278)	(54)
Management fees	(1,358)	(1,328)	(2,638)	(2,529)
Depreciation	(6,733)	(6,771)	(13,616)	(13,579)
Dry-docking and special survey costs	—	(719)	(2,109)	—

Operating income	27,268	18,983	39,667	23,682

Interest income	—	1	1	4
Interest and finance costs	(4,591)	(4,452)	(9,576)	(3,977)
Loss on derivative financial instruments	—	(138)	(196)	(824)
Other, net	51	(1)	(60)	(65)

Net Income	$22,728	$14,393	$29,836	$18,820

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011
	(dollars in thousands, except fleet data and average daily data)
Balance Sheet Data (as revised):
Total current assets	$5,069		$8,981	$3,453
Vessels, net	460,021		466,754	480,370
Total assets	468,332		476,275	484,363
Total current liabilities	368,069		398,434	439,024
Total Long Term Debt and stockholders’ loan, including current portion	359,045		380,715	402,189
Total partners’ equity	97,903		75,175	45,339
Cash Flow Data (as revised):
Net cash provided by operating activities	$17,728	$2,988	$27,902	$28,974
Net cash used in financing activities	(17,728)	(2,988)	(27,902)	(28,974)
Fleet Data:
Number of vessels at the end of the year	3	3	3	3
Average number of vessels in operation(2)	3	3	3	3
Average age of vessels in operation at end of period (years)	5.9	4.9	5.4	4.4
Available days(3)	543	530	1,056	1,095
Time Charter Equivalent(4)	$76,633	$66,372	$70,104	$46,753
Fleet utilization(5)	100.0%	99.0%	99.5%	99.5%
Other Financial Data:
Adjusted EBITDA (6)	$34,052	$25,753	$53,223	$37,196

(1)	Voyage expenses include commissions of 1.25% paid to our Manager and third-party ship brokers.
(2)	Represents the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in the period.
(3)	Available days are the total number of calendar days our vessels were in our possession during a period, less the total number of scheduled off-hire days during the period associated with major repairs, or dry-dockings.

(4)	Time charter equivalent rates, or TCE rates, is a measure of the average daily revenue performance of a vessel. For time charters, this is calculated by dividing total voyage revenues, less any voyage expenses, by the number of Available days during that period. Under a time charter, the charterer pays substantially all of the vessel voyage related expenses. However, we may incur voyage related expenses when positioning or repositioning vessels before or after the period of a time charter, during periods of commercial waiting time or while off-hire during dry-docking or due to other unforeseen circumstances. The TCE rate is not a measure of financial performance under U.S. GAAP (non-GAAP measure), and should not be considered as an alternative to voyage revenues, the most directly comparable GAAP measure, or any other measure of financial performance presented in accordance with U.S. GAAP. However, TCE rate is a standard shipping industry performance measure used primarily to compare period-to-period changes in a company’s performance and assists our management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance. Our calculation of TCE rates may not be comparable to that reported by other companies. The following table reflects the calculation of our TCE rates for the six month periods ended June 30, 2013 and 2012 and the years ended December 31, 2012 and 2011 (amounts in thousands of U.S. dollars, except for TCE rates, which are expressed in U.S. dollars and Available days):

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011
	(dollars in thousands, except average daily TCE)
Voyage revenues	$42,444	37,105	$77,498	$52,547
Voyage expenses	(832)	(1,928)	(3,468)	(1,353)
Time charter equivalent revenues	41,612	35,177	74,030	51,194
Total Available days	543	530	1,056	1,095

Time charter equivalent (TCE) rate	76,633	66,372	70,104	46,753

(5)	We calculate fleet utilization by dividing the number of our revenue earning days, which are the total number of Available Days of our vessels net of unscheduled off-hire days, during a period, by the number of our Available days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons such as unscheduled repairs but excluding scheduled off-hires for vessel upgrades, dry-dockings or special or intermediate surveys.
(6)	Adjusted EBITDA is defined as earnings before interest and finance costs, net of interest income, gains/losses on derivative financial instruments, taxes (when incurred), depreciation and amortization (when incurred). Adjusted EBITDA is used as a supplemental financial measure by management and external users of financial statements, such as our investors, to assess our liquidity and our operating performance. We believe that Adjusted EBITDA assists our management and investors by providing useful information that increases the comparability of our performance operating from period to period and against the operating performance of other companies in our industry that provide Adjusted EBITDA information. This increased comparability is achieved by excluding the potentially disparate effects between periods or companies of interest, other financial items, depreciation and amortization and taxes, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including Adjusted EBITDA as a measure of operating performance benefits investors in (a) selecting between investing in us and other investment alternatives and (b) monitoring our ongoing financial and operational strength in assessing whether to continue to hold common units.

Adjusted	EBITDA is not a measure of financial performance under U.S. GAAP, does not represent and should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and these measures may vary among other companies. Therefore, Adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies. The following table reconciles Adjusted EBITDA to net income (loss), the most directly comparable U.S. GAAP financial measures, for the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011
Reconciliation to Net Income	(dollars in thousands)
Net Income	$22,728	14,393	$29,836	$18,820
Net interest expense (including loss from derivative instruments)	4,591	4,589	9,771	4,797
Depreciation	6,733	6,771	13,616	13,579

Adjusted EBITDA	$34,052	$25,753	$53,223	$37,196

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Selected Historical Consolidated Financial and Operating Data” and the accompanying unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. Amounts relating to percentage variations in period—on—period comparisons shown in this section are derived from the actual numbers in our books and records. The following discussion contains forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. See “Risk Factors” and “Forward-Looking Statements.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Our Business

We are a growth-oriented limited partnership focused on owning and operating LNG carriers. Our vessels are employed on multi-year time charters, which we define as charters of two years or more, with international energy companies such as BG Group and Gazprom, providing us with the benefits of stable cash flows and high utilization rates. We intend to leverage the reputation, expertise, and relationships of our Sponsor and our Manager in maintaining cost-efficient operations and providing reliable seaborne transportation services to our customers. In addition, we intend to make further vessel acquisitions from our Sponsor and from third parties. There is no guarantee that we will grow the size of our fleet or the per unit distributions that we intend to pay or that we will be able to make further vessel acquisitions from our Sponsor or third parties

Our Sponsor entered the LNG sector in 2004 by ordering the construction of three LNG carriers, the Clean Energy, the Ob River, and the Clean Force, from Hyundai Heavy Industries Co. Ltd. or HHI, one of the world’s leading shipbuilders of LNG carriers. On October 29, 2013, we acquired from our Sponsor these vessels, which we refer to as our Initial Fleet, in exchange for 6,735,000 of our common units and all of our subordinated units. The LNG carriers that comprise our Initial Fleet have an average age of 6.3 years and are under time charters with an average remaining term of 3.5 years, as of October 28, 2013.

We believe that we will have the opportunity to grow our per unit distributions by making acquisitions of LNG carriers from our Sponsor or from third parties. Our Sponsor took delivery of two newbuilding LNG carriers in July 2013 and one in October 2013 from HHI, and has contracts for the construction of an additional four LNG carriers with HHI, scheduled to be delivered to our Sponsor in 2014 and 2015. We will receive the right to purchase these seven vessels, which we refer to as the Optional Vessels, at a purchase price to be determined pursuant to the terms and conditions of the Omnibus Agreement within 24 months of their delivery to our Sponsor.

Our Initial Fleet

Our Initial Fleet consists of three LNG carriers currently operating under multi-year charters with BG Group and Gazprom. The Clean Force and the Ob River have been assigned with Ice Class designation for hull and machinery and are fully winterized, which means that they are designed to call at ice-bound and harsh environment terminals and to withstand temperatures up to minus 30 degrees Celsius. According to Drewry, the Clean Force and the Ob River are two of only five LNG carriers in the global LNG fleet that are currently in operation which have been assigned an Ice Class 1A FS designation, or its equivalent rating. This means that only 1.4% of the LNG vessels in the global LNG fleet have this designation and we are the only company in the world that is currently transiting the Northern Sea Route with LNG carriers. We believe that these specifications enhance our trading capabilities and future employment opportunities because they provide greater flexibility in the trading routes available to our charterers.

We believe that the key characteristics of each of our vessels in our Initial Fleet include the following:

•

optimal sizing with a carrying capacity of approximately 150,000 cbm (which is a medium- to large-size class of LNG carrier) that maximizes its operational flexibility as such vessel is compatible with most existing LNG terminals around the world;

•

each vessel is a sister vessel, which are vessels built by the same yard that shares (i) a near-identical hull and superstructure layout, (ii) similar displacement, and (iii) roughly comparable features and equipment;

•

utilization of a “membrane containment system” that uses insulation built directly into the hull of the vessel with a membrane covering inside the tanks designed to maintain integrity and that uses the vessel’s hull to directly support the pressure of the LNG cargo (see “The International Liquefied Natural Gas (LNG) Shipping Industry—The LNG Fleet” for a description of the types of LNG containment systems);

•	double hull construction, based on the current LNG shipping industry standard; and

•	a 99.5% utilization rate over 2012 and 2011.

According to Drewry, there are only 39 LNG carriers currently in operation, including the vessels in our Initial Fleet, with a carrying capacity of between 149,000 and 155,000 cbm and a membrane containment system, representing 9.0% of the global LNG fleet and a total of 113 LNG carriers on order of which 8 are being constructed with these specifications.

The following table sets forth additional information about our Initial Fleet as of September 30, 2013:

Vessel Name	Shipyard	Year Built	Capacity (cbm)	Ice Class	Flag State	Charterer
Clean Energy	HHI	2007	149,700	No	Marshall Islands	BG Group
Ob River(1)	HHI	2007	149,700	Yes	Marshall Islands	Gazprom
Clean Force	HHI	2008	149,700	Yes	Marshall Islands	BG Group

(1)	Formerly named Clean Power.

Our Charters

We intend to principally deploy our vessels on multi-year, fixed-rate time charters to take advantage of the stable cash flows and high utilization rates typically associated with multi-year time charters. Under our time charters, hire payments may be reduced if the vessel does not perform to certain of its specifications, such as if the average vessel speed falls below a guaranteed speed or the amount of fuel consumed to power the vessel under normal circumstances exceeds a guaranteed amount, and the customer is responsible for any voyage expenses incurred. We have secured multi-year fixed rate time charter contracts for the three LNG carriers in our Initial Fleet. The following table summarizes our current time charters for the vessels in our Initial Fleet and the expirations and extension options, as of October 28, 2013:

Vessel Name	Charterer	Contract Backlog (in millions)	Charter Commencement Date	Earliest Charter Expiration Date	Latest Charter Expiration Including Non-Exercised Options
Clean Energy	BG Group	$107.5	February 2012	April 2017	August 2020(2)
Ob River(1)	Gazprom	$122.4	September 2012	September 2017	May 2018(3)
Clean Force	BG Group	$66.8	October 2010	September 2016	January 2020(4)

(1)	Formerly named Clean Power.
(2)	BG Group has the option to extend the duration of the charter for an additional three-year term until August 2020 at an escalated daily rate, upon notice to us before January 2016.
(3)	Gazprom has the option to extend the duration of the charter until May 2018 on identical terms, upon notice to us before March 2017.
(4)	On January 2, 2013, BG Group exercised its option to extend the duration of the charter by an additional three-year term at an escalated daily rate, commencing on October 5, 2013. BG Group has the option to extend the duration of the charter by an additional three-year term at a further escalated daily rate, which would commence on October 5, 2016, upon notice to us before January 5, 2016. The latest expiration date upon the exercise of all options is January 2020.

The following table summarizes our contracted charter revenues and contracted days for the vessels in our Initial Fleet as of June 30, 2013 assuming the earliest redelivery dates possible under our charters and 365 revenue days per annum per ship and assuming charterers do not exercise any options to extend the time charters of the Clean Force, the Clean Energy and the Ob River.

Contracted Charter Revenues and Days from Time Charters as of June 30, 2013

(in millions of U.S. Dollars, except days and percentages)

	Second half of 2013	2014	2015	2016	2017
No. of Vessels whose contracts expire(1)	—	—	—	1	2
Contracted Time Charter Revenues(1)	41.5	85.8	85.8	78.4	31.5
Contracted Days	552	1,095	1,095	979	368
Available Days	552	1,095	1,095	1,095	1,051
Contracted/Available Days	100%	100%	100%	89%	35%

(1)	Annual revenue calculations are based on: (a) an assumed 365 revenue days per vessel per annum, (b) the earliest redelivery dates possible under our LNG carrier charters, and (c) no exercise of any option to extend the terms of those charters except for the option regarding the Clean Force exercised on January 2, 2013.

Although these expected revenues are based on contracted charter rates, any contract is subject to various risks, including performance by the counterparties or an early termination of the contract pursuant to its terms. If the charterers are unable to make charter payments to us, if we agree to renegotiate charter terms at the request of a charterer or if contracts are prematurely terminated for any reason, our results of operations and financial condition may be materially adversely affected. Historically, we have had no defaults or early terminations by charterers. For these reasons, the contracted charter revenue information presented is an estimate and should not be relied upon as being necessarily indicative of future results. Readers are cautioned not to place undue reliance on this information. Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the information presented in the table, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the information in the table.

In the six month period ended June 30, 2013, we received substantially all of our revenues from two charterers, which individually accounted for 60% and 40% of our revenues, respectively, as compared to three charterers in the same period in 2012 which individually accounted for 60%, 35% and 5%, respectively, of our revenues in 2012. Historically, we have not experienced any credit losses on our accounts receivable portfolio.

Items You Should Consider When Evaluating Our Historical Financial Performance and Assessing Our Future Prospects

We were formed on May 30, 2013 by our Sponsor as a new LNG carrier subsidiary focused on owning and operating LNG carriers that are employed on multi-year time charters with international energy companies. On October 29, 2013, we acquired from our Sponsor the Sponsor Controlled Companies. In addition, prior to the completion of this offering, we will complete a series of formation transactions that are described in the section of the prospectus entitled “Prospectus Summary—Formation Transactions.” Our business will be a direct continuation of the Sponsor Controlled Companies. We do not intend to engage in any business or other activities prior to the closing of the offering, except in connection with our formation. The Sponsor Controlled Companies are limited to entities that are under the control of our Sponsor and its affiliates, and, as such, this acquisition was accounted for as a transaction between entities under common control. As a result, the financial statements of the Sponsor Controlled Companies and us from May 30, 2013 (the date of our inception) have been presented using combined historical carrying costs of the assets and liabilities of the Sponsor Controlled Companies, and present the consolidated financial position and results of operations as if Dynagas Partners and the Sponsor Controlled Companies were consolidated for all periods presented.

You should consider the following facts when evaluating our historical results of operations and assessing our future prospects:

•

Upon completion of this offering, our leverage and associated finance expenses will be reduced. On October 25, 2013, we entered into a binding commitment letter with one of our lenders, an affiliate of Credit Suisse, for a new $262.13 million senior secured credit facility, which we refer to as the New Senior Secured Revolving Credit Facility. A portion of the proceeds of the New Senior Secured Revolving Credit Facility, together with the net proceeds of this offering, will be used to repay all of our existing outstanding indebtedness effective upon the closing of this offering. The material terms of this new credit facility will permit, among other things, distributions to our unitholders and the other transactions contemplated herein and are more fully set forth under the heading Liquidity and Capital Resources—Our Borrowing Activities—New Senior Secured Revolving Credit Facility.”

•

We intend to increase the size of our fleet by making other acquisitions. Our growth strategy focuses on expanding our fleet through the acquisition of LNG carriers under multi-year time charters. For example, pursuant to the Omnibus Agreement that we will enter into with our Sponsor and our General Partner, we will have the right but not the obligation to purchase each of the seven Optional Vessels comprising our Sponsor’s LNG fleet at any time up to 24 months following their respective deliveries from the shipyard. We expect that we will purchase the Optional Vessels if we are able to reach an agreement with our Sponsor regarding the purchase price of the vessels. In order to acquire these vessels or any additional vessels, we may need to issue additional equity or incur additional indebtedness.

•

We expect continued inflationary pressure on crew costs. Due to the specialized nature of operating LNG carriers, the increase in size of the worldwide LNG carrier fleet and the limited pool of qualified officers, we believe that crewing and labor related costs will experience significant increases.

•

Our historical results of operations reflect allocated administrative costs that may not be indicative of future administrative costs. The administrative costs included in our historical results of operations may not be indicative of our future administrative costs, which may include additional costs associated with being an Exchange Act reporting company. We have entered into the Management Agreements pursuant to which our Manager provides us certain administrative services, and our Management Agreements allow management fees to be increased if our Manager has incurred material unforeseen costs of providing the management services.

•

Our Sponsor and General Partner may exert influence over our operations. We expect that upon completion of this offering our Sponsor and our General Partner will own more than one third of our common and subordinated units in aggregate and as a result they will be able to exert influence over our operations.

Principal Factors Affecting Our Results of Operations

The principal factors which have affected our results and are expected to affect our future results of operations and financial position, include:

•

Number of Vessels in Our Fleet. The number of vessels in our fleet is a key factor in determining the level of our revenues. Aggregate expenses also increase as the size of our fleet increases. During 2007 and 2008, we took delivery of our Initial Fleet consisting of three LNG carriers. As of June 30, 2013, our fleet consisted of the same three LNG carriers;

•

Charter Rates. Our revenue is dependent on the charter rates we are able to obtain on our vessels. Charter rates on our vessels are based primarily on demand for and supply of LNG carrier capacity at the time we enter into the charters for our vessels, which is influenced by demand and supply for natural gas and in particular LNG as well as the supply of LNG carriers available for employment. The charter rates we obtain are also dependent on whether we employ our vessels under multi-year charters or charters with initial terms of less than two years. The vessels in our Initial Fleet are currently employed under multi-year time charters with staggered maturities, which will make us less susceptible to cyclical fluctuations in charter rates than vessels operated on charters of less than two years. However, we will be exposed to fluctuations in prevailing charter rates when we seek to recharter our vessels upon the expiry of their respective current charters and when we seek to charter vessels that we may acquire in the future. Prior to the commencement of our current charters, our vessels were employed primarily on charters with initial terms of less than two years or the “spot” market for LNG vessels, which over the last five years has been highly volatile, resulting in significant variability in our earnings;

•

BG Group’s potential exercise of charter extension. In 2010, we entered into the time charter contract for the Clean Force with the BG Group at a time when time charter rates were significantly lower than prevailing time charter rates for equivalent periods. On January 2, 2013, BG Group exercised its option to extend the charter of the Clean Force until 2016 and currently holds another option to extend the duration of the charter until 2019 at a further increased daily rate. BG also holds an option to extend the time charter of the Clean Energy for an additional three years until 2020 at an increased daily rate;

•

Utilization of Our Fleet. Historically, our fleet has had a limited number of unscheduled off-hire days. In the six month periods ended June 30, 2013 and 2012 our fleet utilization was approximately 100% and 99%, respectively. However, an increase in annual off-hire days would reduce our utilization. The efficiency with which suitable employment is secured, the ability to minimize off-hire days and the amount of time spent positioning vessels also affects our results of operations. If the utilization pattern of our fleet changes, our financial results would be affected;

•	The level of our vessel operating expenses, including crewing costs, insurance and maintenance costs;

•

The timely delivery of the Optional Vessels (four of which are currently under construction and three of which have been delivered as of October 4, 2013) to our Sponsor and our ability to exercise the options to purchase the seven Optional Vessels;

•	The timely delivery of the vessels we may acquire in the future;

•	Our ability to maintain solid working relationships with our existing charterers and our ability to increase the number of our charterers through the development of new working relationships;

•	The performance of our charterer’s obligations under their charter agreements;

•	The effective and efficient technical management of the vessels under our management agreements;

•	Our ability to obtain acceptable debt financing to fund our capital commitments;

•	The ability of our Sponsor to fund its capital commitments and take delivery of the Optional Vessels under construction;

•	Our ability to obtain and maintain regulatory approvals and to satisfy technical, health, safety and compliance standards that meet our charterer’s requirements;

•

Economic, regulatory, political and governmental conditions that affect shipping and the LNG industry, which includes changes in the number of new LNG importing countries and regions, as well as structural LNG market changes impacting LNG supply that may allow greater flexibility and competition of other energy sources with global LNG use;

•	Our ability to successfully employ our vessels at economically attractive rates, as our charters expire or are otherwise terminated;

•	Our ability to obtain debt financing to fund our capital commitments in the current difficult credit markets and the likely increase in margins payable to our banks for new debt;

•	The amendment of our existing credit facilities or our entry into new financing agreements;

•	Our access to capital required to acquire additional ships and/or to implement our business strategy;

•	Our level of debt, the related interest expense and the timing of required payments of principal;

•	The level of our general and administrative expenses, including salaries and costs of consultants;

•	Our charterer’s right for early termination of the charters under certain circumstances;

•	Performance of our counterparties and our charterer’s ability to make charter payments to us; and

•	The level of any distribution on our common and subordinated units.

See “Risk Factors” for a discussion of certain risks inherent in our business.

Important Financial and Operational Terms and Concepts

We use a variety of financial and operational terms and concepts when analyzing our performance. These include the following:

Time Charter Revenues. We recognize revenues from time charters over the term of the charter as the applicable vessel operates under the charter. Under time charters, revenue is not recognized during days a vessel is off-hire. Revenue is recognized from delivery of the vessel to the charterer, until the end of the time charter period. Under time charters, we are responsible for providing the crewing and other services related to the vessel’s operations, the cost of which is included in the daily hire rate, except when off-hire. Revenues are affected by time charter hire rates and the number of days a vessel operates.

Off-hire (Including Commercial Waiting Time). When a vessel is “off-hire”—or not available for service—the charterer generally is not required to pay the time charter hire rate and we are responsible for all costs. Prolonged off-hire may lead to vessel substitution or termination of a time charter. Our vessels may be out of service, that is, off-hire, for several reasons: scheduled dry-docking, special survey, vessel upgrade or maintenance or inspection, which we refer to as scheduled off-hire; days spent waiting for a charter, which we refer to as commercial waiting time; and unscheduled repairs, maintenance, operational deficiencies, equipment breakdown, accidents, crewing strikes, certain vessel detentions or similar problems, or our failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew, which we refer to as unscheduled off-hire. We have obtained loss of hire insurance to protect us against loss of income in the event one of our vessels cannot be employed due to damage that is covered under the terms of our hull and machinery insurance. Under our loss of hire policies, our insurer generally will pay us the hire rate agreed in respect of each vessel for each day in excess of 14 days and with a maximum period of 120 days.

Voyage Expenses. Voyage expenses primarily include port and canal charges, bunker (fuel) expenses, agency fees and brokerage commissions. Under our time charter arrangements, the charterer pays substantially all of the voyage expenses, which are primarily fuel and port charges. Voyage expenses are typically paid by the customer under time charters. Voyage expenses are paid by the ship-owner during periods of off-hire and are recognized when incurred. We may incur voyage related expenses when positioning or repositioning vessels before or after the period of a time charter, during periods of commercial waiting time or while off-hire during a period of dry-docking. Voyage expenses can be higher when vessels trade on charters with initial terms of less than two years or the “spot” market due to fuel consumption during idling, cool down requirements, commercial waiting time in between charters and positioning and repositioning costs. From time to time, in accordance with industry practice, we pay commissions ranging up to 1.25% of the total daily charter rate under the charters to unaffiliated ship brokers, depending on the number of brokers involved with arranging the charter. These commissions do not include the fees we pay to our Manager, which are described below under “—Management Fees.”

Available Days. Available days are the total number of calendar days our vessels were in our possession during a period, less the total number of scheduled off-hire days during the period associated with major repairs, or dry-dockings.

Average Number of Vessels. Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in the period.

Fleet utilization. We calculate fleet utilization by dividing the number of our revenue earning days, which are the total number of Available Days of our vessels net of unscheduled off-hire days, during a period, by the number of our Available days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons such as unscheduled repairs but excluding scheduled off-hires for vessel upgrades, dry-dockings or special or intermediate surveys.

Vessel Operating Expenses. Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses for repairs and maintenance, the cost of spares and consumable stores, lubricant costs, statutory and classification expenses, forwarding and communications expenses and other miscellaneous expenses. Vessel operating expenses also include all peripheral expenses incurred while vessels perform their classification special survey and dry-docking such as spare parts, port dues, tugs, service engineer attendance etc. Vessel operating expenses are paid by the ship-owner under time charters and are recognized when incurred.

Dry-docking. We must periodically drydock each of our vessels for inspection, repairs and maintenance and any modifications required to comply with industry certification or governmental requirements. In accordance with industry certification requirements, we drydock our vessels at least every 60 months until the vessel is 15 years old, after which dry-docking takes place at least every 30 months thereafter as required for the renewal of certifications required by classification societies. Special survey and dry-docking costs (mainly shipyard costs, paints and class renewal expense) are expensed as incurred. The number of dry-dockings undertaken in a given period and the nature of the work performed determine the level of dry-docking expenditures. We expense costs related to routine repairs and maintenance performed during dry-docking or as otherwise incurred. All three vessels in our fleet completed their scheduled special survey and dry-docking repairs in 2012.

Depreciation. We depreciate our LNG carriers on a straight-line basis over their remaining useful economic lives which we estimate to be 35 years from their initial delivery from the shipyard. Vessel residual value is estimated as 12% of the initial vessel cost and represents Management’s best estimate of the current selling price assuming the vessels are already of age and condition expected at the end of its useful life. The assumptions made reflect our experience, market conditions and the current practice in the LNG industry; however they required more discretion since there is a lack of historical references in scrap prices of similar types of vessels.

Interest and Finance Costs We incur interest expense on outstanding indebtedness under our existing credit facilities which we include in interest and finance costs. Interest expense depends on our overall level of borrowings and may significantly increase when we acquire or refinance ships. During construction of a newbuilding vessel, interest expense incurred is capitalized in the cost of the newbuilding. Interest expense may also change with prevailing interest rates, although interest rate swaps or other derivative instruments may reduce the effect of these changes. We also incur financing and legal costs in connection with establishing credit facilities, which are deferred and amortized to interest and finance costs using the effective interest method. We will incur additional interest expense in the future on our outstanding borrowings and under future borrowings. For a description of our existing credit facilities see “—Our Borrowing Activities.”

Vessels Lives and Impairment. Vessels are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, we first compare the undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third party independent appraisals as considered necessary.

Insurance

Hull and Machinery Insurance. We have obtained hull and machinery insurance on all our vessels to insure against marine and war risks, which include the risks of damage to our vessels, salvage and towing costs, and also insures against actual or constructive total loss of any of our vessels. However, our insurance policies contain deductible amounts for which we will be responsible. We have also arranged additional total loss coverage for each vessel. This coverage, which is called hull interest and freight interest coverage, provides us additional coverage in the event of the total loss or the constructive total loss of a vessel. The agreed deductible on each vessel averages $500,000.

Loss of Hire Insurance. We have obtained loss of hire insurance to protect us against loss of income in the event one of our vessels cannot be employed due to damage that is covered under the terms of our hull and machinery insurance. Under our loss of hire policies, our insurer will pay us the hire rate agreed in respect of each vessel for each day, in excess of a certain number of deductible days, for the time that the vessel is out of service as a result of damage, for a maximum of 120 days. The number of deductible days for the vessels in our fleet is 14 days per vessel.

Protection and Indemnity Insurance. Protection and indemnity insurance, which covers our third-party legal liabilities in connection with our shipping activities, is provided by a mutual protection and indemnity association, or P&I club. This includes third-party liability and other expenses related to the injury or death of crew members, passengers and other third-party persons, loss or damage to cargo, claims arising from collisions with other vessels or from contact with jetties or wharves and other damage to other third-party property, including pollution arising from oil or other substances, and other related costs, including wreck removal. Our current protection and indemnity insurance coverage is unlimited, except for pollution, which is limited to $1 billion per vessel per incident.

Customers/Charterers

Historically, we have derived nearly all of our revenues from a wide range of charterers since as a result of our vessels initially trading on multi-year charters from delivery in 2007-2008 to 2012. For the six month periods ended June 30, 2013 and 2012, we received all our revenues from two and three charterers, respectively:

Charterer	2013	2012
BG Group	60%	60%
Gazprom	40%	5%
Qatar Gas	—%	35%
	100%	100%

Results of Operations

Six month period ended June 30, 2013 compared to the six months period ended June 30, 2012

During the six month periods ended June 30, 2013 and 2012, we had an average of three vessels in our fleet. In the six month period ended June 30, 2013, our fleet Available days totaled 543 days as compared to 530 days in the six month period ended June 30, 2012. The increase of 2.5% was primarily attributable to the fact that in the six month period ended June 30, 2013 we did not have any vessels undergoing scheduled dry-dock and special survey, as compared to the six month period ended June 30, 2012 where one of our vessels underwent her scheduled dry-dock and special survey. Operating days are the primary driver of voyage revenue and vessel operating expenses.

Revenues. The following table sets forth details of our time charter revenues for the six month periods ended June 30, 2013 and 2012:

	Six months Ended June 30,
	2013	2012	Change	% Change
	(dollars in thousands)
Time charter revenues	$42,444	$37,105	$5,339	14.4%

Total revenues increased by 14.4%, or $5.3 million, to $42.4 million during the six month period ended June 30, 2013, from $37.1 million during the six month period ended June 30, 2012. The increase in revenues was primarily attributable to an increase in time charter rates for two of our vessels. Specifically, for the six month period ended June 30, 2013 the Ob River was employed under its present time charter with Gazprom which commenced in September, 2012 at a higher rate than the previous time charter contract under which the Ob River was employed during the six month period ended June 30, 2012. The increase is also attributable to the fact that the Clean Energy commenced its present time charter contract with BG Group at a significantly higher charter rate than the previous time charter contract under which the Clean Energy was employed up to February 2012.

Voyage Expenses. The following table sets forth details of our voyage expenses for the six month periods ended June 30, 2013 and 2012:

	Six months Ended June 30,
	2013	2012	Change	% Change
	(dollars in thousands)
Commissions	$297	$486	$(189)	(38.9)%
Bunkers	—	819	(819)	(100.0)
Port Expenses	43	132	(89)	(67.4)

Voyage Expenses	$340	$1,437	$(1,097)	(76.3)%

Voyage expenses decreased by 76.3%, or $1.1 million, to $0.3 million during the six month period ended June 30, 2013, from $1.4 million during the six month period ended June 30, 2012. The decrease was mainly attributable to the fact that during the six month period ended June 30, 2012 one of our vessels underwent mandatory special survey and dry-docking survey and as a result incurred $0.8 million in bunker expenses and $0.1 million in port expenses in connection with positioning the vessel to the shipyard compared to negligible bunker and port expenses in the same period in 2013. The decrease was also attributable to the decrease of $0.2 million in commissions paid to third party brokers in the six month period ended June 30, 2013

Voyage Expenses—related party. The following table sets forth details of our voyage expenses paid to our Manager for commercial services. For the six month periods ended June 30, 2013 and 2012 pursuant to the respective effective management agreements under which Dynagas Ltd., our Manager, earned 1.25% commission on gross time charter income:

	Six months Ended June 30,
	2013	2012	Change	% Change
	(dollars in thousands)
Voyage Expenses—related party (commissions)	492	491	1	0.2%

Commissions paid to our Manager remained substantially the same during the six month period ended June 30, 2013 compared to the six month period ended June 30, 2012.

Vessel Operating Expenses. The following table sets forth details of our vessel operating expenses for the six month periods ended June 30, 2013 and 2012:

	Six months Ended June 30,
	2013	2012	Change	% Change
	(dollars in thousands)
Crew wages and related costs	$4,765	$4,445	$320	7.2%
Insurance	752	719	33	4.6
Spares and consumable stores	485	1,426	(941)	(66.0)
Repairs and maintenance	136	493	(357)	(72.4)
Tonnage taxes	35	18	17	94.4
Other operating expenses	59	275	(216)	(78.5)

Total	$6,232	$7,376	$(1,144)	(15.5)%

Vessel operating expenses decreased by 15.5%, or $1.1 million, to $6.2 million during the six month period ended June 30, 2013. The decrease was primarily attributable to the decrease in spares and consumables stores and peripheral maintenance and repair expenses related to the dry-docking of one of our vessels in April 2012 and purchases associated with the dry-docking of a second vessel in July 2012. Peripheral expenses for dry-docking include all expenses related to the dry-docking of the vessel (except for shipyard, paint and classification society survey cost) such as spare parts, service engineer attendances, stores and consumable stores which amounted approximately to $0.8 million. The decrease was mitigated by an increase in crew wages and related costs of $0.3 million to $4.8 million during the six month period ended June 30, 2013 as a result of continued inflationary crew costs and increased training expenses.

General and Administrative Expenses. The following table sets forth details of our general and administrative expenses for the six month periods ended June 30, 2013 and 2012:

	Six months Ended June 30,
	2013	2012	Change	% Change
	(dollars in thousands)
General and administrative costs	$21	$—	$21	100%

Management Fees. The following table sets forth details of our management fees for the six month periods ended June 30, 2013 and 2012:

	Six months Ended June 30,
	2013	2012	Change	% Change
	(dollars in thousands)
Management fees	$1,358	$1,328	$30	2.3%

Management fees increased by 2.3%, or $0.03 million, to $1.4 million during the six month period ended June 30, 2013, from $1.3 million during the six month period ended June 30, 2013. The increase in 2013 is attributable to the increase in the daily management fees to $2,500 per day in accordance to the terms of the new management agreements effective January 1, 2013, as compared to management fees ranging from $2,340 to $2,433 per day in the six month period ended June 30, 2012.

Depreciation. The following table sets forth details of our depreciation expense for the six month periods ended June 30, 2013 and 2012:

	Six months Ended June 30,
	2013	2012	Change	% Change
	(dollars in thousands)
Depreciation	$6,733	$6,771	$(38)	(0.6%)

Depreciation expense remained substantially the same during six month period ended June 30, 2013 compared to the six month period ended June 30, 2012.

Dry-docking and Special Survey Costs. The following table sets forth details of our dry-docking and special survey expenses for the six month periods ended June 30, 2013 and 2012:

	Six months Ended June 30,
	2013	2012	Change	% Change
	(dollars in thousands)
Dry-docking and Special Survey Costs	$—	$719	$(719)	(100%)

Dry-docking and special survey costs are comprised of the repair cost paid to the yards, paints and class expenses and are expensed in the period incurred. Costs relating to routine repairs and maintenance are also expensed as incurred and are included in “Vessel Operating Expenses.” One of our vessels completed her scheduled dry-docking and special survey during the six month period ended June 30, 2012, as compared to the six month period ended 2013 where none of our vessels were required to perform their mandatory dry-dock or survey. The vessels undergo dry-dock or special survey approximately every five years during the first fifteen years of their life and every two and a half years within their following useful life.

We drydock our vessels when the next special survey becomes due. As we drydocked all our Initial Fleet in 2012 we expect the next scheduled dry-dockings to occur in 2017, 2017 and 2018 for the Clean Energy, Ob River and Clean Force respectively. We expect that our initial fleet will average 22 days on drydock per ship, at which time we perform class renewal surveys and make any necessary repairs or retrofittings.

Interest and Finance Costs. The following table sets forth details of our interest and finance costs for the six month periods ended June 30, 2013 and 2012:

	Six months Ended June 30,
	2013	2012	Change	% Change
	(dollars in thousands)
Interest on long-term debt	$4,317	$3,734	$583	15.6%
Amortization and write-off of financing fees	268	298	(30)	(10.1%)
Commitment fees	—	372	(372)	(100%)
Other	6	48	(42)	(87.5%)

Total	$4,591	$4,452	$139	3.1%

Interest and finance costs increased by 3.1%, or $0.1 million, to $4.6 million during the six month period ended June 30, 2013, from $4.5 million during the six month period ended June 30, 2012. Interest expense increased by $0.6 million to $4.3 million during the six month period ended June 30, 2013, from $3.7 million during the six month period ended June 30, 2012. The increase is mainly attributable to the higher average debt balance and interest margin costs during the six month period ended June 30, 2013 as compared to the six month period ended June 30, 2012 as a result of the refinancing of the Clean Energy and the Ob River during the six month period in 2012. The decrease in commitment fees of $0.4 million is attributable to the lower levels of undrawn amounts under our loan facilities during the six month period ended June 30, 2012.

During the six month period ended June 30, 2013, we had an average of $367.6 million of outstanding indebtedness with a weighted average interest rate of 2.3%, and during the six month period ended June 30, 2012, we had an average of $349.3 million of outstanding indebtedness with a weighted average interest rate of 2.1%.

Realized and Unrealized Loss on Derivative Financial Instruments. The following table sets forth details of our realized and unrealized loss on derivative instruments for the six month periods ended June 30, 2013 and 2012:

	Six months Ended June 30,
	2013	2012	Change	% Change
	(dollars in thousands)
Realized and Unrealized Loss on Derivative Financial Instruments	$—	$138	$(138)	(100)%

The loss on derivative financial instruments during the six month period ended June 30, 2012 was related to realized losses and unrealized gains on three interest rate swap contracts of $285.6 million notional amount which matured in March, June and July 2012.

Year ended December 31, 2012 compared to the year ended December 31, 2011

During the years ended December 31, 2012 and 2011, we had an average of three vessels in our fleet. In the year ended December 31, 2012 our fleet Available days totaled 1,056 days as compared to 1,095 days in the twelve month period ended December 31, 2011, the decrease of 3.6% attributable to scheduled dry-docking repairs completed in 2012. Operating days are the primary driver of voyage revenue and vessel operating expenses.

Revenues. The following table sets forth details of our time charter revenues for the years ended December 31, 2011 and 2012:

	Year Ended December 31,
	2012	2011	Change	% Change
	(dollars in thousands)
Time charter revenues	$77,498	$52,547	$24,951	47.5%

Total revenues increased by 47.5%, or $25.0 million, to $77.5 million during the year ended December 31, 2012, from $52.5 million during the year ended December 31, 2011. The increase in revenues was primarily attributable to an increase in time charter rates for two of our vessels. The Clean Energy in 2011 was employed on a time charter contract entered into in 2010, which was at historically low levels and which ended in the first quarter of 2012. The Clean Energy was subsequently employed under its present time charter contract at a significantly higher time charter rate, effective as of February 2012. The increase in revenues was also attributable to the increase in the time charter rates attained by the Clean Power which was employed on a historically low time charter rate in the first quarter of 2011 and subsequently was employed at a higher rate until September 2012. In September 2012, the Clean Power was employed on its present time charter contract at a rate which is 15% higher than the charter rate under its previous charter.

Voyage Expenses. The following table sets forth details of our voyage expenses, not including voyage expenses set forth under “Voyage Expenses—related Party” for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011	Change	% Change
	(dollars in thousands)
Commissions	$819	$446	$373	83.6%
Bunkers	1,361	117	1,244	1,063.2%
Port Expenses	307	152	155	102.0%

Voyage Expenses	$2,487	$715	$1,772	247.8%

Voyage expenses increased by 247.8%, or $1.8 million, to $2.5 million during the year ended December 31, 2012 from $0.7 million during the year ended December 31, 2011. The increase was mainly attributable to the fact that during the year ended December 31, 2012 all of our three vessels underwent their mandatory special survey and dry-docking survey and as a result incurred $1.4 million in bunker expenses in connection with positioning the vessels to the shipyards compared to negligible bunker expense for 2011. The increase was also attributable to the increase of $0.4 million in commissions paid to third party brokers in the year ended December 31, 2012 as a result of the higher time charter revenues during 2012 and to port expenses payable during the vessel’s mandatory dry-docking and special survey.

Voyage Expenses—related party. The following table sets forth details of our voyage expenses paid to our Manager for commercial services. For the years ended December 31, 2012 and 2011 pursuant to the management agreements under which Dynagas Ltd. earned a 1.25% commission on gross time charter income:

	Year Ended December 31,
	2012	2011	Change	% Change
	(dollars in thousands)
Voyage Expenses—related party (commissions)	$981	$638	$343	53.8%

Voyage expenses paid to our Manager increased by 53.8% or $0.3 million, to $1 million during the year ended December 31, 2012 from $0.6 million during the year ended December 31, 2011. The increase was attributable to the higher time charter revenues during 2012.

Vessels’ Operating Expenses. The following table sets forth details of our vessel operating expenses for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011	Change	% Change
	(dollars in thousands)
Crew wages and related costs	9,755	8,040	1,715	21.3%
Insurance	1,488	1,587	(99)	(6.2)%
Spares and consumable stores	2,561	1,102	1,459	132.4%
Repairs and maintenance	1,340	356	984	276.4%
Tonnage taxes	18	28	(10)	(35.7)%
Other operating expenses	560	237	323	136.3%

Total	$15,722	$11,350	$4,372	38.5%

Vessels’ operating expenses increased by 38.5%, or $4.4 million, to $15.7 million during the year ended December 31, 2012 from $11.4 million during the year ended December 31, 2011. The increase was primarily attributable to the increase in spares and consumables stores and peripheral maintenance and repair expenses related to the dry-docking of our three vessels in 2012. Peripheral expenses for dry-docking include all expenses related to the dry-docking of the vessel, except for shipyard, paint and classification society survey cost such as spare parts, service engineer attendances, stores and consumable stores which totaled to $1.7 million. The increase is also attributable to an increase in crew wages and related costs of $1.7 million to $9.8 million during the twelve month period ended December 31, 2012 from $8 million during the year ended December 31, 2011 as a result of continued inflationary crew costs and increased training expenses.

General and Administrative Expenses. The following table sets forth details of our general and administrative expenses for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011	Change	% Change
	(dollars in thousands)
General and administrative costs	$278	$54	$224	414.8%

General and administrative expenses increased by 414.8%, or $0.22 million, to $0.27 million during the year ended December 31, 2012, from $0.05 million during the year ended December 31, 2011. The increase in the year ended December 31, 2012 is mainly attributable to the expenses incurred in connection with the preparations for the initial public offering, which were expensed as incurred.

Management Fees. The following table sets forth details of our management fees for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011	Change	% Change
	(dollars in thousands)
Management fees	$2,638	$2,529	$109	4.3%

Management fees increased by 4.3%, or $0.1 million, to $2.6 million during the year ended December 31, 2012, from $2.5 million during the year ended December 31, 2011. The increase in the year ended December 31, 2012 is attributable to the year-to-year increase in management fees payable to our Manager.

Depreciation. The following table sets forth details of our depreciation expense for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011	Change	% Change
	(dollars in thousands)
Depreciation	$13,616	$13,579	$37	0.3%

Depreciation expense remained substantially the same during the year ended December 31, 2012 compared to the year ended December 31, 2011.

Dry-docking and Special survey costs. The following table sets forth details of our dry-docking and special survey expenses for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011	Change	% Change
	(dollars in thousands)
Dry-docking and Special Survey Costs	$2,109	$—	$2,109	100%

Dry-docking and special survey costs comprised of the repair cost paid to the yards, paints and class expenses and are expensed in the period incurred. Costs relating to routine repairs and maintenance are also expensed as incurred and are included in “Vessel Operating Expenses”. All our vessels completed their scheduled dry-docking and special surveys during the year ended December 31, 2012. The vessels undergo dry-dock or special survey approximately every five years during the first fifteen years of their life and every two and a half years within their following useful life.

We drydock our vessels when the next special survey becomes due. As we dry-docked all our Initial Fleet in 2012, we expect the next scheduled dry-dockings to occur in 2017, 2017 and 2018 for the Clean Energy, Ob River and Clean Force respectively. We expect that our Initial Fleet will average 22 days on drydock per ship, at which time we perform class renewal surveys and make any necessary repairs or retrofittings.

Interest Income. Interest income for the year ended December 31, 2012 of $0.001 million was substantially similar to interest income of $0.004 million for the year ended December 31, 2011.

Interest and Finance Costs. The following table sets forth details of our interest and finance costs for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011	Change	% Change
	(dollars in thousands)
Interest on long-term debt	8,551	3,794	4,757	125.4%
Amortization and write-off of financing fees	590	100	490	490.0%
Commitment fees	372	54	318	588.9%
Other	63	29	34	117.2%

Total	$9,576	$3,977	$5,599	140.8%

Interest and finance costs increased by 140.8%, or $5.6 million, to $9.6 million during the year ended December 31, 2012, from $4 million during the year ended December 31, 2011. Interest expense increased by $4.8 million to $8.6 million during the year ended December 31, 2012, from $3.8 million during the year ended December 31, 2011. The increase is mainly attributable to the higher average debt balance and interest margin costs during the year ended December 31, 2012 as compared to the year ended December 31, 2011 as a result of the refinancing of the Clean Energy and Ob River in 2012. The increase in amortization and write-off of financing fees of $0.5 million was attributable to financing fees incurred in connection with the refinancing of Clean Energy and Ob River in 2012 and the increase in commitment fees of $0.3 million attributable to our refinancing activities during the year ended December 31, 2012.

During the year ended December 31, 2012, we had an average of $369.2 million of outstanding indebtedness with a weighted average interest rate of 2.3%, and during the year ended December 31, 2011, we had an average of $295.6 million of outstanding indebtedness with a weighted average interest rate of 1.3%.

Realized and Unrealized Loss on Derivative Financial Instruments. The following table sets forth details of our realized and unrealized loss on derivative instruments for the years ended December 31, 2012 and 2011:

	Year Ended December 31,
	2012	2011	Change	% Change
	(dollars in thousands)
Realized and Unrealized Loss on Derivative Financial Instruments	$196	$824	$(628)	(76.2)%

The loss on derivative financial instruments during the years ended December 31, 2012 and December 31, 2011, respectively, was primarily related to realized and unrealized losses on three interest rate swap contracts of $285.6 million notional amount due to declining long-term interest rates. These three interest rate swap agreements matured in March, July and June 2012, resulting in a decrease of $0.6 million in the loss from derivative financial instruments to $0.2 million during the year ended December 31, 2012, as compared to $0.8 million during the year ended December 31, 2011.

Other. Other Income decreased to $0.06 million during the year ended December 31, 2012, from $0.07 million during the year ended December 31, 2011.

Liquidity and Capital Resources

Liquidity and Cash Needs

We operate in a capital-intensive industry and through our Sponsor have historically financed the purchase of LNG carriers through a combination of equity capital, operating cash flows, borrowings from commercial banks and shareholder loans. Our liquidity requirements relate to servicing our debt and funding capital expenditures and working capital. The majority of our revenues are generated from chartering our vessels and we receive charter payments monthly in advance. The majority of our operating costs are paid on a monthly basis. We frequently monitor our capital needs by projecting our upcoming income, expenses and debt obligations, and seek to maintain adequate cash reserves to compensate for any budget overruns. Our short-term liquidity requirements relate to funding working capital, including vessel operating expenses and payments under our management agreements. Our long-term liquidity requirements relate to funding capital expenditures, including the acquisition of additional vessels and the repayment of our long-term debt.

We expect to finance the purchase of additional vessels and other capital expenditures through a combination of borrowings from commercial banks, cash generated from operations and debt and equity financings. In addition to paying distributions to our unitholders, our other liquidity requirements relate to servicing our debt, funding investments (including the equity portion of investments in vessels), funding working capital and maintaining cash reserves against fluctuations in operating cash flows. Because we will distribute all of our available cash, we expect that we will rely upon external financing sources, including bank borrowings and the issuance of debt and equity securities, to fund acquisitions and other expansion capital expenditures.

Our principal uses of funds have been capital expenditures to establish and grow our fleet, comply with international shipping standards, environmental laws and regulations and fund working capital requirements. In monitoring our working capital needs, we project our charter hire income and vessel maintenance and running expenses, as well as debt service obligations, and seek to maintain adequate cash reserves in order to address any budget overruns. Our funding and treasury activities are intended to maximize investment returns while maintaining appropriate liquidity. Cash and cash equivalents are held primarily in U.S. dollars. We have not made use of derivative instruments other than for interest rate risk management purposes.

As of June 30, 2013, we had restricted cash of $2.8 million which decreased by $3.9 million, or 58.2%, compared to $6.8 million, as of December 31, 2012.

As of December 31, 2012, we had restricted cash of $6.8 million which increased by $4.5 million, or 191.9%, compared to $2.3 million, as of December 31, 2011, primarily due to cash generated from operating activities.

As of June 30, 2013 and December 31, 2012, we had an aggregate of $359.0 million and $380.7 million, respectively of indebtedness outstanding under various credit agreements, and no unused line of credit or available facility. In January 2012, we refinanced our secured loan facility of the Clean Energy for an amount of $150 million. In February 2012 we entered into an agreement with the same bank to refinance the outstanding balance on our secured loan facility on the Ob River obtained in 2007. As a result, we drew down an additional principal amount of $70.0 million in April 2012 for general partnership purposes.

As of December 31, 2012, we had an aggregate of $380.7 million of indebtedness outstanding under various credit agreements, and no unused line of credit or available facility. In January 2012, we refinanced our secured loan facility of the Clean Energy for an amount of $150 million. In February 2012, we refinanced our secured loan facility of the Ob River for an amount of $193 million.

As of October 28, 2013, we had an aggregate of $346.1 million of indebtedness outstanding under our three credit agreements, of which $38.1 million is repayable within one year. See “—Our Borrowing Activities.” In connection with this offering, we expect to amend our existing vessel financing agreements.

As of June 30, 2013 and December 31, 2012 and 2011, we were in breach of the minimum liquidity requirement relating to our $193 Million Ob River Credit Facility, which requires us to maintain minimum liquidity of $30 million. We were in compliance with the remaining financial and liquidity covenants in our loan agreements but we were not in compliance with certain restrictive covenants relating to our loan agreements, which are described under the heading “—Our Borrowing Activities—Waivers, Consents, and the Violation of Certain Covenants Under our Credit Facilities.”

A violation of any of the financial covenants contained in our credit facilities described above constitutes an event of default under our credit facilities, which, unless cured under the applicable credit facility, if applicable, or waived or modified by our lenders, provides our lenders with the right to, among other things, require us to post additional collateral, enhance our equity and liquidity, increase our interest payments, pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, reclassify our indebtedness as current liabilities and accelerate our indebtedness and foreclose their liens on our vessels and the other assets securing the credit facilities, which would impair our ability to continue to conduct our business. In the case of an event of default, we are prohibited from paying distribution under our credit facilities.

On July 19, 2013, one of our lenders declared an event of default under one of our credit facilities. On October 29, 2013, our lenders (i) provided us with their consent to issue guarantees under three of our Sponsor’s credit facilities and to repay the $140 Million Shareholder Loan, and (ii) waived their rights in respect of our non-compliance with the minimum liquidity requirement of $30.0 million contained in the $193 Million Ob River Facility until September 30, 2014, which are described in Note 7 of our audited consolidated financial statements included elsewhere in this prospectus. Following the receipt of the waivers and the consents described above, all of our debt is no longer considered callable by our lenders. Please see “—Liquidity and Capital Resources—Our Borrowing Activities—Waivers, Consents and The Violation of Certain Covenants Under Our Credit Facilities.”

On October 25, 2013, we entered into a binding commitment letter with one of our lenders, an affiliate of Credit Suisse, for a new $262.13 million senior secured credit facility, which we refer to as the New Senior Secured Revolving Credit Facility. A portion of the proceeds of the New Senior Secured Revolving Credit Facility, together with the net proceeds of this offering, will be used to repay all of our existing outstanding indebtedness effective upon the closing of this offering. The material terms of this new credit facility will permit, among other things, distributions to our unitholders and the other transactions contemplated herein and are more fully set forth under the heading “—Liquidity and Capital Resources—Our Borrowing Activities—New Senior Secured Revolving Credit Facility.”

We estimate that we will spend in total approximately $5.0 million for dry-docking and classification surveys for the vessels in our fleet in during the five-year period following this offering. We expect the next scheduled dry-dockings to occur in 2017 and 2018. As our fleet matures and expands, our dry-docking expenses will likely increase. We also anticipate costs for compliance with environmental regulations such as compliance with low sulfur regulations and installation of ballast water treatment plants on our vessels.

Working capital is equal to current assets minus current liabilities, including the current portion of long-term debt. Our working capital deficit was $363.0 million as of June 30, 2013, compared to a working capital deficit of $389.5 million as of December 31, 2012. The deficit decrease is mainly due to the repayment of scheduled loan installments. Absent the classification of our total outstanding long-term debt under current liabilities and the related classification of deferred financing fees and restricted cash under current assets, for both periods, our working capital would result in a deficit of $43.1 million and $48.1 million as of June 30, 2013 and December 31, 2012, respectively.

Based on our fixed-rate charters, we believe we will generate sufficient cash from operations to make the required principal and interest payment on our indebtedness, provide for the normal working capital requirements and remain in a positive cash position in the twelve-month period ending June 30, 2014.

Estimated Maintenance and Replacement Capital Expenditures

Our Partnership Agreement requires our board of directors to deduct from operating surplus each quarter estimated maintenance and replacement capital expenditures, as opposed to actual maintenance and replacement capital expenditures in order to reduce disparities in operating surplus caused by fluctuating maintenance and replacement capital expenditures, such as dry-docking and vessel replacement. Because of the substantial capital expenditures we are required to make to maintain our fleet, our initial annual estimated maintenance and replacement capital expenditures for purposes of estimating maintenance and replacement capital expenditures will be $9.5 million per year, which is composed of $2.1 million for dry-docking and $7.5 million, including financing costs, for replacing our vessels at the end of their useful lives. The $7.5 million for future vessel replacement is based on assumptions and estimates regarding the remaining useful lives of our vessels, a long-term net investment rate equivalent to our current expected long-term borrowing costs, vessel replacement values based on current market conditions and residual value of the vessels at the end of their useful lives based on current steel prices. The actual cost of replacing the vessels in our fleet will depend on a number of factors, including prevailing market conditions, hire rates and the availability and cost of financing at the time of replacement. Our board of directors, with the approval of the conflicts committee, may determine that one or more of our assumptions should be revised, which could cause our board of directors to increase the amount of estimated maintenance and replacement capital expenditures. We may elect to finance some or all of our maintenance and replacement capital expenditures through the issuance of additional common units which could be dilutive to existing unitholders.

Cash Flows

The following table summarizes our net cash flows from operating, investing and financing activities and our cash and cash equivalents for the six months ended June 30, 2013 and 2012:

	Six month Ended June 30,
	(as revised)
	2013	2012
	(in thousands of U.S. dollars)
Net cash provided by (used in) operating activities	$17,728	$2,988
Net cash provided by (used in) investing activities	—	—
Net cash provided by (used in) financing activities	(17,728)	(2,988)
Cash and cash equivalents at beginning of period	—	—
Cash and cash equivalents at end of period	—	—

Net Cash Provided by (Used In) Operating Activities. Net cash flows provided by operating activities increased by $14.7 million, or 493%, to $17.7 million for the six months ended June 30, 2013, compared to $3.0 million for the same period in 2012. The increase was primarily attributable to the increase in cash generated from charter revenues and the decrease of payments made to our Manager in the six months ended June 30, 2012.

Net Cash Provided by (Used in) Investing Activities. Net cash used in investing activities was nil for the six month period ended June 30, 2013 and June 30, 2012.

Net Cash Provided by (Used in) Financing Activities. Net cash used in financing activities was $17.7 million for the six month period ended June 30, 2013, consisting of debt repayment of $21.7 million which was partially offset by a decrease of $3.9 million in restricted cash.

Net cash used in financing activities was $3.0 million for the six month period ended June 30, 2012, consisting mainly of debt repayment of $106.7 million, loan proceeds of $220.0 million, the repayment of $116.6 million in outstanding principal in connection with the unsecured loan given to us by Prokopiou Family in previous years, payment of $2.0 million in financing costs and an increase of $2.3 million in restricted cash.

The following table summarizes our net cash flows from operating, investing and financing activities and our cash and cash equivalents for the year ended December 31, 2012 and 2011:

	Year Ended December 31,
	(as revised)
	2012	2011
	(in thousands of dollars)
Net cash provided by (used in) operating activities	$27,902	$28,974
Net cash provided by (used in) investing activities	—
Net cash provided by (used in) financing activities	(27,902)	(28,974)
Cash and cash equivalents at beginning of year	—	—
Cash and cash equivalents at end of year	—	—

Net Cash Provided by Operating Activities. Net cash flows provided by operating activities decreased by $1.1 million, or 3.7%, to $27.9 million for the year ended December 31, 2012, compared to $29.0 million for the year ended December 31, 2011. The decrease is primarily attributable to the settlement of amounts due to our Managers and the Prokopiou Family, mitigated by the increase in cash generated from charter revenues.

Net Cash Provided by (Used in) Investing Activities. Net cash used in investing activities was nil in the years ended December 31, 2012 and December 31, 2011.

Net Cash Provided by (Used in) Financing Activities. Net cash used in financing activities was $27.9 million for the year ended December 31, 2012, consisting mainly of debt repayment of $124.9 million, payment of $116.6 million in outstanding principal in connection with the unsecured loan given to us by Prokopiou Family in previous years, payment of $2 million in financing costs and an increase of $4.5 million in restricted cash, which were offset by the proceeds from the refinancing of Ob River and Clean Energy of $220 million. Net cash used in financing activities was $29.0 million for the year ended December 31, 2011 consisting of debt repayment of $22.5 million, a partial repayment of $23.4 million of the unsecured loan given to us by the Prokopiou Family in previous years and a decrease of $17.0 million in restricted cash.

Our Borrowing Activities

Loan Agreements	Amounts Outstanding as of
(In millions of dollars)	June 30, 2013	December 31, 2012
$128 Million Clean Force Credit Facility	$83,375	$87,625
$129.75 Million Clean Energy Credit Facility	—	—
$150 Million Clean Energy Credit Facility	132,500	139,500
$193 Million Ob River Credit Facility	143,170	153,590

Total interest bearing debt	$359,045	$380,715

Loan Agreements

$140 Million Shareholder Loan

On February 9, 2004, we entered into a $140 million unsecured credit facility with a corporation owned by members of the Prokopiou Family. We used the proceeds from this facility to partially finance the construction costs of the vessels in our Initial Fleet and for working capital to fund general corporate purposes. This facility bore no interest, and was fully repaid in April 2012.

$30 Million Revolving Credit Facility

In connection with the closing of this offering, our Sponsor will provide us with a $30.0 million revolving credit to be used for general partnership purposes, including working capital. This revolving credit facility will have a term of five years and will bear interest at LIBOR plus a margin. We do not intend to draw down any amount under this facility at or prior to the closing of this offering.

$128 Million Clean Force Credit Facility

On May 9, 2006 we entered into a $128 million secured credit facility with The Royal Bank of Scotland NV (ex ABN Amro Bank NV), to partly finance the acquisition of the Clean Force. This facility bears interest at LIBOR plus a margin and is repayable in 48 consecutive quarterly installments of $2.1 million each over 12 years plus a balloon payment of $26 million due at maturity. This facility is secured by, among other things, a first priority mortgage over the Clean Force. As of September 30, 2013 and June 30, 2013, the outstanding balance of this facility was $81.3 million and $83.4 million, respectively, and we had no undrawn available credit.

$129.75 Million Clean Energy Credit Facility

On May 9, 2005 we entered into a $129.75 million secured credit facility with The Royal Bank of Scotland plc. to partly finance the acquisition of the Clean Energy. This facility bears interest at LIBOR plus a margin. This facility was repayable in 40 consecutive quarterly installments of $1.8 million each, plus a balloon payment of $57.8 million due at maturity in 2017. As of December 31, 2011, the outstanding balance of this facility was $95.6 million, which was subsequently repaid and refinanced in full on March 2012 upon our entrance into the $150 Million Clean Energy Credit Facility.

$150 Million Clean Energy Credit Facility

On January 30, 2012, we entered into a secured loan facility for up to $150 million with Credit Suisse to refinance our $129.75 Million Clean Energy Credit Facility. This facility bears interest at LIBOR plus a margin, and is repayable in 20 consecutive quarterly installments of $3.5 million each, plus a balloon payment of $80 million due at maturity in March 2017. This facility is secured by, among other things, a first priority mortgage over the Clean Energy and a 2005-built panamax tanker which is beneficially owned by members of the Prokopiou Family. As of September 30, 2013, and June 30, 2013, the outstanding balance of this facility was $129.0 million and $132.5 million, respectively, and we had no undrawn available credit.

$193 Million Ob River Credit Facility

On October 20, 2005 we entered into a ten-year $123 million credit facility with The Royal Bank of Scotland plc to partly finance the acquisition of the Ob River (formerly, the Clean Power), which we refer to as the First Ob River Credit Facility. On February 29, 2012, we amended and restated the First Ob River Credit Facility to refinance our indebtedness under the loan by increasing the amount available to $193 million. This facility bears interest at LIBOR plus a margin and is repayable in two tranches. Under the first tranche, $92.2 million of existing debt is repayable in 22 quarterly installments of $1.7 million each over 5.5 years, with a balloon payment of $54.6 million due in July 2017. Under the second tranche, $70.0 million of new indebtedness is repayable in 20 quarterly installments of $3.5 million each, beginning October 2012. This facility is secured by, among other things, a first priority mortgage over the Ob River. As of September 30, 2013, and June 30, 2013, the outstanding balance of this facility was $138.0 million and $143.2 million, respectively, and we had no undrawn available credit. On October 29, 2013, we agreed with our lender to defer a principal payment installment of $5.2 million payable in October 2013 to the ballon payment due in July 2017.

Covenants

Our credit facilities are generally secured by:

•	first priority mortgages on our vessels and certain tanker vessels beneficially owned by the Prokopiou Family;

•	guarantees by Dynagas Ltd.;

•	assignments of the earnings, insurances and requisition compensation of our vessels;

•	pledges of the operating accounts of our vessels; and

•	assignments of rights and interests in charterparty agreements.

Our credit facilities generally contain financial covenants which require us, among other things, to:

•	maintain minimum liquidity of $30 million;

•

maintain an asset coverage ratio of between 125% and 130%, depending on the credit facility, and to provide additional security, deposit additional cash as collateral or partially prepay the loan if the market value of the applicable mortgaged vessel falls below the amounts required to meet these percentages; and

•	deposit $15 million as collateral into a reserve account at any time the Clean Force is not operating under an approved charter.

Our credit facilities also contain restrictive covenants which may limit, among other things, our, and our subsidiaries’ ability to:

•	pay dividends to unitholders or shareholders, as applicable;

•	incur additional indebtedness, create liens or issue guarantees;

•	charter our vessels or change the terms of our existing charter agreements;

•	sell, transfer or lease our assets or vessels or the shares of our vessel-owning subsidiaries;

•	make investments and capital expenditures;

•	reduce our share capital; and

•	undergo a change in ownership or Manager.

A failure to comply with the covenants in our loan agreements could result in a default under those agreements and under other debt agreements containing cross-defaults provisions.

New Senior Secured Revolving Credit Facility

On October 25, 2013, we entered into a binding commitment letter in connection with the New Senior Secured Revolving Credit Facility with one of our lenders, an affiliate of Credit Suisse, that is an underwriter in this offering. A portion of proceeds of this credit facility, together with the net proceeds of this offering, will be used to repay all of our existing outstanding indebtedness, including the $128 Million Clean Force Credit Facility, $150 Million Clean Energy Credit Facility and $193 Million Ob River Credit Facility, effective as of the closing of this offering. The new credit facility will be secured by, among other things, a first priority or preferred cross-collateralized mortgage on each of the Clean Force, Clean Energy and Ob River. The loan will bear interest at LIBOR plus a margin. We may draw down this facility no more than four times each year, and only so long as the asset coverage ratio, which is the ratio of our outstanding indebtedness under the facility to the aggregate market value of our vessels, is 130%. The available amount to be drawn under the facility will be reduced each quarter for 14 consecutive quarters by $5 million for the first 13 quarters and by approximately $197 million for the fourteenth quarter.

Certain of the financial and other covenants require us to:

•	maintain total consolidated liabilities of less than 65% of the total consolidated market value of our adjusted total assets;

•	maintain an interest coverage ratio of at least 3.0 times; and

•	maintain minimum liquidity equal to at least $22 million.

Additionally, the terms of the New Senior Secured Revolving Credit Facility require that the Prokopiou Family owns or controls at least 30% of our share capital and voting rights and that our Manager continue to carry out our commercial and technical management. Proposed Senior Secured Credit Facility would also restrict us from paying distributions if an event of default occurs.

Waivers, Consents and the Violation of Certain Covenants under Our Credit Facilities

We were not in compliance with the following restrictive and financial covenants in our loan facilities as of June 30, 2013 and December 31, 2012 and 2011 and as a result, our independent registered public accounting firm expressed substantial doubt about our ability to continue as a going concern and all of our outstanding debt was classified as a current liability. On October 29, 2013, our lenders (i) provided us with their consent to issue guarantees under three of our Sponsor’s credit facilities and to repay the $140 Million Shareholder Loan, and (ii) waived their rights in respect of our non-compliance with the minimum liquidity requirement of $30.0 million contained in the $193 Million Ob River Facility until September 30, 2014, which are described in Note 7 of our audited consolidated financial statements included elsewhere in this prospectus. Following the receipt of the waivers and the consents described above our debt is no longer considered callable by our lenders.

$128 Million Clean Force Credit Facility

•

Restriction on the Provision of Guarantees. We are prohibited from issuing any guarantees for the obligations of any person without the prior written consent of our lender. In September 2012 and June 2013, without obtaining the required lender consent, we, through certain of our subsidiaries, provided guarantees on three loans of our Sponsor, with outstanding borrowings of an aggregate of up to $795.9 million, which are secured by five of the Optional Vessels, the Yenisei River, the Lena River, the Clean Ocean, the Clean Planet and the Arctic Aurora.

•

Restriction on Repayment of Shareholder Loans. We are prohibited from repaying any shareholder loans without the prior written consent of our lender. In April 2012, without obtaining the necessary lender consent, we repaid in full the then outstanding balance of our $140 Million Shareholder Loan using a portion of the proceeds we received from refinancing the Clean Energy and the Ob River, which resulted in a breach of this covenant as of December 31, 2012.

$150 Million Clean Energy Credit Facility

•

Restriction on the Provision of Guarantees. We are prohibited from issuing any guarantees for the obligations of any person without the prior written consent of our lender. In September 2012 and June 2013, without obtaining the required lender consent, we, through certain of our subsidiaries, provided guarantees on three loans of our Sponsor, with outstanding borrowings of an aggregate of up to $795.9 million, which are secured by five of the Optional Vessels, the Yenisei River, the Lena River, the Clean Ocean, the Clean Planet and the Arctic Aurora.

$193 Million Ob River Credit Facility

•

Minimum Liquidity. We are required to maintain minimum liquidity of $30 million. As of June 30, 2013 and December 31, 2012, we had $2.8 million and $6.8 million in cash and cash equivalents, respectively.

•	Restriction on Repayment of Shareholder Loans. We are prohibited from repaying any shareholder loans without the prior written consent of our lender. In April 2012, without obtaining the necessary lender consent, we repaid in full the then outstanding balance of our $140 Million Shareholder Loan using a portion of the proceeds we received from refinancing the Clean Energy and the Ob River, which resulted in a breach of this covenant as of December 31, 2012.

•

Restriction on the Provision of Guarantees. We are prohibited from issuing any guarantees for the obligations of any person without the prior written consent of our lender. In September 2012 and June 2013, without obtaining the necessary lender consent, we, through certain of our subsidiaries, provided guarantees on three loans of our Sponsor, with outstanding borrowings of an aggregate of up to $795.9 million, which are secured by five of the Optional Vessels, the Yenisei River, the Lena River, the Clean Ocean, the Clean Planet and the Arctic Aurora.

In addition, one of our credit facilities contains a cross-default provision that may be triggered by a default under one of our other credit facilities. A cross-default provision means that a default on one loan would result in a default on certain other loans. A violation of any of the covenants described above may constitute an event of default under our credit facilities, which, unless waived or modified by our lenders or cured, provides our lenders with the right to, among other things, require us to post additional collateral, enhance our equity and liquidity, increase our interest payments, pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, reclassify our indebtedness under current liabilities and accelerate our indebtedness and foreclose their liens on our vessels and other assets securing the credit facilities, which would impair our ability to continue to conduct our business. In addition, if our secured indebtedness is accelerated in full or in part, it would be very difficult in the current financing environment for us to refinance our debt or obtain additional financing. In addition, under the terms of our credit facilities, we may be prohibited from making cash distributions to our unitholders. See “Our Cash Distribution Policy and Restrictions on Distributions.”

On July 19, 2013, one of our lenders declared an event of default under one of our credit facilities. On October 29, 2013, our lenders (i) provided us with their consent to issue guarantees under three of our Sponsor’s credit facilities and to repay the $140 Million Shareholder Loan, and (ii) waived their rights in respect of our non-compliance with the minimum liquidity requirement of $30.0 million contained in the $193 Million Ob River Facility until September 30, 2014, which are described in Note 7 of our audited consolidated financial statements included elsewhere in this prospectus. Following the receipt of the waivers and the consents described above, all of our debt is no longer considered callable by our lenders.

On October 25, 2013, we entered into a binding commitment letter with one of our lenders, an affiliate of Credit Suisse, for a new $262.13 million senior secured credit facility, which we refer to as the New Senior Secured Revolving Credit Facility. A portion of the proceeds of the New Senior Secured Revolving Credit Facility, together with the net proceeds of this offering, will be used to repay all of our existing outstanding indebtedness effective upon the closing of this offering. The material terms of this new credit facility will permit, among other things, distributions to our unitholders and the other transactions contemplated herein and are more fully set forth under the heading “—New Senior Secured Revolving Credit Facility.”

Our Sponsor’s Credit Agreements

We have guaranteed three credit agreements of our Sponsor, with outstanding borrowings of an aggregate of up to $795.9 million, which are secured by five of the Optional Vessels, the Yenisei River, the Lena River, the Clean Ocean, the Clean Planet and the Arctic Aurora. The guarantees have been provided through certain of our subsidiaries, including the subsidiaries that own the vessels comprising our Initial Fleet. On October 31, 2013 and November 1, 2013, our Sponsor entered into binding commitments with its lenders to amend these three credit agreements at or prior to the closing of this offering to, among other things, release us from our obligations as guarantor effective upon the closing of this offering.

The consummation of this offering is contingent upon our entry into the New Senior Secured Revolving Credit Facility and the release of the guarantees described above.

Off-balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Contractual Obligations

The following table sets forth our contractual obligations and their maturity dates as of June 30, 2013:

	Payments due by period
Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands of Dollars)
Long Term Debt(1)	$359,045	$16,460	$86,680	$210,780	$45,125
Interest on long term debt(2)	26,983	4,175	14,341	7,546	921
Management Fees & commissions payable to the Manager(3)	27,041	1,899	7,868	7,456	9,818

Total	$413,069	$22,534	$108,889	$225,782	$55,864

(1)	As further discussed in Note 7 to our consolidated financial statements, the outstanding balance of our long-term debt at June 30, 2013, was $359 million. The loans bear interest at LIBOR plus margin. The contractual obligations table above sets forth our loan repayment obligations as required under our loan facilities as of June 30, 2012 per the amended terms of loan agreement payments due by period, without taking into consideration the classification of outstanding debt under current liabilities following the non compliances discussed in Note 3 and Note 7 of the accompanying audited consolidated financial statements, for which we obtained waivers on October 29, 2013.
(2)	Our long-term debt outstanding as of June 30, 2013 bears variable interest at a margin ranging from over LIBOR. The calculation of interest payments has been made assuming interest rates based on the 3-month LIBOR as of December 31, 2012 and our various applicable margin rates ranging from 0.95% to 2.65%.
(3)	On December 21, 2012, we entered into new management agreements with the Manager effective from January 1, 2013 with an eight year term pursuant to which we agreed to pay a management fee of $2,500 per day with an annual increase of 3%, subject to further annual increases to reflect material unforeseen costs increases of providing the management services, by an amount to be agreed between us and our Manager, which amount will be reviewed and approved by our conflicts committee. The Management Agreements also provide for commissions of 1.25% of charter-hire revenues arranged by the Manager. The agreements will terminate automatically after a change of control of the applicable shipping subsidiary and/or of the owner’s ultimate parent, in which case an amount equal to fees of at the least 36 months and not more than 60 months, will become payable to the Manager.

Capital Commitments

Possible Acquisitions of Other Vessels

Although we do not currently have in place any agreements relating to acquisitions of other vessels (other than our right to purchase each Optional Vessel upon entering into the Omnibus Agreement in connection with this offering), we assess potential acquisition opportunities on a regular basis.

Pursuant to the Omnibus Agreement that we intend to enter into with our Sponsor and our General Partner, we will also have the right, but not the obligation, to purchase any LNG carriers acquired or placed under contracts with an initial term of four or more years after the closing date of this offering, for so long as the Omnibus Agreement is in full force and effect. Subject to the terms of our loan agreements, we could elect to fund any future acquisitions with equity or debt or cash on hand or a combination of these forms of consideration. Any debt incurred for this purpose could make us more leveraged and subject us to additional operational or financial covenants.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various market risks, including foreign currency fluctuations, changes in interest rates and credit risk. Our policy is to hedge our exposure to these risks where possible, within boundaries deemed appropriate by management. We accomplish this by entering into appropriate derivative instruments and contracts to maintain the desired level of risk exposure.

Our activities expose us primarily to the financial risks of changes in foreign currency exchange rates and interest rates as described below.

Interest Rate Risk

The international shipping industry is capital intensive, requiring significant amounts of investment provided in the form of long-term debt. Our debt usually contains floating interest rates that fluctuate with changes in the financial markets and in particular changes in LIBOR. Increasing interest rates could increase our interest expense and adversely impact our future earnings. In the past we have managed this risk by entering into interest rate swap agreements in which we exchanged fixed and variable interest rates based on agreed upon notional amounts. We have used such derivative financial instruments as risk management tools and not for speculative or trading purposes. In addition, the counterparties to our derivative financial instruments have been major financial institutions, which helped us to manage our exposure to nonperformance of our counterparties under our debt agreements. We expect our sensitivity to interest rate changes to increase in the future since all of our interest rate swaps matured during 2012. As of June 30, 2013, our net effective exposure to floating interest rate fluctuations on our outstanding debt was $359 million since there was no interest rate swap effective as of that date.

Our interest expense is affected by changes in the general level of interest rates, particularly LIBOR. As an indication of the extent of our sensitivity to interest rate changes, an increase in LIBOR of 1% would have decreased our net income and cash flows during the six months ended June 30, 2013 by approximately $1.85 million based upon our debt level during 2013. We expect our sensitivity to interest rate changes to increase in the future if we enter into additional debt agreements in connection with our potential acquisition of the Optional Vessels.

Inflation and Cost Increases

Although inflation has had a moderate impact on operating expenses, interest costs, dry-docking expenses and overhead, we do not expect inflation to have a significant impact on direct costs in the current and foreseeable economic environment other than potentially in relation to insurance costs and crew costs. It is anticipated that insurance costs, which have increased over the last three years, will continue to rise over the next few years and rates may exceed the general level of inflation. LNG transportation is a specialized area and the number of vessels has increased rapidly. Therefore, there has been an increased demand for qualified crews, which has, and may continue to, put inflationary pressure on crew costs.

Foreign Currency Exchange Risk

We generate all of our revenue in U.S. dollars, and the majority of our expenses are denominated in U.S. dollars. However, a portion of our ship operating, voyage and the majority of our dry-docking related expenses, primarily ship repairs and spares, consumable stores, port expenses and the majority of our administrative expenses, are denominated in currencies other than the U.S. dollar. For the six month period ended June 30, 2013, we incurred approximately 15.4% of our operating expenses and the majority of our management expenses in currencies other than the U.S. dollar as compared to 17% for the six month period ended June 30, 2012. For accounting purposes, expenses incurred in currencies other than the U.S. dollar are converted into U.S. dollars at the exchange rate prevailing on the date of each transaction. Because a significant portion of our expenses are incurred in currencies other than the U.S. dollar, our expenses may from time to time increase relative to our revenues as a result of fluctuations in exchange rates, which could affect the amount of net income that we report in future periods. As of June 30, 2013 and 2012, the net effect of a 1% adverse movement in U.S. dollar exchange rates would not have a material effect on our net income.

We do not currently hedge movements in currency exchange rates, but our management monitors exchange rate fluctuations on a continuous basis. We may seek to hedge this currency fluctuation risk in the future.

Concentration of Credit Risk

The market for our services is the seaborne transportation of LNG, and the charterers consist primarily of major gas companies, oil and gas traders and independent and government-owned gas producers. For the six month periods ended June 30, 2013 and 2012, two and three charterers, respectively, accounted for substantially all of our revenues.

Charterer	2013	2012
BG Group	60%	60%
Gazprom	40%	5%
Qatar Gas	—	35%
	100%	100%

Ongoing credit evaluations of our charterers are performed and we generally do not require collateral in our business agreements. Typically, under our time charters, the customer pays for the month’s charter the first day of each month, which reduces our level of credit risk. Provisions for potential credit losses are maintained when necessary.

We have bank deposits that expose us to credit risk arising from possible default by the counterparty. We manage the risk by using credit-worthy financial institutions.

Critical Accounting Policies and estimates

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. We are an “emerging growth company,” as defined in the JOBS Act. We have elected to take advantage of the reduced reporting obligations, including the extended transition period for complying with new or revised accounting standards under Section 102 of the JOBS Act, and as such, the information that we provide to our unitholders may be different from information provided by other public companies and our financial statements may not be comparable to companies that comply with public company effective dates. The preparation of those financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosure at the date of our financial statements. Actual results may differ from these estimates under different assumptions and conditions.

Critical accounting policies are those that reflect significant judgments of uncertainties and potentially result in materially different results under different assumptions and conditions. There have been no material changes in the six month period ended June 30, 2013 from “Critical Accounting Policies” disclosed in the notes to our audited consolidated financial statements for the year ended December 31, 2012 included in this prospectus.

Time Charter Revenues

We recognize revenues from time charters over the term of the charter as the applicable vessel operates under the charter. Under time charters, revenue is not recognized during days a vessel is off-hire. Revenue is recognized from delivery of the vessel to the charterer, until the end of the time charter period. Under time charters, we are responsible for providing the crewing and other services related to vessel’s operations, the cost of which is included in the daily hire rate, except when off-hire. Revenues are affected by hire-rates and the number of days a vessel operates.

Our time charter revenues are driven primarily by the number of vessels in our fleet, the amount of daily charter hire that our vessels earn under time charters and the number of operating days during which our vessels generate revenues. These factors are, in turn, affected by our decisions relating to vessel acquisitions, the amount of time that we spend positioning our vessels, the amount of time that our vessels spend in drydock undergoing repairs, maintenance and upgrade work, the age, condition and specifications of our vessels and the levels of supply and demand in the LNG carrier charter market.

Our LNG carriers are employed through multi-year time charter contracts, which for accounting purposes are considered as operating leases and are thus recognized on a straight line basis as the average minimum lease revenue over the rental periods of such charter agreements, as service is performed. Revenues under our time charters are recognized when services are performed, revenue is earned and the collection of the revenue is reasonably assured. The charter hire revenue is recognized on a straight-line basis over the term of the relevant time charter.

Advance payments under time charter contracts are classified as liabilities until such time as the criteria for recognizing the revenue are met. Our revenues will be affected by the acquisition of any additional vessels in the future subject to time charters. Our revenues will also be affected if any of our charterers cancel a time charter or if we agree to renegotiate charter terms during the term of a charter resulting in aggregate revenue reduction or increase. Our time charter arrangements have been contracted in varying rate environments and expire at different times. Rates payable in the market for LNG carriers have been uncertain and volatile as has the supply and demand for LNG carriers.

Vessels Lives and Impairment

The carrying value of a vessel represents its historical acquisition or construction cost, including capitalized interest, supervision, technical and delivery cost, net of accumulated depreciation and impairment loss, if any. Expenditures for subsequent conversions and major improvements are capitalized provided that such costs increase the earnings capacity or improve the efficiency or safety of the vessels.

We depreciate the original cost, less an estimated residual value, of our LNG carriers on a straight-line basis over each vessel’s estimated useful life. The carrying values of our vessels may not represent their market value at any point in time because the market prices of second-hand vessels tend to fluctuate with changes in hire rates and the cost of newbuilds. Both hire rates and newbuild costs tend to be cyclical in nature.

We review vessels for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable, which occurs when the asset’s carrying value is greater than the future undiscounted cash flows the asset is expected to generate over its remaining useful life. We determine undiscounted projected net operating cash flows for each vessel and compare it to the vessel’s carrying value. In developing estimates of future cash flows, we must make assumptions about future charter rates, vessel operating expenses, fleet utilization, and the estimated remaining useful life of the vessels. These assumptions are based on historical trends as well as future expectations. The projected net operating cash flows are determined by considering the charter revenues from existing time charters for the fixed fleet days and the five-year historical average of charter rates for the unfixed days. If the estimated future undiscounted cash flows of an asset exceed the asset’s carrying value, no impairment is recognized even though the fair value of the asset may be lower than its carrying value. If the estimated future undiscounted cash flows of an asset is less than the asset’s carrying value and the fair value of the asset is less than its carrying value, the asset is written down to its fair value. Historically, there was no indication of impairment for any of the three vessels in our fleet. Our impairment test exercise is sensitive to variances in the time charter rates. The use of the most recent three and one year historical average rates to determine the charter revenues for the unfixed days would not result to impairment.

We determine the fair value of our vessels based on our estimates and assumptions and by making use of available market data and taking into consideration third party valuations. As of June 30, 2013, and December 31, 2012, the aggregate charter-free market value of our vessels substantially exceeded their aggregate carrying value as of the same date. A decrease of the estimated fair market value by 10% would not result in any impairment loss as of June 30, 2013. We employ our LNG carriers on fixed-rate charters with major companies. These charters typically have original terms of two or more years in length. Consequently, while the market value of a vessel may decline below its carrying value, the carrying value of a vessel may still be recoverable based on the future undiscounted cash flows the vessel is expected to obtain from servicing its existing and future charters.

Depreciation on our LNG carriers is calculated using an estimated useful life of 35 years, commencing at the date the vessel was originally delivered from the shipyard. However, the actual life of a vessel may be different than the estimated useful life, with a shorter actual useful life resulting in an increase in the depreciation and potentially resulting in an impairment loss. The estimated useful life of our LNG carriers takes into account design life, commercial considerations and regulatory restrictions. Our estimates of future cash flows involve assumptions about future hire rates, vessel utilization, operating expenses, dry-docking expenditures, vessel residual values and the remaining estimated life of our vessels. Our estimated hire rates are based on rates under existing vessel charters and the five-year average historical charter rates for the unfixed periods. Our estimates of vessel utilization, including estimated off-hire time are based on historical experience of trading our vessels and our projections of future chartering prospects. Our estimates of operating expenses and dry-docking expenditures are based on our historical operating and dry-docking costs and our expectations of future inflation and operating requirements. Vessel residual values are based on our estimation over our vessels sale price at the end of their useful life, being a product of a vessel’s lightweight tonnage and an estimated scrap rate and the estimated resale price of certain equipment and material. The remaining estimated lives of our vessels used in our estimates of future cash flows are consistent with those used in the calculation of depreciation.

Certain assumptions relating to our estimates of future cash flows are more predictable by their nature in our experience, including estimated revenue under existing charter terms, on-going operating costs and remaining vessel life. Certain assumptions relating to our estimates of future cash flows require more discretion and are inherently less predictable, such as future hire rates beyond the firm period of existing charters and vessel residual values, due to factors such as the volatility in vessel hire rates and the lack of historical references in scrap prices of similar type of vessels. We believe that the assumptions used to estimate future cash flows of our vessels are reasonable at the time they are made. We can make no assurances, however, as to whether our estimates of future cash flows, particularly future vessel hire rates or vessel values, will be accurate.

If we conclude that a vessel or equipment is impaired, we recognize a loss in an amount equal to the excess of the carrying value of the asset over its fair value at the date of impairment. The fair value at the date of the impairment becomes the new cost basis and will result in a lower depreciation expense than for periods before the vessel impairment.

The table set forth below indicates (i) the historical acquisition cost of our vessels and (ii) the carrying value of each of our vessels as of June 30, 2013 and December 31, 2012.

Vessel	Capacity (cbm)	Year Purchased	Acquisition Cost (in millions)	Carrying Value
				June 30, 2013 (in millions)	December 31, 2012 (in millions)
LNG
Clean Energy	149,700	2007	$178.2	$149.8	$152.0
Ob River	149,700	2007	176.0	149.5	151.7
Clean Force	149,700	2008	186.3	160.7	163.1

Total	449,100		$540.5	$460.0	$466.8

*	We believe that as of October 8, 2013, the market value of our Initial Fleet was $641.1 million based on appraisals obtained from an independent broker.

The market value of each vessel individually and in the aggregate substantially exceeds the respective carrying value of each vessel as of October 8, 2013, June 30, 2013 and December 31, 2012. As such, the Company is not required to perform an impairment test. We refer you to the risk factor entitled “Vessel values may fluctuate substantially and, if these values are lower at a time when we are attempting to dispose of vessels, we may incur a loss” and the discussion herein under the heading “Business—How The Liquefied Natural Gas (“LNG”) Shipping Industry Works.”

Our estimates of basic market value assume that our vessels are all in good and seaworthy condition without need for repair and if inspected would be certified in class without notations of any kind. Our estimates are based on information available from various industry sources, including:

•	reports by industry analysts and data providers that focus on our industry and related dynamics affecting vessel values;

•	news and industry reports of similar vessel sales;

•	news and industry reports of sales of vessels that are not similar to our vessels where we have made certain adjustments in an attempt to derive information that can be used as part of our estimates;

•	approximate market values for our vessels or similar vessels that we have received from shipbrokers, whether solicited or unsolicited, or that shipbrokers have generally disseminated;

•	offers that we may have received from potential purchasers of our vessels; and

•

vessel sale prices and values of which we are aware through both formal and informal communications with ship-owners, shipbrokers, industry analysts and various other shipping industry participants and observers.

As we obtain information from various industry and other sources, our estimates of basic market value are inherently uncertain. In addition, vessel values are highly volatile; as such, our estimates may not be indicative of the current or future basic market value of our vessels or prices that we could achieve if we were to sell them.

Depreciation

We depreciate our LNG carriers on a straight-line basis over their remaining useful economic lives which we estimate to be 35 years from their initial delivery from the shipyard. A vessel’s residual value is estimated as 12% of the initial vessel cost, being approximate to vessel’s light weight multiplied by the then estimated scrap price per metric ton adjusted to reflect the premium from the value of stainless steel material and represents management’s best estimate of the current selling price assuming the vessel is already of age and condition expected at the end of its useful life. The assumptions made reflect our experience, market conditions and the current practice in the LNG industry however, such assumptions required more discretion since there is a lack of historical references in scrap prices of similar type of vessels. A decrease of 10% in estimated scrap price would result to $0.1 million of increase in depreciation cost in the six month period ended June 30, 2013.

We depreciate our vessels on a straight-line basis over their estimated useful lives, after considering their estimated residual values, based on the assumed value of the scrap steel available for recycling after demolition. A decrease in the useful life of a vessel or in its residual value would have the effect of increasing the annual depreciation charge. When regulations place limitations over the ability of a vessel to trade on a worldwide basis, its remaining useful life is adjusted at the date such regulations become effective.

Dry-docking

We must periodically dry-dock each of our vessels for inspection, repairs and maintenance and any modifications required to comply with industry certification or governmental requirements. In accordance with industry certification requirements, we dry-dock our vessels at least every 60 months until the vessel is 15 years old, after which dry-docking takes place at least every 30 months thereafter as required for the renewal of certifications required by classification societies. Special survey and dry-docking costs (mainly shipyard costs, paints and class renewal expense) are expensed as incurred. The number of dry-dockings undertaken in a given period and the nature of the work performed determine the level of dry-docking expenditures. We expense costs related to routine repairs and maintenance performed during dry-docking or as otherwise incurred. All three vessels in our fleet completed their scheduled special survey and dry-docking repairs in the second, third and fourth quarters of 2012, respectively.

Recent Accounting Pronouncements

There are no recent accounting pronouncements issued in 2013, whose adoption would have a material impact on our consolidated financial statements in the current year or are expected to have a material impact in future years.

Lack of Historical Operating Data for Vessels Before Their Acquisition

Consistent with shipping industry practice, other than inspection of the physical condition of the vessels and examinations of classification society records, there is no historical financial due diligence process when we acquire vessels. Accordingly, we will not obtain the historical operating data for the vessels from the sellers because that information is not material to our decision to make acquisitions, nor do we believe it would be helpful to potential investors in our common units in assessing our business or profitability. Most vessels are sold under a standardized agreement, which, among other things, provides the buyer with the right to inspect the vessel and the vessel’s classification society records. The standard agreement does not give the buyer the right to inspect, or receive copies of, the historical operating data of the vessel. Prior to the delivery of a purchased vessel, the seller typically removes from the vessel all records, including past financial records and accounts related to the vessel. In addition, the technical management agreement between the seller’s technical manager and the seller is automatically terminated and the vessel’s trading certificates are revoked by its flag state following a change in ownership.

Consistent with shipping industry practice, we treat the acquisition of a vessel (whether acquired with or without charter) as the acquisition of an asset rather than a business. Although vessels are generally acquired free of charter, we may, in the future, acquire vessels with existing time charters. Where a vessel has been under a voyage charter, the vessel is delivered to the buyer free of charter, and it is rare in the shipping industry for the last charterer of the vessel in the hands of the seller to continue as the first charterer of the vessel in the hands of the buyer. In most cases, when a vessel is under time charter and the buyer wishes to assume that charter, the vessel cannot be acquired without the charterer’s consent and the buyer’s entering into a separate direct agreement with the charterer to assume the charter. The purchase of a vessel itself does not transfer the charter, because it is a separate service agreement between the vessel owner and the charterer.

When we purchase a vessel and assume or renegotiate a related time charter, we must take the following steps before the vessel will be ready to commence operations:

•	obtain the charterer’s consent to us as the new owner;

•	obtain the charterer’s consent to a new technical manager;

•	obtain the charterer’s consent to a new flag for the vessel;

•	arrange for a new crew for the vessel;

•	replace all hired equipment on board, such as gas cylinders and communication equipment;

•	negotiate and enter into new insurance contracts for the vessel through our own insurance brokers;

•	register the vessel under a flag state and perform the related inspections in order to obtain new trading certificates from the flag state;

•	implement a new planned maintenance program for the vessel; and

•	ensure that the new technical manager obtains new certificates for compliance with the safety and vessel security regulations of the flag state.

The following discussion is intended to help you understand how acquisitions of vessels affect our business and results of operations.

Our business is comprised of the following main elements:

•	acquisition and disposition of vessels;

•	employment and operation of our vessels; and

•	management of the financial, general and administrative elements involved in the conduct of our business and ownership of our vessels.

The employment and operation of our vessels require the following main components:

•	vessel maintenance and repair;

•	crew selection and training;

•	vessel spares and stores supply;

•	contingency response planning;

•	on board safety procedures auditing;

•	accounting;

•	vessel insurance arrangement;

•	vessel chartering;

•	vessel hire management;

•	vessel surveying; and

•	vessel performance monitoring.

The management of financial, general and administrative elements involved in the conduct of our business and ownership of vessels, which is provided to us pursuant to the Management Agreements with our Manager, requires the following main components:

•	management of our financial resources, including banking relationships, i.e., administration of bank loans and bank accounts;

•	management of our accounting system and records and financial reporting;

•	administration of the legal and regulatory requirements affecting our business and assets; and

•	management of the relationships with our service providers and charterers.

The principal factors that may affect our profitability, cash flows and unitholders’ return on investment include:

•	rates and periods of charter hire;

•	levels of vessel operating expenses;

•	depreciation expenses

•	financing costs; and

•	fluctuations in foreign exchange rates.

THE INTERNATIONAL LIQUEFIED NATURAL GAS (LNG) SHIPPING INDUSTRY

All the information and data presented in this section, including the analysis of the various sectors of the international liquefied natural gas (LNG) shipping industry has been provided by Drewry Consultants, Ltd., or Drewry, an independent consulting and research company. Drewry has advised that the statistical and graphical information contained herein is drawn from its database and other sources. In connection therewith, Drewry has advised that: (a) certain information in Drewry’s database is derived from estimates or subjective judgments; (b) the information in the databases of other maritime data collection agencies may differ from the information in Drewry’s database; (c) while Drewry has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

Overview of Natural Gas Market

Natural gas is one of the key sources of global energy, the others including oil, coal and nuclear power. In the last three decades, demand for natural gas has grown faster than the demand for any other fossil fuel, and it is the only fossil fuel for which the International Energy Agency (IEA) expects demand to grow in the future. Since the early 1970s, natural gas’ share of total global primary energy consumption has risen from 18% in 1970 to 23.9% in 2012.

Natural Gas Share of Primary Energy Consumption: 1970-2012

(% – Based On Million Tonnes Oil Equivalent)

Source: Industry sources, Drewry

Natural gas has a number of advantages that will make it a competitive source of energy in the future. Apart from plentiful supplies, which will help to keep gas prices competitive, it is the fossil fuel least affected by policies to curb greenhouse gas emissions because it is the lowest carbon-intensive fossil fuel. In recent years, consumption of natural gas has risen steadily due to global economic growth and increasing energy demand, consumers’ desires to diversify energy sources, market deregulation, competitive pricing and recognition that natural gas is a cleaner energy source as compared to coal and oil. Carbon dioxide emissions and other pollutants from gas are half the level produced from coal when used in power generation.

Natural gas is used principally in power generation (electricity) and for heating. It is an abundant energy source, with worldwide reserves estimated at 208 trillion cubic metres, which is enough for 250 years of supply at current rates of consumption. Over the past decade, global LNG demand has risen over 2.5% per annum, with growth of over 6% per annum in the Middle East, Africa and Asia-Pacific.

In the last decade a large part of the growth in natural gas consumption has been accounted for by countries, in Asia and the Middle East, where gas consumption more than doubled between 2000 and 2012.

The IEA has reported that global reserves of natural gas are large enough to accommodate rapid expansion of gas demand for several decades. Gas reserves and production are widely geographically spread and the geographical disparity between areas of production and areas of consumption has been the principal stimulus of international trade in gas.

World Natural Gas Production: 1970-2012

(Million Tons oil Equivalent)

Gas production in North America has increased due to the emergence of shale gas reserves and new techniques to access and extract these reserves. U.S. domestic gas production now exceeds domestic gas consumption for a large part of the year which may reduce future gas import rates. Additionally, rising U.S. domestic production may drive down domestic gas prices and raise the likelihood of U.S. gas exports.

As a result of these developments the North American gas market is moving in a different cycle from the rest of the world and has larger price differentials than other markets (see the chart below). Regional price differentials create the opportunity for arbitrage and also act as a catalyst for the construction of new productive capacity. Given these conditions, interest in exporting LNG gas from the U.S. has grown and a number of new liquefaction plants are now planned.

Natural Gas Prices: 2005-2013

(U.S.$ per Mbtu)

Source: Drewry

The LNG Market

To turn natural gas into a liquefied form, natural gas must be super cooled to a temperature of approximately minus 260 degrees Fahrenheit. This process reduces the gas to approximately 1/600th of its original volume in a gaseous state. Reducing the volume enables economical storage and transportation by ship over long distances. LNG is transported by sea in specially built tanks on double-hulled ships to a receiving terminal, where it is unloaded and stored in heavily insulated tanks. Next, in regasification facilities at the receiving terminal, the LNG is returned to its gaseous state, or regasified, to be shipped by pipeline for distribution to natural gas customers.

LNG Supply

At the end of 2012, world LNG production capacity was approximately 300 million tonnes per annum, and a further 69 million tonnes of capacity was under construction. In addition, there are a number of planned developments, which, if they all came to fruition, would more than double global world LNG productive capacity.

During 2011 and 2012 considerable investments were made in LNG productive capacity, and further expansion plans were announced in the beginning of 2013. Approximately 70 million tons of new LNG productive capacity was under construction in April 2013. In addition, firm plans have been announced for another 265 million tons of new LNG production capacity. There are also another 200 million tons of potential LNG productive capacity for which no confirmed plans exist.

We expect that LNG production capacity will grow due to the number of new production facilities which are now under construction and due on stream in the next few years. As spare shipping capacity among the existing LNG fleet is limited, we expect that there will be additional demand for LNG carriers. Generally, every additional one million tons of LNG productive capacity creates demand for up to two LNG carriers in the 150,000 cbm size range.

In the last decade, more countries have entered the LNG exportation market. In 2012, there were 20 producers and exporters of LNG compared with just 12 in 2002. As a result, world trade in LNG has risen from 109 million tonnes in 2002 to 239 million tonnes in 2012.

LNG Exports: 2002-2012

(Million Tonnes)

Source: Drewry

Historically, LNG exporters were located in just three regions: Algeria and Libya in North Africa, Indonesia, Malaysia, Brunei and Australia in Southeast Asia/Australasia, and Abu Dhabi and Qatar in the Middle East (excluding smaller scale LNG exports from Alaska). However, the entry of Trinidad & Tobago, Nigeria and Norway has added a significant regional diversification to LNG exports in the Atlantic basin. Equally, the addition of Oman as an exporter and the rapid expansion of Qatari production have also positioned the Middle East as an increasingly significant player in the global LNG business. Qatar is now the world’s largest producer and exporter of LNG, accounting for close to one-third of all trade in LNG.

Currently, U.S. LNG exports are confined to an established plant in Alaska. In time, it is expected that the U.S. will also export LNG from the Sabine Pass project in the U.S. Gulf, which has received U.S. regulatory approval. Initial shipments from the first phase of this 12.2 cbm plant are planned to commence in 2015/2016, which we believe will create demand for 10-12 LNG carriers of 150,000 cbm plus. A second phase is also planned which will add a similar level of productive capacity. If and when the second phase of the Sabine Pass project goes ahead, we believe that it could create demand for additional 10-12 LNG carriers.

Currently, the main obstacle preventing regulatory permission of these plans is the absence of free trade agreements with potential importers. Elsewhere there are a number of other LNG projects under discussion, including further development of new facilities in Australia and Russia, both of which have the potential to add large export volumes. For Russia several of such volumes are located in Arctic ice bound areas where ice classed vessels would be required.

LNG Demand

In tandem with the growth in the number of LNG suppliers there has been a corresponding increase in the number of importers. In 2000 there were just 10 countries importing LNG, but by early 2013 this number had increased to 27.

LNG imports by country between 2002 and 2012 are shown in the table below. Despite diversification in the number of importers, Japan, and to a lesser extent South Korea, provide the backbone of LNG trades, collectively accounting for 47% of total LNG imports. Elsewhere, there has been strong growth in European imports, as LNG has provided a source of gas supplies during periods of high winter demand.

LNG Imports by Country 2002-2012

(Million Tonnes)

Importer	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
Argentina							0.3	0.7	1.3	3.2	3.4
Belgium	2.4	2.3	2.1	2.2	3.1	2.3	2.1	4.8	4.7	4.8	3.0
Brazil								0.3	2.0	0.8	3.0
Canada								0.7	1.5	2.4	1.3
Chile								0.5	2.2	2.8	2.8
China					0.7	2.8	3.2	5.6	9.3	12.1	14.7
Dom. Rep.		0.2	0.1	0.2	0.2	0.3	0.3	0.4	0.6	0.7	0.9
France	8.4	7.2	5.6	9.4	10.1	9.5	9.2	9.5	10.2	10.6	7.3
Greece	0.4	0.4	0.4	0.3	0.4	0.6	0.7	0.5	0.9	0.9	0.7
India			1.9	4.4	5.8	7.3	7.9	9.2	8.9	12.5	13.3
Italy	4.2	4.0	4.3	1.8	2.3	1.8	1.1	2.1	6.6	6.4	5.2
Japan	53.1	58.2	56.2	55.7	59.8	64.8	67.3	62.7	68.2	78.1	88.0
Kuwait								0.7	2.0	2.3	2.0
Mexico					0.7	1.6	2.6	2.6	4.2	3.0	3.5
Netherlands										0.6	0.6
Portugal	0.3	0.6	1.0	1.2	1.4	1.7	1.9	2.1	2.2	2.2	1.6
Puerto Rico	0.5	0.5	0.5	0.5	0.5	0.5	0.6	0.6	0.6	0.5	0.9
South Korea	17.5	19.1	21.8	22.2	24.9	25.1	26.7	25.1	32.4	36.0	36.8
Spain	9.0	11.0	12.8	16.0	17.8	17.7	21.0	19.7	20.1	17.6	15.7
Taiwan	5.1	5.5	6.7	7.0	7.4	8.0	8.8	8.6	10.9	11.9	12.7
Thailand										0.7	1.0
Turkey	3.9	3.6	3.1	3.6	4.2	4.4	3.9	4.2	5.8	4.5	5.6
UAE									0.1	1.0	1.0
UK				0.4	2.6	1.1	0.8	7.5	13.6	18.5	10.4
USA	4.7	10.5	13.5	13.0	12.1	15.9	7.3	9.3	8.9	7.3	3.5

World Total	109.3	123.3	129.9	137.8	154.1	165.3	165.6	177.2	217.3	241.5	238.9

Source: Drewry

Chinese imports of LNG commenced in 2006 and have risen rapidly. The Chinese government has a stated target to double the share of gas in total Chinese energy demand by 2015. To support this objective imports of LNG have risen from less than 1 million tonnes in 2006 to 12.1 million tonnes in 2011 and a provisional 14.7 million tonnes in 2012.

Further expansion of regasification and terminal import infrastructure which is now underway will support the continued growth in Chinese LNG imports. China is not dissimilar from the U.S. in that it has large deposits of shale gas, but geological structures in China are far more complicated. Additionally, China lacks the infrastructure to support the rapid development of domestic gas supplies. As such, this will create an opportunity for imported LNG. Monthly trends in LNG imports among Asian importers between January 2000 and July 2013 are shown in the chart below.

Asian LNG Imports: 2000-2013

(Million Tonnes)

In Europe the market is dominated by three large importers – Spain, the United Kingdom and France. Collectively, these three importers accounted for 67% of total European LNG imports in 2012.

International Trade in Natural Gas

Generally, a pipeline is the most economical way of transporting natural gas from a producer to a consumer, provided that the pipeline is not too distant from the natural gas reserves. However, for some areas, such as the Far East, the lack of an adequate pipeline infrastructure means that natural gas must be turned into a liquefied form (LNG), as this is the only economical and feasible way it can be transported over long distances. Additionally, sea transportation of LNG is a more flexible solution than pipeline as it can accommodate required changes in trade patterns that are economically or politically driven.

International trade in natural gas nearly doubled between 2000 and 2012. During this period, LNG trade increased by 139%. As a result, LNG captured a growing share of international gas trade, with key drivers of this growth being the diversification of consumers, flexibility among producers, cost efficient transport and access to competitively priced gas.

LNG Shipping Routes

Although the number of LNG shipping routes has increased in recent years due to growth in the number of LNG suppliers and consumers, demand for shipping services remains heavily focused on a number of key trade routes. In 2013, the principal trade routes for LNG shipping include: the South Pacific (Indonesia, Malaysia, Australia and Brunei) and the Middle East (Qatar, Oman and the UAE) to the North Pacific (Japan, South Korea, Taiwan and increasingly China), North Africa and Nigeria to Europe and the U.S., and Trinidad to the U.S., South America and Europe.

One important result of the geographical shifts in LNG production and consumption is that demand for shipping services, expressed in terms of tonne miles, has grown much faster that the underlying increase in LNG trade. Tonne miles are derived by multiplying the volume of cargo by the distance between the load and discharge port on each voyage.

Between 2002 and 2011, the last year for which full data is available, total demand for LNG shipping services, expressed in terms of tonne miles, increased by 198%. As result of geographical shifts in the pattern of trade and growth in longer haul movements, average voyage distances also increased from just over 3,000 miles in 2000 to 4,300 miles in 2011.

LNG Trades Requiring Ice Class Tonnage

Ice Class Vessel Classifications

Ice class is assigned where a ship is strengthened to navigate in specific ice conditions. Ice class vessels are governed by different ice class rules and regulations depending on their area of operations.

Baltic Sea

•	Bay and Gulf of Bothnia, Gulf of Finland—Finnish-Swedish Ice Class Rules (FSICR)

•	Gulf of Finland (Russia territorial waters)—Russian Maritime Register (RMR) Ice Class Rules

Arctic Ocean

•	Barents, Kara, Laptev, East Siberian and Chukchi Seas—Russian Maritime Register (RMR) Ice Class Rules

•	Beaufort Sea, Baffin Bay, etc—Canadian Arctic Shipping Pollution Prevention Rules (CASPPR)

•	RMR Ice Class Rules

There are also ice class rules and regulations for commercial ship operations on inland lakes, mainly the Great Lakes/St. Lawrence Seaway.

In the context of current commercial newbuilding orders, the FSICR have become the de facto standard for new tonnage. Four ice classes are defined in the FSICR. The FSICR fairway due ice classes along with the design notional level thicknesses, in order of strength from high to low, are:

Class	Standard
1A Super (1AS)	Design notional level ice thickness of 1.0m. For extreme harsh ice conditions.
1A	Design notional level ice thickness of 0.8m. For harsh ice conditions.
1B	Design notional level ice thickness of 0.6m. For medium ice conditions.
1C	Design notional level ice thickness of 0.4m. For mild ice conditions.

The FSICR and the system of ice navigation operated during the winter months in the Northern Baltic are the most well developed criteria and standards for ice navigation. The system of ice navigation comprises three fundamental elements:

•	Ice class merchant vessels (compliant with the FSICR for navigation in the northern Baltic);

•	Fairway navigation channels; and

•	Ice breaker assistance.

Year-round navigation and continuity of trade using the above three fundamental elements was first introduced in the northern Baltic sea areas during the 1960s, and the current FSICR Rule set, as well as the system of ice navigation, has evolved over the years to its current state.

Requirement for Ice Class Tonnage

The FSICR include technical requirements for hull and machinery scantlings as well as for the minimum propulsion power of ships. The hull of ice class vessels and the main propulsion machinery must be safe. The vessel must have sufficient power for safe operation in ice-covered waters. During the vessels’ normal operations, they encounter various ice interaction loadings, which calls for strengthened hull structures.

In addition to class rules, ships have to fulfill requirements set by maritime authorities in various jurisdictions. For example, the Russian marine operations headquarters accept ships with ice-strengthening according to or at least the equivalent of FSICR 1B to operate in the Northern Sea Route, or the NSR, if they fulfill additional requirements on crewing and icebreaker assistance.

Ice Class LNG Fleet

The number of ships in the international LNG fleet with an ice class standard is very low. As of 30 September 2013, there were only 5 LNG carriers with Ice Class 1A standard in operation and a further 5 vessels with Ice Class 1A on order. The only company to date that has experience with and performed NSR transits with LNG carriers is Dynagas Ltd.

Northern Sea Route

Currently there are two major cargo flows that dominate the NSR: oil and gas exports and the export of minerals. in particular coal and ore. The demand for shipping these commodities in the region has been increasing in recent years, driven by several key factors:

•	decreased level of sea ice has lengthened the summer shipping season in the Arctic and is making some areas more navigable;

•	increase in mineral resource development in the Arctic;

•	commodity demand growth in Asia and high commodity prices;

•	technological developments which have made NSR a more feasible shipping route than in the past; and

•	chronic political problems in the Middle East, piracy in North Africa and non-transparent commercial disputes over the Suez in Egypt.

These factors have made NSR a promising alternative.

Northern Sea Route

Source: Drewry

As a result, the NSR has experienced exponential growth in trade volumes in the last three years. The table below illustrates this development. The year 2012 set a record both in the number of vessels and in the amount of cargoes registered on this route.

Northern Sea Route—Seaborne Traffic

	2010	2011	2012
Number of Vessels	4	34	46
Total Cargo Volume (tons)	111,000	820,789	1,261,545
Dry Bulk Volume (tons)	N/A	108,344	322,956
Dry Bulk Share %	N/A	13.2	25.6

Source: Drewry, Centre for High North Logistics

As of today the most suitable LNG terminal for loading LNG for transport to the Far East is located in Northern Norway. The NSR to Japan is shorter than traditional shipping routes generally sailing through the Suez Canal. The Arctic route allows ships to save on time, fuel, and environmental emissions. In Northern Russia located within the NSR there are large gas reserves that are being planned for LNG exports.

In general, ships below 1A ice class will not be allowed to trade on NSR. This affords an advantage to those owners with ice class tonnage. Furthermore, owners/operators with experience of operating in ice conditions will have an edge over the traditional tramp operators who make occasional forays into the region during the winter months.

The LNG Fleet

LNG carriers are specialist vessels designed to transport LNG between liquefaction facilities and import terminals. They are double-hulled vessels with a sophisticated containment system that holds and insulates LNG to maintain it in liquid form. Any LNG that evaporates during the voyage and converts to natural gas (normally referred to as boil-off) can be used as fuel to help propel the ship.

Among the existing fleet there are several different types of containment systems used on LNG carriers, but the two most popular systems are:

•

The Moss Rosenberg spherical system, which was designed in the 1970s and is used by a large portion of the existing LNG fleet. In this system, multiple self-supporting, spherical tanks are built independent of the carrier and arranged inside its hull.

•

The Gaz Transport membrane system, which is built inside the carrier and consists of insulation between thin primary and secondary barriers. The membrane is designed to accommodate thermal expansion and contraction without overstressing the membrane.

However, it is the case that most new vessels are being built with membrane systems such as the Gaz Transport system. This trend is primarily a result of lower Suez Canal fees and related costs associated with passage through the canal (which is required for many long-haul trade routes) for carriers with membrane systems. In addition, membrane system ships tend to operate more efficiently since the spheres on the Moss Rosenberg systems create more wind resistance. Generally, membrane ships achieve better speed consumption due to improved hull utilization, reduced cool down time and better terminal capacity.

The cargo capacity of an LNG carrier is measured in cubic meters (cbm). As of August 2013, the worldwide fleet totaled 363 ships with a combined capacity of 53.9 million cbm. The breakdown of the fleet by vessel size is shown below.

The LNG Fleet by Vessel Size: August 2013

Size	No.	000 Cbm
18-49,999 cbm	8	189
50-74,999 cbm	5	348
75-119,999 cbm	11	968
120-144,999 cbm	222	30,718
145-199,999 cbm	73	11,578
200-219,999 cbm	30	6,391
220,000+ cbm	14	3,715

Total	363	53,907

Within the current fleet there are only 5 vessels with ice class certification, making these ships a niche part of the market.

The age profile of the existing fleet as of August 2013 is shown below. The average age of all LNG carriers in service is 11.2 years, with fleet age generally increasing as ship size decreases.

LNG Fleet Age Profile: August 2013

Due to high quality construction and in most cases high quality maintenance, LNG carriers tend to have longer trading lives than oil tankers; it is not unusual to see ships older than 35 years still in service. However, there is some anecdotal evidence to suggest that older ships may find it harder to find employment in the future. Ships built before 1990 will likely become candidates for replacement in the not too distant future.

LNG Shipping Arrangements

LNG carriers are usually chartered for a fixed period of time with the charter rate payable to the owner on a monthly basis. Shipping arrangements are normally based on charters of five years or more because:

•

LNG projects are expensive and typically involve an integrated chain of dedicated facilities. Accordingly, the overall success of an LNG project depends heavily on long-term planning and coordination of project activities, including marine transportation.

•	LNG carriers are expensive to build, and the cash-flow from long-term fixed-rate charters supports vessel financing.

Most end users of LNG are utility companies, power stations or petrochemical producers that depend on reliable and uninterrupted delivery of LNG. Although most shipping requirements for new LNG projects continue to be provided on a long-term basis, spot voyages (typically consisting of a single voyage) and time charters of four years or less have become a feature of the market in recent years. However, it should be noted that the LNG spot market is different from the tanker spot market. In the tanker market, the term “spot trade” refers to a single voyage, which is arranged at a short notice. In the LNG market, it relates to the transport of one or more cargoes, sometimes within a specified time period between one and six months, with a set-up time of possibly several months.

Newbuilding Prices

Similar to other types of vessels, newbuilding prices for LNG carriers rose steeply in the late 1980s and early 1990s, and then began to drift downwards in the mid-1990s and fall sharply in the late 1990s. At the beginning of 1992, the price of a 125,000 cbm ship from a Far East yard was reported to be approximately $270 million to $290 million, compared with a low of $120 million at the end of 1986. However, by early 2000 new orders were being struck at a new low of around $150 million.

After the lows of early 2000, prices crept above $165 million in the first half of 2001, but fell back to the $160 million to $165 million range in the second half of the year. Further pressure on newbuilding prices in general pushed typical prices closer to $160 million in 2002, and by 2003 prices fell to just above $150 million. However, a host of factors, including constrained shipbuilding capacity, currency movements and high steel prices led to an increase in prices in 2004 to around $180 million. Prices rose above $200 million in 2005 and renewed pressure on shipbuilding prices pushed prices close to $220 million in 2006.

LNG Carrier Newbuilding Prices: 2000-2013(1)

(U.S.$ Million)

(1)	Price for 160-173,000 cbm ship from 2009 to 2013, prior prices based on 125-155,000 cbm ship

Source: Drewry

Prices for larger sized LNG carriers of 210-220,000 cbm were around $215 million when first ordered in late 2004 and increased to $235 million in the summer of 2005. The latest batch of orders in early 2007 for four 210,100 cbm vessels at South Korean yards, were reportedly placed at $246 million each.

Newbuilding prices reached an all-time high mark of $250 million around mid-2008, influenced by a number of factors, including the declining dollar exchange rate, easy availability of finance, high steel prices and tight shipbuilding capacity. However, newbuilding prices then fell in the wake of little new ordering, but leveled out in 2012. In 2013 prices firmed slightly, but they still remain below the last market peak.

LNG Safety

LNG shipping is generally safe relative to other forms of commercial marine transportation. In the past forty years, there have been no significant accidents or cargo spillages involving an LNG carrier, even though over 40,000 plus LNG voyages have been made during that time.

LNG is non-toxic and non-explosive in its liquid state. It only becomes explosive or inflammable when heated and vaporized, and then only when in a confined space within a narrow range of concentrations in the air (5% to 15%). The risks and hazards from an LNG spill vary depending on the size of the spill, environmental conditions and the site at which the spill occurs.

BUSINESS

Overview

We are a growth-oriented limited partnership focused on owning and operating LNG carriers. Our vessels are employed on multi-year time charters, which we define as charters of two years or more, with international energy companies such as BG Group and Gazprom, providing us with the benefits of stable cash flows and high utilization rates. We intend to leverage the reputation, expertise, and relationships of our Sponsor and our Manager, in maintaining cost-efficient operations and providing reliable seaborne transportation services to our customers. In addition, we intend to make further vessel acquisitions from our Sponsor and from third parties. There is no guarantee that we will grow the size of our fleet or the per unit distributions that we intend to pay or that we will be able to make further vessel acquisitions from our Sponsor or third parties

Our Sponsor entered the LNG sector in 2004 by ordering the construction of three LNG carriers, the Clean Energy, the Ob River, and the Clean Force, from Hyundai Heavy Industries Co. Ltd. or HHI, one of the world’s leading shipbuilders of LNG carriers. On October 29, 2013, we acquired from our Sponsor these vessels, which we refer to as our Initial Fleet, in exchange for 6,735,000 of our common units and all of our subordinated units. The LNG carriers that comprise our Initial Fleet have an average age of 6.3 years and are under time charters with an average remaining term of 3.5 years, as of October 28, 2013.

We believe that we will have the opportunity to grow our per unit distributions by making acquisitions of LNG carriers from our Sponsor or from third parties. Our Sponsor took delivery of two newbuilding LNG carriers in July 2013 and one in October 2013 from HHI, and has contracts for the construction of an additional four LNG carriers with HHI, scheduled to be delivered to our Sponsor in 2014 and 2015. We will receive the right to purchase these seven vessels, which we refer to as the Optional Vessels, at a purchase price to be determined pursuant to the terms and conditions of the Omnibus Agreement within 24 months of their delivery to our Sponsor.

We intend to make minimum quarterly distributions to our unitholders of $0.365 per unit, or $1.46 per unit on an annualized basis. As our fleet expands, our board of directors will evaluate future increases to the minimum quarterly distribution based on our cash flow and liquidity position.

Our Initial Fleet

Our Initial Fleet consists of three LNG carriers currently operating under multi-year charters with BG Group and Gazprom. The Clean Force and the Ob River have been assigned with Ice Class designation for hull and machinery and are fully winterized, which means that they are designed to call at ice-bound and harsh environment terminals and to withstand temperatures up to minus 30 degrees Celsius. According to Drewry, the Clean Force and the Ob River are two of only five LNG carriers in the global LNG fleet that are currently in operation which have been assigned an Ice Class designation, or equivalent rating. This means that only 1.4% of the LNG vessels in the global LNG fleet have this designation, and we are the only company in the world that is currently transiting the Northern Sea Route with LNG carriers. We believe that these specifications enhance our trading capabilities and future employment opportunities because they provide greater flexibility in the trading routes available to our charterers.

We believe that the key characteristics of each of the vessels in our Initial Fleet include the following:

•

optimal sizing with a carrying capacity of approximately 150,000 cbm (which is a medium- to large-size class of LNG carrier) that maximizes operational flexibility as such vessel is compatible with most existing LNG terminals around the world;

•

each vessel is a sister vessel, which are vessels built at the same shipyard, HHI, that shares (i) a near-identical hull and superstructure layout, (ii) similar displacement, and (iii) roughly comparable features and equipment;

•

utilization of a “membrane containment system” that uses insulation built directly into the hull of the vessel with a membrane covering inside the tanks designed to maintain integrity and that uses the vessel’s hull to directly support the pressure of the LNG cargo (see “The International Liquefied Natural Gas (LNG) Shipping Industry—The LNG Fleet” for a description of the types of LNG containment systems);

•	double-hull construction, based on the current LNG shipping industry standard; and

•	a 99.5% utilization rate over 2012 and 2011.

According to Drewry, there are only 39 LNG carriers currently in operation, including the vessels in our Initial Fleet, with a carrying capacity of between 149,000 and 155,000 cbm and a membrane containment system, representing 9.0% of the global LNG fleet and a total of 113 LNG carriers on order of which eight are being constructed with these specifications.

The following table sets forth additional information about our Initial Fleet as of September 30, 2013:

Vessel Name	Shipyard	Year Built	Capacity (cbm)	Ice Class	Flag State	Charterer
Clean Energy	HHI	2007	149,700	No	Marshall Islands	BG Group
Ob River(1)	HHI	2007	149,700	Yes	Marshall Islands	Gazprom
Clean Force	HHI	2008	149,700	Yes	Marshall Islands	BG Group

(1)	Formerly named Clean Power.

Contract Backlog

Our contract backlog includes commitments represented by signed charters. As of October 28, 2013, our contract backlog was approximately $297 million and was attributable to revenues that we expect to generate from our Initial Fleet. We calculate our contract backlog by multiplying the contracted daily rate by the minimum expected number of days committed under signed charters, excluding non-exercised options to extend and assuming full utilization for the full term of the charter. The actual amount of revenues earned and the actual periods during which revenues are earned may differ from the amounts and periods shown in the table below, due to, for example, off-hire for maintenance projects, downtime, scheduled or unscheduled dry-docking and other factors that result in lower revenues than our average contract backlog per day.

The firm commitments that comprise our contract backlog as of October 28, 2013 were as follows:

Vessel Name	Charterer	Contract Backlog (in millions)	Contract Start Date	Earliest Charter Expiration	Latest Charter Expiration Including Non-Exercised Options
Clean Energy	BG Group	$107.5	February 2012	April 2017	August 2020(2)
Ob River(1)	Gazprom	$122.4	September 2012	September 2017	May 2018(3)
Clean Force	BG Group	$66.8	October 2010	September 2016	January 2020(4)

(1)	Formerly named Clean Power.
(2)	BG Group has the option to extend the duration of the charter for an additional three-year term until August 2020 at an escalated daily rate, upon notice to us before January 2016.
(3)	Gazprom has the option to extend the duration of the charter until May 2018 on identical terms, upon notice to us before March 2017.
(4)	On January 2, 2013, BG Group exercised its option to extend the duration of the charter by an additional three-year term at an escalated daily rate, commencing on October 5, 2013. BG Group has the option to extend the duration of the charter by an additional three-year term at a further escalated daily rate, which would commence on October 5, 2016, upon notice to us before January 5, 2016. The latest expiration date upon the exercise of all options is January 2020.

Our Chartering Strategy and Customers

We seek to employ our vessels on multi-year time charters with international energy companies that provide us with the benefits of stable cash flows and high utilization rates. We charter our vessels for a fixed period of time at daily rates that are generally fixed, but which could contain a variable component to adjust for, among other things, inflation and/or to offset the effects of increases in operating expenses.

The Clean Energy and the Clean Force are currently chartered to BG Group under time charter contracts with an average remaining term of approximately 3.2 years and a contractual backlog of $174.2 million, in aggregate, based on the earliest redelivery permitted under our charters as of September 30, 2013. BG Group engages in exploration and production of gas and oil reserves, export, shipping and import of LNG, pipeline transmission and distribution of gas, and various gas-powered electricity generation projects. BG Group operates in 23 countries on five continents. BG Group operates in the Atlantic Basin, with liquefaction and/or regasification activities on stream or in development in Chile, Egypt, Italy, Nigeria, the United Kingdom and the United States.

The Ob River is currently chartered to Gazprom under a time charter contract with an average remaining term of approximately 3.9 years and a contractual backlog of $122.2 million based on the earliest redelivery permitted under our charters as of September 30, 2013. Gazprom is a global energy company focused on geological exploration, production, transportation, storage, processing and marketing of gas and other hydrocarbons as well as electric power and heat energy production and distribution. Gazprom possesses the world’s largest natural gas reserves estimated by Gazprom at 35 trillion cubic meters. In November 2012, Ob River became the world’s first LNG carrier to complete an LNG shipment via the Northern Sea Route, demonstrating its extensive ice class capabilities, achieving a significant reduction in navigation time and generating significant cost savings for Gazprom.

The Optional Vessels

The Optional Vessels consist of seven fully winterized newbuilding LNG carriers, four of which have been contracted to operate under multi-year charters with Gazprom, Statoil and Cheniere. Each of the seven newbuilds has or is expected to have upon their delivery Ice Class designation, or its equivalent, for hull and machinery. Three of these vessels were delivered to our Sponsor in July 2013 and October 2013, and the remaining four vessels are scheduled to be delivered to our Sponsor as follows: two in 2014 and two in 2015. The three vessels delivered in 2013 are sister-vessels, each with a carrying capacity of 155,000 cbm and the four remaining vessels with expected deliveries in 2014 and 2015 are sister-vessels, each with a carrying capacity of 162,000 cbm. In the event we acquire the Optional Vessels in the future, we believe the staggered delivery dates of these newbuilding LNG carriers will facilitate a smooth integration of the vessels into our fleet, contributing to our annual fleet growth through 2017.

The Optional Vessels are compatible with a wide range of LNG terminals, providing charterers with the flexibility to trade the vessels worldwide. Each vessel is equipped with a membrane containment system. The compact and efficient utilization of the hull structure reduces the required principal dimensions of the vessel compared to earlier LNG designs and results in higher fuel efficiency and smaller quantities of LNG required for cooling down vessels’ tanks. In addition, the Optional Vessels will be equipped with a tri-fuel diesel electric propulsion system, which is expected to reduce both fuel costs and emissions.

The following table provides certain information about the Optional Vessels as of September 30, 2013.

Vessel Name / Hull Number	Shipyard	Delivery Date / Expected Delivery Date	Capacity Cbm	Ice Class	Sister Vessels	Charter Commencement	Charterer	Earliest Charter Expiration	Latest Charter Expiration
Yenisei River(1)	HHI	Q3-2013	155,000	Yes	B	Q3 2013	Gazprom	Q3 2018	Q3 2018
Arctic Aurora(1)	HHI	Q3-2013	155,000	Yes	B	Q3 2013	Statoil	Q3 2018	Renewal Options	(2)
Lena River(1)	HHI	Q4-2013	155,000	Yes	B	Q4 2013	Gazprom	Q4 2018	Q4 2018
Clean Ocean	HHI	Q1-2014	162,000	Yes	C	Q2 2015	Cheniere	Q2 2020	Q3 2022
Clean Planet	HHI	Q3-2014	162,000	Yes	C
Hull 2566	HHI	Q1-2015	162,000	Yes	C
Hull 2567	HHI	Q2-2015	162,000	Yes	C

(1)	In July 2013, our Sponsor took delivery of the Yenisei River and the Arctic Aurora, which were subsequently delivered to their charterers. In October 2013, our Sponsor took delivery of the Lena River, which was subsequently delivered to its charterer.
(2)	Statoil has revolving consecutive one-year renewal options following the initial five year period.

Rights to Purchase Optional Vessels

We will receive the right to purchase the Optional Vessels from our Sponsor at a purchase price to be determined pursuant to the terms and conditions of the Omnibus Agreement, which we intend to enter into with our Sponsor and our General Partner at the closing of this offering. These purchase rights will expire 24 months following the respective delivery of each Optional Vessel from the shipyard. If we are unable to agree with our Sponsor on the purchase price of any of the Optional Vessels, the respective purchase price will be determined by an independent appraiser, such as an investment banking firm, broker or firm generally recognized in the shipping industry as qualified to perform the tasks for which such firm has been engaged, and we will have the right, but not the obligation, to purchase each vessel at such price. The independent appraiser will be mutually appointed by our Sponsor and our conflicts committee. Please see “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement—Rights to Purchase Optional Vessels” for information on how the purchase price is calculated.

The purchase price of the Optional Vessels, as finally determined by an independent appraiser, may be an amount that is greater than what we are able or willing to pay or we may be unwilling to proceed to purchase such vessel if such acquisition would not be in our best interests. We will not be obligated to purchase the Optional Vessels at the determined price and, accordingly, we may not complete the purchase of such vessels, which may have an adverse effect on our expected plans for growth. In addition, our ability to purchase the

Optional Vessels, should we exercise our right to purchase such vessels, is dependent on our ability to obtain additional financing to fund all or a portion of the acquisition costs of these vessels. As of the date of this prospectus, we have not secured any financing in connection with the potential acquisition of the Optional Vessels, other than amounts that may be available under our New Senior Secured Revolving Credit Facility following the application of the proceeds from such facility as described in “Use of Proceeds,” since it is uncertain if and when such purchase options will be exercised. Our Sponsor has entered into loan agreements in connection with the seven Optional Vessels. In the event we acquire the Optional Vessels in the future, we may enter into agreements with our Sponsor to novate these loan agreements to us. Any such novation would be subject to each respective lender’s consent. Please see “Risk Factors—Our Sponsor may be unable to service its debt requirements and comply with the provisions contained in the credit agreements secured by the Optional Vessels. If our Sponsor fails to perform its obligations under its loan agreements, our business and expected plans for growth may be materially affected.”

Our Relationship with our Sponsor and members of the Prokopiou Family

We believe that one of our principal strengths is our relationships with our Sponsor, our Manager and members of the Prokopiou Family, including Mr. George Prokopiou, the Chairman of our board of directors, and his daughters Elisavet Prokopiou, Johanna Prokopiou, Marina Kalliope Prokopiou, and Maria Eleni Prokopiou, (who in addition to Mr. Prokopiou, own interests in our Sponsor), which provide us access to their long-standing relationships with major energy companies and shipbuilders and their technical, commercial and managerial expertise. As of September 30, 2013, our Sponsor’s LNG carrier fleet consisted of three LNG carriers and four newbuildings on order, excluding the vessels in our Initial Fleet. While our Sponsor intends to utilize us as its primary growth vehicle to pursue the acquisition of LNG carriers employed on time charters of four or more years, we can provide no assurance that we will realize any benefits from our relationship with our Sponsor or the Prokopiou Family and there is no guarantee that their relationships with major energy companies and shipbuilders will continue. Our Sponsor, our Manager and other companies controlled by members of the Prokopiou Family are not prohibited from competing with us pursuant to the terms of the Omnibus Agreement which we will enter into with our Sponsor and our General Partner at the closing of this offering. Our General Partner, which is wholly-owned by our Sponsor, owns 100% of the 30,000 general partner units, representing a 0.1% general partner interest in us, or the General Partner Units, and 100% of the incentive distribution rights. Please see “Summary of Conflicts of Interest and Fiduciary Duties” below and “Conflicts of Interest and Fiduciary Duties.”

Our founder and Chairman, Mr. George Prokopiou, started his career in shipping in 1974. Mr. Prokopiou, founded Dynacom Tankers Management and Sea Traders. Dynacom Tankers Management is a company engaged primarily in the management and operation of tanker vessels. Sea Traders is a company engaged primarily in the management and operation of dry bulk carriers.

Positive Industry Fundamentals

We believe that the following factors collectively present positive industry fundamental prospects for us to execute our business plan and grow our business:

Natural gas and LNG are vital and growing components of global energy sources. According to Drewry, global demand for LNG is forecasted to increase by approximately 146 million tonnes (7 trillion cubic feet), an increase of 44%, during the period from 2012 to 2018. We can provide no assurance that such growth will occur. Natural gas accounted for 24% of the world’s primary energy consumption in 2012, and is expected to increase to 25% in 2013. Over the last two decades, natural gas has been one of the world’s fastest growing energy sources, increasing at twice the rate of oil consumption over the same period. We believe that LNG, which accounted for 32% of overall cross-border trade of natural gas in 2012, according to Drewry, will continue to increase its share in the mid-term future. A cleaner burning fuel than both oil and coal, natural gas has become an increasingly attractive fuel source in the last decade.

Demand for LNG shipping is experiencing growth. The growing distances between the location of natural gas reserves and the nations that consume natural gas have caused an increase in the percentage of natural gas traded between countries. This has resulted in an increase in the portion of natural gas that is being transported in the form of LNG, which provides greater flexibility and generally lowers capital costs of shipping natural gas, as well as a reduction in the environmental impact compared to transportation by pipeline. Increases in planned capacity of liquefaction and regasification terminals are anticipated to increase export capacity significantly, requiring additional LNG carriers to facilitate transportation activity. According to Drewry, based on the current projections of liquefaction terminals that are planned or under construction, liquefaction capacity is expected to increase by approximately 29% by 2016. Approximately one million tonnes of LNG export capacity creates demand for approximately one to two LNG carriers with carrying capacity of 160,000 to 165,000 cbm each. According to Drewry, as of August 2013, global liquefaction capacity was 290.6 million tonnes, and an additional 84.0 million tonnes of liquefaction capacity was under construction and scheduled to be available by the end of 2016. Over the past three years, global LNG demand has continued to rise, but at a slower pace than previously predicted. Drewry estimates that LNG trade decreased by 1.2% in 2012 primarily due to delays at many liquefaction plants under construction and lower production as a result of planned and unplanned outages at various LNG facilities and weakness in the world economy. Based on current construction projects in Australia and the United States, LNG supply is expected to increase, and to have a beneficial impact on demand for shipping capacity, however, continued economic uncertainty and continued acceleration of unconventional natural gas production could have an adverse effect on our business.

A limited newbuilding orderbook and high barriers to entry should restrict the supply of new LNG carriers. According to Drewry, the current orderbook of LNG carriers represents 33.9% of current LNG carrier fleet carrying capacity. During the period from 2002 to 2012, the newbuilding orderbook of LNG carriers represented on average approximately 47.1% of the LNG carrier fleet carrying capacity. As of August 2013, 113 LNG carriers, with an aggregate carrying capacity of 18.3 million cbm, were on order for delivery for the period between 2013 to 2017, while the existing fleet consisted of 363 vessels with an aggregate capacity of 53.9 million cbm. We believe that the current orderbook is limited due to constrained construction capacity at high-quality shipyards and the long lead-time required for the construction of LNG carriers. While we believe this has restricted additional supply of new LNG carriers in the near-term, any increase in LNG carrier supply may place downward pressure on charter rates. In addition, we believe that there are significant barriers to entry in the LNG shipping sector, which also limit the current orderbook due to large capital requirements, limited availability of qualified vessel personnel, and the high degree of technical management required for LNG vessels.

Stringent customer certification standards favor established, high-quality operators. Major energy companies have developed stringent operational, safety and financial standards that LNG operators generally are required to meet in order to qualify for employment in their programs. Based on our Manager’s track record and long established operational standards, we believe that these rigorous and comprehensive certification standards will be a barrier to entry for less qualified and less experienced vessel operators and will provide us with an opportunity to establish relationships with new customers.

Increasing ownership of the global LNG carrier fleet by independent owners. According to Drewry, as of August 2013, 64% of the LNG fleet was owned by independent shipping companies, 21% was owned by LNG producers and 8% was owned by energy majors and end-users, respectively. We believe that private and state-owned energy companies will continue to seek high-quality independent owners, such as ourselves, for their growing LNG shipping needs in the future, driven in part by large capital requirements, and level of expertise necessary, to own and operate LNG vessels.

We can provide no assurance that the industry dynamics described above will continue or that we will be able to capitalize on these opportunities. Please see “Risk Factors” and “The International Liquefied Natural Gas (LNG) Shipping Industry.”

Competitive Strengths

We combine a number of features that we believe distinguish us from other LNG shipping companies.

Management

Broad based Sponsor experience. Under the leadership of Mr. George Prokopiou, our founder and Chairman, we, through our Sponsor and Manager, have developed an extensive network of relationships with major energy companies, leading LNG shipyards, and other key participants throughout the shipping industry. Although we were formed in May 2013, we believe that these longstanding relationships with shipping industry participants, including chartering brokers, shipbuilders and financial institutions, should provide us with profitable vessel acquisition and employment opportunities in the LNG sector, as well as access to financing that we will need to grow our Company. Since entering the shipping business in 1974, Mr. Prokopiou has founded and controlled various companies, including Dynacom Tankers Management, a Liberian company engaged in the management and operation of crude oil tankers and refined petroleum product tankers, Sea Traders S.A., or Sea Traders, a Panamanian company that manages and operates drybulk carriers and container vessels, and our Manager.

Strong management experience in the LNG shipping sector. Our management has managed and operated LNG carriers since 2004, and we believe that, through our Sponsor and Manager, and our Chairman we have acquired significant experience in the operation and ownership of LNG carriers. Our senior executives have an average of 25 years of shipping experience, including experience in the LNG sector. Furthermore, one of the vessels in our Initial Fleet, the Ob River, while operated by our Manager, became the world’s first LNG carrier to complete an LNG shipment via the Northern Sea Route, that is a shipping lane from the Atlantic Ocean to the Pacific Ocean entirely in Arctic waters, which demonstrated its extensive Ice Class capabilities. During this voyage, it achieved a significant reduction in navigation time, compared to the alternative route through the Suez Canal, and accordingly, generated significant cost savings for its charterer, Gazprom. We believe this expertise, together with our reputation and track record in LNG shipping, positions us favorably to capture additional commercial opportunities in the LNG industry.

Cost-competitive and efficient operations. Our Manager will provide the technical and commercial management of our Initial Fleet and any other vessels we may acquire in the future. We believe that our Manager, through comprehensive preventive maintenance programs and by retaining and training qualified crew members, will be able to manage our vessels efficiently, safely and at a competitive cost.

Demonstrated access to financing. Our Sponsor funded the construction of the Optional Vessels through debt financing as well as equity provided by entities owned and controlled by members of the Prokopiou Family. Should we exercise our right to purchase any of the seven Optional Vessels, our Sponsor may novate to us the loan agreements secured by the Optional Vessels, subject to each respective lender’s consent. We believe that our access to financing will improve our ability to capture future market opportunities and make further acquisitions, which we expect will increase the minimum quarterly distribution to our unitholders. In addition, upon the completion of this offering, our Sponsor has agreed to provide us with a $30.0 million revolving credit facility to be used for general partnership purposes, including working capital. This revolving credit facility will have a term of five years and will bear interest at LIBOR plus a margin. As of October 28, 2013, we had outstanding borrowings under our secured loan facilities of $346.1 million.

Fleet

Modern and high specification fleet Two of the three vessels in our Initial Fleet, the Clean Force and the Ob River, have been assigned with the Ice Class designation, or its equivalent, for hull and machinery and are fully winterized, which means that they are designed to call at ice-bound and harsh environment terminals and to withstand temperatures up to minus 30 degrees Celsius. In addition, all of the Optional Vessels are being and have been constructed with the same characteristics and all of the Optional Vessels have or are expected to have upon their delivery the Ice Class designation, or its equivalent. We believe that these attractive characteristics should provide us with a competitive advantage in securing future charters with customers and enhance our vessels’ earnings potential. According to Drewry, the Clean Force and the Ob River are two of only five LNG carriers in the global LNG fleet that are currently in operation which have been assigned an Ice Class designation, or its equivalent, and we are the only company in the world that is currently transiting the Northern Sea Route with LNG carriers. This means that only 1.4% of the LNG vessels in the global LNG fleet have this designation. We believe that these specifications enhance our trading capabilities and future employment opportunities because they provide greater flexibility in the trading routes available to our charterers. In addition, each of the Optional Vessels is being constructed with an efficient tri-fuel diesel electric propulsion system, which will significantly reduce both fuel costs and emissions. There is no guarantee that we will ever purchase the Optional Vessels and for so long as we do not own these vessels, we will be in competition with these vessels.

Sister vessel efficiencies. The seven Optional Vessels consist of two series of sister vessels, vessels of the same type and specification, and our Initial Fleet of three LNG carriers are also sister vessels, which we believe will enable us to benefit from more chartering opportunities, economies of scale and operating and cost efficiencies in ship construction, crew training, crew rotation and shared spare parts. We believe that more chartering opportunities will be available to us because many charterers prefer sister vessels due to their interchangeability and ease of cargo scheduling associated with the use of sister vessels.

Built-in opportunity for fleet growth. In addition to our Initial Fleet, we will have the right to purchase the Optional Vessels from our Sponsor. We believe the staggered delivery dates of the seven Optional Vessels will facilitate a smooth integration of these vessels into our fleet if we purchase and take delivery of the vessels. Additionally, we will have the right to acquire from our Sponsor any LNG carrier it owns and employs under a charter with an initial term of four or more years. We believe these acquisition opportunities will provide us with a way to grow our cash distributions per unit. However, we can make no assurances regarding our ability to acquire these vessels from our Sponsor or our ability to increase cash distributions per unit as a result of any such acquisition. As of the date of this prospectus, we have not secured any financing in connection with the potential acquisition of the Optional Vessels or other vessels, other than amounts that may be available under our New Senior Secured Revolving Credit Facility following the application of the proceeds from such facility as described in “Use of Proceeds,” since it is uncertain if and when such purchase options will be exercised. Please see “Certain Relationships and Related Party Transactions—Omnibus Agreement.”

Commercial

Capitalize on growing demand for LNG shipping. We believe our Sponsor’s and our Manager’s industry reputation and relationships position us well to further expand our fleet to meet the growing demand for LNG shipping. We intend to leverage the relationships that we, our Sponsor and our Manager have with a number of major energy companies beyond our current customer base and explore relationships with other leading energy companies, with an aim to supporting their growth programs.

Pursue a multi-year chartering strategy. We currently focus on, and have entered into, multi-year time charters with international energy companies, which provide us with the benefits of stable cash flows and high utilization rates. All of the vessels in our Initial Fleet are currently time chartered on multi-year contracts, which should result in 100% of our calendar days being under charter coverage in 2013, 2014 and 2015 and as of October 28, 2013, are expected to provide us with total contracted revenue in excess of $297 million, excluding options to extend and assuming full utilization for the full term of the charter. The actual amount of revenues earned and the actual periods during which revenues are earned may differ from the amounts and periods described above due to, for example, off-hire for maintenance projects, downtime, scheduled or unscheduled dry-docking and other factors that result in lower revenues than our average contract backlog per day. In the LNG sector, shipowners generally tend to employ their vessels on multi-year charters for steady and secure returns. Charterers also want to have access to vessels for secured supply of cargoes at pre-determined charter rates which can meet their contractual sale and purchase commitments.

Strengthen relationships with customers. We, through our Sponsor and our Manager, have, over time, established relationships with several major LNG industry participants. The vessels in our Initial Fleet have, in the past, been chartered to numerous major international energy companies and conglomerates, in addition to our current charterers, BG Group and Gazprom. We expect that BG Group and Gazprom will further expand their LNG operations, and that their demand for additional LNG shipping capacity will also increase. While we cannot guarantee that BG Group and Gazprom will further expand their LNG operations or that they will use our services, we believe we are well positioned to support them in executing their growth plans if their demand for LNG carriers and services increases in the future. We intend to continue to adhere to the highest standards with regard to reliability, safety and operational excellence.

Borrowing Activities

For a complete description of our credit facilities and the financial and restrictive covenants contained therein, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Borrowing Activities.”

On October 25, 2013, we entered into a binding commitment letter with one of our lenders, an affiliate of Credit Suisse, for a new $262.13 million senior secured credit facility, which we refer to as the New Senior Secured Revolving Credit Facility. A portion of the proceeds of the New Senior Secured Revolving Credit Facility, together with the net proceeds of this offering, will be used to repay all of our existing outstanding indebtedness under our existing credit facilities, certain of which contain provisions that prohibit us from paying distributions to our unitholders, effective upon the closing of this offering. The material terms of this new credit facility will permit, among other things, distributions to our unitholders and the other transactions contemplated herein and are more fully set forth under the heading Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities—New Senior Secured Revolving Credit Facility.”

We have guaranteed three credit agreements of our Sponsor, with outstanding borrowings of an aggregate of up to $795.9 million, which are secured by five of the Optional Vessels, the Yenisei River, the Lena River, the Clean Ocean, the Clean Planet and the Arctic Aurora. The guarantees have been provided through certain of our subsidiaries, including the subsidiaries that own the vessels comprising our Initial Fleet. On October 31, 2013 and November 1, 2013, our Sponsor entered into binding commitments with its lenders to amend these three credit agreements at or prior to the closing of this offering to, among other things, release us from our obligations as guarantor effective upon the closing of this offering. As a result of the amendment to these three credit agreements, effective as of the closing of this offering, we will be released from our obligations as guarantor under the loan agreements and will no longer guarantee any of our Sponsor’s debt. Please see Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Sponsor’s Credit Agreements.”

The consummation of this offering is contingent upon our entry into the definitive facility agreement and related security documents for the New Senior Secured Revolving Credit Facility and the amendment of our Sponsor’s three credit agreements to release us from the guarantees described above.

As of June 30, 2013, we were in breach of the minimum liquidity requirement relating to our $193 Million Ob River Credit Facility, which requires us to maintain minimum liquidity of $30 million, while we maintained $2.8 million in cash and cash equivalents. We were in compliance with the remaining financial and liquidity covenants in our loan agreements but we were not in compliance with certain restrictive covenants relating to our credit agreements, which are described under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities—Waivers, Consents and The Violation of Certain Covenants Under Our Credit Facilities.”

On July 19, 2013, one of our lenders declared an event of default under one of our credit facilities. On October 29, 2013, our lenders (i) provided us with their consent to issue guarantees under three of our Sponsor’s credit facilities and to repay the $140 Million Shareholder Loan, which we repaid in April 2012 prior to obtaining our lenders’ required consent, and (ii) waived their rights in respect of our non-compliance with the minimum liquidity requirement of $30.0 million contained in the $193 Million Ob River Facility until September 30, 2014, which are described in Note 7 of our audited consolidated financial statements included elsewhere in this prospectus. Following the receipt of the waivers and the consents described above, all of our debt is no longer considered callable by our lenders. Please see Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities—Waivers, Consents and The Violation of Certain Covenants Under Our Credit Facilities.”

Upon completion of this offering and the related transactions, we plan to fund the loan interest and scheduled loan repayments with cash expected to be generated from operations.

Vessel Management

Our Manager provides us with commercial and technical management services for our Initial Fleet and certain corporate governance and administrative and support services, pursuant to three identical agreements with our three wholly-owned vessel owning subsidiaries, or the Management Agreements. Our Manager is wholly-owned by Mr. George Prokopiou and has been providing these services for the vessels in our Initial Fleet for over eight years. In addition, our Manager performs the commercial and technical management of each of the Optional Vessels, which also includes the supervision of the construction of these vessels. Through our Manager, we have had a presence in LNG shipping for over eight years, and during that time we believe our Manager has established a track record for efficient, safe and reliable operation of LNG carriers.

We pay our Manager a technical management fee of $2,500 per day for each vessel, pro-rated for the calendar days we own each vessel, for providing the relevant vessel owning subsidiaries with services, including engaging and providing qualified crews, maintaining the vessel, arranging supply of stores and equipment, arranging and supervising periodic dry-docking, cleaning and painting and ensuring compliance with applicable regulations, including licensing and certification requirements.

In addition, we pay our Manager a commercial management fee equal to 1.25% of the gross charter hire, ballast bonus which is the amount paid to the ship owner as compensation for all or a part of the cost of positioning the vessel to the port where the vessel will be delivered to the charterer, or other income earned during the course of the employment of our vessels, during the term of the management agreements, for providing the relevant vessel-owning subsidiary with services, including chartering, managing freight payment, monitoring voyage performance, and carrying out other necessary communications with the shippers, charterers and others.

Under the terms of the Management Agreements, we may terminate the Management Agreements upon written notice if our Manager fails to fulfill its obligations to us under the Management Agreements. The Management Agreements terminate automatically following a change of control in us. If the Management Agreements are terminated as a result of a change of control in us, then we will have to pay our Manager a termination penalty equal to the estimated remaining fees payable to our Manager for no less than for a period of 36 months and not more than a period of 60 months. For this purpose a change of control means (i) the acquisition of fifty percent or more by any individual, entity or group of the beneficial ownership or voting power of the outstanding shares of us or our vessel owning subsidiaries, (ii) the consummation of a reorganization, merger or consolidation of us and/or our vessel owning subsidiaries or the sale or other disposition of all or substantially all of our assets or those of our vessel owning subsidiaries and (iii) the approval of a complete liquidation or dissolution of us and/or our vessel owning subsidiaries. Additionally, the Management Agreements may be terminated by our Manager with immediate effect if, among other things, (i) we fail to meet our obligations and/or make due payments within ten business days from receipt of invoices, (ii) upon a sale or total loss of a vessel (with respect to that vessel), or (iii) if we file for bankruptcy.

We expect to pay an aggregate of approximately $2.8 million to our Manager in connection with the management of our Initial Fleet under the Management Agreements for the twelve months ending December 31, 2014.

In addition to such fees, we expect to pay for any capital expenditures, financial costs, operating expenses and any general and administrative expenses, including payments to third parties, in accordance with the Management Agreements.

The term of the Management Agreements with our Manager will expire on December 31, 2020, and will renew automatically for successive eight-year terms thereafter unless earlier terminated. The technical management fee of $2,500 per day for each vessel is fixed until December 31, 2013 and will thereafter increase annually by 3%, subject to further annual increases to reflect material unforeseen costs of providing the management services, by an amount to be agreed between us and our Manager, which will be reviewed and approved by our conflicts committee.

Pursuant to the terms of the Management Agreements, liability of our Manager to us is limited to instances of negligence, gross negligence or willful default on the part of our Manager. Further, we are required to indemnify our Manager for liabilities incurred by our Manager in performance of the Management Agreements, except in instances of negligence, gross negligence or willful default on the part of our Manager.

Additional LNG carriers that we acquire in the future may be managed by our Manager or other unaffiliated management companies.

How The Liquefied Natural Gas (“LNG”) Shipping Industry Works and Specifics about our Initial Fleet

Time Charters

We provide the LNG marine transportation services of the Clean Energy, Clean Force and the Ob River under time charters with BG Group and Gazprom, respectively. A time charter is a contract for the use of the vessel for a fixed period of time at a specified daily rate. Under our time charters, the vessel owner provides crewing and other services related to the vessel’s operation, the cost of which is included in the daily rate, and the customer is responsible for substantially all of the vessel voyage costs (including fuel, port and canal fees and LNG boil-off). The following discussion describes the material terms of our LNG carrier time charters.

Initial Term; Extensions

Clean Energy. The initial term of the charter with BG Group began in February 2012 and will terminate during the second quarter of 2017. BG Group has the option to extend the duration of the charter by an additional one three-year term at a further escalated daily gross rate, for the period up to August 2020.

Clean Force. The initial term of the charter with BG Group commenced in October 2010 and will terminate during the fourth quarter of 2016. This charter was subject to an outstanding option on the part of BG Group to extend the charter for one or two three-year periods by providing nine months’ notice prior to the end of each period. On January 2, 2013, BG Group exercised its first option to extend the duration of the charter until September 2016. The Clean Force charter provides that if BG Group exercises its option to extend the charter beyond its initial term, the hire rate for the first three-year extension period will be increased by approximately 38% and by approximately an additional 16% for the second three-year extension period. The latest expiration date upon exercising of all options is January 2020.

Ob River. The initial term of the charter with Gazprom Group began in September 2012 and will terminate in the second quarter of 2018 assuming latest redelivery.

Hire Rate

“Hire” rate refers to the basic payment from the customer for use of the ship. Under all of our time charters, the hire rate is payable to us monthly in advance in U.S. dollars.

Expenses

Under all of our LNG carrier charters, we are responsible for vessel operating expenses, which include crewing, repairs and maintenance, insurance, stores, lube oils, brokers, commissions and communication expenses and the cost of providing all of these items and services. The customer generally pays the voyage expenses, which include all expenses relating to particular voyages, including any bunker fuel expenses, LNG boil-off, port fees, cargo loading and unloading expenses, canal tolls, agency fees and commissions.

Off-hire

When the vessel is “off-hire”—or not available for service—the charterer generally is not required to pay the hire rate and we are responsible for all costs. Prolonged off-hire may lead to vessel substitution or termination of the time charter.

A vessel generally will be deemed off-hire if there is a specified time it is not available for the customer’s use due to, among other things:

•	operational deficiencies, dry-docking for repairs, maintenance or inspection, equipment breakdowns, or delays due to accidents, crewing strikes, certain vessel detentions or similar problems; or

•	our failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew

Vessels are drydocked at least once during a five-year class cycle for inspection of the underwater parts and for repairs related to inspections. Our vessels are considered to be off-hire under our time charters during such periods.

Ship Management and Maintenance

Under the charters, we are responsible for the technical management of our vessels, including engaging and providing qualified crews, maintaining the vessel, arranging supply of stores and equipment, periodic dry-docking, cleaning and painting and ensuring compliance with applicable regulations, including licensing and certification requirements. Our Manager provides these services to our subsidiaries for all our vessels.

Termination and Cancellation

Under our time charters, each party has certain termination rights which include, among other things, the automatic termination of a charter upon loss of the relevant ship. Either party may elect to terminate a charter upon the occurrence of specified defaults or upon the outbreak of war or hostilities involving two or more major nations, such as the United States or the Peoples Republic of China, if such war or hostilities materially and adversely affect the trading of the ship for a period of at least 30 days. In addition, our charterers have the option to terminate a charter if the relevant ship is off-hire for any reason other than scheduled dry-docking for a period exceeding 90 consecutive days, or for more than 90 days or 110 days, depending on the charter, in any one-year period. Certain of our charters give the charterer a termination option for shorter periods of off-hire, if such off-hire is due to an uncured breach of our obligations to maintain the applicable ship.

Newbulding vessels construction

A newbuilding vessel is defined as a new vessel currently under construction in a shipyard or just completed. A purchaser may decide to enter the shipbuilding market instead of acquiring a second hand vessel for several different reasons, including the desire to construct a new vessel with certain technical specifications to meet specific business objectives. Unlike a second hand vessel which is readily available in the open market, a newbuilding vessel is acquired through a shipbuilding contract between the purchaser and the shipyard and the delivery ranges between 1-3 years depending on, among other things, on the shipyard orderbook and capacity. In connection with the contracting of newbuildings, purchasers generally are required to make installment payments prior to their delivery. Purchasers typically must pay a percentage of the purchase price upon signing the purchase contract. Purchasers are also required to pay similar installments throughout the construction of the vessel, which are usually connected with certain shipbuilding milestones.

Classification, Inspection and Maintenance

Every large, commercial seagoing vessel must be “classed” by a classification society. A classification society certifies that a vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

For maintenance of the class certificate, regular and special surveys of hull, machinery, including the electrical plant and any special equipment classed, are required to be performed by the classification society, to ensure continuing compliance. Vessels are dry-docked at least once during a five-year class cycle for inspection of the underwater parts and for repairs related to inspections. Vessels under five years of age can waive dry docking in order to increase available days and decrease capital expenditures, provided the vessel is inspected underwater. If any defects are found, the classification surveyor will issue a “recommendation” which must be rectified by the shipowner within prescribed time limits. The classification society also undertakes on request of the flag state other surveys and checks that are required by the regulations and requirements of that flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in class” by a classification society, which is a member of the International Association of Classification Societies (the IACS). In 2012, the IACS issued draft harmonized Common Structure Rules that align with IMO goal standards, and are expected to be adopted in 2013. All of the vessels in our Initial Fleet are certified by Lloyds Register, have been awarded ISM certification and are currently “in class.”

Our Manager carries out inspections of the ships on a regular basis; both at sea and while the vessels are in port. The results of these inspections, which are conducted both in port and underway, result in a report containing recommendations for improvements to the overall condition of the vessel, maintenance, safety and crew welfare. Based in part on these evaluations we create and implement a program of continual maintenance and improvement for our vessels and their systems.

Safety, Management of Ship Operations and Administration

Safety is our top operational priority. Our vessels are operated in a manner intended to protect the safety and health of the crew, the general public and the environment. We actively manage the risks inherent in our business and are committed to preventing incidents that threaten safety, such as groundings, fires and collisions. We are also committed to reducing emissions and waste generation. We have established key performance indicators to facilitate regular monitoring of our operational performance. We set targets on an annual basis to drive continuous improvement, and we review performance indicators monthly to determine if remedial action is necessary to reach our targets. Our Manager’s shore staff performs a full range of technical, commercial and business development services for us. This staff also provides administrative support to our operations in finance, accounting and human resources.

Crewing and Staff

As of September 30, 2013, we did not employ any offshore staff. Our Manager provides us with commercial and technical management services, including all necessary crew-related services, to our vessel-owning subsidiaries pursuant to the Management Agreements. Please see “Certain Relationships and Related Party Transactions—Vessel Management.”

Risk of Loss, Insurance and Risk Management

The operation of any vessel, including LNG carriers, has inherent risks. These risks include mechanical failure, personal injury, collision, property loss, vessel or cargo loss or damage and business interruption due to political circumstances in foreign countries or hostilities. In addition, there is always an inherent possibility of marine disaster, including explosion, spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. We believe that our present insurance coverage is adequate to protect us against the accident related risks involved in the conduct of our business and that we maintain appropriate levels of environmental damage and pollution insurance coverage consistent with standard industry practice. However, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

We have obtained hull and machinery insurance on all our vessels against marine and war risks, which include the risks of damage to our vessels, salvage or towing costs, and also insure against actual or constructive total loss of any of our vessels. However, our insurance policies contain deductible amounts for which we will be responsible. We have also arranged additional total loss coverage for each vessel. This coverage, which is called hull interest and freight interest coverage, provides us additional coverage in the event of the total loss of a vessel.

We have also obtained loss of hire insurance to protect us against loss of income in the event one of our vessels cannot be employed due to damage that is covered under the terms of our hull and machinery insurance. Under our loss of hire policies, our insurer will pay us the daily rate agreed in respect of each vessel for each day, in excess of a certain number of deductible days, for the time that the vessel is out of service as a result of damage, for a maximum of 120 days. The number of deductible days varies from 14 days to 120 days, depending on the type of damage, machinery or hull damage.

Protection and indemnity insurance, which covers our third party legal liabilities in connection with our shipping activities, is provided by a mutual protection and indemnity association, or P&I club. This includes third party liability and other expenses related to the injury or death of crew members, passengers and other third party persons, loss or damage to cargo, claims arising from collisions with other vessels or from contact with jetties or wharves and other damage to other third party property, including pollution arising from oil or other substances, and other related costs, including wreck removal. Subject to the capping discussed below, our coverage, except for pollution, is unlimited.

Our current protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident. The thirteen P&I clubs that comprise the International Group of Protection and Indemnity Clubs insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. Each P&I club has capped its exposure in this pooling agreement so that the maximum claim covered by the pool and its reinsurance would be approximately $5.45 billion per accident or occurrence. We are a member of the North of England P&I Club. As a member of these P&I clubs, we are subject to a call for additional premiums based on the clubs’ claims record, as well as the claims record of all other members of the P&I clubs comprising the International Group. However, our P&I clubs have reinsured the risk of additional premium calls to limit our additional exposure. This reinsurance is subject to a cap, and there is the risk that the full amount of the additional call would not be covered by this reinsurance.

Environmental and Other Regulation

General

Governmental and international agencies extensively regulate the carriage, handling, storage and regasification of LNG. These regulations include international conventions and national, state and local laws and regulations in the countries where our vessels now or, in the future, will operate or where our vessels are registered. We cannot predict the ultimate cost of complying with these regulations, or the impact that these regulations will have on the resale value or useful lives of our vessels. Various governmental and quasi-governmental agencies require us to obtain permits, licenses and certificates for the operation of our vessels.

Although we believe that we are substantially in compliance with applicable environmental laws and regulations and have all permits, licenses and certificates required for our vessels, future non-compliance or failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend operation of one or more of our vessels. A variety of governmental and private entities inspect our vessels on both a scheduled and unscheduled basis. These entities, each of which may have unique requirements and each of which conducts frequent inspections, include local port authorities, such as the U.S. Coast Guard, harbor master or equivalent, classification societies, flag state, or the administration of the country of registry, charterers, terminal operators and LNG producers.

International Maritime Regulations of LNG Vessels

The IMO is the United Nations’ agency that provides international regulations governing shipping and international maritime trade, including the International Convention on Civil Liability for Oil Pollution Damage, the International Convention on Civil Liability for Bunker Oil Pollution Damage, and the International Convention for the Prevention of Pollution from Ships, or the “MARPOL Convention.” The flag state, as defined by the United Nations Convention on Law of the Sea, has overall responsibility for the implementation and enforcement of international maritime regulations for all ships granted the right to fly its flag. The “Shipping Industry Guidelines on Flag State Performance” evaluates flag states based on factors such as sufficiency of infrastructure, ratification of international maritime treaties, implementation and enforcement of international maritime regulations, supervision of surveys, casualty investigations, and participation at IMO meetings. The requirements contained in the International Management Code for the Safe Operation of Ships and for Pollution Prevention (the ISM Code) promulgated by the IMO, govern our operations. Among other requirements, the ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a policy for safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and also describing procedures for responding to emergencies. We are compliant with the requirement to hold a Document of Compliance under the ISM Code.

Vessels that transport gas, including LNG carriers are also subject to regulation under the International Gas Carrier Code (or the IGC Code) published by the IMO. The IGC Code provides a standard for the safe carriage of LNG and certain other liquid gases by prescribing the design and construction standards of vessels involved in such carriage. Compliance with the IGC Code must be evidenced by a Certificate of Fitness for the Carriage of Liquefied Gases of Bulk. Each of our vessels is in compliance with the IGC Code and each of our newbuilding/conversion contracts requires that the vessel receive certification that it is in compliance with applicable regulations before it is delivered. Non-compliance with the IGC Code or other applicable IMO regulations may subject a shipowner or a bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports.

The IMO also promulgates ongoing amendments to the International Convention for the Safety of Life at Sea 1974 and its protocol of 1988, otherwise known as SOLAS. SOLAS provides rules for the construction of and equipment required for commercial vessels and includes regulations for safe operation. It requires the provision of lifeboats and other life-saving appliances, requires the use of the Global Maritime Distress and Safety System which is an international radio equipment and watchkeeping standard, afloat and at shore stations, and relates to the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers (or STCW) also promulgated by the IMO. Flag states that have ratified SOLAS and STCW generally employ the classification societies, which have incorporated SOLAS and STCW requirements into their class rules, to undertake surveys to confirm compliance.

In the wake of increased worldwide security concerns, the IMO amended SOLAS and added the International Ship and Port Facilities Security Code (ISPS) as a new chapter to that convention. The objective of the ISPS, which came into effect on July 1, 2004, is to detect security threats and take preventive measures against security incidents affecting ships or port facilities. Our Manager has developed Security Plans, appointed and trained Ship and Office Security Officers and all of our vessels have been certified to meet the ISPS Code. See “—Vessel Security Regulations” for a more detailed discussion about these requirements.

SOLAS and other IMO regulations concerning safety, including those relating to treaties on training of shipboard personnel, lifesaving appliances, radio equipment and the global maritime distress and safety system, are applicable to our operations. Non-compliance with these types of IMO regulations may subject us to increased liability or penalties, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to or detention in some ports. For example, the U.S. Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code will be prohibited from trading in U.S. and European Union ports.

The MARPOL Convention establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, handling and disposal of noxious liquids and the handling of harmful substances in packaged form.

The IMO amended Annex I to MARPOL, including a new regulation relating to oil fuel tank protection, and the new regulation applies to various ships delivered on or after August 1, 2010. It includes requirements for the protected location of the fuel tanks, performance standards for accidental oil fuel outflow, a tank capacity limit and certain other maintenance, inspection and engineering standards. IMO regulations also require owners and operators of vessels to adopt Ship Oil Pollution Emergency Plans. Periodic training and drills for response personnel and for vessels and their crews are required.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulation may have on our operations.

Air Emissions

In September 1997, the IMO adopted MARPOL 73/78 Annex VI “Regulations for the prevention of Air Pollution” (or Annex VI) to MARPOL to address air pollution from ships. Annex VI came into force on May 19, 2005. It applies to all ships, fixed and floating drilling rigs and other floating platforms and sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts, and prohibits deliberate emissions of ozone depleting substances, such as chlorofluoro carbons. Annex VI also includes a global cap on sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. The certification requirements for Annex VI depend on size of the vessel and time of periodical classification survey. Ships weighing more than 400 gross tons and engaged in international voyages involving countries that have ratified the conventions, or ships flying the flag of those countries, are required to have an International Air Pollution Prevention Certificate (or an IAPP Certificate). Annex VI has been ratified by some but not all IMO member states. Annex VI came into force in the United States on January 8, 2009. All the vessels in our Initial Fleet have been issued with IAPP Certificates.

On July 1, 2010 amendments to Annex VI to the MARPOL Convention that require progressively stricter limitations on sulfur emissions from ships proposed by the United States, Norway and other IMO member states took effect. Beginning on January 1, 2012, fuel used to power ships may contain no more than 3.5% sulfur. This cap will then decrease progressively until it reaches 0.5% by January 1, 2020. However, in Emission Control Areas (or ECAs), limitations on sulfur emissions require that fuels contain no more than 1% sulfur and will be further reduced to 0.1% on January 1, 2015. For example, in August 2012, the North American ECA became enforceable. The North American ECA includes areas subject to the exclusive sovereignty of the United States and Canada. Consequently, in August 2012, when the North American ECA became effective, the sulfur limit in marine fuel will be capped at 1%, which is the capped amount for all other ECA areas since July 1, 2010. The amendments also establish new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. Further, the European directive 2005/33/EU, which became effective from January 1, 2010, bans the use of fuel oils containing more than 0.1% sulfur by mass by any merchant vessel while at berth in any EU country. Our vessels have achieved compliance , where necessary, by being arranged to burn gas only in their boilers when alongside. Marine Gas Oil and Low Sulfur Marine Gas Oil, or MGO and LSMGO, respectively, have been purchased as the only fuel for the Diesel Generators.

Additionally, as discussed above, more stringent emission standards could apply in coastal areas designated as ECAs, such as the United States and Canadian coastal areas designated by the IMO’s Marine Environment Protection Committee (MEPC), as discussed in “—U.S. Clean Air Act” below. U.S. air emissions standards are now equivalent to these amended Annex VI requirements, and once these amendments become effective, we may incur costs to comply with these revised standards. Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems.

Ballast Water Management Convention

The IMO has negotiated international conventions that impose liability for oil pollution in international waters and the territorial waters of the signatory to such conventions. For example, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments (or the BWM Convention) in February 2004. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements (beginning in 2009), to be replaced in time with a requirement for mandatory ballast water treatment. The BWM Convention will not become effective until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. The Convention has not yet entered into force because a sufficient number of states have failed to adopt it. The IMO has passed a resolution encouraging the ratification of the Convention and calling upon those countries that have already ratified to encourage the installation of ballast water management systems on new ships. As referenced below, the U.S. Coast Guard issued new ballast water management rules on March 23, 2012. Under the requirements of the convention for units with ballast water capacity more than 5000 cubic meters that were constructed in 2011 or before, ballast water management exchange or treatment will be accepted until 2016. From 2016 (or not later than the first intermediate or renewal survey after 2016), only ballast water treatment will be accepted by the Convention.

Bunkers Convention/CLC State Certificate

The International Convention on Civil Liability for Bunker Oil Pollution 2001 (or the Bunker Convention) entered into force in State Parties to the Convention on November 21, 2008. The Convention provides a liability, compensation and compulsory insurance system for the victims of oil pollution damage caused by spills of bunker oil. The Convention requires the ship owner liable to pay compensation for pollution damage (including the cost of preventive measures) caused in the territory, including the territorial sea of a State Party, as well as its economic zone or equivalent area. Registered owners of any sea going vessel and seaborne craft over 1,000 gross tonnage, of any type whatsoever, and registered in a State Party, or entering or leaving a port in the territory of a State Party, will be required to maintain insurance which meets the requirements of the Convention and to obtain a certificate issued by a State Party attesting that such insurance is in force. The State issued certificate must be carried on board at all times.

Although the United States is not a party to these conventions, many countries have ratified and follow the liability plan adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended in 2000, or the “CLC.” Under this convention and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel’s registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. The limited liability protections are forfeited under the CLC where the spill is caused by the owner’s actual fault and under the 1992 Protocol where the spill is caused by the owner’s intentional or reckless conduct. Vessels trading to states that are parties to these conventions must provide evidence of insurance covering the liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or on a strict –liability basis.

P&I Clubs in the International Group issue the required Bunkers Convention “Blue Cards” to enable signatory states to issue certificates. All of our vessels have received “Blue Cards” from their P&I Club and are in possession of a CLC State-issued certificate attesting that the required insurance cover is in force.

Anti-Fouling Requirements

In 2001, the IMO adopted the International Convention on the Control of Harmful Anti-fouling Systems on Ships, or the “Anti-fouling Convention.” The Anti-fouling Convention, which entered into force on September 17, 2008, prohibits the use of organotin compound coatings to prevent the attachment of mollusks and other sea life to the hulls of vessels after September 1, 2003. Vessels of over 400 gross tons engaged in international voyages must obtain an International Anti-fouling System Certificate and undergo a survey before the vessel is put into service or when the antifouling systems are altered or replaced. We have obtained Anti-fouling System Certificates for all of our vessels that are subject to the Anti-Fouling Convention and do not believe that maintaining such certificates will have an adverse financial impact on the operation of our vessels.

United States Environmental Regulation of LNG Vessels

Our vessels operating in U.S. waters now or, in the future, will be subject to various federal, state and local laws and regulations relating to protection of the environment. In some cases, these laws and regulations require us to obtain governmental permits and authorizations before we may conduct certain activities. These environmental laws and regulations may impose substantial penalties for noncompliance and substantial liabilities for pollution. Failure to comply with these laws and regulations may result in substantial civil and criminal fines and penalties. As with the industry generally, our operations will entail risks in these areas, and compliance with these laws and regulations, which may be subject to frequent revisions and reinterpretation, increases our overall cost of business.

Oil Pollution Act and CERCLA

The U.S. Oil Pollution Act of 1990 (OPA 90) established an extensive regulatory and liability regime for environmental protection and clean up of oil spills. OPA 90 affects all owners and operators whose vessels trade with the United States or its territories or possessions, or whose vessels operate in the waters of the United States, which include the U.S. territorial waters and the two hundred nautical mile exclusive economic zone of the United States. The Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) applies to the discharge of hazardous substances whether on land or at sea. While OPA 90 and CERCLA would not apply to the discharge of LNG, they may affect us because we carry oil as fuel and lubricants for our engines, and the discharge of these could cause an environmental hazard. Under OPA 90, vessel operators, including vessel owners, managers and bareboat or “demise” charterers, are “responsible parties” who are all liable regardless of fault, individually and as a group, for all containment and clean-up costs and other damages arising from oil spills from their vessels. These “responsible parties” would not be liable if the spill results solely from the act or omission of a third party, an act of God or an act of war. The other damages aside from clean-up and containment costs are defined broadly to include:

•	natural resource damages and related assessment costs;

•	real and personal property damages;

•	net loss of taxes, royalties, rents, profits or earnings capacity;

•	net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards; and

•	loss of subsistence use of natural resources.

Effective July 31, 2009, the U.S. Coast Guard adjusted the limits of OPA liability to the greater of $2,000 per gross ton or $17.088 million for any double-hull tanker that is over 3,000 gross tons (subject to possible adjustment for inflation). These limits of liability do not apply, however, where the incident is caused by violation of applicable U.S. federal safety, construction or operating regulations, or by the responsible party’s gross negligence or willful misconduct. These limits likewise do not apply if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with the substance removal activities. This limit is subject to possible adjustment for inflation. OPA 90 specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters. In some cases, states, which have enacted their own legislation, have not yet issued implementing regulations defining shipowners’ responsibilities under these laws.

CERCLA, which also applies to owners and operators of vessels, contains a similar liability regime and provides for cleanup, removal and natural resource damages for releases of “hazardous substances.” Liability under CERCLA is limited to the greater of $300 per gross ton or $0.5 million for each release from vessels not carrying hazardous substances as cargo or residue, and $300 per gross ton or $5 million for each release from vessels carrying hazardous substances as cargo or residue. As with OPA 90, these limits of liability do not apply where the incident is caused by violation of applicable U.S. federal safety, construction or operating regulations, or by the responsible party’s gross negligence or willful misconduct or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with the substance removal activities. OPA 90 and CERCLA each preserve the right to recover damages under existing law, including maritime tort law. We believe that we are in substantial compliance with OPA 90, CERCLA and all applicable state regulations in the ports where our vessels call.

OPA 90 requires owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the limit of their potential strict liability under OPA 90/CERCLA. Under the regulations, evidence of financial responsibility may be demonstrated by insurance, surety bond, self-insurance or guaranty. Under OPA 90 regulations, an owner or operator of more than one vessel is required to demonstrate evidence of financial responsibility for the entire fleet in an amount equal only to the financial responsibility requirement of the vessel having the greatest maximum liability under OPA 90/CERCLA. Each of our shipowning subsidiaries that has vessels trading in U.S. waters has applied for, and obtained from the U.S. Coast Guard National Pollution Funds Center, three-year certificates of financial responsibility, supported by guarantees which we purchased from an insurance based provider. We believe that we will be able to continue to obtain the requisite guarantees and that we will continue to be granted certificates of financial responsibility from the U.S. Coast Guard for each of our vessels that is required to have one.

In response to the BP Deepwater Horizon oil spill, the U.S. Congress is currently considering a number of bills that could potentially increase or even eliminate the limits of liability under OPA 90. Compliance with any new requirements of OPA 90 may substantially impact our cost of operations or require us to incur additional expenses to comply with any new regulatory initiatives or statutes. Additional legislation, regulation, or other requirements applicable to the operation of our vessels that may be implemented in the future as a result of the recent BP Deepwater Horizon oil spill in the Gulf of Mexico could adversely affect our business and ability to make distributions to our unitholders.

Clean Water Act

The United States Clean Water Act (or CWA) prohibits the discharge of oil or hazardous substances in United States navigable waters unless authorized by a permit or exemption, and imposes strict liability in the form of penalties for unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. In additional, many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent that U.S. federal law.

The EPA regulates the discharge of ballast water, bilge water, and other discharges incidental to the normal operation of vessels within U.S. waters. Under the new rules, which took effect February 6, 2009, commercial vessels 79 feet in length or longer (other than commercial fishing vessels), or Regulated Vessels, are required to obtain a CWA permit regulating and authorizing such normal discharges. This permit, which the EPA has designated as the Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels (or VGP) incorporates the current U.S. Coast Guard requirements for ballast water management as well as supplemental ballast water requirements, and includes limits applicable to 26 specific discharge streams, such as deck runoff, bilge water and gray water. For each discharge type, among other things, the VGP establishes effluent limits pertaining to the constituents found in the effluent, including best management practices (or BMPs) designed to decrease the amount of constituents entering the waste stream. Unlike land-based discharges, which are deemed acceptable by meeting certain EPA-imposed numerical effluent limits, each of the 26 VGP discharge limits is deemed to be met when a Regulated Vessel carries out the BMPs pertinent to that specific discharge stream. The VGP imposes additional requirements on certain Regulated Vessel types that emit discharges unique to those vessels. Administrative provisions, such as inspection, monitoring, recordkeeping and reporting requirements, are also included for all Regulated Vessels. Several U.S. states have added specific requirements to the VGP and, in some cases, may require vessels to install ballast water treatment technology to meet biological performance standards. On March 28, 2013 the EPA issued a 2013 VGP that will become effective on December 19, 2013 when the current 2008 VGP expires. The 2013 VGP contains ballast water discharge standards for most vessels that now contain numeric limits. EPA is also planning to finalize the VGP for small vessels- the sVGP but the final rule has not yet been issued.

On March 8, 2011, EPA reached a settlement with several environmental groups and the State of Michigan regarding EPA’s issuance of the VGP. As part of the settlement, EPA agreed to include in the next draft VGP numeric concentration-based effluent limits for discharges of ballast water expressed as organisms per unit of ballast water volume. These requirements correspond with the IMO’s adoption of similar requirements as discussed above. On March 28, 2013 the EPA issued a 2013 VGP that will become effective on December 19, 2013 when the current 2008 VGP expires. The 2013 VGP contains ballast water discharge standards for most vessels that now contain numeric limits. Later this year the EPA is also planning to finalize the VGP for small vessels- the small VGP.

National Aquatic Invasive Species Act

The National Invasive Species Act (or NISA) was enacted in 1996 in response to growing reports of harmful organisms being released into U.S. ports through ballast water taken on by ships in foreign ports. NISA established a ballast water management program for ships entering U.S. waters. Under NISA, mid-ocean ballast water exchange is voluntary, except for ships heading to the Great Lakes, Hudson Bay, or vessels engaged in the foreign export of Alaskan North Slope crude oil. However, NISA’s exporting and record-keeping requirements are mandatory for vessels bound for any port in the United States. Although ballast water exchange is the primary means of compliance with the act’s guidelines, compliance can also be achieved through the retention of ballast water onboard the ship, or the use of environmentally sound alternative ballast water management methods approved by the U.S. Coast Guard. If the mid-ocean ballast exchange is made mandatory throughout the United States, or if water treatment requirements or options are instituted, the costs of compliance could increase for ocean carriers.

As of June 21, 2012, the U.S. Coast Guard implemented revised regulations on ballast water management by establishing standards for the allowable concentration of living organisms in ballast water discharged in U.S. waters. The revised regulations adopt ballast water discharge standards for vessels calling on U.S. ports and intending to discharge ballast water equivalent to those set in IMO’s BWM Convention. The final rule requires that ballast water discharge have no more than 10 living organisms per milliliter for organisms between 10 and 50 micrometers in size. For organisms larger than 50 micrometers, the discharge can have 10 living organisms per cubic meter of discharge. New ships constructed on or after December 1, 2012 must comply with these standards and some existing ships must comply with these standards and some existing ships must comply by their first dry dock after January 1, 2014. The U.S. Coast Guard will review the practicability of implementing a more stringent ballast water discharge standard and publish the results no later than January 1, 2016. Compliance with these regulations will require us to incur additional costs and other measures that may be significant.

Clean Air Act

The U.S. Clean Air Act of 1970, as amended (or the CAA) requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Our vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas and emission standards for so-called “Category 3” marine diesel engines operating in U.S. waters. The marine diesel engine emission standards are currently limited to new engines beginning with the 2004 model year. On April 30, 2010, the EPA promulgated final emission standards for Category 3 marine diesel engines equivalent to those adopted in the amendments to Annex VI to MARPOL. The emission standards apply in two stages: near-term standards for newly-built engines will apply from 2011, and long-term standards requiring an 80% reduction in nitrogen dioxides (or NOx) will apply from 2016. Compliance with these standards may cause us to incur costs to install control equipment on our vessels in the future.

Other Regulations

The European Union has also adopted legislation that would: (1) ban manifestly sub-standard vessels (defined as those over 15 years old that have been detained by port authorities at least twice in a six month period) from European waters and create an obligation of port states to inspect vessels posing a high risk to maritime safety or the marine environment; and (2) provide the European Union with greater authority and control over classification societies, including the ability to seek to suspend or revoke the authority of negligent societies.

The European Union has implemented regulations requiring vessels to use reduced sulfur content fuel for their main and auxiliary engines. The EU Directive 2005/EC/33 (amending Directive 1999/32/EC) introduced parallel requirements in the European Union to those in MARPOL Annex VI in respect of the sulfur content of marine fuels. In addition, it has introduced a 0.1% maximum sulfur requirement for fuel used by ships at berth in EU ports, effective January 1, 2010.

In 2005, the European Union adopted a directive on ship-source pollution, imposing criminal sanctions for intentional, reckless or negligent pollution discharges by ships. The directive could result in criminal liability for pollution from vessels in waters of European countries that adopt implementing legislation. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. We cannot predict what regulations, if any, may be adopted by the European Union or any other country or authority.

Regulation of Greenhouse Gas Emissions

In February 2005, the Kyoto Protocol entered into force. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of certain gases, generally referred to as greenhouse gases, which are suspected of contributing to global warming. Currently, the emissions of greenhouse gases from ships involved in international transport are not subject to the Kyoto Protocol. In December 2009, more than 27 nations, including the United States and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. In addition, in December 2011, the Conference of the Parties to the United Nations Convention on Climate Change adopted the Durban Platform which calls for a process to develop binding emissions limitations on both developed and developing countries under the United Nations Framework Convention on Climate Change applicable to all Parties. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine vessels, and in January 2012, the European Commission launched a public consultation on possible measures to reduce greenhouse gas emissions from ships.

As of January 1, 2013, all ships (including rigs and drillships) must comply with mandatory requirements adopted by MEPC in July 2011 relating to greenhouse gas emissions. The amendments to MARPOL Annex VI Regulations for the prevention of air pollution from ships add a new Chapter 4 to Annex VI on Regulations on energy efficiency requiring the Energy Efficiency Design Index (EEDI), for new ships, and the Ship Energy Efficiency Management Plan (SEEMP) for all ships. Other amendments to Annex VI add new definitions and requirements for survey and certification, including the format for the International Energy Efficiency Certificate. The regulations apply to all ships of 400 gross tonnage and above. These new rules will likely affect the operations of vessels that are registered in countries that are signatories to MARPOL Annex VI or vessels that call upon ports located within such countries. The implementation of the EEDI and SEEMP standards could cause us to incur additional compliance costs. The IMO is also planning to implement market-based mechanisms to reduce greenhouse gas emissions from ships at an upcoming MEPC session. It is impossible to predict the likelihood that such a standard might be adopted or its potential impact on our operations at this time.

In the United States, the EPA has issued a final finding that greenhouse gases threaten public health and safety, and has promulgated regulations that regulate the emission of greenhouse gases. In 2009 and 2010, EPA adopted greenhouse reporting requirements for various onshore facilities, and also adopted a rule potentially imposing control technology requirements on certain stationary sources subject to the federal Clean Air Act. The EPA may decide in the future to regulate greenhouse gas emissions from ships and has already been petitioned by the California Attorney General to regulate greenhouse gas emissions from ocean-going vessels. Other federal and state regulations relating to the control of greenhouse gas emissions may follow, including climate change initiatives that have recently been considered in the U.S. Congress. Any passage of climate control legislation or other regulatory initiatives by the IMO, the European Union, the United States, or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures, including capital expenditures to upgrade our vessels, that we cannot predict with certainty at this time. In addition, even without such regulation, our business may be indirectly affected to the extent that climate change results in sea level changes or more intense weather events.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Act of 2002 (or MTSA) came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new chapter became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the

ISPS Code. The ISPS Code is designed to protect ports and international shipping against terrorism. After July 1, 2004, to trade internationally, a vessel must attain an International Ship Security Certificate (or ISSC) from a recognized security organization approved by the vessel’s flag state.

Among the various requirements are:

•

on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status;

•	on-board installation of ship security alert systems, which do not sound on the vessel but only alerts the authorities on shore;

•	the development of vessel security plans;

•	ship identification number to be permanently marked on a vessel’s hull;

•

a continuous synopsis record kept onboard showing a vessel’s history including, the name of the ship and of the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

•	compliance with flag state security certification requirements.

The U.S. Coast Guard regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from obtaining U.S. Coast Guard-approved MTSA vessel security plans provided such vessels have on board an ISSC that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code.

Our Manager has developed Security Plans, appointed and trained Ship and Office Security Officers and each of our vessels in our fleet complies with the requirements of the ISPS Code, SOLAS and the MTSA.

Other Regulation

Our LNG vessels may also become subject to the 2010 HNS Convention, if it is entered into force. The Convention creates a regime of liability and compensation for damage from hazardous and noxious substances (or HNS), including liquefied gases. The 2010 HNS Convention sets up a two-tier system of compensation composed of compulsory insurance taken out by shipowners and an HNS Fund which comes into play when the insurance is insufficient to satisfy a claim or does not cover the incident. Under the 2010 HNS Convention, if damage is caused by bulk HNS, claims for compensation will first be sought from the shipowner up to a maximum of 100 million Special Drawing Rights (or SDR). If the damage is caused by packaged HNS or by both bulk and packaged HNS, the maximum liability is 115 million SDR. Once the limit is reached, compensation will be paid from the HNS Fund up to a maximum of 250 million SDR. The 2010 HNS Convention has not been ratified by a sufficient number of countries to enter into force, and we cannot estimate the costs that may be needed to comply with any such requirements that may be adopted with any certainty at this time.

In-House Inspections

Our Manager carries out ship audits and inspections of the ships on a regular basis; both at sea and while the vessels are in port. The results of these inspections, which are conducted both in port and underway, result in a report containing recommendations for improvements to the overall condition of the vessel, maintenance, safety and crew welfare. Based in part on these evaluations, our Manager has created and implemented a program of continual maintenance for our vessels and their systems.

Properties

Other than our vessels, we do not own any material property.

Legal Proceedings

From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of our business, principally personal injury and property casualty claims. These claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. We are not aware of any legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on us.

Company Information

The address of our principal executive offices is 97 Poseidonos Avenue & 2 Foivis Street, Glyfada 16674 Greece. Our telephone number at that address is 011 30 210 89 17 260. After the completion of this offering, we will maintain a website at www.dynagaspartners.com. Information contained on our website does not constitute part of this prospectus. We own our vessels through separate wholly-owned subsidiaries that are incorporated in the Republic of the Marshall Islands, Republic of Liberia and the Island of Nevis.

MANAGEMENT

Management of Dynagas LNG Partners LP

Our Partnership Agreement provides that our General Partner has delegated to our board of directors the authority to oversee and direct our operations, management and policies on an exclusive basis, and such delegation will be binding on any successor general partner of the partnership. Our General Partner is wholly-owned by our Sponsor. Our executive officers, who are employed by us, will manage our day-to-day activities consistent with the policies and procedures adopted by our board of directors.

Upon the closing of this offering, our board of directors will consist of five members appointed by our General Partner. Our board of directors has determined that all of the directors and the director nominees, other than George Prokopiou and Tony Lauritzen, satisfy the independence standards established by the Nasdaq Global Select Market, as applicable to us. We will hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Our General Partner has the right to appoint two of the five members of our board of directors who will serve as directors for terms determined by our General Partner. Directors appointed by our General Partner will serve as directors for terms determined by our General Partner. Directors elected by our common unitholders are divided into three classes serving staggered three-year terms. Three of the five directors initially appointed by our General Partner will serve until our first annual meeting in 2014, at which time they will be replaced by three directors nominated by our General Partner and elected by our common unitholders. One of the three directors elected by our common unitholders will be designated as the Class I elected director and will serve until our annual meeting of unitholders in 2015, another of the three directors will be designated as the Class II elected director and will serve until our annual meeting of unitholders in 2016, and the remaining director will be designated as our Class III elected director and will serve until our annual meeting of unitholders in 2017. At each subsequent annual meeting of unitholders, directors will be elected to succeed the class of directors whose terms have expired by a plurality of the votes of the common unitholders. Directors elected by our common unitholders will be nominated by the board of directors or by any limited partner or group of limited partners that holds at least 15% of the outstanding common units.

Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. However, to preserve our ability to be exempt from U.S. federal income tax under Section 883 of the Code, if at any time, any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board), determining the presence of a quorum or for other similar purposes under our Partnership Agreement, unless otherwise required by law. The voting rights of any such unitholders in excess of 4.9% will effectively be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our General Partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors. For more information, see “The Partnership Agreement—Voting Rights.”

Corporate Governance Practices

We have certified to Nasdaq that our corporate governance practices are in compliance with, and are not prohibited by, the laws of the Republic of the Marshall Islands. Therefore, we are exempt from many of Nasdaq’s corporate governance practices other than the requirements regarding the disclosure of a going concern audit opinion, submission of a listing agreement, notification to Nasdaq of non-compliance with Nasdaq corporate governance practices, prohibition on disparate reduction or restriction of shareholder voting rights, and the establishment of an audit committee satisfying Nasdaq Listing Rule 5605(c)(3) and ensuring that such audit committee’s members meet the independence requirement of Listing Rule 5605(c)(2)(A)(ii). The practices we follow in lieu of Nasdaq’s corporate governance rules applicable to U.S. domestic issuers are as follows:

Audit Committee. Nasdaq requires, among other things, that a listed U.S. company have an audit committee with a minimum of three members, all of whom are independent. As permitted by Rule 10A-3 under the Exchange Act, our audit committee will be, effective as of the closing of this offering, comprised of two independent directors.

Nominating/Corporate Governance Committee. Nasdaq requires that director nominees be selected, or recommended for the board’s selection, either by a nominating committee comprised solely of independent directors or by a majority of independent directors. Each listed company also must certify that it has adopted a formal charter or board resolution addressing the nominations process. As permitted under Marshall Islands law and our Partnership Agreement, we do not currently have a nominating or corporate governance committee.

Executive Sessions. Nasdaq requires that non-management directors meet regularly in executive sessions without management. Nasdaq also requires that all independent directors meet in an executive session at least once a year. As permitted under Marshall Islands law and our Partnership Agreement, our non-management directors do not regularly hold executive sessions without management and we do not expect them to do so in the future.

Corporate Governance Guidelines. Nasdaq requires that a listed U.S. Company adopt a code of conduct applicable to all directors, officers and employees, which must provide for an enforcement mechanism. Disclosure of any director or officer’s waiver of the code and the reasons for such waiver is required. We are not required to adopt such guidelines under Marshall Islands law and we have not adopted such guidelines.

Proxies. As a foreign private issuer, we are not required to solicit proxies or provide proxy statements to Nasdaq pursuant to Nasdaq corporate governance rules or Marshall Islands law. Consistent with Marshall Islands law and as provided in our Partnership Agreement, we will notify our unitholders of meetings between 15 and 60 days before the meeting. This notification will contain, among other things, information regarding business to be transacted at the meeting. In addition, our Partnership Agreement provides that unitholders must give us between 150 and 180 days advance notice to properly introduce any business at a meeting of unitholders.

Other than as noted above, we are in compliance with all Nasdaq corporate governance standards applicable to U.S. domestic issuers. We believe that our established corporate governance practices satisfy Nasdaq’s listing standards.

Conflicts Committee

We will also have a conflicts committee ultimately comprised of at least two independent members of our board of directors. The conflicts committee will be available at the board’s discretion to review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to us. The members of the conflicts committee may not be officers or employees of us or directors, officers or employees of our General Partner or its affiliates. Any matters approved by our conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners, and not a breach by our directors, our General Partner or its affiliates of any duties any of them may owe us or our unitholders. Our initial conflicts committee will be comprised of and one or more additional directors who will be appointed after the closing of this offering. For additional information about the conflicts committee, see “Conflicts of Interest and Fiduciary Duties.”

Our officers, our Chairman and the other individuals providing services to us or our subsidiaries may face a conflict regarding the allocation of their time between our business and the other business interests of our Sponsor, our Manager and/or or other business interests. The amount of time our officers and our Chairman will allocate between our business and other business interests will vary from time to time depending on various circumstances and needs of the businesses, such as the level of strategic activities of the businesses. Our officers, our Chairman and the other individuals providing services to us intend to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs.

Whenever our General Partner makes a determination or takes or declines to take an action in its individual capacity rather than in its capacity as our General Partner, it is entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to us or any limited partner, and our General Partner is not required to act in good faith or pursuant to any other standard imposed by our Partnership Agreement or under the Partnership Act or any other law. Specifically, our General Partner will be considered to be acting in its individual capacity if it exercises its call right, pre-emptive rights, registration rights or right to make a determination to receive common units in a resetting of the target distribution levels related to its incentive distribution rights, consents or withholds consent to any merger or consolidation of the partnership, appoints any directors or votes for the appointment of any director, votes or refrains from voting on amendments to our Partnership Agreement that require a vote of the outstanding units, voluntarily withdraws from the partnership, transfers (to the extent permitted under our Partnership Agreement) or refrains from transferring its units, General Partner interest or the incentive distribution rights it owns or votes upon the dissolution of the partnership.

Directors and Senior Management

The following provides information about each of our directors, director nominees and senior management. The business address for these individuals is 97 Poseidonos Avenue & 2 Foivis Street, Glyfada 16674 Greece.

Name	Age	Position
George Prokopiou	67	Chairman of the Board of Directors
Tony Lauritzen	36	Chief Executive Officer and Director
Michael Gregos	42	Chief Financial Officer
Levon Dedegian(1)	62	Director
Alexios Rodopoulos(1)	65	Director
Evangelos Vlahoulis(1)	68	Director

(1)	Messrs. Levon Dedegian, Alexios Rodopoulos and Evangelos Vlahoulis have each agreed to serve on our board of directors effective immediately after the effectiveness of the registration statement of which this prospectus forms a part.

Biographical information concerning the executive officers and directors listed above is set forth below.

George Prokopiou. Mr. George Prokopiou has served as our Chairman of our board of directors since our inception. Since entering the shipping business in 1974, Mr. Prokopiou has managed a shipping fleet consisting in excess of 250 vessels and is among other, the founder of Dynacom Tankers Management, Sea Traders and Dynagas Ltd., our Manager. Dynacom was founded in 1991 to manage tankers and Sea Traders SA was founded in 1974 to manage bulk carriers. Since 2002, companies controlled by Mr. Prokopiou have built more than 93 vessels at shipyards in South Korea, Japan and China. Mr. Prokopiou holds a civil engineering degree from the National Technical University of Athens. Mr. Prokopiou has also served as Chairman of the North of England P&I Association. He is Chairman of the Greek committee of Bureau Veritas, as well as member of the Greek committees of Germanischer Lloyd, Det Norske Veritas, Lloyd’s Register and ABS. In 2005 Dynacom was awarded Tanker Company of the Year award in 2005 by Lloyd’s List.

Tony Lauritzen. Mr. Tony Lauritzen has served as our Chief Executive Officer since our inception. Mr. Lauritzen has served on our board of directors since our inception. Mr. Lauritzen has been the commercial manager of our Sponsor’s LNG activities from 2006 to date. He joined the company when the first vessel was delivered in 2007. He worked for the shipowner and shipmanager Bernhard Schulte Shipmanagement Ltd. from 2004 until 2007 where he was project manager with a focus on the gas shipping segment. Prior to that, he worked for Westshore Shipbrokers AS in the offshore shipbroking segment. He holds a Master of Science in Shipping

Trade and Finance from Cass Business School, London from 2003 and a Master of Arts in Business and Finance from Heriot Watt University, Edinburgh from 2002. Mr. Lauritzen is married to Marina Kalliope Prokopiou, daughter of our Chairman George Prokopiou.

Michael Gregos. Mr. Michael Gregos has served as our Chief Financial Officer since our inception. Since 2010, Mr. Gregos has served on the board of Ocean Rig UDW Inc. (NASDAQ: ORIG). Mr. Gregos has served as commercial manager of the activities of Dynacom Tankers Management since 2009. From 2007 to 2009, Mr. Gregos served as Chief Operating Officer of OceanFreight Inc. a shipping transportation company listed on NASDAQ. Prior to that, Mr. Gregos was commercial manager of the activities of Dynacom Tankers Management. Mr. Gregos has also worked for Oceania Maritime Agency, a shipping transportation company in Connecticut, USA and ATE Finance the corporate finance arm of Agricultural Bank of Greece responsible for the implementation of initial public offerings in the Greek equities market. He is a graduate of Queen Mary University in London and holds an M.Sc. in Shipping, Trade and Finance from City University.

Levon A. Dedegian. Mr. Levon A. Dedegian has agreed to serve as one of our directors. Mr. Dedegian has been involved in shipping since 1975 with various companies and positions. From 1978 to 1984, he served as general manager of Sea Traders. In 1985, he joined S.S.R.S. Ltd., a member of the Manley Hopkins Group of Companies. In 1987 he was transferred to Hong Kong, where he stayed until 1988 as a Managing Director of each of Gapco Trading and Agencies Limited, Bridge Energy ASA and Elf Agriculture. He was relocated to Greece at the end of 1988 as Managing Director of the Greek office of P. Wigham Richardson Shipbrokers and in 1989 he rejoined Sea Traders and Dynacom Tankers Management as general manager where he remained until December 31, 2009. Mr. Dedegian is a graduate of Pierce College (the American College of Greece) and holds a Bsc in Business Administration and Economics.

Alexios Rodopoulos. Mr. Alexios Rodopoulos has agreed to serve as one of our directors. Mr. Rodopoulos is an independent shipping business consultant, operating through his family-owned company, Rodofin Business Consultants Ltd. From 1999 until 2011 Mr. Rodopoulos served as the Head of Shipping (Piraeus) of Royal Bank of Scotland (RBS). Mr. Rodopoulos is a graduate of the Economic University of Athens, Greece.

Evangelos Vlahoulis. Mr. Evangelos Vlahoulis has agreed to serve as one of our directors. Since 2005, Mr. Vlahoulis has served as Chief Executive Officer of Finship S.A. which provides maritime financing services including to Deutsche Bank in connection with their shipping activities in Greece. From 1984 until 2005 Mr. Vlahoulis served as the representative for Greek shipping of Deutsche Schiffsbank (the predecessor to Commercebank AB). Mr. Vlahoulis is a graduate of London University and holds a BA in Economics.

Executive Compensation

We have not paid any compensation to our executive officers or accrued any obligations with respect to management incentive or retirement benefits prior to this offering. Upon the completion of this offering we plan to enter into employment agreements with individuals who will provide executive management services that were previously provided by our Sponsor. We expect that aggregate annual compensation to members of our executive management will be approximately $500,000, excluding management unit compensation.

Mr. Tony Lauritzen, our Chief Executive Officer, Mr. Michael Gregos, our Chief Financial Officer, and certain other officers, will be involved in other business activities with our Sponsor and its affiliates, which may result in their spending less time than is appropriate or necessary to manage our business successfully. Based solely on the anticipated relative sizes of our Initial Fleet and the fleet owned by our Sponsor and its affiliates over the next twelve months, we estimate that Mr. Tony Lauritzen and certain other officers may spend a substantial portion of their monthly business time on our business activities and their remaining time on the business of our Sponsor and its affiliates. However, the actual allocation of time could vary significantly from time to time depending on various circumstances and needs of the businesses, such as the relative levels of strategic activities of the businesses. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Compensation of Directors

Our chief executive officer who also serves as our director will not receive additional compensation for his service as director. We anticipate that each non-management director will receive compensation for attending meetings of our board of directors, as well as committee meetings. We expect non-management directors will receive director fees of approximately $120,000 per year, in aggregate. In addition, each director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Marshall Islands law.

Reimbursement of Expenses of Our General Partner

Our General Partner will not receive compensation from us for any services it provides on our behalf, although it will be entitled to reimbursement for expenses incurred on our behalf.

Employees

As of June 30, 2013 and December 31, 2012, we did not employ any onshore or offshore staff. Our Manager has provided and continues to provide us with commercial and technical management services, including all necessary crew-related services, to our vessel owning subsidiaries pursuant to the Management Agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common units and subordinated units before and after the completion of this offering held by beneficial owners of 5% or more of our common units and by all of our directors and officers as a group. All of our unitholders, including the unitholders listed in the table below, are entitled to one vote for each unit held, subject to certain limitations.

	Common Units Beneficially Owned Before the Offering				Subordinated Units Beneficially Owned Before the Offering				Common Units to be Beneficially Owned After the Offering		Subordinated Units to be Beneficially Owned After the Offering
Name and Address of Beneficial Owner	Number		Percentage		Number		Percentage		Number	Percentage	Number	Percentage
Dynagas Holding Ltd.(1)	6,735,000			100%	14,985,000			100%	2,485,000	16.6%	14,985,000	100%
Our directors and executive officers as a group		*		*		*		*	*	*

*	Less than 1.0% of our outstanding common units.
(1)	Dynagas Holding Ltd. is beneficially owned by the Prokopiou family, including George Prokopiou and his daughters Elisavet Prokopiou, Johanna Prokopiou, Marina Kalliope Prokopiou, and Maria Eleni Prokopiou, which collectively have a business address at 97 Poseidonos Avenue & 2 Foivis Street Glyfada, 16674, Greece.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Upon the completion of this offering, our Sponsor will own 2,485,000 common units and all of the subordinated units, representing a 58.3% limited partner interest in us, assuming the underwriters’ over-allotment option is not exercised. In addition, our General Partner will own a 0.1% general partner interest in us and 100% of our incentive distribution rights. Our General Partner’s ability to control the appointment of two of the five members of our board of directors and to approve certain significant actions we may take, and our Sponsor’s common and subordinated unit ownership and its right to vote the subordinated units as a separate class on certain matters, means that both our General Partner and Sponsor, together with their affiliates, will have the ability to exercise influence regarding our management.

Distributions and Payments to our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made by us to our General Partner and its affiliates in connection with our formation, ongoing operation and any liquidation. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Formation Stage

The consideration received by our General Partner and its affiliates in exchange for the transfer to us of the vessels in our fleet.	•	6,735,000 common units and 14,985,000 subordinated units to be issued to our Sponsor; plus

•	30,000 general partner units representing a 0.1% General Partner interest in us and 100% of our incentive distribution rights to be issued to our General Partner.

See “Prospectus Summary—Formation Transactions” for further information about our formation and assets contributed to us in connection with the closing of this offering. The common units and subordinated units to be owned our Sponsor after giving effect to this offering represent a 58.3% limited partner interest in us, assuming no exercise of the underwriters’ over-allotment option. For more information, see “The Partnership Agreement—Voting Rights” and “The Partnership Agreement—Amendment of the Partnership Agreement.”

Operational Stage

Distributions of available cash to our General Partner and its affiliates	We will generally make cash distributions of 99.9% of available cash to unitholders (including our Sponsor, the holder of 2,485,000 common units and 14,985,000 subordinated units) and the remaining 0.1% to our General Partner.

In addition, if distributions exceed the minimum quarterly distribution and other higher target levels, our General Partner, as the holder of the incentive distribution rights, will be entitled to increasing percentages of the distributions, up to 49.9% of the distributions above the highest target level. We refer to the rights to the increasing distributions as “incentive distribution rights.” See “How We Make Cash Distributions—Incentive Distribution Rights” for more information regarding the incentive distribution rights.

Assuming we have sufficient available cash to pay the full minimum quarterly distribution on all of our outstanding units for four quarters,

but no distributions in excess of the full minimum quarterly distribution, our General Partner would receive an annual distribution of approximately $43,800 on its 0.1% General Partner interest and our Sponsor would receive an annual distribution of approximately $25,506,200 on its common and subordinated units.

Payments to our General Partner and its affiliates	Our General Partner will not receive compensation from us for any services it provides on our behalf. Our General Partner and its other affiliates will be entitled to reimbursement for all direct and indirect expenses they incur on our behalf. In addition, we will pay fees to our Manager for commercial and technical management services and certain administrative support services.

Withdrawal or removal of our General Partner	If our General Partner withdraws or is removed, its General Partner interest will either be sold to the new General Partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. See “The Partnership Agreement—Withdrawal or Removal of our General Partner.”

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our General Partner, will be entitled to receive liquidating distributions as described in “The Partnership Agreement—Liquidation and Distribution of Proceeds.”

Agreements Governing the Transactions

We, our General Partner, our subsidiaries and certain affiliates have entered into various documents and agreements that will affect the transactions relating to our formation and this offering, including the vesting of assets in, and the assumption of liabilities by, us and our subsidiaries. These agreements will not be the result of arm’s-length negotiations and they, or any of the transactions that they provide for, may not be effected on terms at least as favorable to the parties to these agreements as they could have obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Omnibus Agreement

At the closing of this offering, we will enter into an Omnibus Agreement with our Sponsor and our General Partner. The following discussion describes certain provisions that we expect will be included in the Omnibus Agreement.

Noncompetition

Under the Omnibus Agreement, our Sponsor has agreed, and has caused its affiliates (other than us, and our subsidiaries) to agree, not to acquire, own, operate or contract for any LNG carrier operating under a charter with an initial term of four or more years after the closing of this offering. We refer to these LNG carriers, together with any related contracts, as “Four-Year LNG carriers” and to all other LNG carriers, together with any related contracts, as “Non-Four-Year LNG carriers.” The restrictions in this paragraph will not prevent our Sponsor or any of its controlled affiliates (including us and our subsidiaries) from:

(1)	acquiring, owning, operating or chartering Non-Four-Year LNG carriers;

(2)	acquiring or owning one or more Four-Year LNG carrier(s) if our Sponsor offers to sell the LNG carrier to us for the acquisition price plus any administrative costs (including reasonable legal costs) associated with the transfer to us at the time of the acquisition and we do not fulfill our obligations to purchase the LNG carrier in accordance with the terms of the Omnibus Agreement;

(3)	employing a Non-Four-Year LNG carrier under a charter with a term of four or more years if our Sponsor offers to sell the LNG carrier to us at fair market value (x) promptly after becoming a Four-Year LNG carrier and (y) at each renewal or extension of that contract for four or more years;

(4)	acquiring one or more Four-Year LNG carrier(s) as part of the acquisition of a controlling interest in a business or package of assets and owning, operating or chartering for such LNG carrier(s); provided, however, that if a majority of the value of the business or assets acquired is attributable to Four-Year LNG carriers, as determined in good faith by the board of directors of our Sponsor, it must offer to sell such Four-Year LNG carrier(s) to us at a purchase price pursuant to the terms and conditions of the Omnibus Agreement plus any additional tax or other similar costs that our Sponsor incurs in connection with the acquisition and the transfer of such LNG carriers to us separate from the acquired business; and

(5)	acquiring a non-controlling interest in any company, business or pool of assets;

(6)	acquiring, owning, operating or chartering any Four-Year LNG carrier if we do not fulfill our obligation to purchase such LNG carrier in accordance with the terms of the Omnibus agreement;

(7)	acquiring, owning, operating or chartering a Four-Year LNG carrier that is subject to the offers to us described in paragraphs (2), (3) and (4) above pending our determination whether to accept such offers and pending the closing of any offers we accept;

(8)	providing vessel management services relating to LNG carriers;

(9)	owning or operating any Four-Year LNG carrier that our Sponsor owned and operated as of the closing date of this offering, and that was not included in the Initial Fleet; and

(10)	acquiring, owning, operating or chartering any Four-Year LNG carrier if we have previously advised our Sponsor that we consent to such acquisition, operation or charter.

If our Sponsor or any of its controlled affiliates (other than us or our subsidiaries) acquires, owns, operates or contracts for Four-Year LNG carriers pursuant to any of the exceptions described above, it may not subsequently expand that portion of its business other than pursuant to those exceptions.

Under the Omnibus Agreement we will not be restricted from acquiring, operating or chartering Non-Four-Year LNG carriers.

Upon a change of control of us or our General Partner, the noncompetition provisions of the Omnibus Agreement will terminate immediately. Upon a change of control of our Sponsor, the noncompetition provisions of the Omnibus Agreement applicable to our Sponsor will terminate at the time that is the later of (1) the date of the change of control of our Sponsor and (2) the date on which all of our outstanding subordinated units have converted to common units. In addition, on the date on which a majority of our directors ceases to consist of directors that were (1) appointed by our General Partner prior to our first annual meeting of unitholders and (2) recommended for election by a majority of our appointed directors, the noncompetition provisions applicable to our Sponsor shall terminate immediately.

Rights to Purchase Optional Vessels

We will receive the right to purchase the Optional Vessels from our Sponsor at a purchase price to be determined pursuant to the terms and conditions of the Omnibus Agreement, which we intend to enter into with our Sponsor and our General Partner at the closing of this offering. These purchase rights will expire 24 months following the respective delivery of each Optional Vessel from the shipyard. If we are unable to agree with our Sponsor on the purchase price of any of the Optional Vessels, the respective purchase price will be determined by an independent appraiser, such as an investment banking firm, broker or firm generally recognized in the shipping industry as qualified to perform the tasks for which such firm has been engaged, and we will have the right, but not the obligation, to purchase each vessel at such price. The independent appraiser will be mutually appointed by our Sponsor and our conflicts committee. Please see “Risk Factors—Our Sponsor may be unable to service its debt requirements and comply with the provisions contained in the credit agreements secured by the Optional Vessels. If our Sponsor fails to perform its obligations under its loan agreements, our business and expected plans for growth may be materially affected.”

Rights of First Offer on LNG carriers

Under the Omnibus Agreement, we and our subsidiaries have granted to our Sponsor the right of first offer on any proposed sale, transfer or other disposition of any LNG carrier owned by us. Under the Omnibus Agreement, our Sponsor has agreed (and will cause their subsidiaries to agree) to grant a similar right of first offer to us for any Four-Year LNG carriers they own. These rights of first offer will not apply to (a) with respect to the Sponsor, a sale, transfer or other disposition of assets between or among any of its subsidiaries (other than us) and with respect to us, a sale, transfer or other disposition of assets between or among any of our subsidiaries (other than the Sponsor, if applicable), or pursuant to the terms of any contract or other agreement with a contractual counterparty existing at the time of the closing of this offering or (b) a merger with or into, or sale of substantially all of the assets to, an unaffiliated third-party.

Prior to engaging in any negotiation regarding any LNG carrier’s disposition with respect to a Four-Year LNG carrier with a non-affiliated third party, we or our Sponsor, as the case may be, will deliver a written notice to the other relevant party setting forth the material terms and conditions of the proposed transaction. During the 30-day period after the delivery of such notice, we and our Sponsor will negotiate in good faith to reach an agreement on the transaction. If we do not reach an agreement within such 30-day period, we or our Sponsor, as the case may be, will be able within the next 180 calendar days to sell, transfer, dispose or re-contract the LNG carrier to a third party (or to agree in writing to undertake such transaction with a third party) on terms generally no less favorable to us or our Sponsor as the case may be, than those offered pursuant to the written notice.

Upon a change of control of us or our General Partner, the right of first offer provisions of the Omnibus Agreement will terminate immediately.

Upon a change of control of our Sponsor, the right of first offer provisions applicable to our Sponsor under the Omnibus Agreement will terminate at the time that is the later of the date of the change of control and the date on which all of our outstanding subordinated units have converted to common units. On the date on which a majority of our directors ceases to consist of directors that were (1) appointed by our General Partner prior to our first annual meeting of unitholders and (2) recommended for election by a majority of our appointed directors, the provisions related to the rights of first offer granted to us by our Sponsor shall terminate immediately.

For purposes of the Omnibus Agreement a “change of control” means, with respect to any “applicable person”, any of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the applicable person’s assets to any other person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the applicable person; (b) the consolidation or merger of the applicable person with or into another person pursuant to a transaction in which the outstanding voting securities of the applicable person are changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding voting securities of the applicable person are changed into or exchanged for voting securities of the surviving person or its parent and (ii) the holders of the voting securities of the applicable person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding voting securities of the surviving person or its parent immediately after such transaction; and (c) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than our Sponsor or its Affiliates with respect to the General Partner, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding voting securities of the applicable person, except in a merger or consolidation which would not constitute a change of control under clause (b) above.

Indemnification

Under the Omnibus Agreement, our Sponsor will indemnify us after the closing of this offering for a period of five years against certain environmental and toxic tort liabilities with respect to the assets contributed or sold to us to the extent arising prior to or at the time they were contributed or sold to us.

Liabilities resulting from a change in law after the closing of this offering are excluded from the environmental indemnity. There is an aggregate cap of $5 million on the amount of indemnity coverage provided by our Sponsor for environmental and toxic tort liabilities. No claim may be made unless the aggregate dollar amount of all claims exceeds $500,000, in which case our Sponsor is liable for claims only to the extent such aggregate amount exceeds $500,000.

Our Sponsor will also indemnify us for liabilities related to:

•

certain defects in title to our Sponsor’s assets contributed or sold to us and any failure to obtain, prior to the time they were contributed or sold to us, certain consents and permits necessary to conduct, own and operate such assets, which liabilities arise within three years after the closing of this offering (or, in the case of the seven Optional Vessels which we have rights to purchase, within three years after our purchase of them, if applicable); and

•	tax liabilities attributable to the operation of the assets contributed or sold to us prior to the time they were contributed or sold.

Amendments

The Omnibus Agreement may not be amended without the prior approval of the conflicts committee of our board of directors if the proposed amendment will, in the reasonable discretion of our board of directors, adversely affect holders of our common units.

Vessel Management

Our Manager provides us with commercial and technical management services for our Initial Fleet and certain corporate governance and administrative and support services, pursuant to three identical agreements with our three wholly-owned vessel owning subsidiaries, or the Management Agreements. Our Manager is wholly-owned by Mr. George Prokopiou and has been providing these services for the vessels in our Initial Fleet for over eight years. In addition, our Manager performs the commercial and technical management of each of the Optional Vessels, which also includes the supervision of the construction of these vessels. Through our Manager, we have had a presence in LNG shipping for over eight years, and during that time we believe our Manager has established a track record for efficient, safe and reliable operation of LNG carriers.

We pay our Manager a technical management fee of $2,500 per day for each vessel, pro-rated for the calendar days we own each vessel, for providing the relevant vessel owning subsidiaries with services, including engaging and providing qualified crews, maintaining the vessel, arranging supply of stores and equipment, arranging and supervising periodic dry-docking, cleaning and painting and ensuring compliance with applicable regulations, including licensing and certification requirements.

In addition, we pay our Manager a commercial management fee equal to 1.25% of the gross charter hire, ballast bonus which is the amount paid to the ship owner as compensation for all or a part of the cost of positioning the vessel to the port where the vessel will be delivered to the charterer, or other income earned during the course of the employment of our vessels, during the term of the management agreements, for providing the relevant vessel-owning subsidiary with services, including chartering, managing freight payment, monitoring voyage performance, and carrying out other necessary communications with the shippers, charterers and others.

Under the terms of the Management Agreements, we may terminate the Management Agreements upon written notice if our Manager fails to fulfill its obligations to us under the Management Agreements. The Management Agreements terminate automatically following a change of control in us. If the Management Agreements are terminated as a result of a change of control in us, then we will have to pay our Manager a termination penalty equal to the estimated remaining fees payable to our Manager for no less than for a period of 36 months and not more than a period of 60 months. For this purpose a change of control means (i) the acquisition of fifty percent or more by any individual, entity or group of the beneficial ownership or voting power of the outstanding shares of us or our vessel owning subsidiaries, (ii) the consummation of a reorganization, merger or consolidation of us and/or our vessel owning subsidiaries or the sale or other disposition of all or substantially all of our assets or those of our vessel owning subsidiaries and (iii) the approval a complete liquidation or dissolution of us and/or our vessel owning subsidiaries. Additionally, the Management Agreements may be terminated by our Manager with immediate effect if, among other things, (i) we fail to meet our obligations and/or make due payments within ten business days from receipt of invoices, (ii) upon a sale or total loss of a vessel (with respect to that vessel), or (iii) if we file for bankruptcy.

We expect to pay an aggregate of approximately $2.8 million to our Manager in connection with the management of our Initial Fleet under the Management Agreements for the twelve months ending December 31, 2014.

In addition to such fees, we expect to pay for any capital expenditures, financial costs, operating expenses and any general and administrative expenses, including payments to third parties, in accordance with the Management Agreements.

The term of the Management Agreements with our Manager will expire on December 31, 2020, and will renew automatically for successive eight-year terms thereafter unless earlier terminated. The technical management fee of $2,500 per day for each vessel is fixed until December 31, 2013 and will thereafter increase annually by 3%, subject to further annual increases to reflect material unforeseen costs of providing the management services, by an amount to be agreed between us and our Manager, which amount will be reviewed and approved by our conflicts committee.

Pursuant to the terms of the Management Agreements, liability of our Manager to us is limited to instances of negligence, gross negligence or willful default on the part of our Manager. Further, we are required to indemnify our Manager for liabilities incurred by our Manager in performance of the Management Agreements, except in instances of negligence, gross negligence or willful default on the part of our Manager.

Additional LNG carriers that we acquire in the future may be managed by our Manager or other unaffiliated management companies.

Contribution Agreement

On October 29, 2013, we entered into a contribution and conveyance agreement, or the Contribution Agreement, with our Sponsor, our General Partner, Dynagas Operating GP LLC, Dynagas Operating LP and Dynagas Equity Holding Ltd. Pursuant to this agreement, our Sponsor made a capital contribution to us of all of the issued and outstanding shares, or the Vessel Interests, of Dynagas Equity Holding Ltd., the sole owner of all of the shares of the entities owning the vessels in our Initial Fleet, in exchange for all of our common units and subordinated units, and we, in turn, made a capital contribution of such Vessel Interests to Dynagas Operating LP, our wholly-owned subsidiary. Please see “Prospectus Summary—Formation Transactions.”

$140 Million Shareholder Loan

On February 9, 2004, we entered into a $140 million unsecured credit facility with a corporation controlled by members of the Prokopiou Family. We used the proceeds from this facility to partially finance the construction costs of the vessels in our Initial Fleet and for working capital to fund general corporate purposes. This facility bore no interest, and was fully repaid in April 2012. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities.”

$30 Million Revolving Credit Facility

In connection with the closing of this offering, our Sponsor will provide us with a $30.0 million revolving credit to be used for general partnership purposes, including working capital. This revolving credit facility will have a term of five years and will bear interest at LIBOR plus a margin. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities.”

Cross Collateral Guarantee

Our $150 Million Clean Energy Credit Facility is partially secured by a first priority mortgage over a 2005-built panamax tanker, which is beneficially owned by members of the Prokopiou Family. We plan to repay this credit facility in full with the proceeds of our New Senior Secured Revolving Credit Facility. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities.”

Sponsor Guarantees

We have provided guarantees to the banks financing five of our Sponsor’s contracted newbuilding LNG carriers, the Yenisei River, the Lena River, the Clean Ocean, the Clean Planet and the Arctic Aurora, through our wholly-owned subsidiaries that own the vessels in our Initial Fleet. On October 31, 2013 and November 1, 2013 our Sponsor entered into binding commitments with its lenders to, among other things, release us from our obligations as guarantor effective upon the closing of this offering. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities.”

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of interest exist and may arise in the future as a result of the relationships between our General Partner and its affiliates, including Dynagas Holding Ltd., on the one hand, and us and our unaffiliated limited partners, on the other hand. Our General Partner has a fiduciary duty to make any decisions relating to our management in a manner beneficial to us and our unitholders. Similarly, our board of directors has fiduciary duties to manage us in a manner beneficial to us, our General Partner and our limited partners. Certain of our officers and directors will also be officers of our Sponsor or its affiliates and will have fiduciary duties to our Sponsor or its affiliates that may cause them to pursue business strategies that disproportionately benefit our Sponsor or its affiliates or which otherwise are not in the best interests of us or our unitholders. As a result of these relationships, conflicts of interest may arise between us and our unaffiliated limited partners on the one hand, and our Sponsor and its affiliates, including our General Partner, on the other hand. The resolution of these conflicts may not be in the best interest of us or our unitholders.

Our partnership affairs are governed by our Partnership Agreement and the Partnership Act. The provisions of the Partnership Act resemble provisions of the limited partnership laws of a number of states in the United States, most notably Delaware. We are not aware of any material difference in unitholder rights between the Partnership Act and the Delaware Revised Uniform Limited Partnership Act. The Partnership Act also provides that it is to be applied and construed to make it uniform with the Delaware Revised Uniform Limited Partnership Act and, so long as it does not conflict with the Partnership Act or decisions of the Marshall Islands courts, interpreted according to the non-statutory law or “case law” of the courts of the State of Delaware. There have been, however, few, if any, court cases in the Marshall Islands interpreting the Partnership Act, in contrast to Delaware, which has a fairly well-developed body of case law interpreting its limited partnership statute. Accordingly, we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in Delaware. For example, the rights of our unitholders and fiduciary responsibilities of our General Partner and its affiliates under Marshall Islands law are not as clearly established as under judicial precedent in existence in Delaware. Due to the less-developed nature of Marshall Islands law, our public unitholders may have more difficulty in protecting their interests or seeking remedies in the face of actions by our General Partner, its affiliates or our controlling unitholders than would unitholders of a limited partnership organized in the United States.

Our Partnership Agreement contains provisions that modify and limit the fiduciary duties of our General Partner and our directors to the unitholders under Marshall Islands law. Our Partnership Agreement also restricts the remedies available to unitholders for actions taken by our General Partner or our directors that, without those limitations, might constitute breaches of fiduciary duty.

Neither our General Partner nor our board of directors will be in breach of their obligations under the Partnership Agreement or their duties to us or the unitholders if the resolution of the conflict is:

•	approved by our conflicts committee, although neither our General Partner nor our board of directors are obligated to seek such approval;

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approved by the vote of a majority of the outstanding common units, excluding any common units owned by our General Partner or any of its affiliates, although neither our General Partner nor our board of directors is obligated to seek such approval;

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on terms no less favorable to us than those generally being provided to or available from unrelated third parties, but neither our General Partner nor our board of directors is required to obtain confirmation to such effect from an independent third party; or

•	fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

Our General Partner or our board of directors may, but are not required to, seek the approval of such resolution from the conflicts committee of our board of directors or from the common unitholders. If neither our

General Partner nor our board of directors seeks approval from the conflicts committee, and our board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, our board of directors, including the board members affected by the conflict, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. When our Partnership Agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires. See “Management—Management of Dynagas LNG Partners LP” for information about the composition and formation of the conflicts committee of our board of directors.

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our board of directors may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our board of directors regarding such matters as:

•	the amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	estimates of maintenance and replacement capital expenditures;

•	the issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our General Partner or our directors to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our General Partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	hastening the expiration of the subordination period.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our Partnership Agreement permits us to borrow funds, which would enable us to make this distribution on all outstanding units. See “How We Make Cash Distributions—Subordination Period.”

Our Partnership Agreement provides that we and our subsidiaries may borrow funds from our General Partner and its affiliates. Our General Partner and its affiliates may not borrow funds from us or our subsidiaries.

Neither our partnership agreement nor any other agreement requires our Sponsor to pursue a business strategy that favors us or utilizes our assets or dictates what markets to pursue or grow. Our Sponsor’s directors and executive officers have a fiduciary duty to make these decisions in the best interests of the shareholders of our Sponsor, which may be contrary to our interests.

Because we expect that certain of our officers and directors will also be officers of our Sponsor and its affiliates, such directors have fiduciary duties to our Sponsor and its affiliates that may cause them to pursue business strategies that disproportionately benefit our Sponsor, or which otherwise are not in the best interests of us or our unitholders.

Our General Partner is allowed to take into account the interests of parties other than us, such as our Sponsor

Our Partnership Agreement contains provisions that reduce the standards to which our General Partner would otherwise be held by Marshall Islands fiduciary duty law. For example, our Partnership Agreement permits our General Partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our General Partner. This entitles our General Partner to consider only the interests and factors that it desires, and it has no duty or obligations to give any consideration to any interest of or factors affecting us, our affiliates or any unitholder. Decisions made by our General Partner in its individual capacity will be made by its sole owner, Dynagas Holding Ltd. Specifically, our General Partner will be considered to be acting in its individual capacity if it exercises its call right, pre-emptive rights, registration rights or right to make a determination to receive common units in a resetting of the target distribution levels related to its incentive distribution rights, consents or withholds consent to any merger or consolidation of the partnership, appoints any directors or votes for the election of any director, votes or refrains from voting on amendments to our Partnership Agreement that require a vote of the outstanding units, voluntarily withdraws from the partnership, transfers (to the extent permitted under our Partnership Agreement) or refrains from transferring its units, General Partner interest or incentive distribution rights it owns or votes upon the dissolution of the partnership.

Certain of our officers face conflicts in the allocation of their time to our business.

Certain of our officers who perform executive officer functions for us are not required to work full-time on our affairs and also perform services for affiliates of our General Partner, including our Sponsor. The affiliates of our General Partner, including our Sponsor, conduct substantial businesses and activities of their own in which we have no economic interest. As a result, there could be material competition for the time and effort of our officers who also provide services to our General Partner’s affiliates, which could have a material adverse effect on our business, results of operations and financial condition.

We will reimburse our General Partner and its affiliates for expenses.

We will reimburse our General Partner and its affiliates for costs incurred, if any, in managing and operating us. Our Partnership Agreement provides that our General Partner will determine the expenses that are allocable to us in good faith. See “Certain Relationships and Related Party Transactions” and “Management—Reimbursement of Expenses of Our General Partner.”

Our General Partner intends to limit its liability regarding our obligations.

Our Partnership Agreement directs that liability of our General Partner for the contractual arrangements of the partnership are limited (to the maximum extent permitted under the law) so that the other party has recourse only to our assets and not against our General Partner or its assets or any affiliate of our General Partner or its assets. Our Partnership Agreement provides that any action taken by our General Partner or by our directors to limit the liability of our General Partner or our directors is not a breach of the fiduciary duties of our General Partner or our directors, even if we could have obtained terms that are more favorable without the limitation on liability.

Common unitholders will have no right to enforce obligations of our General Partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our General Partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our General Partner and its affiliates in our favor.

Contracts between us, on the one hand, and our General Partner and its affiliates, on the other, will not be the result of arm’s-length negotiations.

Neither our Partnership Agreement nor any of the other agreements, contracts and arrangements between us and our General Partner and its affiliates are or will be the result of arm’s-length negotiations. Our Partnership Agreement generally provides that any affiliated transaction, such as an agreement, contract or arrangement between us and our General Partner and its affiliates, must be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

Our Manager, which will provide certain management and administrative services to us, may also enter into additional contractual arrangements with any of its affiliates on our behalf; however, there is no obligation of any affiliate of our Manager to enter into any contracts of this kind.

Common units are subject to our General Partner’s limited call right.

Our General Partner may exercise its right to call and purchase common units as provided in the Partnership Agreement or assign this right to one of its affiliates or to us. Our General Partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. Our General Partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right. As a result, a common unitholder may have common units purchased from the unitholder at an undesirable time or price. See “The Partnership Agreement—Limited Call Right.”

We may choose not to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our board of directors. Attorneys, independent accountants and others who perform services for us are selected by our board of directors or the conflicts committee and may perform services for our General Partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our General Partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Our General Partner’s affiliates, including our Sponsor, may compete with us.

Our Partnership Agreement provides that our General Partner will be restricted from engaging in any business activities other than acting as our General Partner and those activities incidental to its ownership of interests in us. In addition, our Partnership Agreement provides that our General Partner, for so long as it is General Partner of our partnership, will cause its affiliates not to engage in, by acquisition or otherwise, the businesses described above under the caption “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement—Noncompetition.” Similarly, under the Omnibus Agreement, our Sponsor will agree and will cause its affiliates to agree, for so long as it controls our partnership, not to engage in the businesses described above under the caption “Certain Relationships and Related Party Transactions—Agreements Governing the Transactions—Omnibus Agreement—Noncompetition.” Except as provided in our Partnership Agreement and the Omnibus Agreement, affiliates of our General Partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

Fiduciary Duties

Our General Partner and its affiliates are accountable to us and our unitholders as fiduciaries. Fiduciary duties owed to unitholders by our General Partner and its affiliates are prescribed by law and the Partnership Agreement. The Partnership Act provides that Marshall Islands partnerships may, in their Partnership Agreements, restrict or expand the fiduciary duties owed by our General Partner and its affiliates to the limited partners and the partnership. Our directors are subject to the same fiduciary duties as our General Partner, as restricted or expanded by the Partnership Agreement.

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Our Partnership Agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by our General Partner or by our directors. We have adopted these provisions to allow our General Partner and our directors to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our officers and directors have fiduciary duties to our Sponsor, as well as to you. These modifications disadvantage the common unitholders because they restrict the rights and remedies that would otherwise be available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of:

•	the fiduciary duties imposed on our General Partner and our directors by the Partnership Act;

•	material modifications of these duties contained in our Partnership Agreement; and

•	certain rights and remedies of unitholders contained in the Partnership Act.

Marshall Islands law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a Partnership Agreement providing otherwise, would generally require a General Partner and the directors of a Marshall Islands limited partnership to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a Partnership Agreement providing otherwise, would generally prohibit a General Partner or the directors of a Marshall Islands limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

Partnership Agreement modified standards	Our Partnership Agreement contains provisions that waive or consent to conduct by our General Partner and its affiliates and our directors that might otherwise raise issues as to compliance with fiduciary duties under the laws of the Marshall Islands. For example, our Partnership Agreement provides that when our General Partner is acting in its capacity as our General Partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under the laws of the Marshall Islands. In addition, when our General Partner is acting in its individual capacity, as opposed to in its capacity as our General Partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our General Partner and our board of directors would otherwise be held. Our Partnership Agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by our conflicts committee of our board of directors must be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our board of directors does not seek approval from the conflicts committee, and our board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, our board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our board of directors would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our General Partner and our directors, our Partnership Agreement further provides that our General Partner and our officers and directors, will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our General Partner or our officers or directors engaged in actual fraud or willful misconduct.

Rights and remedies of unitholders	The provisions of the Partnership Act resemble the provisions of the limited partnership act of Delaware. For example, like Delaware, the Partnership Act favors the principles of freedom of contract and enforceability of Partnership Agreements and allows the Partnership Agreement to contain terms governing the rights of the unitholders. The rights of our unitholders, including voting and approval rights and our ability to issue additional units, are governed by the terms of our Partnership Agreement. See “The Partnership Agreement.”

As to remedies of unitholders, the Partnership Act permits a limited partner to institute legal action on behalf of the partnership to recover damages from a third party where a General Partner or a board of directors has refused to institute the action or where an effort to cause a General Partner or a board of directors to do so is not likely to succeed. These actions include actions against a General Partner for breach of its fiduciary duties or of the Partnership Agreement.

In becoming one of our limited partners, a common unitholder effectively agrees to be bound by the provisions in the Partnership Agreement, including the provisions discussed above. The failure of a limited partner or transferee to sign a Partnership Agreement does not render the Partnership Agreement unenforceable against that person.

Under the Partnership Agreement, we must indemnify our General Partner and our directors and officers to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our General Partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these person engaged in actual fraud or willful misconduct. We also must provide this indemnification for criminal proceedings when our General Partner or these other persons acted with no reasonable cause to believe that their conduct was unlawful. Thus, our General Partner and our directors and officers could be indemnified for their negligent acts if they met the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable. See “The Partnership Agreement—Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights and privileges available to limited partners under our Partnership Agreement. For a description of the relative rights and privileges of holders of common units and subordinated units in and to partnership distributions, see this section and “How We Make Cash Distributions.” For a description of the rights and privileges of limited partners under our Partnership Agreement, including voting rights, see “The Partnership Agreement.”

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, we may, at the direction of our board of directors, act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our Partnership Agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our Partnership Agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our Partnership Agreement; and

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gives the consents and approvals contained in our Partnership Agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our General Partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Please see “How we make Cash Distributions” for descriptions of the General Partner Interest and the Incentive Distribution Rights.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our Partnership Agreement. The form of our Partnership Agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our Partnership Agreement upon request at no charge.

We summarize the following provisions of our Partnership Agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, see “How We Make Cash Distributions;”

•	with regard to the fiduciary duties of our General Partner and our directors, see “Conflicts of Interest and Fiduciary Duties;” and

•	with regard to the transfer of common units, see “Description of the Common Units—Transfer of Common Units.”

Organization and Duration

We were organized on May 30, 2013 and have perpetual existence.

Purpose

Our purpose under the Partnership Agreement is to engage in any business activities that may lawfully be engaged in by a limited partnership pursuant to the Partnership Act.

Although our board of directors has the ability to cause us or our subsidiaries to engage in activities other than liquefied natural gas shipping industry and other maritime LNG infrastructure assets, it has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our General Partner has delegated to our board of directors the authority to oversee and direct our operations, management and policies on an exclusive basis.

Cash Distributions

Our Partnership Agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership interests, including to the holders of our incentive distribution rights, as well as to our General Partner in respect of its General Partner interest. For a description of these cash distribution provisions, see “How We Make Cash Distributions.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” For a discussion of our General Partner’s right to contribute capital to maintain its 0.1% General Partner interest if we issue additional units, see “—Issuance of Additional Securities.”

Voting Rights

The following is a summary of the unitholder vote required for the approval of the matters specified below. Matters that require the approval of a “unit majority” require:

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during the subordination period, the approval of a majority of the common units, excluding those common units held by our General Partner and its affiliates, voting as a class; and a majority of the subordinated units voting as a single class; and

•	after the subordination period, the approval of a majority of the common units voting as a single class.

In voting their common units and subordinated units our General Partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. However, to preserve our ability to be exempt from U.S. federal income tax under Section 883 of the Code, if at any time, any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board), determining the presence of a quorum or for other similar purposes under our Partnership Agreement, unless otherwise required by law. The voting rights of any such unitholders in excess of 4.9% will effectively be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our General Partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors.

We will hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Our General Partner has the right to appoint two of the five members of our board of directors with the remaining three directors being elected by our common unitholders beginning with our 2014 annual meeting of unitholders. Subordinated units will not be voted in the election of the three directors elected by our common unitholders.

Action	Unitholder Approval Required and Voting Rights
Issuance of additional units	No approval rights; board of directors approval required for all issuances, which may have a material adverse impact on the General Partner or its interest in our partnership.

Amendment of the Partnership Agreement	Certain amendments may be made by our board of directors without the approval of the unitholders. Other amendments generally require the approval of a unit majority. See “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority and approval of our General Partner and our board of directors. See “—Merger, Sale, Conversion or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority and approval of our General Partner and our board of directors. See “—Termination and Dissolution.”

Reconstitution of our partnership upon dissolution	Unit majority. See “—Termination and Dissolution.”

Action	Unitholder Approval Required and Voting Rights
Election of three of the five members of our board of directors	A plurality of the votes of the holders of the common units.

Withdrawal of our General Partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our General Partner and its affiliates, is required for the withdrawal of our General Partner prior to December 31, 2023 in a manner which would cause a dissolution of our partnership. See “—Withdrawal or Removal of our General Partner.”

Action	Unitholder Approval Required and Voting Rights
Removal of our General Partner	Not less than 66 2/3% of the outstanding units, including units held by our General Partner and its affiliates, voting together as a single class. See “—Withdrawal or Removal of our General Partner.”

Transfer of our General Partner interest in us	Our General Partner may transfer all, but not less than all, of its General Partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to such person. The approval of a majority of the common units, excluding common units held by our General Partner and its affiliates, is required in other circumstances for a transfer of the General Partner interest to a third party prior to December 31, 2023. See “—Transfer of General Partner Interest” below.

Transfer of incentive distribution rights	Except for transfers to an affiliate or another person as part of the General Partner’s merger or consolidation with or into, or sale of all or substantially all of its assets to such person, the approval of a majority of the common units, excluding common units held by our General Partner and its affiliates, voting separately as a class, is required in most circumstances for a transfer of the incentive distribution rights to a third party prior to December 31, 2016. See “—Transfer of Incentive Distribution Rights.”

Transfer of ownership interests in our General Partner	No approval required at any time. See “—Transfer of Ownership Interests in General Partner.”

Applicable Law, Forum, Venue and Jurisdiction

Our Partnership Agreement is governed by the Partnership Act. Our Partnership Agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to the Partnership Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the Partnership Agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our General Partner, or owed by our General Partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Partnership Act; and

•	asserting a claim governed by the internal affairs doctrine.

shall be exclusively brought in the Court of Chancery of the State of Delaware, unless otherwise provided for by Marshall Islands law, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, unless otherwise provided for by Marshall Islands law, in connection with any such claims, suits, actions or proceedings; however, a court could rule that such provisions are inapplicable or unenforceable. Any person or entity purchasing or otherwise acquiring any interest in our common units shall be deemed to have notice of and to have consented to the provisions described above. This forum selection provision may limit our unitholders’ ability to obtain a judicial forum that they find favorable for disputes with us or our directors, officers or other employees or unitholders.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Partnership Act and that he otherwise acts in conformity with the provisions of our Partnership Agreement, his liability under the Partnership Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our General Partner;

•	to elect three of our five directors;

•	to approve some amendments to our Partnership Agreement; or

•	to take other action under our Partnership Agreement:

constituted “participation in the control” of our business for the purposes of the Partnership Act, then the limited partners could be held personally liable for our obligations under the laws of Marshall Islands, to the same extent as our General Partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a General Partner. Neither our Partnership Agreement nor the Partnership Act specifically provides for legal recourse against our General Partner if a limited partner were to lose limited liability through any fault of our General Partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Marshall Islands case law.

Under the Partnership Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Partnership Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Partnership Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Partnership Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Partnership Act, a purchaser of units who becomes a limited partner of a limited partnership is liable for the obligations of the transferor to make contributions to the partnership, except that the transferee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the Partnership Agreement.

Maintenance of our limited liability may require compliance with legal requirements in the jurisdictions in which our subsidiaries conduct business, which may include qualifying to do business in those jurisdictions. Limitations on the liability of limited partners for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If, by virtue of our membership interest in an operating subsidiary or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve some amendments to the Partnership Agreement, or to take other action under the Partnership Agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our General Partner under the circumstances. We will operate in a manner that our board of directors considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

The Partnership Agreement authorizes us to issue an unlimited amount of additional partnership interests and rights to buy partnership interests for the consideration and on the terms and conditions determined by our board of directors without the approval of the unitholders. However, our General Partner will be required to approve all issuances of additional partnership interests, which may have a material adverse impact on the General Partner or its interest in us.

We intend to fund acquisitions through borrowings and the issuance of additional common units or other equity securities and the issuance of debt securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other equity securities interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Marshall Islands law and the provisions of our Partnership Agreement, we may also issue additional partnership interests that, as determined by our board of directors, have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership interests (other than the issuance of common units upon exercise of the underwriters’ over-allotment option, the issuance of common units in connection with a reset of the incentive distribution target levels or the issuance of partnership interests upon conversion of outstanding partnership interests), our General Partner will have the right, but not the obligation, to make additional capital contributions to the extent necessary to maintain its 0.1% General Partner interest in us. Our General Partner’s interest in us will thus be reduced if we issue additional partnership interests in the future and our General Partner does not elect to maintain its 0.1% General Partner interest in us. Our General Partner and its affiliates will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our General Partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest, including its interest represented by common units and subordinated units, that existed immediately prior to each issuance. Other holders of common units will not have similar preemptive rights to acquire additional common units or other partnership interests.

Tax Status

The Partnership Agreement provides that the partnership will elect to be treated as a corporation for U.S. federal income tax purposes.

Amendment of the Partnership Agreement

General

Amendments to our Partnership Agreement may be proposed only by or with consent of a majority of our board of directors. However, our board of directors will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, approval of our board of directors is required, as well as written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as we describe below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

(1)	increase the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

(2)	increase the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our General Partner or any of its affiliates without the consent of the General Partner, which may be given or withheld at its option;

(3)	change the term of our partnership;

(4)	provide that our partnership is not dissolved upon an election to dissolve our partnership by our General Partner and our board of directors that is approved by the holders of a unit majority; or

(5)	give any person the right to dissolve our partnership other than the right of our General Partner and our board of directors to dissolve our partnership with the approval of the holders of a unit majority.

The provision of our Partnership Agreement preventing the amendments having the effects described in clauses (1) through (5) above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our General Partner and its affiliates). Upon completion of this offering, the owner of our General Partner will own 58.3% of our outstanding common and subordinated units, assuming no exercise of the underwriters’ over-allotment option to purchase additional common units.

No Unitholder Approval

Our board of directors may generally make amendments to our Partnership Agreement without the approval of any limited partner to reflect:

(1)	a change in our name, the location of our principal place of business, our registered agent or our registered office;

(2)	the admission, substitution, withdrawal or removal of partners in accordance with our Partnership Agreement;

(3)	a change that our board of directors determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any jurisdiction;

(4)	an amendment that is necessary, upon the advice of our counsel, to prevent us or our officers or directors or our General Partner or their or its agents, or trustees from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, the U.S. Investment Advisors Act of 1940, or plan asset regulations adopted under the U.S. Employee Retirement Income Security Act of 1974 (or ERISA) whether or not substantially similar to plan asset regulations currently applied or proposed;

(5)	an amendment that our board of directors determines to be necessary or appropriate for the authorization of additional partnership interests or rights to acquire partnership interests, including any amendment that our board of directors determines is necessary or appropriate in connection with:

•

the adjustments of the minimum quarterly distribution, first target distribution, second target distribution and third target distribution in connection with the reset of our incentive distribution rights as described under “How We Make Cash Distributions—General Partner’s Right to Reset Incentive Distribution Levels;”

•	the implementation of the provisions relating to our General Partner’s right to reset the incentive distribution rights in exchange for common units; or

•

any modification of the incentive distribution rights made in connection with the issuance of additional partnership interests or rights to acquire partnership interests, provided that, any such modifications and related issuance of partnership interests have received approval by a majority of the members of the conflicts committee of our board of directors;

(6)	any amendment expressly permitted in the Partnership Agreement to be made by our board of directors acting alone;

(7)	an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of the Partnership Agreement;

(8)	any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the Partnership Agreement;

(9)	a change in our fiscal year or taxable year and related changes;

(10)	certain mergers or conveyances as set forth in our Partnership Agreement;

(11)	to cure any ambiguity, defect or inconsistency; or

(12)	any other amendments substantially similar to any of the matters described in (1) through (11) above.

In addition, our board of directors may make amendments to the Partnership Agreement without the approval of any limited partner or our General Partner if our board of directors determines that those amendments:

(1)	do not adversely affect the limited partners (or any particular class of limited partners) or our General Partner in any material respect;

(2)	are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority or statute;

(3)	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

(4)	are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of units under the provisions of the Partnership Agreement; or

(5)	are required to effect the intent expressed in this prospectus or the intent of the provisions of the Partnership Agreement or are otherwise contemplated by the Partnership Agreement.

Opinion of Counsel and Unitholder Approval

Our board of directors will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under “Amendment of the Partnership Agreement—No Unitholder Approval” should occur. No other amendments to our Partnership

Agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or privileges of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Action Relating to the Operating Subsidiary

We effectively control, manage and operate our operating subsidiary by being the sole member of its general partner.

Merger, Sale, Conversion or Other Disposition of Assets

A merger or consolidation of us requires the approval of our board of directors and the prior consent of our General Partner. However, to the fullest extent permitted by law, our General Partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In addition, our Partnership Agreement generally prohibits our board of directors, without the prior approval of our General Partner and the holders of units representing a unit majority, from causing us to, among other things, sell, exchange, or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation, or other combination, or approving on our behalf the sale, exchange, or other disposition of all or substantially all of the assets of our subsidiaries taken as a whole. Our board of directors may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without the prior approval of the holders of units representing a unit majority. Our General Partner and our board of directors may also determine to sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without the approval of the holders of units representing a unit majority.

Our Board of Directors is permitted, without the approval of our unitholders, to convert the Company or any of its subsidiaries into a new limited liability entity, to merge the Company or any of its subsidiaries into, or convey all of the Company’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company or any of its subsidiaries if (i) the Board of Directors has received an opinion from the Company’s counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any limited partner, (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity, and (iii) the governing instruments of the new entity provide the limited partners, the General Partner and the Board of Directors with the same rights and obligations as are herein contained.

If conditions specified in our Partnership Agreement are satisfied, our board of directors, with the consent of our General Partner, may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under our Partnership Agreement or applicable law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets, or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated or converted under our Partnership Agreement. We will dissolve upon:

(1)	the election of our General Partner and our board of directors to dissolve us, if approved by the holders of units representing a unit majority;

(2)	at any time there are no limited partners, unless we continue without dissolution in accordance with the Partnership Act;

(3)	the entry of a decree of judicial dissolution of us; or

(4)	the withdrawal or removal of our General Partner or any other event that results in its ceasing to be our General Partner other than by reason of a transfer of its General Partner interest in accordance with the Partnership Agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4), the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the Partnership Agreement by appointing as General Partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our board of directors that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as provided in “How We Make Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of our General Partner

Except as described below, it will constitute a breach of our Partnership Agreement by our General Partner to withdraw voluntarily as our General Partner prior to December 31, 2023 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our General Partner and its affiliates, and furnishing an opinion of counsel regarding limited liability. On or after December 31, 2023, our General Partner may withdraw as General Partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the Partnership Agreement. Notwithstanding the foregoing, our General Partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our General Partner and its affiliates. In addition, the Partnership Agreement permits our General Partner in some instances to sell or otherwise transfer all of its General Partner interest in us without the approval of the unitholders. See “—Transfer of General Partner Interest” and “—Transfer of Incentive Distribution Rights.”

Upon withdrawal of our General Partner under any circumstances, other than as a result of a transfer by our General Partner of all or a part of its General Partner interest in us, the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, may select a successor to that withdrawing General Partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. See “—Termination and Dissolution.”

Our General Partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding common and subordinated units, including units held by our General Partner and its affiliates, voting together as a single class, and we receive an opinion of counsel regarding limited liability. The ownership of more than 33 1/3% of the outstanding units by our General Partner and its affiliates or controlling our board of directors would provide the practical ability to prevent our General Partner’s removal. At the closing of this offering, our General Partner and its affiliates will own % of the outstanding common and subordinated units, assuming no exercise of the over-allotment option. Any removal of our General Partner is also subject to the successor general partner being approved by the vote of the holders of a majority of the outstanding common units and subordinated units, voting as a single class.

Our Partnership Agreement also provides that if our General Partner is removed as our General Partner under circumstances where cause does not exist and units held by our General Partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•

our General Partner will have the right to convert its General Partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

In the event of removal of our General Partner under circumstances where cause exists or withdrawal of our General Partner where that withdrawal violates the Partnership Agreement, a successor general partner will have the option to purchase the General Partner interest and incentive distribution rights owned by the departing General Partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our General Partner withdraws or is removed by the limited partners, the departing General Partner will have the option to require the successor general partner to purchase the General Partner interest of the departing General Partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing General Partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing General Partner and the successor general partner will determine the fair market value. Or, if the departing General Partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing General Partner or the successor general partner, the departing General Partner’s General Partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing General Partner for all amounts due the departing General Partner, including, without limitation, any employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing General Partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for the transfer by our General Partner of all, but not less than all, of its General Partner interest in us to:

•	an affiliate of our General Partner (other than an individual); or

•

another entity as part of the merger or consolidation of our General Partner with or into another entity or the transfer by our General Partner of all or substantially all of its assets to another entity.

Our General Partner may not transfer all or any part of its General Partner interest in us to another person prior to December 31, 2023 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our General Partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of the General Partner, agree to be bound by the provisions of the Partnership Agreement and furnish an opinion of counsel regarding limited liability.

Our General Partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in General Partner

At any time, the members of our General Partner may sell or transfer all or part of their respective membership interests in our General Partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

Our General Partner or its affiliates or a subsequent holder, may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, or sale of all or substantially all of its assets to that entity without the prior approval of the unitholders. Prior to December 31, 2016, all other transfers of the incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by our General Partner and its affiliates. On or after December 31, 2016, the incentive distribution rights may be transferred without unitholder approval.

Change of Management Provisions

The Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Dynagas GP LLC as our General Partner or otherwise change management. If any person or group acquires beneficial ownership of more than 4.9% of any class of units then outstanding, that person or group loses voting rights on all of its units in excess of 4.9% of all such units. Our General Partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors.

The Partnership Agreement also provides that if our General Partner is removed under circumstances where cause does not exist and units held by our General Partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our General Partner will have the right to convert its General Partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests

Limited Call Right

If at any time our General Partner and its affiliates hold more than 80% of the then-issued and outstanding partnership interests of any class, our General Partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining partnership interests of the class held by unaffiliated persons as of a record date to be selected by the General Partner, on at least 10 but not more than 60 days’ notice equal to the greater of (x) the average of the daily closing prices of the partnership interests of such class over the 20 trading days preceding the date three days before the notice of exercise of the call right is first mailed and (y) the highest price paid by our General Partner or any of its affiliates for partnership interests of such class during the 90-day period preceding the date such notice is first mailed. Our General Partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon the exercise of this limited call right and has no fiduciary duty in determining whether to exercise this limited call right.

As a result of the General Partner’s right to purchase outstanding partnership interests, a holder of partnership interests may have the holder’s partnership interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of common units in the market. See “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Sale, Exchange or Other Disposition of Common Units” and “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Non-U.S. Holders—Disposition of Units.”

At the completion of this offering and assuming no exercise of the underwriters’ over-allotment option, our Sponsor will own 16.6% of our common units. At the end of the subordination period, assuming no additional issuances of common units, no exercise of the underwriters’ over-allotment option and conversion of all of our subordinated units into common units, Dynagas Holding will own 58.3% of our common units.

Board of Directors

Under our Partnership Agreement, our General Partner has delegated to our board of directors the authority to oversee and direct our operations, policies and management on an exclusive basis, and such delegation will be binding on any successor general partner of the partnership. Our current board of directors consists of five members appointed by our General Partner. We expect that Messrs. Levon Dedegian, Alexios Rodopoulos and Evangelos Vlahoulis will satisfy the independence standards as applicable to us. Following our first annual meeting of unitholders, our board will consist of five members, two of whom will be appointed by our General Partner in its sole discretion and three of whom will be elected by our common unitholders. Directors appointed by our General Partner will serve as directors for terms determined by our General Partner. Directors elected by our common unitholders are divided into three classes serving staggered three-year terms. Three of the five directors initially appointed by our General Partner will serve until our annual meeting in 2014, at which time they will be replaced by three directors elected by our common unitholders. One of the three directors elected by our common unitholders will be designated as the Class I elected director and will serve until our annual meeting of unitholders in 2015, another of the three directors will be designated as the Class II elected director and will serve until our annual meeting of unitholders in 2016, and the remaining director will be designated as the Class III elected director and will serve until our annual meeting of unitholders in 2017. At each subsequent annual meeting of unitholders, directors will be elected to succeed the class of directors whose terms have expired by a plurality of the votes of the common unitholders. Directors to be elected by our common unitholders will be nominated by the board of directors or by any limited partner or group of limited partners that holds at least 15% of the outstanding common units.

In addition, any limited partner or group of limited partners that holds beneficially 15% or more of the outstanding common units is entitled to nominate one or more individuals to stand for election as elected board members at the annual meeting by providing written notice to our board of directors not more than 120 days nor less than 90 days prior to the meeting. However, if the date of the annual meeting is not publicly announced by us at least 100 days prior to the date of the meeting, the notice must be delivered to our board of directors not later than 10 days following the public announcement of the meeting date. The notice must set forth:

•	the name and address of the limited partner or limited partners making the nomination or nominations;

•	the number of common units beneficially owned by the limited partner or limited partners;

•	the information regarding the nominee(s) proposed by the limited partner or limited partners;

•	the written consent of the nominee(s) to serve as a member of our board of directors if so elected; and

•	a certification that the nominee(s) qualify as elected board members.

Our General Partner may remove an appointed board member with or without cause at any time. “Cause” generally means a court’s finding a person liable for actual fraud or willful misconduct in his or its capacity as a director. Any and all of the board members may be removed at any time for cause by the affirmative vote of a majority of the other board members. Any and all of the board members appointed by our General Partner may be removed for cause at a properly called meeting of the limited partners by a majority vote of the outstanding units, voting as a single class. If any appointed board member is removed, resigns or is otherwise unable to serve as a board member, our General Partner may fill the vacancy. Any and all of the board members elected by the common unitholders may be removed for cause at a properly called meeting of the limited partners by a majority vote of the outstanding common units. If any elected board member is removed, resigns or is otherwise unable to serve as a board member, the vacancy may be filled by a majority of the other elected board members then serving.

Meetings, Voting

Except as described below regarding a person or group owning more than 4.9% of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

We will hold a meeting of the limited partners every year to elect one or more members of our board of directors and to vote on any other matters that are properly brought before the meeting. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our board of directors or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit may vote according to the holder’s percentage interest in us, although additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Securities.” However, to preserve our ability to be exempt from U.S. federal income tax under Section 883 of the Code, if at any time any person or group acquires, in the aggregate, beneficial ownership of more than 4.9% of all units then outstanding, that person or group will lose voting rights on all of its units in excess of 4.9% of all such units and those units in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to our board), determining the presence of a quorum, or for other similar purposes. The voting rights of any such unitholders in excess of 4.9% will effectively be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. Our General Partner, its affiliates and persons who acquired common units with the prior approval of our board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as the Partnership Agreement otherwise provides, subordinated units will vote together with common units as a single class.

Any notice, demand, request report, or proxy material required or permitted to be given or made to record holders of common units under the Partnership Agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

Except as described above under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions. By transfer of common units in accordance with our Partnership Agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records.

Indemnification

Under the Partnership Agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our General Partner;

•	any departing General Partner;

•	any person who is or was an affiliate of our General Partner or any departing General Partner;

•	any person who is or was an officer, director, member, fiduciary or trustee of any entity described in (1), (2) or (3) above;

•	any person who is or was serving as a director, officer, member, fiduciary or trustee of another person at the request of our board of directors, our General Partner or any departing General Partner;

•	any person designated by our board of directors;

•	our officers; and

•	the members of our board of directors.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our General Partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the Partnership Agreement.

Reimbursement of Expenses

Our Partnership Agreement requires us to reimburse the members of our board of directors for their out-of-pocket costs and expenses incurred in the course of their service to us. Our Partnership Agreement also requires us to reimburse our General Partner for all expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our General Partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf, and expenses allocated to us or our General Partner by our board of directors.

Books and Reports

Our General Partner is required to keep appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent chartered accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

Right to Inspect Our Books and Records

The Partnership Agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at the limited partner’s own expense, have furnished to the limited partner:

•	a current list of the name and last known address of each partner;

•

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of the Partnership Agreement, the certificate of limited partnership of the partnership, and related amendments;

•	information regarding the status of our business and financial position; and

•	any other information regarding our affairs as is just and reasonable.

Our board of directors may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our board of directors believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under the Partnership Agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws, subject to applicable law, including the regulations of the SEC, any common units proposed to be sold by our Sponsor or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available or advisable. These registration rights continue for two years following any withdrawal or removal of Dynagas GP LLC as our General Partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. In connection with these registration rights, we will not be required to pay any damages or penalties related to any delay or failure to file a registration statement or to the failure to cause a registration statement to become effective. See “Units Eligible for Future Sale.”

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered by this prospectus, our Sponsor and its affiliates will hold an aggregate of 2,485,000 common units and 14,985,000 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act. However, any common units held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act pursuant to Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of ours to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the class of securities outstanding; or

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned common units for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions, and notice requirements of Rule 144.

Our Partnership Agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. See “The Partnership Agreement—Issuance of Additional Securities.”

Under our Partnership Agreement, our Sponsor and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any common units that they hold. Subject to the terms and conditions of the Partnership Agreement, these registration rights allow our Sponsor and its affiliates or their assignees holding any common units to require registration of any of these common units and to include any of these common units in a registration by us of other common units, including common units offered by us or by any unitholder. Our Sponsor and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as our General Partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions and transfer taxes. Except as described below, our Sponsor and its affiliates may sell their common units in private transactions at any time, subject to compliance with applicable laws.

We, our directors and executive officers, our subsidiaries, our Sponsor and its affiliates and our General Partner and its affiliates have agreed not to sell any common units for a period of 180 days from the date of this prospectus, subject to certain exceptions and extensions. See “Underwriters” for a description of these lock-up provisions.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material United States federal income tax considerations that may be relevant to prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Seward & Kissel LLP, our United States counsel, insofar as it contains legal conclusions with respect to matters of United States federal income tax law. The opinion of our counsel is dependent on the accuracy of factual representations made by us to them, including descriptions of our operations contained herein.

This discussion is based upon provisions of the Code, Treasury Regulations, and current administrative rulings and court decisions, all as in effect or existence on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences of unit ownership to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Dynagas LNG Partners LP.

The following discussion applies only to beneficial owners of common units that own the common units as “capital assets” within the meaning of Section 1221 of the Code (i.e., generally, for investment purposes) and is not intended to be applicable to all categories of investors, such as unitholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, retirement plans or individual retirement accounts or former citizens or long-term residents of the United States), persons who own 10% or more of our units (directly, indirectly or constructively), persons who will hold the units as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for United States federal income tax purposes, or persons that have a functional currency other than the United States dollar, each of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership or other entity classified as a partnership for United States federal income tax purposes holds our common units, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common units, you are encouraged to consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. The opinions and statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

This discussion does not contain information regarding any United States state or local, estate, gift or alternative minimum tax considerations concerning the ownership or disposition of common units. This discussion does not comment on all aspects of United States federal income taxation that may be important to particular unitholders in light of their individual circumstances, and each prospective unitholder is urged to consult its own tax advisor regarding the United States federal, state, local and other tax consequences of the ownership or disposition of common units.

Election to be Treated as a Corporation

We have elected to be treated as a corporation for United States federal income tax purposes. As a result, we will be subject to United States federal income tax to the extent we earn income from United States sources or income that is treated as effectively connected with the conduct of a trade or business in the United States unless such income is exempt from tax under an applicable tax treaty or Section 883 of the Code. In addition, among other things, United States Holders (as defined below) will not directly be subject to United States federal income tax on our income, but rather will be subject to United States federal income tax on distributions received from us and dispositions of units as described below.

United States Federal Income Taxation of Our Company

Taxation of Operating Income: In General

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint venture, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as “U.S.-source shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted by law to engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

In the absence of exemption from tax under Section 883, our gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 of the Code, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:

•	we are organized in a foreign country (our “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

either

•

more than 50% of the value of our units is owned, directly or indirectly, by individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, which we refer to as the “50% Ownership Test,” or

•

our units are “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States, which we refer to as the “Publicly-Traded Test.”

The Marshall Islands, the jurisdiction where we and our ship-owning subsidiaries are incorporated, grants an “equivalent exemption” to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test. For taxable years prior to this offering, we believe that the 50% Ownership Test will be satisfied. After this offering, it may be difficult for us to satisfy the 50% Ownership Test due to the widely-held ownership of our stock. Our ability to satisfy the Publicly-Traded Test is discussed below.

The regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Upon completion of our offering, we anticipate that our common units will be “primarily traded” on Nasdaq Global Select Market.

Under the regulations, our units will be considered to be “regularly traded” on an established securities market if one or more classes of our units representing more than 50% or more of our outstanding units, by total combined voting power of all classes of units entitled to vote and total value, is listed on the market which we refer to as the listing threshold. Since our common units, which represent more than 50% of our outstanding units, will be listed on Nasdaq Global Select Market, we will satisfy the listing requirement.

It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or  1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe we will satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if, as we expect to be the case with our common units, such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the regulations provide, in pertinent part, our common units will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the our outstanding common units are owned, actually or constructively under specified attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of our common units, which we refer to as the “5 Percent Override Rule.”

For purposes of being able to determine the persons who own 5% or more of our common units, or “5% Unitholders,” the regulations permit us to rely on Schedule 13G and Schedule 13D filings with the SEC to identify persons who have a 5% or more beneficial interest in our common units. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Unitholder for such purposes.

After the offering, we anticipate that our 5% Unitholders will not own 50% or more of our common units. Therefore, we do not expect to be subject to the 5% Override Rule. However, if our 5% Unitholders were to come to own 50% or more of our common units, then we would not qualify for exemption under Section 883 unless we could establish that among the closely-held group of 5% Unitholders, there are sufficient 5% Unitholders that are qualified stockholders for purposes of Section 883 to preclude non-qualified 5% Unitholders in the closely-held group from owning 50% or more of our common units for more than half the number of days during the taxable year. In order to establish this, sufficient 5% Unitholders that are qualified stockholders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified stockholders. These requirements are onerous and there can be no assurance that we would be able to satisfy them.

Taxation In Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our U.S.-source shipping income, to the extent not considered to be “effectively connected” with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from United States sources, the maximum effective rate of United States federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S.-source shipping income is considered to be “effectively connected” with the conduct of a United States trade or business, as described below, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% “branch profits” taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its United States trade or business.

Our U.S.-source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•

substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S.-source shipping income will be “effectively connected” with the conduct of a United States trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our common units that owns (actually or constructively) less than 10% of our equity and that is:

•	an individual citizen or resident of the United States (as determined for United States federal income tax purposes),

•	a corporation (or other entity that is classified as a corporation for United States federal income tax purposes) organized under the laws of the United States or any of its political subdivisions,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•

a trust if (i) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

Distributions

Subject to the discussion below of the rules applicable to PFICs, any distributions to a U.S. Holder made by us with respect to our common units generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common units and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions they receive from us because we are not a United States corporation. Dividends received with respect to our common units generally will be treated as “passive category income” for purposes of computing allowable foreign tax credits for United States federal income tax purposes.

Dividends received with respect to our common units by a U.S. Holder that is an individual, trust or estate (or a U.S. Individual Holder) generally will be treated as “qualified dividend income” that is taxable to such U.S. Individual Holder at preferential capital gain tax rates provided that: (i) our common units are readily tradable on an established securities market in the United States (such as the Nasdaq Global Select Market on which we expect our common units to be traded); (ii) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be, as discussed below under “—PFIC Status and Significant Tax Consequences”); (iii) the U.S. Individual Holder has owned the common units for more than 60 days during the 121-day period beginning 60 days before the date on which the common units become ex-dividend (and has not entered into certain risk limiting transactions with respect to such common units); and (iv) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our common units will be eligible for these preferential rates in the hands of a U.S. Individual Holder, and any dividends paid on our common units that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Special rules may apply to any amounts received in respect of our common units that are treated as “extraordinary dividends.” In general, an extraordinary dividend is a dividend with respect to a common unit that is equal to or in excess of 10% of a unitholder’s adjusted tax basis (or fair market value upon the unitholder’s election) in such common unit. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a unitholder’s adjusted tax basis (or fair market value). If we pay an “extraordinary dividend” on our common units that is treated as “qualified dividend income,” then any loss recognized by a U.S. Individual Holder from the sale or exchange of such common units will be treated as long-term capital loss to the extent of the amount of such dividend.

Ratio of Dividend Income to Distributions

We will compute our earnings and profits for each taxable year in accordance with United States federal income tax principles. We estimate that approximately 100% of the total cash distributions received by a purchaser of common units in this offering that holds such common units through December 31, 2016 will constitute dividend income. The remaining portion of these distributions, determined on a cumulative basis, will be treated first as a nontaxable return of capital to the extent of the purchaser’s tax basis in its common units and thereafter as capital gain. These estimates are based upon the assumption that we will pay the minimum quarterly distribution of $0.365 per unit on our common units during the referenced period and on other assumptions with respect to our earnings, capital expenditures and cash flow for this period. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties that are beyond our control. Further, these estimates are based on current United States federal income tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of total cash distributions that will constitute dividend income could be higher or lower, and any differences could be material or could materially affect the value of the common units.

Sale, Exchange or Other Disposition of Common Units

Subject to the discussion of PFIC status below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our units in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s adjusted tax basis in such units. The U.S. Holder’s initial tax basis in its units generally will be the U.S. Holder’s purchase price for the units and that tax basis will be reduced (but not below zero) by the amount of any distributions on the units that are treated as non-taxable returns of capital (as discussed above under “Distributions” and “Ratio of

Dividend Income to Distributions”). Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Certain U.S. Holders (including individuals) may be eligible for preferential rates of United States federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to limitations. Such capital gain or loss generally will be treated as United States source income or loss, as applicable, for United States foreign tax credit purposes.

PFIC Status and Significant Tax Consequences

Adverse United States federal income tax rules apply to a U.S. Holder that owns an equity interest in a non-United States corporation that is classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which the holder held our units, either:

•

at least 75% of our gross income (including the gross income of our vessel-owning subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by us (including the assets of our vessel-owning subsidiaries) during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Based on our current and projected methods of operation, and an opinion of our United States counsel, we do not believe that we are, nor do we expect to become, a PFIC with respect to any taxable year. We will receive an opinion of our United States counsel, Seward & Kissel LLP, in support of this position that concludes that the income our subsidiaries earn from certain of our present time-chartering activities should not constitute passive income for purposes of determining whether we are a PFIC. In addition, we have represented to our United States counsel that we expect that more than 25% of our gross income for our current taxable year and each future year will arise from such time-chartering activities on other income which does not constitute passive income, and more than 50% of the average value of our assets for each such year will be held for the production of such nonpassive income. Assuming the composition of our income and assets is consistent with these expectations, and assuming the accuracy of other representations we have made to our United States counsel for purposes of their opinion, our United States counsel is of the opinion that we should not be a PFIC for our current taxable year or any future year. We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority concluding that income derived from time charters should be treated as rental income rather than services income for other tax purposes. Therefore, in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, our United States counsel has advised us that the conclusions reached are not free from doubt, and the IRS or a court could disagree with our position and the opinion of our United States counsel. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common units, as discussed below. If we are a PFIC, a U.S. Holder will be subject to the PFIC rules described herein with respect to any of our subsidiaries that are PFICs. However, the mark-to-market election discussed below will likely not be available with respect to shares of such PFIC subsidiaries. In addition, if a U.S. Holder owns our common units during any taxable year that we are a PFIC, such U.S. Holder must file an annual report with the IRS.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election (or an Electing Holder), then, for United States federal income tax purposes, that holder must report as income for its taxable year its pro rata share of our ordinary earnings and net capital gain, if any, for our taxable years that end with or within the taxable year for which that holder is reporting, regardless of whether or not the Electing Holder received distributions from us in that year. The Electing Holder’s adjusted tax basis in the common units will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in common units and will not be taxed again once distributed. An Electing Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of our common units. A U.S. Holder makes a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its United States federal income tax return. If, contrary to our expectations, we determine that we are treated as a PFIC for any taxable year, we will provide each U.S. Holder with the information necessary to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

If we were to be treated as a PFIC for any taxable year and, as we anticipate, our units were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common units, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s common units at the end of the taxable year over the holder’s adjusted tax basis in the common units. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common units over the fair market value thereof at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common units would be adjusted to reflect any such income or loss recognized. Gain recognized on the sale, exchange or other disposition of our common units would be treated as ordinary income, and any loss recognized on the sale, exchange or other disposition of the common units would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were determined to be PFICs.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we were to be treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a “mark-to-market” election for that year (or a Non-Electing Holder) would be subject to special rules resulting in increased tax liability with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common units in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common units), and (2) any gain realized on the sale, exchange or other disposition of the units. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common units;

•

the amount allocated to the current taxable year and any taxable year prior to the taxable year we were first treated as a PFIC with respect to the Non-Electing Holder would be taxed as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

United States Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common units (other than a partnership or an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not a U.S. Holder is referred to as a Non-U.S. Holder. If you are a partner in a partnership (or an entity or arrangement treated as a partnership for United States federal income tax purposes) holding our common units, you should consult your own tax advisor regarding the tax consequences to you of the partnership’s ownership of our common units.

Distributions

Distributions we pay to a Non-U.S. Holder will not be subject to United States federal income tax or withholding tax if the Non-U.S. Holder is not engaged in a United States trade or business. If the Non-U.S. Holder is engaged in a United States trade or business, our distributions will be subject to United States federal income tax to the extent they constitute income effectively connected with the Non-U.S. Holder’s United States trade or business. However, distributions paid to a Non-U.S. Holder that is engaged in a trade or business may be exempt from taxation under an income tax treaty if the income arising from the distribution is not attributable to a United States permanent establishment maintained by the Non-U.S. Holder.

Disposition of Units

In general, a Non-U.S. Holder is not subject to United States federal income tax or withholding tax on any gain resulting from the disposition of our common units provided the Non-U.S. Holder is not engaged in a United States trade or business. A Non-U.S. Holder that is engaged in a United States trade or business will be subject to United States federal income tax in the event the gain from the disposition of units is effectively connected with the conduct of such United States trade or business (provided, in the case of a Non-U.S. Holder entitled to the benefits of an income tax treaty with the United States, such gain also is attributable to a U.S. permanent establishment). However, even if not engaged in a United States trade or business, individual Non-U.S. Holders may be subject to tax on gain resulting from the disposition of our common units if they are present in the United States for 183 days or more during the taxable year in which those units are disposed and meet certain other requirements.

Backup Withholding and Information Reporting

In general, payments to a non-corporate U.S. Holder of distributions or the proceeds of a disposition of common units will be subject to information reporting. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a unitholder generally may obtain a credit for any amount withheld against its liability for United States federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a United States federal income tax return with the IRS.

Pursuant to recently enacted legislation, individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain United States entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, our common units, unless the shares held through an account maintained with a United States financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a United States entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of United States federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged consult their own tax advisors regarding their reporting obligations under this legislation.

NON-UNITED STATES TAX CONSIDERATIONS

Unless the context otherwise requires, references in this section to “we,” “our” or “us” are references to Dynagas LNG Partners LP.

Marshall Islands Tax Consequences

The following discussion is based upon the opinion of Seward & Kissel LLP, our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon distribution treated as a return of capital, we make to you as a unitholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common units, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common units.

EACH PROSPECTIVE UNITHOLDER IS URGED TO CONSULT HIS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THE LEGAL AND TAX CONSEQUENCES OF UNIT OWNERSHIP UNDER THEIR PARTICULAR CIRCUMSTANCES.

Taxation of Non-U.K. Holders

Under the United Kingdom Tax Acts, non-U.K. holders will not be subject to any United Kingdom taxes on income or profits (including chargeable (capital) gains) in respect of the acquisition, holding, disposition or redemption of the common units, provided that:

•	we are not treated as carrying on business in the United Kingdom;

•	such holders do not have a fixed base or permanent establishment in the United Kingdom to which such common units pertain; and

•	such holders do not use or hold and are not deemed or considered to use or hold their common units in the course of carrying on a business in the United Kingdom.

A non-United Kingdom resident company or an individual not resident or ordinarily resident in the United Kingdom that carries on a business in the United Kingdom through a partnership is subject to United Kingdom tax on income derived from the business carried on by the partnership in the United Kingdom. Nonetheless, we expect to conduct our affairs in such a manner that we will not be treated as carrying on business in the United Kingdom. Consequently, we expect that non-U.K. Holders will not be considered to be carrying on business in the United Kingdom for the purposes of the United Kingdom Tax Acts solely by reason of the acquisition, holding, disposition or redemption of their common units.

While we do not expect it to be the case, if the arrangements we propose to enter into result in our being considered to carry on business in the United Kingdom for the purposes of the United Kingdom Tax Acts, our unitholders would be considered to be carrying on business in the United Kingdom and would be required to file tax returns with the United Kingdom taxing authority and, subject to any relief provided in any relevant double taxation treaty (including, in the case of holders resident in the United States, the double taxation agreement between the United Kingdom and the United States), would be subject to taxation in the United Kingdom on any income and chargeable gains that are considered to be attributable to the business carried on by us in the United Kingdom.

EACH PROSPECTIVE UNITHOLDER IS URGED TO CONSULT HIS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THE LEGAL AND TAX CONSEQUENCES OF UNIT OWNERSHIP UNDER THEIR PARTICULAR CIRCUMSTANCES.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement with respect to the common units being offered, we and Dynagas Holding Ltd., our Sponsor, have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as representatives, the following respective amounts of common units:

Underwriter	Number of Common Units
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
ABN AMRO Securities (USA) LLC
Credit Agricole Securities (USA) Inc.

Total	12,500,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the common units in the offering if any are purchased, other than those common units covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The offering of the common units by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Our Sponsor has granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,875,000 additional common units at the initial public offering price less the underwriting discounts and commissions. If any common units are purchased pursuant to this option, the underwriters will severally purchase the common units in approximately the same proportion as set forth in the table above. Our Sponsor may be deemed to be a statutory underwriter.

The underwriters propose to offer the common units initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of up to $                 per unit. The underwriters and selling group members may allow a discount of up to $                 per unit on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we and our Sponsor will pay:

	Per Unit		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions paid by us(1)	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting Discounts and Commissions paid by our Sponsor	$	$	$	$

(1)	Includes $ per unit to be paid by the underwriters to Solebury Capital LLC, as further described below.

Solebury Capital LLC, or Solebury, a FINRA member, is acting as our financial advisor in connection with this offering. Upon the successful completion of this offering, Solebury will receive a fee of $                 for its services, which is equal to 3% of the anticipated underwriting discount to be received by the underwriters, and, in our discretion, an additional incentive fee of up to $75,000. Such fees will be treated as a reimbursed expense credited by the underwriters against the anticipated underwriting discount they will receive in connection with this offering. We have also agreed to reimburse Solebury for certain expenses incurred in connection with the engagement of up to $25,000. Solebury is not acting as an underwriter and will not sell or offer to sell any securities and will not identify, solicit or engage directly with potential investors. In addition, Solebury will not underwrite or purchase any of the offered securities or otherwise participate in any such undertaking.

In addition, Seaborne Capital Advisors Ltd, or Seaborne, has provided certain services to us in connection with this offering, including advice regarding the capital structure of our partnership and the terms of the offering. We expect to pay Seaborne, upon the successful completion of this offering, a fee of $500,000 for its services. Seaborne is not acting as an underwriter and will not sell or offer to sell any securities and will not identify, solicit or engage directly with potential investors. In addition, Seaborne will not underwrite or purchase any of the offered securities or otherwise participate in any such undertaking.

In addition, ABN AMRO Securities (USA) LLC is acting as our financial advisor in connection with the offering. We have agreed to pay ABN AMRO Securities (USA) LLC, upon successful completion of this offering, a fee of $250,000 for its services. ABN AMRO Securities (USA) LLC is acting as an underwriter and co-manager in the offering.

We estimate that the expenses of this offering, not including the underwriting discounts and commissions will be approximately $2.25 million.

The representatives have informed us that the underwriters do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the common units being offered.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any of our common units or securities convertible into or exchangeable or exercisable for any of our common units, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 180 days after the date of this prospectus.

Our General Partner, our directors and executive officers and our Sponsor have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common units or securities convertible into or exchangeable or exercisable for any of our common units, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common units, whether any of these transactions are to be settled by delivery of our common units or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 180 days after the date of this prospectus.

We and our Sponsor have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

We have applied to list the common units on The NASDAQ Global Select Market, under the symbol “DLNG”.

Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of common units over-allotted by the underwriters is not greater than the number of common units that they may purchase in the over-allotment option. In a naked short position, the number of common units involved is greater than the number of common units in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing common units in the open market.

•

Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option. If the underwriters sell more common units than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•

In passive market making, market makers in the common units who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common units until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result the price of our common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of common units to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

Offering Price Determination

Prior to this offering, there has been no public market for our common units. The initial public offering price will be determined by negotiation between us and the representatives. Among the factors to be considered in determining the initial public offering price of the common units, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to the current market valuation of companies in related businesses or which are comparable to us. We cannot assure you, however, that the price at which the common units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common units will develop and continue after this offering.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships to us, for which they received or will receive customary fees and expenses. In addition, an affiliate of Credit Suisse Securities (USA) LLC will act as lender under our New Senior Secured Revolving Credit Facility that we expect to enter into at or prior to the closing of this offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships to the issuer. The underwriters and their respective affiliates may also communicate independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area (each, a relevant member state), other than Germany, an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

Notice to Prospective Investors in Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute the common units in Germany. Consequently, the common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. The common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

This offering of our common units does not constitute an offer to buy or the solicitation or an offer to sell the common units in any circumstances in which such offer or solicitation is unlawful.

Notice to Prospective Investors in Hong Kong

No advertisement, invitation or document relating to the common units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the Netherlands

The common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Notice to Prospective Investors in Switzerland

This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be distributed in connection with any such public offering.

We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (“CISA”). Accordingly, the common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to the common units may be made available through a public offering in or from Switzerland. The common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

Notice to Prospective Investors in the United Kingdom

Our partnership may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (“FSMA”) that is not a “recognised collective investment scheme” for the purposes of FSMA (“CIS”) and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

(i)	if we are a CIS and are marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(ii)	otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

(iii)	in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made, (all such persons together being referred to as “relevant persons”). The common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a limited partnership. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States. The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, as our registered agent, can accept service of process on our behalf in any such action.

In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

LEGAL MATTERS

Certain legal matters with respect to United States Federal and New York law and Marshall Islands law in connection with this offering will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004. Certain legal matters with respect to this offering will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Dynagas LNG Partners LP at December 31, 2012 and 2011, and for each of the two years in the period ended December 31, 2012, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing the required revision of the Company’s financial statements as described in Note 3 to the consolidated financial statements) appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting. Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is located at 11th km National Road Athens—Lamia, Athens, Greece.

This prospectus has been reviewed by Drewry Shipping Consultants Ltd., (“Drewry”), 15-17 Christopher Street, London, EC2A 2BS, UK and the section in this prospectus entitled “The International Liquefied Natural Gas (LNG) Shipping Industry” has been supplied by Drewry, which has confirmed to us that this prospectus and such sections accurately describe, to the best of its knowledge, the LNG shipping industry, subject to the availability and reliability of the data supporting the statistical information presented in this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered in this prospectus, you may wish to review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates or from the Commission’s web site on the Internet at http://www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference room. Our registration statement can also be inspected and copied at the offices of Nasdaq Global Select Market, 20 Broad Street, New York, NY, 10005.

Upon completion of this offering, we will be subject to the information requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we will be required to file with the Commission annual reports on Form 20-F within four months of our fiscal year-end, and provide to the Commission other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the Commission or obtained from the Commission’s website as provided above. We expect to make our periodic reports and other information filed with or furnished to the Commission available, free of charge, through our website, which will be operational after this offering, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the Commission.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to furnish or make available to our unitholders annual reports containing our audited consolidated financial statements prepared in accordance with U.S. GAAP and make available to our unitholders quarterly reports containing our unaudited interim financial information for the first four fiscal quarters of each fiscal year. Our annual report will contain a detailed statement of any transactions between us and our related parties, including our Sponsor and our General Partner.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions, in connection with this offering, which we will be required to pay.

U.S. Securities and Exchange Commission registration fee	$38,882
Financial Industry Regulatory Authority filing fee	23,000
Nasdaq Global Select Market listing fee	150,000
Legal fees and expenses	550,000
Accounting fees and expenses	450,000
Printing and engraving costs	250,000
Transfer agent fees and other	20,000
Miscellaneous	18,118

Total	$1,500,000

All amounts are estimated, except the SEC registration fee, the Financial Industry Regulatory Authority filing fee and Nasdaq Global Select Market listing fee.

DYNAGAS LNG PARTNERS LP

Consolidated Unaudited Balance Sheets

June 30, 2013 (unaudited) and December 31, 2012

(Expressed in thousands of U.S. Dollars—except for unit and per unit data)

	June 30, 2013	December 31, 2012
	(as revised)
	(Note 3)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$—
Restricted cash (Note 7)	2,831	6,773
Trade receivables	427	371
Prepayments and other assets	347	105
Deferred charges (Note 6)	1,464	1,732

Total current assets	5,069	8,981

FIXED ASSETS, NET:
Vessels, net (Note 5)	460,021	466,754

Total fixed assets, net	460,021	466,754

OTHER NON CURRENT ASSETS:
Due from related party (Note 4(a))	675	540
Deferred revenue	2,567	—

Total assets	$468,332	$476,275

LIABILITIES AND PARTNERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt (Notes 7 & 4(c))	$359,045	$380,715
Stockholders’ loan (Note 4(b))	—	—
Trade payables	3,042	5,040
Due to related party (Note 4(a))	1,666	3,859
Accrued liabilities and other payables	1,650	2,085
Derivative financial instruments (Note 8)	—	—
Unearned revenue	2,666	6,735

Total current liabilities	368,069	398,434

Deferred revenue	2,360	2,666
Long—Term Debt, net of current portion (Note 7)	—	—

Total non-current liabilities	2,360	2,666

PARTNERS’ EQUITY:
Common unitholders: 6,735,000 units issued and outstanding as at June 30, 2013 and December 31, 2012 (Note 10)	30,316	23,278
Subordinated unitholders: 14,985,000 units issued and outstanding as at June 30, 2013 and December 31, 2012 (Note 10)	67,452	51,793
General partner: 30,000 units issued and outstanding as at June 30, 2013 and December 31, 2012 (Note 10)	135	104

Total partners’ equity	97,903	75,175

Total liabilities and partners’ equity	$468,332	$476,275

The accompanying notes are an integral part of these consolidated financial statements.

DYNAGAS LNG PARTNERS LP

Consolidated Unaudited Statements of Income

For the six month periods ended June 30, 2013 and 2012

(Expressed in thousands of U.S. Dollars—except for unit and per unit data)

	June 30, 2013	June 30, 2012
REVENUES:
Voyage revenues	$42,444	$37,105
EXPENSES:
Voyage expenses	(340)	(1,437)
Voyage expenses-related party (Note 4(a))	(492)	(491)
Vessel operating expenses	(6,232)	(7,376)
General and administrative expenses	(21)	—
Management fees-related party (Note 4(a))	(1,358)	(1,328)
Depreciation (Note 5)	(6,733)	(6,771)
Dry-docking and special survey costs	—	(719)

Operating income	27,268	18,983

OTHER INCOME/(EXPENSES):
Interest income	—	1
Interest and finance costs (Notes 6 & 11)	(4,591)	(4,452)
Loss on derivative financial instruments (Note 8)	—	(138)
Other, net	51	(1)

Total other expenses	(4,540)	(4,590)

Net Income	$22,728	$14,393

Earnings per unit, basic and diluted: (Note 12)
Common unit (basic and diluted)	$1.04	$0.66
Subordinated unit (basic and diluted)	$1.04	$0.66
General Partner unit (basic and diluted)	$1.04	$0.66
Weighted average number of units outstanding, basic and diluted: (Note 12)
Common units	6,735,000	6,735,000
Subordinated units	14,985,000	14,985,000
General Partner units	30,000	30,000

The accompanying notes are an integral part of these consolidated financial statements.

DYNAGAS LNG PARTNERS LP

Consolidated Unaudited Statements of Partners’ Equity

For the six month periods ended June 30, 2013 and 2012

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

	Number of Units			Partners’ Capital
	General	Common	Subordinated	General	Common	Subordinated	Total
BALANCE, December 31, 2011	30,000	6,735,000	14,985,000	$63	$14,039	$31,237	$45,339
—Net income	—	—	—	20	4,457	9,916	14,393

BALANCE, June 30, 2012	30,000	6,735,000	14,985,000	83	18,496	41,153	59,732

BALANCE, December 31, 2012	30,000	6,735,000	14,985,000	$104	$23,278	$51,793	$75,175
—Net income	—	—	—	31	7,038	15,659	22,728

BALANCE, June 30, 2013	30,000	6,735,000	14,985,000	$135	$30,316	$67,452	$97,903

The accompanying notes are an integral part of these consolidated financial statements.

DYNAGAS LNG PARTNERS LP

Consolidated Unaudited Statements of Cash Flows

For the six month periods ended June 30, 2013 and 2012

(Expressed in thousands of U.S. Dollars)

	June 30, 2013	June 30, 2012
	(as revised)	(as revised)
	(Note 3)	(Note 3)
Cash flows from Operating Activities:
Net income:	$22,728	$14,393
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,733	6,771
Amortization and write-off of deferred financing fees	268	298
Deferred revenue	(2,873)	2,977
Change in fair value of derivative financial instruments	—	(5,692)
Changes in operating assets and liabilities:
Trade receivables	(56)	(476)
Prepayments and other assets	(242)	54
Due to related party	(2,328)	(14,093)
Trade payables	(1,998)	743
Accrued liabilities and other payables	(435)	361
Unearned revenue	(4,069)	(2,348)

Net cash provided by Operating Activities	17,728	2,988

Cash flows from Investing Activities:

Net cash used in Investing Activities	—	—

Cash flows from/ (used in) Financing Activities:
Decrease/ (increase) in restricted cash	3,942	2,291
Proceeds from long-term debt	—	220,000
Repayment of long-term debt	(21,670)	(106,720)
Repayment of stockholders’ loan	—	(116,584)
Payment of deferred financing fees	—	(1,975)

Net cash used in Financing Activities	(17,728)	(2,988)

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of the year	—	—

Cash and cash equivalents at end of the year	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

DYNAGAS LNG PARTNERS LP

Notes to the Unaudited Interim Consolidated Financial Statements

June 30, 2013

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

1.    Basis of Presentation and General Information:

The accompanying unaudited consolidated financial statements of Dynagas LNG Partners LP and its wholly-owned subsidiaries (collectively, the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, subject to the reorganization described in Note 1 and the finalization of capital accounts described in Note 10 to the Company’s audited financial statements for the year ended December 31, 2012, where, the consolidated balance sheet as of December 31, 2012 has been derived from. Accordingly, they do not include all of the footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013.

The Company is engaged in the seaborne transportation industry through the ownership and operation of liquefied natural gas vessels through the following subsidiaries, each incorporated in the Marshall Islands:

(a)	Pegasus Shipholding S.A. (“Pegasus”), owner of the Marshall Islands flag, 149,700 cubic meters in carrying capacity, class membrane, LNG carrier Clean Energy which was delivered to Pegasus in March 2007.

(b)	Lance Shipping S.A. (“Lance”), owner of the Marshall Islands flag, 149,700 cubic meters in carrying capacity, class membrane, LNG carrier Ob River (renamed from Clean Power in July 2012) which was built and delivered to Lance in July 2007.

(c)	Seacrown Maritime Ltd. (“Seacrown”), owner of the Marshall Islands flag, 149,700 cubic meters in carrying capacity, class membrane, LNG carrier Clean Force which was built and delivered to Seacrown in January 2008.

2.    Significant Accounting Policies and Recent Accounting Pronouncements:

A summary of the Company’s significant accounting policies can be found in the Company’s Consolidated Financial Statements for the year ended December 31, 2012. There have been no material changes to these policies in the six-month period ended June 30, 2013.

During the six month periods ended June 30, 2013 and 2012, charterers that individually accounted for more than 10% of the Company’s revenues were as follows:

Charterer	June 30, 2013	June 30, 2012
A	60%	60%
B	40%	—
C	—	35%

	100%	95%

3.    Revision of Financial Statements:

On October 29, 2013, subsequent to the issuance of the consolidated financial statements as of and for the six month period ended June 30, 2013, the Company’s lenders granted their consent to the issuance of guarantees and the repayment of shareholders’ loan, and waived their rights in respect of the Company’s non-compliance with the minimum liquidity requirement of $30.0 million, as further discussed in Notes 7 and 13. Following the

DYNAGAS LNG PARTNERS LP

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

June 30, 2013

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

3.    Revision of Financial Statements (continued):

receipt of the waivers and consents above, the Company in its re-issued (October 29, 2013) consolidated financial statements had reclassified its debt and related balance sheet line items (restricted cash and deferred financing fees) as of June 30, 2013 and December 31, 2012, to current and non-current.

As the above waivers and consents were received subsequent to the original issuance of the financial statements (October 10, 2013), the Company determined that the above reclassification of the debt and related balance sheet line items was not in accordance with ASC 470-10-45, “Debt” and ASC 855-10-25, “Subsequent Events”.

The Company’s consolidated financial statements for the period ended June 30, 2013, have been revised to appropriately apply the guidance included in ASC 470-10-45 and ASC 855-10-25. As a result total current assets have increased by $977 and $1,208, at June 30, 2013 and December 31, 2012, respectively and current liabilities have increased by $320,915 and $342,585 at June 30, 2013 and December 31, 2012, respectively. In addition, the Company’s cash flow statements have been revised, due to the reclassification of cash and cash equivalents to restricted cash of $3,942 and $6,773 at June 30, 2013 and December 31, 2012 , respectively.

4.    Transactions with related parties:

(a) Dynagas Ltd.

Dynagas Ltd. (or the “Manager”), is a company wholly owned by Mr. George Prokopiou. The Manager has entered into a separate management agreement with each of the vessel-owning entities of the Company in order to provide technical, administrative and commercial management services to the Company in exchange for a fixed daily fee. Beginning on the first calendar year after the commencement of the vessel management agreements and each calendar year thereafter, these fees are adjusted upwards by 4% until expiration of the management agreement. As December 31, 2012, daily management fees per vessel ranged from $2.34 to $2.43. The Manager also provided other services under these agreements for which the Company pays additional fees, including (i) a commission of 1.25% over charter-hire agreements arranged by the Manager and (ii) a lump sum new-building supervision fee of $700 for the services rendered by the Manager in respect of the construction of the vessel plus out of pocket expenses. On December 21, 2012, Pegasus, Lance and Seacrown, entered into new separate management agreements with the Manager effective from January 1, 2013 upon expiration of the previous management agreements and up to December 31, 2020 (Note 9(d)), with an automatic eight year renewal term in exchange for a daily management fee of $2.5 per day with an annual increase of 3%, subject to further annual increases to reflect material unforeseen costs of providing the management services, by an amount to be agreed between the Company and the Manager, which amount will be reviewed and approved by the conflicts committee. The Manager continues to provide commercial services under terms similar to those of the expired agreements. The agreements will terminate automatically after a change of control of the owners and/or of the owner’s ultimate parent, in which case an amount equal to the estimated remaining fees but in any case not less than for a period of at the least 36 months and not more than 60 months, will become payable to the Manager.

Fees charged in the six month periods ended June 30 2013 and 2012 for technical and administrative services amounted to $1,358 and $1,328, respectively, and are separately reflected as Management fees-related party in the accompanying consolidated statements of income. Commissions charged in the six month periods ended June 30 2013 and 2012 for commercial services amounted to $492 and $491, respectively, and are separately reflected as Voyage expenses-related party in the accompanying consolidated statements of income.

DYNAGAS LNG PARTNERS LP

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

June 30, 2013

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

4.    Transactions with related parties (continued):

At June 30, 2013 and December 31, 2012, $895 and $3,619 respectively, were due to the Manager and are included in Due to related party in the accompanying consolidated balance sheets. Furthermore, $771 and $240 were due to the Manager as of June 30, 2013 and December 31, 2012, respectively, relating to liabilities arising out of the fleet operations (current account) are included in Due to related party in the accompanying consolidated balance sheets as well. The management agreements provide for an advance of three months of management fees per vessel as security. Such advances as of June 30, 2013 and December 31, 2012 amounted to $675 and $540, respectively, and are separately reflected in Non-Current Assets as Due from related party in the accompanying consolidated balance sheets. Pursuant to the terms of the separate management agreements signed on December 21, 2012, the security advance payment, effective January 1, 2013, increased to $225 per vessel as compared to $180 per vessel on December 31, 2012, and other than in the case of termination of the management agreement by reason of default by the Manager, the advance is not refundable.

(b) Stockholders’ Loan

On February 9, 2004, Pegasus, Lance and Seacrown entered into an unsecured, interest free credit loan facility agreement with Gregold Compania Maritima S.A a corporation controlled by members of the George Prokopiou family (George Prokopiou, his daughters Elisavet Prokopiou, Johanna Prokopiou, Marina Kalliope Prokopiou, and Maria Eleni Prokopiou together the “Family”) for a principal amount up to $140,000 available until December 31, 2012. The amount of $140,000 was drawn at various dates in periods prior to December 31, 2010 and was used to partially finance the vessels’ construction cost and to provide Pegasus, Lance and Seacrown working capital for general corporate purposes. The loan balance of $116,584 was fully paid in April 2012, using the proceeds from the loans’ refinancing discussed in Note 7(a) and 7(b).

(c) Cross Collateral Guarantee

Reed Trading Ltd. (“Reed”): is a vessel-owning company controlled by members of the Family. One of the Company’s lenders has registered a first priority mortgage on Reed’s vessel, the Felicity, in its favor as a cross collateral guarantee on the loan obtained by Pegasus (Note 7(a)). At June 30, 2013 and December 31, 2012, there were no balances due to /from Reed.

5.    Vessels, net:

The amounts in the accompanying June 30, 2013 consolidated unaudited balance sheet are analyzed as follows:

	Vessel Cost	Accumulated Depreciation	Net Book Value
Balance December 31, 2012	$540,454	$(73,700)	$466,754
—Depreciation	—	(6,733)	(6,733)

Balance, June 30, 2013	$540,454	$(80,433)	$460,021

DYNAGAS LNG PARTNERS LP

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

June 30, 2013

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

5.    Vessels, net (continued):

As of June 30, 2013, each of the vessels were first priority mortgaged as collateral to secure the bank loans discussed in Note 7.

6.    Deferred Charges:

The amounts in the accompanying June 30, 2013 consolidated unaudited balance sheet represent fees paid to the lenders in relation with the bank loans discussed in Note 7 and are analyzed as follows:

Amount
Balance, December 31, 2012, net of accumulated amortization of $675	$1,732
—Amortization	(268)

Balance, June 30, 2013, net of accumulated amortization of $943	$1,464

The amortization and write-off of financing costs is included in Interest and finance costs in the accompanying consolidated statements of income (Note 11).

7.    Long-Term Debt:

The amounts shown in the accompanying June 30, 2013 consolidated unaudited and December 31, 2012 consolidated unaudited balance sheets are analyzed as follows:

Borrower(s)	Lenders	June 30, 2013	December 31, 2012
(a) Pegasus Shipholding S.A.	Royal Bank of Scotland	$—	$—
Pegasus Shipholding S.A.	Credit Suisse AG	132,500	139,500
(b) Lance Shipping S.A.	Royal Bank of Scotland	143,170	153,590
(c) Seacrown Maritime Ltd.	Royal Bank of Scotland	83,375	87,625

Total		$359,045	$380,715
Less current portion		$359,045	$380,715

Long-term portion		$—	$—

(a)

Pegasus: During the period from May 2005 to February 2007, Pegasus borrowed $129,750 to partially finance the construction cost of the Clean Energy, under a ten year term credit facility, repayable in forty equal consecutive quarterly installments of $1,800 each, plus a balloon installment of $57,750 payable together with the last installment. On January 30, 2012, Pegasus entered into a five-year term loan facility with Credit Suisse AG for $150,000 (the “Credit Suisse Facility”) for the purpose of refinancing the then outstanding balance of the loan obtained in February 2007 and for general corporate purposes. The amount was fully drawn in March 2012. The obligations of Pegasus under the Credit Suisse Facility are secured by, among other things, a cross collateralized first priority mortgage over the Clean Energy and a 2005 built panamax tanker vessel named Felicity, owned by a related vessel-owning company, which also serves as collateral (Note 4(c)). The securities relating to Felicity will be released 24 months following drawdown provided that the asset coverage ratio following such discharge and release will be at least 155% and no event of default has occurred and is continuing. The

DYNAGAS LNG PARTNERS LP

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

June 30, 2013

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

7.    Long-Term Debt (continued):

outstanding balance of the loan as of June 30, 2013, of $132,500 is repayable in fifteen equal consecutive quarterly installments of $3,500 each plus a balloon payment of $80,000 payable together with the last installment in March 2017.

(b)	Lance: In July 2007, Lance borrowed the amount of $123,000 to partially finance the construction cost of the Clean Power, under a ten-year term credit facility, repayable in forty equal consecutive quarterly installments of $1,710 each, plus a balloon installment of $54,600 payable together with the last installment. On February 29, 2012, Lance entered an amendatory agreement with the same bank for the purpose of refinancing the then outstanding balance of the loan obtained in July 2007. As a result of the amendatory agreement, an additional principal amount of $70,000 was drawn in April 2012 for general corporate purposes, payable in twenty equal consecutive quarterly installments of $3,500, each. The outstanding balance of the loan as of June 30, 2013, of $143,170 is repayable in seventeen equal consecutive quarterly installments of $5,210 each, of which the installment due on October 2013 has been deferred to the balloon payment of $54,600 payable together with the last installment in July 2017.

(c)	Seacrown: In January 2008, Seacrown borrowed $128,000, to partially finance the construction cost of the Clean Force, under a twelve-year term credit facility. The outstanding balance of the loan as of June 30, 2013, of $83,375 is repayable in twenty seven equal consecutive quarterly installments of $2,125 each plus a balloon payment of $26,000 payable together with the last installment in January 2020.

In aggregate for all loans, the annual principal payments for the outstanding debt as of June 30, 2013 required to be made after the balance sheet date, without taking into consideration the reclassification of total outstanding debt within current liabilities following the non-compliance discussed below, are as follows:

Period/Year ending December 31,	Amount
2013 (period)	$16,460
2014	43,340
2015	43,340
2016	43,340
2017	167,440
Thereafter	45,125

$359,045

Loans bear interest at LIBOR plus a margin. The weighted average interest rate of the Company’s long-term debt for the six month periods ended June 30, 2013 and 2012 was 2.3% and 2.1%, respectively.

Total interest incurred on long-term debt for the six month periods ended June 30, 2013 and 2012, amounted to $4,317 and $3,734, respectively. Interest expense on long-term debt, is included in Interest and finance costs (Note 11) in the accompanying consolidated statements of income.

The above loans are secured by a first priority mortgage over the vessels, corporate guarantees, and assignments of all charters, earnings and insurances. In addition, the loan agreements impose operating and negative covenants on the lenders. These covenants may limit the Company’s subsidiaries’ ability to, among other things, without the relevant lenders’ prior consent (i) incur additional indebtedness, (ii) change the flag, class or management of the vessel mortgaged under such facility, (iii) create or permit to exist liens on their assets, (iv) make or repay loans,

DYNAGAS LNG PARTNERS LP

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

June 30, 2013

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

7.    Long-Term Debt (continued):

(v) make investments or capital expenditures, (vi) change in the general nature of the Company’s business, (vii) enter into guarantees and (viii) undergo a change in ownership or control. The loans also contain certain financial covenants relating to the Company’s financial position and operating performance including maintaining liquidity above $30,000 or, if higher, 10% of the total aggregate indebtedness to The Royal Bank of Scotland. In addition, all loan agreements also include a requirement for the value of the vessel secured against the related loan to be in a range of at least 125%-130% and impose restrictions on the Company’s ability to pay distributions as follows:

•

For the loan agreement discussed under (a) above, the Company is restricted from paying any dividend or making any other form of distribution or effect any form of redemption, purchase or return of share capital following the occurrence of event of default without the prior written consent of the lender.

•

For the loan agreement discussed under (b) above, the Company is restricted from declaring or paying any dividend or make any other distribution of its assets or profits to any stockholder without the prior consent of the lender.

•

For the loan agreement discussed under (c) above, the Company is restricted from declaring or paying any dividends or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders without the lender’s prior consent.

As of June 30, 2013 and December 31, 2012, the Company was not in compliance with the following restrictive and financial covenants:

•

The issuance of the guarantees discussed in Note 9(c) below without the prior consent of the lenders which resulted in a breach of the respective restrictive covenant under the loan agreements discussed in (a), (b) and (c) above.

•

The repayment of the loan discussed in Note 4(b) above without the prior consent of the Company’s lenders which resulted in a breach of the respective restrictive covenant under the loan agreements discussed in (b) and (c) above.

•	The Company was also not in compliance with the minimum liquidity covenant of $30.0 million contained in its loan agreement discussed in (b) above.

As of October 9, 2013, the Company had not obtained waivers from its lenders for non-compliance with these covenants. On July 19, 2013, one of the Company’s lenders declared an event of default under one of its credit facilities. Although the Company believed that the lenders would not demand payment of the loans before their maturity, provided that it pays scheduled loan installments and interest as they fall due under the existing credit facilities, the lenders could have required immediate repayment of the loans. As a result of such events of non-compliance, the Company has classified the total outstanding balance of its debt at June 30, 2013 and December 31, 2012 of $359,045 and $380,715 respectively, as current liabilities and reported a working capital deficit of $363,000 and $389,453 at June 30, 2013 and December 31, 2012, respectively.

On October 29, 2013, the Company’s lenders granted their consent to the issuance of guarantees and the repayment of shareholders’ loan, and waived their rights in respect of the Company’s non-compliance with the minimum liquidity requirement of $30.0 million discussed above until September 30, 2014.

There is no unused line of credit or available facility as of June 30, 2013.

DYNAGAS LNG PARTNERS LP

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

June 30, 2013

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

8.    Financial Instruments:

The Company is exposed to interest rate fluctuations associated with its variable rate borrowings and its objective is to manage the impact of such fluctuations on earnings and cash flows of its borrowings. In this respect, from time to time the Company uses interest rate swaps to manage net exposure to interest rate fluctuations related to its borrowings.

The change in the fair value (determined through Level 2 inputs of the fair value hierarchy as defined in ASC 820 “Fair value measurements and disclosures”) of the Company’s interest rate swaps for the six month period ended June 30, 2012 resulted in unrealized gains of $5,692 whilst the settlements on the interest rate swaps in the same period resulted in realized losses of $5,830 and is separately reflected in Loss on derivative financial instruments in the accompanying consolidated statements of income. All applicable interest rate swaps matured within 2012 and accordingly there were no realized and unrealized gains or losses in the six month period ended June 30, 2013.

9.    Commitments and Contingencies:

(a)	Multi-year Time Charters:

The Company has entered into time charter arrangements on all of its vessels with well-known international charterers. The minimum contractual charter revenues, based on these non-cancelable multi-year time charter contracts as of June 30, 2013, gross of brokerage commissions, without taking into consideration any assumed off-hire, are as analyzed below:

Period/Year ending December 31,	Amount
2013 (period)	$41,518
2014	85,775
2015	85,775
2016	78,522
2017	31,524

$323,114

(b)	Other: Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company’s vessels. Currently, management is not aware of any such claims not covered by insurance or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements.

The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements. The Company is covered for liabilities associated with the individual vessels’ actions to the maximum limits as provided by Protection and Indemnity (P&I) Clubs, members of the International Group of P&I Clubs.

(c)

Guarantees provided to related parties: On September 27, 2012 the Company’s three wholly owned vessel owning subsidiaries provided guarantees to the banks financing three contracted new-building LNG carriers, the Lena River, the Clean Ocean and the Clean Planet beneficially controlled by

DYNAGAS LNG PARTNERS LP

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

June 30, 2013

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

9.    Commitments and Contingencies (continued):

members of the Family, to guarantee the due payment of all amounts including principal and interest payable by the borrowers during the security period, as defined in the terms of a twelve year term loan for an amount up to $465.1 million expiring in January 2027 of which $137.8 million was drawn as of October 3, 2013 for the delivery of the vessel Lena River. The unused available amount under this facility as of the same date is $317.4 million, expected to be fully drawn from March to July 2014. Total estimated interest and commitment fees payable to the lender until its maturity, as of October 29, 2013 approximates $110.0 million, based on the 3-month Libor at December 31, 2012. In addition, on September 28, 2012 Dynagas Equity Holding Limited provided a guarantee to the banks financing the Yenisei River, which was delivered in July 2013 and beneficially controlled by members of the Family, to guarantee the due payment of all amounts including principal and interest payable by the borrowers during the security period, as defined in the terms of a twelve year loan up to $162.0 million expiring in July 2025 of which $148.4 million were drawn up to July 2013. There is no unused available amount under this facility. Total expected interest payable to the lender until its maturity as of October 29, 2013, approximates $29.0 million based on 3-month Libor at December 31, 2012. In June 2013, Dynagas Equity Holding Ltd. provided a guarantee to the banks financing the Arctic Aurora to guarantee the due payment of all amounts including principal and interest payable by the borrowers of a 12 year loan of up to $168.8 million. Total estimated interest payable to the lender until its maturity as of October 29, 2013, was approximately $36 million, based on the 3-month LIBOR at December 31, 2012. The loan agreements are secured with liens on the contracted new-building LNG carriers. Failure by the primary borrowers to service their debt requirements and comply with any provisions contained in these secured loans, including but not limited to, paying scheduled installments and complying with certain covenants, will activate the Company’s obligations under the guarantees. The Company determined that is not the primary beneficiary of the entities for which a guarantee has been provided. In addition, the guarantees fall under the scope exception for initial recognition and measurement and accordingly no liability in their respect has been recognized in the accompanying June 30, 2013 unaudited consolidated balance sheet.

(d)	Technical and Commercial Management Agreement: As further disclosed in Note 4 the Company has contracted the commercial, administrative and technical management of its vessels to Dynagas Ltd. For the commercial services provided under this agreement the Company pays a commission of 1.25% over the charter-hire revenues arranged by the Manager. The estimated commission payable to the Manager over the minimum contractual charter revenues, discussed in Note 9, is $4,039. For administrative and technical management fees the Company pays a daily management fee of $2,500 per vessel (Note 4(a) per vessel. Such management fee for the period from July 1, 2013 to the expiration of the agreements on December 31, 2020 in the aggregate, adjusted for 3% inflation as per agreements, is $23,003 and is analyzed as follows:

Period/Year ending December 31,	Amount
2013 (period)	$1,380
2014	2,820
2015	2,904
2016	3,000
2017	3,081
2018 and on	9,818

$23,003

DYNAGAS LNG PARTNERS LP

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

June 30, 2013

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

10.    Partners’ Equity:

On October 29, 2013, the Company issued i) to Dynagas Holding Ltd, 6,735,000 common units and 14,985,000 subordinated units and ii) to Dynagas GP LLC (the “General Partner”), a company owned and controlled by Dynagas Holding Ltd, 30,000 general partner units (the General Partner Units, together with the issued common units and subordinated units represent all of the outstanding interests in us) and all of its incentive distribution rights, which entitle the General Partner to increasing percentages of the Company’s distributable cash; in exchange for their ownership interest in the predecessor companies.

The unit and per unit data included in the accompanying consolidated financial statements have been restated to reflect the issuance of the above units, for all periods presented. There were no distributions to the partners during the six month period ended June 30, 2013 and the year ended December 31, 2012.

11.    Interest and Finance Costs:

The amounts in the accompanying unaudited consolidated statements of income are analyzed as follows:

	2013	2012
Interest expense (Note 7)	$4,317	$3,734
Amortization and write off of financing costs (Note 6)	268	298
Commitment fees	—	372
Other	6	48

Total	$4,591	$4,452

12.    Earnings per Unit:

The partnership agreement of the Company provides for minimum quarterly distributions of a specified dollar amount to the extent there is sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to the General Partner. In general, the Company will pay any quarterly cash distributions in the following manner:

•

first, 99.9% to the holders of common units and 0.1% to the General Partner, until each common unit has received a minimum quarterly distribution of a specified dollar amount plus any arrearages from prior quarters

•	second, 99.9% to the holders of subordinated units and 0.1% to the General Partner, until each subordinated unit has received a minimum quarterly distribution of a specified dollar amount; and

•	third, 99.9% to all unitholders, pro rata, and 0.1% to the General Partner, until each unit has received an aggregate distribution of a specified dollar amount.

There were no distributions to the partners during the six month periods ended June 30, 2013 and 2012.

The calculations of the basic and diluted earnings per unit, allocated to each class of partnership interests based on the number of units held by each class of unitholders (Note 1), are presented below:

DYNAGAS LNG PARTNERS LP

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

June 30, 2013

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

12.    Earnings per Unit (continued):

Six months ended June 30, 2013

	Unitholders
	General Partner	Common	Subordinated
Net income	$31	$7,038	$15,659
Earnings per unit basic and diluted	$1.04	$1.04	$1.04
Weighted average number of units outstanding, basic and diluted	30,000	6,735,000	14,985,000

Six months ended June 30, 2012

	Unitholders
	General Partner	Common	Subordinated
Net income	$20	$4,457	$9,916
Earnings per unit basic and diluted	$0.66	$0.66	$0.66
Weighted average number of units outstanding, basic and diluted	30,000	6,735,000	14,985,000

13.    Subsequent Events:

a.	Subsequent to June 30, 2013, the Company paid aggregate loan installments in the amount of $13.0 million, consisting of payments in the amount of $3.5 million, $5.2 million and $4.3 million under the loans discussed in Notes 7(a), 7(b) and 7(c), respectively, while it agreed with its lender to defer a principal installment of $5.2 million, relating to the loan discussed in Note 7(b), payable in October 2013 to the balloon installment.

b.	On October 25, 2013, the Company entered into a binding term sheet in connection with a proposed credit facility with an affiliate of Credit Suisse for $262,125 in order to partially re-finance its existing outstanding indebtedness. The proposed credit facility will be secured by, among other things, a first priority or preferred cross-collateralized mortgage on each of the Company’s vessels and is expected to bear interest at LIBOR plus a margin. The Company may draw down this facility no more than four times each year, and only so long as the asset cover ratio, which is the ratio of its outstanding indebtedness under the facility to the aggregate market value of its vessels, is not more than 130%. The availability of the facility will be reduced each quarter for 14 consecutive quarters by $5,000 for the first 13 quarters and by approximately $197,125 for the fourteenth quarter. In accordance with the proposed facility, the Company will be required to: (i) maintain total consolidated liabilities of less than 65% of the total consolidated market value of its adjusted total assets; (ii) maintain an interest coverage ratio of at least 3.0 times; and (iii) maintain minimum liquidity equal to at least $22 million. In addition, the Prokopiou Family is required to own or control at least 30% of the Company’s capital and voting rights and 100% of the General Partner’s share capital and voting rights and the Manager is required to continue to carry out the Company’s commercial and technical management. The proposed facility will also restrict the Company from paying distributions if an event of default occurs. The conclusion of the loan facility is conditional upon the Company’s successful completion of its initial public offering.

DYNAGAS LNG PARTNERS LP

Notes to the Unaudited Interim Consolidated Financial Statements—(Continued)

June 30, 2013

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

13.    Subsequent Events (continued):

c.	On October 29, 2013, the Company’s lenders granted their consent to the issuance of guarantees and the repayment of shareholders’ loan, and waived their rights in respect of the Company’s non compliance with the minimum liquidity requirement of $30.0 million, all discussed in Note 7.

(d)	On October 31, 2013 and November 1, 2013, through binding commitments entered with the lenders of the loans discussed in Note 9(c), it was agreed that the Company will be released from its obligations as guarantor of these loans, as long as, among other things, satisfactory documentation is executed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Unit holders of Dynagas LNG Partners LP

We have audited the accompanying consolidated balance sheets of Dynagas LNG Partners LP (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income, partners’ equity, and cash flows for each of the two years in the period ended December 31, 2012. Our audits also included the financial statement schedule listed in the Index as Schedule I. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dynagas LNG Partners LP at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 3, these consolidated financial statements have been revised to correct the presentation of current and non-current debt.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

November 5, 2013

DYNAGAS LNG PARTNERS LP

Consolidated Balance Sheets

For the years ended December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data)

	2012	2011
	(as revised) (Note 3)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$—
Restricted cash (Notes 2 and 7)	6,773	2,320
Trade receivables	371	497
Prepayments and other assets	105	289
Deferred charges (Note 6)	1,732	347

Total current assets	8,981	3,453

FIXED ASSETS, NET:
Vessels, net (Note 5)	466,754	480,370

Total fixed assets, net	466,754	480,370

OTHER NON CURRENT ASSETS:
Due from related party (Note 4(a))	540	540

Total assets (Note 3)	$476,275	$484,363

LIABILITIES AND PARTNERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt (Notes 7 and 4(c))	$380,715	$285,605
Stockholders’ loan (Note 4(b))	—	116,584
Trade payables	5,040	1,236
Due to related party (Note 4(a))	3,859	22,456
Accrued liabilities and other payables	2,085	2,786
Derivative financial instruments (Note 8)	—	5,692
Unearned revenue	6,735	4,665

Total current liabilities	398,434	439,024

Deferred revenue	2,666	—
Long—Term Debt, net of current portion (Note 7)	—	—

Total non-current liabilities	2,666	—

PARTNERS’ EQUITY:
Common unitholders: 6,735,000 units issued and outstanding as at December 31, 2012 and 2011 (Note 10)	23,278	14,039
Subordinated unitholders: 14,985,000 units issued and outstanding as at December 31, 2012 and 2011 (Note 10)	51,793	31,237
General partner: 30,000 units issued and outstanding as at December 31, 2012 and 2011 (Note 10)	104	63

Total partners’ equity	75,175	45,339

Total liabilities and partners’ equity	$476,275	$484,363

The accompanying notes are an integral part of these consolidated financial statements.

DYNAGAS LNG PARTNERS LP

Consolidated Statements of Income

For the years ended December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data)

	2012	2011
REVENUES:
Voyage revenues	$77,498	$52,547
EXPENSES:
Voyage expenses	(2,487)	(715)
Voyage expenses-related party (Note 4(a))	(981)	(638)
Vessel operating expenses	(15,722)	(11,350)
General and administrative expenses	(278)	(54)
Management fees-related party (Note 4(a))	(2,638)	(2,529)
Depreciation (Note 5)	(13,616)	(13,579)
Dry-docking and special survey costs	(2,109)	—

Operating income	39,667	23,682

OTHER INCOME/(EXPENSES):
Interest income	1	4
Interest and finance costs (Note 6 & 11)	(9,576)	(3,977)
Loss on derivative financial instruments (Note 8)	(196)	(824)
Other, net	(60)	(65)

Total other expenses	(9,831)	(4,862)

Net Income	$29,836	$18,820
Earnings per unit, basic and diluted: (Note 12)
Common unit (basic and diluted)	$1.37	$0.87
Subordinated unit (basic and diluted)	$1.37	$0.87
General Partner unit (basic and diluted)	$1.37	$0.87
Weighted average number of units outstanding, basic and diluted: (Note 12)
Common units	6,735,000	6,735,000
Subordinated units	14,985,000	14,985,000
General Partner units	30,000	30,000

The accompanying notes are an integral part of these consolidated financial statements.

DYNAGAS LNG PARTNERS LP

Consolidated Statements of Partners’ Equity

For the years ended December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

	Number of Units			Partners’ Capital
	General	Common	Subordinated	General	Common	Subordinated	Total
BALANCE, December 31, 2010	30,000	6,735,000	14,985,000	$37	$8,211	$18,271	$26,519
—Net income	—	—	—	26	5,828	12,966	18,820

BALANCE, December 31, 2011	30,000	6,735,000	14,985,000	63	14,039	31,237	45,339
—Net income	—	—	—	41	9,239	20,556	29,836

BALANCE, December 31, 2012	30,000	6,735,000	14,985,000	$104	$23,278	$51,793	$75,175

The accompanying notes are an integral part of these consolidated financial statements.

DYNAGAS LNG PARTNERS LP

Consolidated Statements of Cash Flows

For the years ended December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars)

	2012	2011
	(as revised) (Note 3)
Cash flows from Operating Activities:
Net income:	$29,836	$18,820
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,616	13,579
Amortization and write-off of deferred financing fees	590	100
Deferred revenue	2,666	—
Change in fair value of derivative financial instruments	(5,692)	(11,256)
Changes in operating assets and liabilities:
Trade receivables	126	(322)
Prepayments and other assets	184	245
Due to related party	(18,597)	6,567
Trade payables	3,804	307
Accrued liabilities and other payables	(701)	(44)
Unearned revenue	2,070	978

Net cash provided by Operating Activities	27,902	28,974

Cash flows from Investing Activities:
Net cash used in Investing Activities	—	—

Cash flows from/(used in) Financing Activities:
Decrease/(increase) in restricted cash	(4,453)	16,982
Proceeds from long-term debt	220,000	—
Repayment of long-term debt	(124,890)	(22,540)
Repayment of stockholders’ loan	(116,584)	(23,416)
Payment of deferred financing fees	(1,975)	—

Net cash used in Financing Activities	(27,902)	(28,974)

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of the year	—	—

Cash and cash equivalents at end of the year	$—	$—

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for interest	$7,775	$3,797

The accompanying notes are an integral part of these consolidated financial statements.

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

1.    Basis of Presentation and General Information:

The accompanying consolidated financial statements include the accounts of Dynagas LNG Partners LP and its wholly-owned subsidiaries as further discussed below.

Dynagas LNG Partners LP (“Dynagas Partners”) was incorporated as a limited partnership on May 30, 2013 under the laws of the Republic of The Marshall Islands as part of a reorganization to acquire, directly or indirectly, the ownership interests in three vessel owning companies, Pegasus Shipholding S.A., Lance Shipping S.A. and Seacrown Maritime Ltd.

Dynagas Equity Holding Limited (“Dynagas Equity”), was incorporated on July 30, 2012, under the laws of the Republic of Liberia and its only activity is the holding of all the issued and outstanding common stock of three vessel owning companies, Pegasus Shipholding S.A. (“Pegasus”) (through the ownership of all issued and outstanding common stock of Quinta Group Corp. (“Quinta”), an entity incorporated on December 8, 2011, in the Republic of Nevis), Lance Shipping S.A. (“Lance”) (through the ownership of all issued and outstanding common stock of Pelta Holdings S.A. (“Pelta”), an entity incorporated on January 23, 2012, in the Republic of Nevis), and Seacrown Maritime Ltd (“Seacrown”). Dynagas Equity is wholly owned by the George Prokopiou family (George Prokopiou, his daughters Elisavet Prokopiou, Johanna Prokopiou, Marina Kalliope Prokopiou and Maria Eleni Prokopiou together the “Family”).

Pegasus Shipholding S.A. (“Pegasus”) was incorporated on March 18, 2004, under the laws of the Republic of The Marshall Islands. Pegasus owns and operates the Marshall Islands flag, 149,700 cubic meters in carrying capacity, class membrane, LNG carrier Clean Energy which was delivered to Pegasus in March 2007. As of December 31, 2012 the Clean Energy was employed under a five year time charter agreement expiring in April 2017, with an additional extension period of at least 33 months at charterers’ option.

Lance Shipping S.A. (“Lance”) was incorporated on December 29, 2003, under the laws of the Republic of The Marshall Islands. Lance owns and operates the Marshall Islands flag, 149,700 cubic meters in carrying capacity, class membrane, LNG carrier Ob River (renamed from Clean Power in July 2012) which was built and delivered to Lance in July 2007. As of December 31, 2012, the Ob River was employed under a five year time charter agreement expiring in September 2017, with an additional extension period of 180 days at charterers’ option.

Seacrown Maritime Ltd. (“Seacrown”) was incorporated on March 2, 2004, under the laws of the Republic of The Marshall Islands. Seacrown owns and operates the Marshall Islands flag, 149,700 cubic meters in carrying capacity, class membrane, LNG carrier Clean Force which was built and delivered to Seacrown in January 2008. As of December 31, 2012 the Clean Force was employed under a three year time charter agreement expiring in October 2013. In January 2013, the charterer exercised its option to extend the duration of the charter until September 2016. The charterer has the option to extend the duration of the charter by an additional three-year term.

Dynagas Equity, Quinta, Pelta, Pegasus, Lance and Seacrown are hereinafter referred to as the predecessor companies.

On October 29, 2013, the Family transferred all the issued and outstanding common stock of Dynagas Equity to Dynagas Holding Ltd (“Dynagas Holding”), a corporation established under the laws of the Republic of The Marshall Islands March 7, 2012 and wholly owned by the Family. On the same date Dynagas Holding

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

1.    Basis of Presentation and General Information (continued):

transferred to Dynagas Partners its ownership interest in Dynagas Equity in exchange of 6,735,000 of Dynagas Partners’ common units and all of its subordinated units. As the Family is the sole shareholder of Dynagas Holdings, and previously owned 100% of the predecessor companies, there is no change in ownership or control of the business, and therefore the transaction constitutes a reorganization of companies under common control, and is accounted for in a manner similar to a pooling of interests. Accordingly, the financial statements of the predecessor companies along with Dynagas Partners, from the date of its inception have been presented using combined historical carrying costs of the assets and liabilities of the predecessor companies, and present the consolidated financial position and results of operations as if Dynagas Partners and the predecessor companies (collectively referred to as the Company) were consolidated for all periods presented.

The technical, administrative and commercial management of the Company’s vessels is performed by Dynagas Ltd. (the “Manager”), a related corporation, wholly owned by George Prokopiou, the Company’s Chairman of the Board of Directors (Note 4).

2.    Significant Accounting Policies and Recent Accounting Pronouncements:

(a)	Principles of Consolidation: The accompanying consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of Dynagas Partners and its wholly-owned subsidiaries, assuming the reorganization referred to in Note 1, took place as of the beginning of the two years presented (January 1, 2011). All intercompany balances and transactions have been eliminated upon consolidation.

(b)	Use of Estimates: The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)	Other Comprehensive Income: The Company follows the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 220, “Comprehensive Income” which requires separate presentation of certain transactions, which are recorded directly as components of stockholders’ equity. The Company has no such transactions which affect other comprehensive income and, accordingly, for the years ended December 31, 2012 and 2011 comprehensive income was the same as net income.

(d)	Foreign Currency Translation: The functional currency of the Company is the U.S. Dollar because the Company’s vessels operate in international shipping markets, and therefore primarily transact business in U.S. Dollar. The Company’s books of accounts are maintained in U.S. Dollars. Transactions involving other currencies during the year are converted into U.S. Dollars using the exchange rates in effect at the time of the transactions. At the balance sheet date, monetary assets and liabilities, which are denominated in other currencies, are translated into U.S. Dollars using the balance sheet date exchange rates. Resulting gains or losses are included in Other, net in the accompanying consolidated statements of income.

(e)	Cash and Cash Equivalents: The Company considers highly liquid investments such as time deposits with an original maturity of three months or less to be cash equivalents.

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

2.    Significant Accounting Policies and Recent Accounting Pronouncements (continued):

(f)	Restricted cash: Restricted cash comprises of minimum liquidity collateral requirements or minimum required cash deposits, as defined in the Company’s loan agreements.

(g)	Trade Receivables, net: The amount shown as trade receivables, net, at each balance sheet date, includes receivables from charterers for hire net of any provision for doubtful accounts. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for doubtful accounts primarily based on the aging of such balances and any amounts in disputes. No provision for doubtful accounts has been established as of December 31, 2012 or 2011.

(h)	Insurance Claims: The Company records insurance claim recoveries for insured losses incurred on damage to fixed assets, loss of hire and for insured crew medical expenses. Insurance claim recoveries are recorded, net of any deductible amounts, at the time the Company’s vessels suffer insured damages or when crew medical expenses are incurred, when recovery is probable under the related insurance policies, the Company can make an estimate of the amount to be reimbursed following submission of the insurance claim and when the claim is not subject to litigation. No significant claims existed in 2012 and 2011.

(i)	Vessels, Net: Vessels are stated at cost, which consists of the contract price and any material expenses incurred upon delivery (initial repairs, improvements and delivery expenses, interest expense and on-site supervision costs incurred during the construction periods). Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels; otherwise these amounts are charged to expense as incurred. The cost of each of the Company’s vessels is depreciated beginning when the vessel is ready for her intended use, on a straight-line basis over the vessel’s remaining economic useful life, after considering the estimated residual value (a vessel’s residual value is estimated as 12% of the initial vessel cost, being approximate to a vessel’s light weight multiplied by the then estimated scrap price per metric ton adjusted to reflect the premium from the value of stainless steel material and represents Management’s best estimate of the current selling price assuming the vessels are already of age and condition expected at the end of its useful life). Management estimates the useful life of the Company’s vessels to be 35 years from the date of initial delivery from the shipyard. When regulations place limitations over the ability of a vessel to trade on a worldwide basis, its remaining useful life is adjusted at the date such regulations are adopted.

(j)	Impairment of Long-Lived Assets: The Company follows ASC 360-10-40 “Impairment or Disposals of Long-Lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The standard requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the estimate of undiscounted projected operating cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount, the Company should evaluate the asset for an impairment loss. Measurement of the impairment loss is based on the fair value of the asset. The Company determines the fair value of its assets based on management’s estimates and assumptions and by making use of available market data and taking into consideration third party valuations.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances, such as undiscounted projected operating cash flows, business plans to dispose a vessel

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

2.    Significant Accounting Policies and Recent Accounting Pronouncements (continued):

earlier than the end of its useful life and prevailing market conditions, indicate that the carrying amount of the assets may not be recoverable. The Company determines undiscounted projected net operating cash flows, for each vessel and compares it to the vessel’s carrying value. In developing estimates of future cash flows, the Company must make assumptions about future charter rates, vessel operating expenses, fleet utilization, and the estimated remaining useful life of the vessels. These assumptions are based on historical trends as well as future expectations. The projected net operating cash flows are determined by considering the charter revenues from existing time charters for the fixed fleet days and the five-year historical average of charter rates for the unfixed days. Expected outflows for scheduled vessels’ maintenance and vessel operating expenses are based on historical data, and adjusted annually assuming an average annual inflation rate prevailing at the time of test. An estimate is also applied to effective fleet utilization, taking into account the period(s) each vessel is expected to undergo her scheduled maintenance (dry-docking and special surveys) and vessels loss of hire from repositioning or other conditions. Estimates for the remaining estimated useful lives of the current fleet and scrap values are identical with those employed as part of the Company’s depreciation policy. When the undiscounted projected operating cash flows, excluding interest charges, expected to be generated by the use of the vessel and its eventual disposition are less than her carrying amount, the Company impairs the carrying amount of the vessel. Measurement of the impairment loss is based on the fair value of the asset. The fair values are determined through Level 2 inputs of the fair value hierarchy as defined in ASC 820 “Fair value measurements and disclosures” and are derived principally from or by corroborated or observable market data. Inputs, considered by management in determining the fair value, include independent broker’s valuations and other market observable data that allow value to be determined.

As of December 31, 2012 and 2011, the Company concluded that there were no events or changes in circumstances indicating that the carrying amount of its vessels may not be recoverable and accordingly there is no impairment loss for 2012 and 2011.

(k)	Accounting for Special Survey and Dry-Docking Costs: Dry-docking and special survey costs are expensed in the period incurred. The vessels undergo dry-dock or special survey approximately every five years during the first fifteen years of their life and every two and a half years within their following useful life. Costs relating to routine repairs and maintenance are also expensed as incurred. All three vessels in the Company’s fleet completed their initial scheduled special survey repairs in 2012.

(l)	Financing Costs: Costs associated with new loans including fees paid to lenders or required to be paid to third parties on the lender’s behalf for obtaining new loans or refinancing existing ones are recorded as deferred charges. Such fees are deferred and amortized to interest and finance costs during the life of the related debt using the effective interest method. Unamortized fees are presented in the accompanied balance sheets as deferred charges. Unamortized fees relating to loans repaid or refinanced as debt extinguishments and loan commitment fees are expensed as interest and finance costs in the period incurred in the accompanying statements of income.

(m)

Concentration of Credit Risk: Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents, trade receivables and derivative contracts (interest rate swaps). The maximum exposure to loss due to credit risk is the book value at the balance sheet date. The Company places its cash and cash equivalents, consisting mostly of deposits, with high credit qualified financial institutions. The Company performs

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

2.    Significant Accounting Policies and Recent Accounting Pronouncements (continued):

periodic evaluations of the relative credit standing of those financial institutions. The Company limits its credit risk with accounts receivable by performing ongoing credit evaluations of its customers’ financial condition and generally does not require collateral for its accounts receivable.

During 2012 and 2011, charterers that individually accounted for more than 10% of the Company’s revenues were as follows:

Charterer	2012	2011
A	58%	33%
B	16%	30%
C	26%	37%

	100%	100%

(n)	Accounting for Revenues and Related Expenses: The Company generates its revenues from charterers for the chartering of its vessels. All vessels are chartered under time charters, where a contract is entered into for the use of a vessel for a specific period of time and at a specified daily charter hire rate. If a charter agreement exists and collection of the related revenue is reasonably assured, revenue is recognized, as it is earned ratably over the duration of the period of the time charter. Furthermore, revenues from time chartering of vessels are accounted for as operating leases and are thus recognized on a straight line basis as the average minimum lease revenue over the rental periods of such charter agreements, as service is performed with the residual from actually collected hire based on the time charter agreement for each period being classified as deferred revenue in the accompanying consolidated balance sheets. Unearned revenue includes cash received prior to the balance sheet date for which all criteria to recognize as revenue have not yet been met as at the balance sheet date and accordingly is related to revenue earned after such date.

Voyage expenses, primarily consisting of port, canal and bunker expenses that are unique to a particular charter, are paid for by the charterer under the time charter arrangements. All voyage expenses are expensed as incurred, except for commissions. Commissions paid to brokers are deferred and amortized over the related charter period to the extent revenue has been deferred since commissions are earned as the Company’s revenues are earned.

(o)	Repairs and Maintenance: All repair and maintenance expenses including underwater inspection expenses are expensed in the period incurred. Such costs are included in vessel operating expenses in the accompanying consolidated statements of income.

(p)	Earnings Per Unit: Basic earnings per unit are computed by dividing net income available to unitholders by the weighted average number of units outstanding during the year. Diluted earnings per unit reflect the potential dilution that could occur if securities or other contracts to issue units were exercised, if any. The Company had no dilutive securities outstanding during the two-year period ended December 31, 2012.

(q)

Segment Reporting: The Company has determined that it operates under one reportable segment relating to its operations as it operates solely LNG vessels. The Company reports financial information and evaluates its operations and operating results by type of vessel and not by the length or type of ship employment for its customers. The Company’s management does not use discrete financial information to evaluate operating results for each type of charter. Although revenue can be identified according to

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

2.    Significant Accounting Policies and Recent Accounting Pronouncements (continued):

these type of charters or for charters with different duration, management cannot and does not identify expenses, profitability or other financial information for these charters. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographic information is impracticable.

(r)	Fair Value Measurements: The Company adopted ASC 820, “Fair Value Measurements and Disclosures”, which defines, and provides guidance as to the measurement of fair value. This statement creates a hierarchy of measurement and indicates that, when possible, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3), for example, the reporting entity’s own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. ASC 820 applies when assets or liabilities in the financial statements are to be measured at fair value, but does not require additional use of fair value beyond the requirements in other accounting principles. Upon issuance of guidance on the fair value option in 2007, the Company elected not to report the then existing financial assets or liabilities at fair value that were not already reported as such.

(s)	Commitments and Contingencies: Commitments are recognized when the Company has a present legal or constructive obligation as a result of past events and it is probable that an outflow of resources embodying economic benefits will be required to settle this obligation, and a reliable estimate of the amount of the obligation can be made. Provisions are reviewed at each balance sheet date and adjusted to reflect the present value of the expenditure expected to be required to settle the obligation. Contingent liabilities are not recognized in the financial statements but are disclosed unless the possibility of an outflow of resources embodying economic benefits is remote. Contingent assets are not recognized in the financial statements but are disclosed when an inflow of economic benefits is probable.

(t)	Variable Interest Entities: ASC 810-10, addresses the consolidation of business enterprises (variable interest entities) to which the usual condition (ownership of a majority voting interest) of consolidation does not apply. The guidance focuses on financial interests that indicate control. It concludes that in the absence of clear control through voting interests, a company’s exposure (variable interest) to the economic risks and potential rewards from the variable interest entity’s assets and activities are the best evidence of control. Variable interests are rights and obligations that convey economic gains or losses from changes in the value of the variable interest entity’s assets and liabilities. Additionally, ASU 2009-17, Consolidations (Topic 810) “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. ASU 2009-17 also requires a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement.

The Company evaluates financial instruments, service contracts, and other arrangements to determine if any variable interests relating to an entity exist, as the primary beneficiary would be required to include assets, liabilities, and the results of operations of the variable interest entity in its financial statements. As of December 31, 2012 and 2011, no such interests existed.

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

2.    Significant Accounting Policies and Recent Accounting Pronouncements (continued):

(u)	Accounting for Financial Instruments and Derivatives: The principal financial assets of the Company consist of cash and cash equivalents, restricted cash and trade receivables, net. The principal financial liabilities of the Company consist of trade payables, accrued liabilities, deferred and unearned revenue, long-term debt, and interest-rate swaps. Derivative financial instruments are used to manage risk related to fluctuations of interest rates. ASC 815, Derivatives and Hedging, requires all derivative contracts to be recorded at fair value, as determined in accordance with ASC 820, Fair Value Measurements and Disclosures (Note 8). The changes in fair value of a derivative contract are recognized in earnings unless specific hedging criteria are met.

At the inception of a hedge relationship, the Company formally designates and documents the hedge relationship to which the Company wishes to apply hedge accounting and the risk management objective and strategy undertaken for the hedge. The documentation includes identification of the hedging instrument, hedged item or transaction, the nature of the risk being hedged and how the entity will assess the hedging instrument’s effectiveness in offsetting exposure to changes in the hedged item’s cash flows attributable to the hedged risk. A cash flow hedge is a hedge of the exposure to variability in cash flows that is attributable to a particular risk associated with a recognized asset or liability, or a highly probable forecasted transaction that could affect profit or loss. Such hedges are expected to be highly effective in achieving offsetting changes in cash flows and are assessed on an ongoing basis to determine whether they actually have been highly effective throughout the financial reporting periods for which they were designated. All derivatives are recorded on the balance sheet as assets or liabilities and measured at fair value. For derivatives designated as cash flow hedges, the effective portion of the changes in fair value of the derivatives are recorded in Accumulated Other Comprehensive Income/(Loss) and subsequently recognized in earnings when the hedged items impact earnings.

None of the Company’s outstanding, during the period, derivative instruments meet those hedging criteria and, therefore, the changes in fair value are recognized as an increase or decrease in other income and expense.

(v)	Recent Accounting Pronouncements: There are no recent accounting pronouncements issued in 2012, whose adoption would have a material impact on the Company’s consolidated financial statements in the current year or are expected to have a material impact in future years.

3.     Revision of Financial Statements:

On October 29, 2013, subsequent to the issuance of the 2012 consolidated financial statements, the Company’s lenders granted their consent to the issuance of guarantees and the repayment of shareholders’ loan, and waived their rights in respect of the Company’s non-compliance with the minimum liquidity requirement of $30.0 million, as further discussed in Notes 7 and 14. Following the receipt of the waivers and consents above, the Company in its re-issued (October 29, 2013) consolidated financial statements had reclassified its debt and related balance sheet line items (restricted cash and deferred financing fees) as of December 31, 2012 and 2011, to current and non-current.

As the above waivers and consents were received subsequent to the original issuance of the financial statements (October 10, 2013), the Company determined that the above reclassification of the debt and related balance sheet line items was not in accordance with ASC 470-10-45, “Debt” and ASC 855- 10-25, “Subsequent Events”.

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

3.     Revision of Financial Statements (continued):

The Company’s consolidated financial statements for the years ended December 31, 2012 and 2011, have been revised to appropriately apply the guidance included in ASC 470-10-45 and ASC-855-10-25. As a result total current assets have increased by $1,208 and $259, at December 31, 2012 and 2011, respectively and current liabilities have increased by $342,585 and $263,065 at December 31, 2012 and 2011, respectively. In addition, the Company’s cash flow statements have been revised, due to the reclassification of cash and cash equivalents to restricted cash of $6,773 and $2,320 at December 31, 2012 and 2011, respectively.

4.    Transactions with related parties:

(a) Dynagas Ltd.

Dynagas Ltd. (or the “Manager”), is a company wholly owned by Mr. George Prokopiou. The Manager has entered into a separate management agreement with each of the vessel-owning entities of the Company in order to provide technical, administrative and commercial management services to the Company in exchange for a fixed daily fee. Beginning on the first calendar year after the commencement of the vessel management agreements and each calendar year thereafter, these fees are adjusted upwards by 4% until expiration of the management agreement. As of December 31, 2012 and 2011, daily management fees per vessel ranged from $2.34 to $2.43 and $2.25 to $2.34, respectively. The Manager also provides other services under these agreements for which the Company pays additional fees, including (i) a commission of 1.25% over charter-hire agreements arranged by the Manager and (ii) a lump sum new-building supervision fee of $700 for the services rendered by the Manager in respect of the construction of the vessel plus out of pocket expenses. These agreements expired on December 31, 2012. On December 21, 2012, Pegasus, Lance and Seacrown, entered into new separate management agreements with the Manager effective from January 1, 2013 with an eight year term in exchange for a daily management fee of $2.5 per day with an annual increase of 3%, subject to further annual increases to reflect material unforeseen costs of providing the management services, by an amount to be agreed between the Company and the Manager, which amount will be reviewed and approved by the conflicts committee. The Manager will continue to provide commercial services under terms similar to those of the expired agreements. The agreements will terminate automatic after a change of control of the owners and/or of the owner’s ultimate parent, in which case an amount equal to the estimated remaining fees but in any case not less than for a period of at the least 36 months and not more than 60 months, will become payable to the Manager.

Fees charged in 2012 and 2011 for technical and administrative services amounted to $2,638 and $2,529, respectively, and are separately reflected as Management fees-related party in the accompanying consolidated statements of income. Commissions charged in 2012 and 2011 for commercial services amounted to $981 and $638, respectively, and are separately reflected as Voyage expenses-related party in the accompanying consolidated statements of income. These amounts, totaling $3,619 and $3,167 in each of the years ended December 31, 2012 and 2011, respectively, were due to the Manager and are included in Due to related party in the accompanying consolidated balance sheets. Furthermore, $240 and $19,289 due to the Manager as of December 31, 2012 and 2011, respectively, relating to liabilities arising out of the fleet operations (current account) are included in Due to related party in the accompanying consolidated balance sheets as well. The management agreements provide for an advance of $180 (three months of management fees) per vessel as security. Such advances as of December 31, 2012 and 2011 amounted to $540 and $540, respectively, and are separately reflected in Non-Current Assets as Due from related party in the accompanying consolidated balance sheets. Pursuant to the terms of the separate management agreements signed on December 21, 2012, the security advance payment, effective January 1, 2013, shall increase to $225 per vessel, and other than in the case of termination of the management agreement by reason of default by the Manager, the advance is not refundable.

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

4.    Transactions with related parties (continued):

(b) Stockholders’ Loan

On February 9, 2004, Pegasus, Lance and Seacrown entered into an unsecured, interest free credit loan facility agreement with Gregold Compania Maritima S.A. a corporation controlled by members of the Family for a principal amount up to $140,000 available until December 31, 2012. The amount of $140,000 was drawn at various dates in periods prior to December 31, 2010 and was used to partially finance the vessels’ construction cost and to provide Pegasus, Lance and Seacrown working capital for general corporate purposes. Part of the loan ($23,416) was paid in 2011 and the remaining amount of $116,584 was fully paid in April 2012, using the proceeds from the loans’ refinancing discussed in Note 7(a) and 7(b).

(c) Cross Collateral Guarantee

Reed Trading Ltd. (“Reed”): is a vessel-owning company controlled by members of the Family. One of the Company’s lenders has registered a first priority mortgage on Reed’s vessel, the Felicity, in its favor as a cross collateral guarantee on the loan obtained by Pegasus (Note 7(a)). At December 31, 2012 and 2011, there were no balances due to /from Reed.

5.    Vessels, net:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	Vessel Cost	Accumulated Depreciation	Net Book Value
Balance January 1, 2011	$540,454	$(46,505)	$493,949
—Depreciation	—	(13,579)	(13,579)

Balance December 31, 2011	$540,454	$(60,084)	$480,370
—Depreciation	—	(13,616)	(13,616)

Balance December 31, 2012	$540,454	$(73,700)	$466,754

As of December 31, 2012, each of the vessels were first priority mortgaged as collateral to secure the bank loans discussed in Note 7.

6.    Deferred Charges:

The amounts in the accompanying consolidated balance sheets represent fees paid to the lenders in relation with the bank loans discussed in Note 7 and are analyzed as follows:

Amount
Balance, January 1, 2011	$447
—Amortization	(100)

Balance, December 31, 2011 net of accumulated amortization of $529	$347
—Additions	1,975
—Write-offs	(105)
—Amortization	(485)

Balance, December 31, 2012 net of accumulated amortization of $675	$1,732

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

6.    Deferred Charges (continued):

The amortization and write-off of financing costs is included in Interest and finance costs in the accompanying consolidated statements of income (Note 11).

7.    Long-Term Debt:

The amounts shown in the accompanying consolidated balance sheets are analyzed as follows:

Borrower(s)	Lenders	2012	2011
(a) Pegasus Shipholding S.A.	Royal Bank of Scotland	$—	$95,550
Pegasus Shipholding S.A.	Credit Suisse AG	139,500	—
(b) Lance Shipping S.A.	Royal Bank of Scotland	153,590	93,930
(c) Seacrown Maritime Ltd.	Royal Bank of Scotland	87,625	96,125

Total		$380,715	$285,605
Less current portion		$380,715	$285,605

Long-term portion		$—	$—

(a)	Pegasus: During the period from May 2005 to February 2007, Pegasus borrowed $129,750 to partially finance the construction cost of the Clean Energy, under a ten year term credit facility, repayable in forty equal consecutive quarterly installments of $1,800 each, plus a balloon installment of $57,750 payable together with the last installment. On January 30, 2012, Pegasus entered into a five-year term loan facility with Credit Suisse AG for $150,000 (the “Credit Suisse Facility”) for the purpose of refinancing the then outstanding balance of the loan obtained in February 2007 and for general corporate purposes. The amount was fully drawn in March 2012. The obligations of Pegasus under the Credit Suisse Facility are secured by, among other things, a cross collateralized first priority mortgage over the Clean Energy and a 2005 built panamax tanker vessel named Felicity, owned by a related vessel-owning company, which also serves as a collateral (Note 4(c)). The securities relating to Felicity will be released 24 months following drawdown provided that the asset coverage ratio following such discharge and release will be at least 155% and no event of default has occurred and is continuing. The outstanding balance of the loan as of December 31, 2012, of $139,500 is repayable in seventeen equal consecutive quarterly installments of $3,500 each plus a balloon payment of $80,000 payable together with the last installment in March 2017.

(b)	Lance: In July 2007, Lance borrowed the amount of $123,000 to partially finance the construction cost of the Clean Power, under a ten-year term credit facility, repayable in forty equal consecutive quarterly installments of $1,710 each, plus a balloon installment of $54,600 payable together with the last installment. On February 29, 2012, Lance entered an amendatory agreement with the same bank for the purpose of refinancing the then outstanding balance of the loan obtained in July 2007. As a result of the amendatory agreements an additional principal amount of $70,000 was drawn in April 2012 for general corporate purposes, payable in twenty equal consecutive quarterly installments of $3,500, each. The outstanding balance of the loan as of December 31, 2012, of $153,590 is repayable in nineteen equal consecutive quarterly installments of $5,210 each, of which the installment due on October 2013 has been deferred to the balloon payment of $54,600 payable together with the last installment in July 2017.

(c)

Seacrown: In January 2008, Seacrown borrowed $128,000, to partially finance the construction cost of the Clean Force, under a twelve-year term credit facility. The outstanding balance of the loan as of

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

7.    Long-Term Debt (continued):

December 31, 2012, of $87,625 is repayable in twenty nine equal consecutive quarterly installments of $2,125 each plus a balloon payment of $26,000 payable together with the last installment in January 2020.

In aggregate for all loans, the annual principal payments for the outstanding debt as of December 31, 2012 required to be made after the balance sheet date, without taking into consideration the reclassification of total outstanding debt within current liabilities following the non-compliances discussed below, are as follows:

Year ending December 31,	Amount
2013	$38,130
2014	43,340
2015	43,340
2016	43,340
2017	167,440
Thereafter	45,125

$380,715

Loans bear interest at LIBOR plus a margin. The weighted average interest rate of the Company’s long-term debt for the years ended December 31, 2012 and 2011 was 2.3% and 1.3%, respectively.

Total interest incurred on long-term debt for 2012 and 2011 amounted to $8,551 and $3,794, respectively. Interest expense on long-term debt, is included in Interest and finance costs (Note 11) in the accompanying consolidated statements of income. The above loans are secured by a first priority mortgage over the vessels, corporate guarantees, and assignments of all charters, earnings and insurances. In addition, the loan agreements impose operating and negative covenants on the lenders. These covenants may limit the Company’s subsidiaries’ ability to, among other things, without the relevant lenders’ prior consent (i) incur additional indebtedness, (ii) change the flag, class or management of the vessel mortgaged under such facility, (iii) create or permit to exist liens on their assets, (iv) make or repay loans, (v) make investments or capital expenditures, (vi) change in the general nature of the Company’s business, (vii) enter into guarantees and (viii) undergo a change in ownership or control. The loans also contain certain financial covenants relating to the Company’s financial position and operating performance including maintaining liquidity above $30,000 or, if higher, 10% of the total aggregate indebtedness to The Royal Bank of Scotland. In addition, all loan agreements also include a requirement for the value of the vessel secured against the related loan to be in a range of at least 125%-130%, and impose restrictions on the Company’s ability top pay distributions as follows:

•

For the loan agreement discussed under (a) above, the Company is restricted from paying any dividend or making any other form of distribution or effect any form of redemption, purchase or return of share capital following the occurrence of event of default without the prior written consent of the lender.

•

For the loan agreement discussed under (b) above, the Company is restricted from declaring or paying any dividend or make any other distribution of its assets or profits to any stockholder without the prior consent of the lender.

•

For the loan agreement discussed under (c) above, the Company is restricted from declaring or paying any dividends or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders without the lender’s prior consent.

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

7.    Long-Term Debt (continued):

As of December 31, 2012 and 2011, the Company was not in compliance with the following restrictive and financial covenants:

•

The issuance of the guarantees discussed in Note 9(c) below without the prior consent of the lenders which resulted in a breach of the respective restrictive covenant under the loan agreements discussed in (a), (b) and (c) above.

•

The repayment of the loan discussed in Note 4(b) above without the prior consent of the Company’s lenders which resulted in a breach of the respective restrictive covenant under the loan agreements discussed in (b) and (c) above.

•	The Company was also not in compliance with the minimum liquidity covenant of $30.0 million contained in its loan agreement discussed in (b) above.

As of October 9, 2013, the Company had not obtained waivers from its lenders for non-compliance with these covenants. On July 19, 2013, one of the Company’s lenders declared an event of default under one of its credit facilities. Although the Company believed that the lenders would not demand payment of the loans before their maturity, provided that the Company were to pay scheduled loan installments and interest as they fall due under the existing credit facilities, the lenders could have required immediate repayment of the loans. As a result of such events of non-compliance, the Company has classified the total outstanding balance of its debt at December 31, 2012 and 2011 of $380,715 and $285,605 respectively, as current liabilities and reported a working capital deficit of $389,453 and $435,571 at December 31, 2012 and 2011, respectively.

On October 29, 2013, the Company’s lenders granted their consent to the issuance of guarantees and the repayment of shareholders’ loan, and waived their rights in respect of the Company’s non-compliance with the minimum liquidity requirement of $30.0 million discussed above until September 30, 2014.

There is no unused line of credit or available facility as of December 31, 2012.

8.    Financial Instruments and Fair Value Measurements:

The Company is exposed to interest rate fluctuations associated with its variable rate borrowings and its objective is to manage the impact of such fluctuations on earnings and cash flows of its borrowings. In this respect, from time to time the Company uses interest rate swaps to manage net exposure to interest rate fluctuations related to its borrowings.

ASC 815, “Derivatives and Hedging” requires companies to recognize all derivative instruments as either assets or liabilities at fair value in the statement of financial position. The Company recognizes all derivative instruments as either assets or liabilities at fair value on its consolidated balance sheets. The carrying amounts of cash and cash equivalents, restricted cash, trade receivables and trade payables reported in the consolidated balance sheets approximate their respective fair values because of the short-term nature of these accounts. The fair values of long-term bank loans approximate the recorded values due to the variable interest rates payable. The fair value of shareholders’ loan is not practicable to be estimated due to the absence of the fixed repayment terms and stated maturity. The fair value of non-current portion of amounts due from related party is not practicable to be estimated given the terms of the management agreements which provide for periodic adjustment of the working capital advance per vessel in line with the changes in the vessels’ daily operating costs.

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

8.    Financial Instruments and Fair Value Measurements (continued):

Additionally, the Company considers its creditworthiness in determining the fair value of the credit facilities. The carrying value approximates the fair market value for the floating rate loans.

As of December 31, 2011, the Company was a party to three interest rate swap agreements of $285,6 million notional amount, which do not qualify for hedge accounting and, as such, the changes in their fair values are recognized in the statement of income. The Company made quarterly payments to the counterparties based on decreasing notional amounts at fixed rates of 4.31%, 4.35% and 4.35%, respectively, net of the floating-rate payments at LIBOR due from the counterparty to the Company. The swaps matured in June, July and March 2012, respectively, and as such the fair value of derivative financial instruments as of December 31, 2012 and 2011 was nil and $5,692, respectively, and is presented under “Derivative financial instruments” within current liabilities in the accompanying consolidated balance sheets.

The guidance for fair value measurements applies to all assets and liabilities that are being measured and reported on a fair value basis. This guidance enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The fair values of the Company’s derivative financial instruments equate to the amount that would be paid or received by the Company if the agreements were cancelled at the reporting date, taking into account current market data per instrument and the Company’s or counterparty’s creditworthiness, as appropriate. The Company’s derivative financial instruments are valued using pricing models that are used to value similar instruments by market participants. Where possible, the Company verifies the values produced by its pricing models to market prices. Valuation models require a variety of inputs, including contractual terms, market prices, yield curves, credit spreads, measures of volatility and correlations of such inputs. The Company’s derivatives trade in liquid markets, and as such, model inputs can generally be verified and do not involve significant management judgment. Such instruments are typically classified within Level 2 of the fair value hierarchy.

The change in the fair value of the Company’s interest rate swaps for each of the years ended December 31, 2012 and 2011 resulted in unrealized gains of $5,692 and $11,256, respectively. The settlements on the interest rate swaps for the year ended December 31, 2012 and 2011 resulted in realized losses of $5,888 and $12,080, respectively. The total of the change in fair value and settlements for the years ended December 31, 2012 and 2011 aggregate to losses of $196 and $824, respectively, and is separately reflected in Loss on derivative financial instruments in the accompanying consolidated statements of income.

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

9.    Commitments and Contingencies:

(a) Long-term time charters:

The Company has entered into time charter arrangements on all of its vessels with well-known international charterers. The minimum contractual charter revenues, based on these non-cancelable long-term time charter contracts as of December 31, 2012, gross of brokerage commissions, without taking into consideration any assumed off-hire, and considering the exercised option on January 2, 2013 for the extension of the charter party of Clean Force until September 2016 amounting to $68,224, are as analyzed below:

Period/Year ending December 31,	Amount
2013 (period)	$80,841
2014	85,775
2015	85,775
2016	78,522
2017	31,524

$362,437

(b)	Other: Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company’s vessels. Currently, management is not aware of any such claims not covered by insurance or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements.

The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements. The Company is covered for liabilities associated with the individual vessels’ actions to the maximum limits as provided by Protection and Indemnity (P&I) Clubs, members of the International Group of P&I Clubs.

(c)

Guarantees provided to related parties: On September 27, 2012 the Company’s three wholly owned vessel owning subsidiaries provided guarantees to the banks financing three contracted new-building LNG carriers, the Lena River, the Clean Ocean and the Clean Planet beneficially controlled by members of the Family, to guarantee the due payment of all amounts including principal and interest payable by the borrowers during the security period, as defined in the terms of a twelve year term loan for an amount up to $465,115 expiring in January 2027. Total estimated interest payable to the lender until its maturity as of October 29, 2013 approximates $110.0 million, based on Libor at December 31, 2012. In addition, on September 28, 2012 Dynagas Equity Holding Limited provided a guarantee to the banks financing the Yenisei River, which was delivered in July 2013 and beneficially controlled by members of the Family, to guarantee the due payment of all amounts including principal and interest payable by the borrowers during the security period, as defined in the terms of a twelve year loan up to $162,000 expiring in July 2025. Total estimated interest payable to the lender until its maturity as of October 29, 2013 approximates $29.0 million based on 3-month Libor at December 31, 2012. The loan agreements are secured with liens on the contracted new-building LNG carriers. Failure by the primary borrowers to service their debt requirements and comply with any provisions contained in these

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

9.    Commitments and Contingencies (continued):

secured loans, including but not limited to, paying scheduled installments and complying with certain covenants, will activate the Company’s obligations under the guarantees. The Company determined that is not the primary beneficiary of the entities for which a guarantee has been provided. In addition, the guarantees fall under the scope exception for initial recognition and measurement and accordingly no liability in their respect has been recognized in the accompanying 2012 consolidated balance sheet.

(d)	Technical and Commercial Management Agreement: As further disclosed in Note 4 the Company has contracted the commercial, administrative and technical management of its’ vessels to Dynagas Ltd. For the commercial services provided under this agreement the Company pays a commission of 1.25% over the charter-hire revenues arranged by the Manager. The estimated commission payable to the Manager over the minimum contractual charter revenues, discussed in Note 9, is $4,530, of which $853 relate to the Clean Force exercised option. For administrative and technical management fees the Company pays a daily management fee per vessel. Such management fee for the period from January 1, 2013 to the expiration of the agreements on December 31, 2020, adjusted for 3% inflation, is $24,361 and is analyzed as follows:

Year ending December 31,	Amount
2013	$2,738
2014	2,820
2015	2,904
2016	3,000
2017	3,081
2018 and on	9,818

$24,361

10.    Partners’ Equity:

On October 29, 2013, the Company issued i) to Dynagas Holding Ltd, 6,735,000 common units and 14,985,000 subordinated units and ii) to Dynagas GP LLC (the “General Partner”), a company owned and controlled by Dynagas Holding Ltd, 30,000 General Partner Units (the General Partner Units, together with the issued common units and subordinated units represent all of the outstanding interests in us) and all of its incentive distribution rights, which entitle the General Partner to increasing percentages of the cash the Company distribute; in exchange for their ownership interest in the predecessor companies.

The unit and per unit data included in the accompanying consolidated financial statements have been restated to reflect the issuance of the above units, for all periods presented. There were no distributions to the partners during the year 2012 and 2011.

Voting Rights

The following is a summary of the unitholder vote required for the approval of the matters specified below. Matters that require the approval of a “unit majority” require:

•

during the subordination period, the approval of a majority of the common units, excluding those common units held by the General Partner and its affiliates, voting as a class and a majority of the subordinated units voting as a single class; and

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

10.    Partners’ Equity (continued):

•	after the subordination period, the approval of a majority of the common units voting as a single class.

In voting their common units and subordinated units, the General Partner and its affiliates will have no fiduciary duty or obligation whatsoever to the Company or the limited partners, including any duty to act in good faith or in the best interests of the Company or the limited partners.

Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. However, to preserve the Company’s ability to be exempt from U.S. federal income tax under Section 883 of the Code, if at any time, any person or group owns beneficially more than 4.9% of any class of units then outstanding, any such units owned by that person or group in excess of 4.9% may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes (except for purposes of nominating a person for election to the board), determining the presence of a quorum or for other similar purposes under the Partnership Agreement, unless otherwise required by law. The voting rights of any such unitholders in excess of 4.9% will effectively be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of all classes of units entitled to vote. The General Partner, its affiliates and persons who acquired common units with the prior approval of the board of directors will not be subject to this 4.9% limitation except with respect to voting their common units in the election of the elected directors.

The Company will hold a meeting of the limited partners every year to elect one or more members of the board of directors and to vote on any other matters that are properly brought before the meeting. The General Partner has the right to appoint two of the five members of the board of directors with the remaining three directors being elected by the Company’s common unitholders beginning with the 2014 annual meeting of unitholders. Subordinated units will not be voted in the election of the three directors elected by the Company’s common unitholders.

Distributions

General Partner Interest

The Partnership Agreement provides that the General Partner initially will be entitled to 0.1% of all distributions that the Company makes prior to its liquidation. The General Partner has the right, but not the obligation, to contribute a proportionate amount of capital to the Company to maintain its 0.1% General Partner interest if the Company issues additional units. The General Partner’s 0.1% interest, and the percentage of the Company’s cash distributions to which it is entitled, will be proportionately reduced if the Company issues additional units in the future and the General Partner does not contribute a proportionate amount of capital to the Company in order to maintain its 0.1% General Partner interest. The General Partner will be entitled to make a capital contribution in order to maintain its 0.1% General Partner interest in the form of the contribution to the Company of common units based on the current market value of the contributed common units.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. The General Partner will hold the incentive distribution rights following completion of this offering. The incentive distribution rights may be transferred separately from the General Partner interest, subject to restrictions in the Partnership Agreement. Except for transfers of incentive distribution rights to an affiliate or

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

10.    Partners’ Equity (continued):

another entity as part of the General Partner’s merger or consolidation with or into, or sale of substantially all of its assets to such entity, the approval of a majority of the Company’s common units (excluding common units held by the General Partner and its affiliates), voting separately as a class, generally is required for a transfer of the incentive distribution rights to a third party prior to December 31, 2016. Any transfer by the General Partner of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

If for any quarter:

•	the Company has distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•

the Company has distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, the Company will distribute any additional available cash from operating surplus for that quarter among the unitholders and the General Partner in the following manner:

•

first, 99.9% to all unitholders, pro rata, and 0.1% to the General Partner, until each unitholder receives a total of a specified dollar amount per unit for that quarter (the “first target distribution”);

•

second, 85.0% to all unitholders, pro rata, 0.1% to the General Partner and 14.9% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of a specified dollar amount per unit for that quarter (the “second target distribution”);

•

third, 75.0% to all unitholders, pro rata, 0.1% to the General Partner and 24.9% to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of a specified dollar amount per unit for that quarter (the “third target distribution”); and

thereafter, 50.0% to all unitholders, pro rata, 0.1% to the General Partner and 49.9% to the holders of the incentive distribution rights, pro rata.

11.    Interest and Finance Costs:

The amounts in the accompanying consolidated statements of income are analyzed as follows:

	2012	2011
Interest expense (Note 7)	$8,551	$3,794
Amortization and write off of financing costs (Note 6)	590	100
Commitment fees	372	54
Other	63	29
Total	$9,576	$3,977

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

12.    Earnings per Unit:

The partnership agreement of the Company provides for minimum quarterly distributions of a specified dollar amount to the extent there is sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to the General Partner. In general, the Company will pay any quarterly cash distributions in the following manner:

•

first, 99.9% to the holders of common units and 0.1% to the General Partner, until each common unit has received a minimum quarterly distribution of a specified dollar amount plus any arrearages from prior quarters

•	second, 99.9% to the holders of subordinated units and 0.1% to the General Partner, until each subordinated unit has received a minimum quarterly distribution of a specified dollar amount; and

•	third, 99.9% to all unitholders, pro rata, and 0.1% to the General Partner, until each unit has received an aggregate distribution of a specified dollar amount.

There were no distributions to the partners during the years 2012 and 2011.

The calculations of the basic and diluted earnings per unit, allocated to each class of partnership interests based on the number of units held by each class of unit holders (Note 1), are presented below:

Year ended December 31, 2012

	Unitholders
	General Partner	Common	Subordinated
Net income	$41	$9,239	$20,556
Earnings per unit basic and diluted	$1.37	$1.37	$1.37
Weighted average number of units outstanding, basic and diluted	30,000	6,735,000	14,985,000

Year ended December 31, 2011

	Unitholders
	General Partner	Common	Subordinated
Net income	$26	$5,828	$12,966
Earnings per unit basic and diluted	$0.87	$0.87	$0.87
Weighted average number of units outstanding, basic and diluted	30,000	6,735,000	14,985,000

13.    Taxes:

Effective January 1, 2013 onwards, each foreign flagged vessel managed in Greece by Greek or foreign ship management companies are subject to Greek tonnage tax, under the laws of the Greek Republic . The Company’s vessel’s technical manager, Dynagas Ltd an affiliate (Note 4(a)) which is established in Greece under Greek Law 89/67 is responsible for the filing and payment of the respective tonnage tax on behalf the Company. The tonnage taxes are expected to amount to approximately $96 in 2013 and will be recorded within Vessel operating expenses in the 2013 consolidated statement of income.

Under the laws of Marshall Islands, Liberia and Nevis, place of incorporation and of the Company’s subsidiaries, the Company is not subject to tax on its international shipping income.

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

13.    Taxes (continued):

Pursuant to the Internal Revenue Code of the United States (the “Code”), U.S. source income from the international operations of ships is generally exempt from U.S. tax if the Company operating the ships meets both of the following requirements, (a) the Company is organized in a foreign country that grants an equivalent exception to corporations organized in the United States and exempts the type of income earned by the vessel owing Company and (b) either (i) more than 50% of the value of the Company’s stock is owned, directly or indirectly, by individuals who are “residents” of the Company’s country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States (50% Ownership Test) or (ii) the Company’s stock is “primarily and regularly traded on an established securities market” in its country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States (Publicly-Traded Test). Additionally, the Company must meet all of the documentation requirements as outlined in the regulations.

The Company and each of its subsidiaries expects to qualify for this statutory tax exemption for the 2012 and 2011 taxable years, and the Company takes this position for United States federal income tax return reporting purposes. In the absence of an exemption under Section 883, based on its U.S. source Shipping Income, the Company would be subject to U.S. federal income tax approximately nil and $31, for 2012 and 2011 respectively.

14.    Subsequent Events:

a.	Subsequent to December 31, 2012, the Company paid aggregate loan installments in the amount of $34.6 million, consisting of payments in the amount of $10.5 million, $15.6 million and $8.5 million under the loans discussed in Notes 7(a), 7(b) and 7(c), respectively, while it agreed with its lender to defer a principal installment of $5.2 million relating to the loan discussed in Note 7(b) due in October 2013 to the balloon installment.

b.	On October 25, 2013, the Company entered into a binding term sheet in connection with a proposed credit facility with an affiliate of Credit Suisse for $262,125 in order to partially re-finance its existing outstanding indebtedness. The proposed credit facility will be secured by, among other things, a first priority or preferred cross-collateralized mortgage on each of the Company’s vessels and is expected to bear interest at LIBOR plus a margin. The Company may draw down this facility no more than four times each year, and only so long as the asset cover ratio, which is the ratio of its outstanding indebtedness under the facility to the aggregate market value of its vessels, is not more than 130%. The availability of the facility will be reduced each quarter for 14 consecutive quarters by $5,000 for the first 13 quarters and by approximately $197,125 for the fourteenth quarter. In accordance with the proposed facility, the Company will be required to: (i) maintain total consolidated liabilities of less than 65% of the total consolidated market value of its adjusted total assets; (ii) maintain an interest coverage ratio of at least 3.0 times; and (iii) maintain minimum liquidity equal to at least 22 million. In addition, the Prokopiou Family is required to own or control at least 30% of the Company’s capital and voting rights and 100% of the General Partner’s share capital and voting rights and the Manager is required to continue to carry out the Company’s commercial and technical management. The proposed facility will also restrict the Company from paying distributions if an event of default occurs. The conclusion of the loan facility is conditional upon the Company’s successful completion of its initial public offering.

DYNAGAS LNG PARTNERS LP

Notes to the Consolidated Financial Statements—(Continued)

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

14.    Subsequent Events (continued):

c.	In June 2013, Dynagas Equity Holding Ltd. provided a guarantee to the banks financing the Arctic Aurora to guarantee the due payment of all amounts including principal and interest payable by the borrowers of a 12 year loan of up to $168.8 million. Total estimated interest payable to the lender until its maturity as of October 29, 2013, was approximately $36 million, based on the 3-month LIBOR at December 31, 2012.

d.	On October 29, 2013, the Company’s lenders granted their consent to the issuance of guarantees (including the guarantees described in (c) above) and the repayment of shareholders’ loan, and waived their rights in respect of the Company’s non-compliance with the minimum liquidity requirement of $30.0 million, all discussed in Note 7.

e.	On October 31, 2013 and November 1, 2013, through binding commitments entered with the lenders of the loans discussed in Note 9(c), it was agreed that the Company will be released from its obligations as guarantor of these loans, as long as, among other things, satisfactory documentation is executed.

Schedule I—Condensed Financial Information of

DYNAGAS LNG PARTNERS LP (Parent Company Only)

Balance Sheets

For the years ended December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data)

	2012	2011
ASSETS
CURRENT ASSETS:
Total current assets	—	—

NON CURRENT ASSETS:
Investments in subsidiaries*	75,175	45,339

Total non-current assets	75,175	45,339

Total assets	$75,175	$45,339

LIABILITIES AND PARTNERS’ EQUITY
CURRENT LIABILITIES:
Total current liabilities	—	—
Total non-current liabilities	—	—

PARTNERS’ EQUITY:
Total partners’ equity	75,175	45,339

Total liabilities and partners’ equity	$75,175	$45,339

*	Eliminated in consolidation

Schedule I—Condensed Financial Information of

DYNAGAS LNG PARTNERS LP (Parent Company Only)

Statements of Income

For the years ended December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data)

	2012	2011
Operating income	—	—
Equity in earnings of subsidiaries*	29,836	18,820
Net Income	$29,836	$18,820

Earnings per unit, basic and diluted	$1.37	$0.87

Weighted average number of units, basic and diluted	21,750,000	21,750,000

*	Eliminated in consolidation

Schedule I—Condensed Financial Information of

DYNAGAS LNG PARTNERS LP (Parent Company Only)

Statements of Cash Flows

December 31, 2012 and 2011

(Expressed in thousands of U.S. Dollars—except for unit and per unit data, unless otherwise stated)

	2012	2011
Cash flows from Operating Activities:
Net cash provided by Operating Activities	—	—

Cash flows from Investing Activities:
Net cash used in Investing Activities	—	—

Cash flows from/ (used in) Financing Activities:
Net cash used in Financing Activities	—	—
Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of the year	—	—

Cash and cash equivalents at end of the year	$—	$—

Schedule I—Condensed Financial Information of Dynagas LNG Partners LP (Parent Company Only)

In the condensed financial information of the Parent Company, the Parent Company’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries. The Parent Company, during the years ended December 31, 2011 and 2012, did not receive cash dividends from its subsidiaries.

The condensed financial information of the Parent Company should be read in conjunction with the Company’s consolidated financial statements.

APPENDIX A

FORM OF SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

DYNAGAS LNG PARTNERS LP

ARTICLE I

DEFINITIONS

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF DYNAGAS LNG PARTNERS LP

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF DYNAGAS LNG PARTNERS LP, dated as of                     , 2013, is entered into by and between Dynagas GP LLC, a Marshall Islands limited liability company, as the General Partner, and Dynagas Holding Ltd., a Marshall Islands company, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity and/or asset base of the Partnership Group from the operating capacity and/or asset base of the Partnership Group existing immediately prior to such transaction; provided, however, that any acquisition of properties or assets of another Person that is made solely for investment purposes shall not constitute an Acquisition under this Agreement.

“Adjusted Operating Surplus” means, with respect to any period, Operating Surplus generated with respect to such period (a) less (i) the amount of any net increase in Working Capital Borrowings (or the Partnership’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly-owned) with respect to such period and (ii) the amount of any net decrease in cash reserves for Operating Expenditures (or the Partnership’s proportionate share of any net decrease in cash reserves for Operating Expenditures in the case of Subsidiaries that are not wholly-owned) over such period to the extent such reduction does not relate to an Operating Expenditure made with respect to such period, and (b) plus (i) the amount of any net decrease in Working Capital Borrowings (or the Partnership’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly-owned) with respect to such period; (ii) the amount of any net increase in cash reserves (or the Partnership’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly-owned) for Operating Expenditures over such period to the extent such reserve is required by any debt instrument for the repayment of principal, interest or premium; and (iii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (a)(ii) above. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus. Adjusted Operating Surplus includes that portion of Operating Surplus in clause (a)(ii) of the definition of Operating Surplus only to the extent that cash is received by the Partnership Group.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Quantity of IDR Reset Common Units” has the meaning set forth in Section 5.10(a).

1

“Agreed Value” means the fair market value of the applicable property or other consideration at the time of contribution or distribution, as the case may be, as determined by the Board of Directors.

“Agreement” means this Agreement of Limited Partnership of Dynagas LNG Partners LP, as it may be amended, supplemented or restated from time to time.

“Annual Meeting” means the meeting of Limited Partners to be held every year, commencing in 2014, to elect the Elected Directors as provided in Section 7.2 and to vote on any other matters brought before the meeting in accordance with this Agreement.

“Appointed Directors” means the members of the Board of Directors appointed by the General Partner in accordance with the provisions of Article VII.

“Associate” means, when used to indicate a relationship with any Person: (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Audit Committee” means a committee of the Board of Directors composed of a minimum of one member of the Board of Directors then serving who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and meet the standards for audit committee composition established by the National Securities Exchange on which the Common Units are listed or admitted to trading.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly-owned) on hand at the end of such Quarter, (ii) all additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly-owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, and (iii) all cash and cash equivalents on hand on the date of determination of Available Cash resulting from cash distributions received after the end of such Quarter from any Group Member’s equity interest in any Person (other than a Subsidiary), which distributions are paid by such Person in respect of operations conducted by such Person during such Quarter, less

(b) the amount of any cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly-owned) established by the Board of Directors to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Sections 6.2 or 6.3 in respect of any one or more of the next four Quarters; provided, however, that the Board of Directors may not establish cash reserves pursuant to (iii) above if the effect of establishing such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Board of Directors so determines.

2

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means the board of directors of the Partnership, composed of Appointed Directors and Elected Directors appointed or elected, as the case may be, in accordance with the provisions of Article VII and a majority of whom are not United States citizens or residents, which, pursuant to Section 7.1, and subject to Section 7.11, oversees and directs the operations, management and policies of the Partnership. The Board of Directors shall constitute a committee within the meaning of Section 30(2)(g) of the Marshall Islands Act.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capital Contribution” means (a) with respect to any Partner, any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions) or (b) with respect to the General Partner only, (i) distributions of cash that the General Partner is entitled to receive but otherwise waives such that the Partnership retains such cash or (ii) Common Units that the General Partner contributes to the Partnership.

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, construction of new or improvement or replacement of existing, capital assets or (c) capital contribution by a Group Member to a Person that is not a Subsidiary, in which a Group Member has, or after such capital contribution will have, an equity interest, to fund the Group Member’s pro rata share of the cost of the addition or improvement to or the acquisition of existing, or the construction of new, or the improvement or replacement of existing, capital assets by such Person, in each case if such addition, improvement, replacement, acquisition or construction is made to increase the operating capacity and/or asset base of the Partnership Group from the operating capacity and/or asset base of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, replacement, acquisition or construction; provided, however, that any such addition, improvement, acquisition or construction that is made solely for investment purposes shall not constitute a Capital Improvement.

“Capital Surplus” has the meaning assigned to such term in Section 6.1(a).

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding a Person liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership or as a member of the Board of Directors, as the case may be.

“Certificate” means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global or book entry form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the Board of Directors, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the Board of Directors, issued by the Partnership evidencing ownership of one or more other Partnership Interests.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Registrar of Corporations of The Marshall Islands as referenced in Section 7.10 as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“claim” (as used in Section 7.20(c)) has the meaning assigned to such term in Section 7.20(c).

“Closing Date” means the first date on which Common Units are sold by the Partnership and Dynagas Holding Ltd. to the Underwriters pursuant to the provisions of the Underwriting Agreement.

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“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by any quotation system then in use with respect to such Limited Partner Interests, or, if on any such day such Limited Partner Interests of such class are not quoted by any such system, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the Board of Directors, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the Board of Directors.

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commences Commercial Service” and “Commenced Commercial Service” shall mean the date a Capital Improvement is first put into commercial service by a Group Member following, if applicable, completion of construction, acquisition, development and testing.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.2(a)(i).

“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group (other than Common Units or awards granted to such director under any long-term incentive plan of any Group Member) and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Marshall Islands Act, but excluding cash, contributed to the Partnership.

“Contribution Agreement” means, collectively, that certain Contribution and Conveyance Agreement, dated as of October 29, 2013, among the General Partner, the Partnership, the Operating Company, Dynagas Operating GP LLC, Dynagas Holding Ltd. and Dynagas Equity Holding Ltd., together with the additional conveyance documents and instruments contemplated or referenced thereunder or entered into in connection therewith.

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“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.2(a)(ii) and the second sentence of Section 6.3 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Sections 11.1 or 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Elected Directors” means the members of the Board of Directors who are elected as such in accordance with the provisions of Article VII and at least three of whom are not (a) security holders, officers or employees of the General Partner, (b) officers or employees of any Affiliate of the General Partner, (c) holders of any ownership interest in the Partnership Group (other than Common Units or awards granted to such director under any long-term incentive plan of any Group Member) and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading or (d) United States citizens or residents.

“Estimated Maintenance Capital Expenditures” means an estimate made in good faith by the Board of Directors (with the concurrence of the Conflicts Committee) of the average quarterly Maintenance Capital Expenditures that the Partnership will need to incur to maintain over the long-term the operating capacity and/or asset base of the Partnership Group (including the Partnership’s proportionate share of the average quarterly Maintenance Capital Expenditures of its Subsidiaries that are not wholly-owned) existing at the time the estimate is made. The Board of Directors (with the concurrence of the Conflicts Committee) will be permitted to make such estimate in any manner it determines reasonable. Beginning after the Closing Date, the estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of Maintenance Capital Expenditures on a long-term basis. The Partnership shall disclose to its Partners any change in the amount of Estimated Maintenance Capital Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed. Any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest payments (and related fees) on debt incurred and distributions on equity issued, in each case, to fund the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction of the Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service or the date that such Capital Improvement is abandoned or disposed of. Debt incurred or equity issued to fund any such construction period interest payments, or such construction period distributions on equity paid in respect of such period shall also be deemed to be debt incurred or equity issued, as the case may be, to fund the construction of a Capital Improvement, and the Incremental Incentive Distributions paid in respect of such newly issued equity shall be deemed to be distributions paid on equity issued to finance the construction of a Capital Improvement.

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“First Target Distribution” means $0.420 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2013, it means the product of $0.420 multiplied by a fraction of which the numerator is the number of days in such period, and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

“Forecasted Distributions” has the meaning assigned to such term in Section 5.6(b).

“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes (1) the weighted average number of Outstanding Units plus (2) all Partnership Interests and options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended, such Partnership Interests, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; and provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

“General Partner” means Dynagas GP LLC, a Marshall Islands limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.

“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws (or similar organizational documents) of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents

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of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, future, cap, floor, collar or other similar agreement or arrangement entered into for the purpose of hedging the Partnership Group’s exposure to fluctuations in the price of interest rates, currencies or commodities in their operations and not for speculative purposes.

“Historical Distributions” has the meaning assigned to such term in Section 5.6(b).

“Holder” as used in Section 7.20, has the meaning assigned to such term in Section 7.20(a).

“IDR Reset Election” has the meaning set forth in Section 5.10(a).

“Incentive Distribution Right” means a non-voting Limited Partner Interest, which Partnership Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.2.

“Incremental Incentive Distributions” means, with respect to any newly issued equity securities of the Partnership, the incremental amount of any Incentive Distributions payable under Section 6.2 based solely upon the amount of distributions paid in respect of such newly issued equity securities.

“Indemnified Persons” has the meaning assigned to such term in Section 7.20(c).

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Person which any of the preceding clauses of this definition describes, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person (provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services), (f) the members of the Board of Directors, (g) the Officers, and (h) any other Person the Board of Directors designates as an “Indemnitee” for purposes of this Agreement.

“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Limited Partners” means Dynagas Holding Ltd. and the General Partner (with respect to the Incentive Distribution Rights received by the General Partner pursuant to Section 5.2(b)) and the Underwriters, in each case upon being admitted as Partners to the Partnership in accordance with Section 10.1.

“Initial Offering” means the initial public offering and sale of Common Units to the public, as described in the Registration Statement, including any Common Units sold pursuant to the exercise of the Over-Allotment Option.

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters first offered the Common Units to the public

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for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the Board of Directors, in each case adjusted as the Board of Directors determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member; (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member (including assets acquired using Investment Capital Expenditures) other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; (d) capital contributions received; and (e) corporate reorganizations or restructurings.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“Limited Partner” means, unless the context otherwise requires, the Organizational Limited Partner, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidating Trustee” means one or more Persons selected by the Board of Directors to perform the functions described in Section 12.4.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the addition or improvement to, or the replacement of, the capital assets owned by any Group Member or for the acquisition of existing, or the construction of new, capital assets) if such expenditure is made to maintain, including over the long term, the operating capacity and/or asset base of the Partnership Group. Maintenance Capital Expenditures shall not include Expansion Capital Expenditures or Investment Capital Expenditures. Maintenance Capital Expenditures shall include interest payments (and related fees) on debt incurred and distributions on equity

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issued, in each case, to finance the acquisition or the construction of a replacement asset and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to acquire or to construct a replacement asset and ending on the earlier to occur of the date that such replacement asset Commences Commercial Service or the date that such replacement asset is abandoned or disposed of. Debt incurred to pay or equity issued to fund the construction period interest payments, or such construction period distributions on equity shall also be deemed to be debt incurred or equity issued, as the case may be, to finance the construction of a replacement asset, and the Incremental Incentive Distributions paid in respect of such newly issued equity shall be deemed to be distributions paid on equity issued to finance the construction of a replacement asset.

“Marshall Islands Act” means the Limited Partnership Act of The Republic of the Marshall Islands, as amended, supplemented or restated from time to time, and any successor to such statute.

“Measurement Period” has the meaning assigned to such term in Section 5.6(b).

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Minimum Quarterly Distribution” means $0.365 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on December 31, 2013, it means the product of $0.365 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Agreed Value of such property, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Officers” has the meaning assigned to such term in Section 7.8(a).

“Omnibus Agreement” means that Omnibus Agreement, dated as of the Closing Date, among the Partnership, the General Partner, Dynagas Operating LP, Dynagas Operating GP LLC, and Dynagas Holding Ltd.

“Operating Company” means Dynagas Operating L.P., a Marshall Islands limited liability company, and any successors thereto.

“Operating Company Agreement” means the Limited Partnership Agreement of the Operating Company, as it may be amended, supplemented or restated from time to time.

“Operating Expenditures” means all Partnership Group expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, employee and director compensation, reimbursements of expenses of the General Partner, repayment of Working Capital Borrowings, debt service payments, capital expenditures, payments made in the ordinary course of business under any Hedge Contracts (provided (i) with respect to amounts paid in connection with the initial purchase of any Hedge Contract, such amounts shall be amortized over the life of the Hedge Contract and (ii) that payments

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made in connection with the termination of any Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be included in Operating Expenditures in equal quarterly installments over the remaining scheduled life of such Hedge Contract), subject to the following:

(a) deemed repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures, Investment Capital Expenditures or actual Maintenance Capital Expenditures, but shall include Estimated Maintenance Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions or (iii) distributions to Partners, where capital expenditures consist of both (x) Maintenance Capital Expenditures and (y) Expansion Capital Expenditures and/or Investment Capital Expenditures, the Board of Directors (with the concurrence of the Conflicts Committee) shall determine the allocation between the amounts paid for each.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication:

(a) the sum of (i) $27,000,000, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly-owned) for the period beginning on the Closing Date and ending on the last day of such period, other than cash receipts from Interim Capital Transactions (excluding return on capital from Investment Capital Expenditures); provided, that cash receipts from the termination of a Hedge Contract prior to its specified termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract, (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly-owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (iv) the amount of cash distributions paid on equity issued (including Incremental Incentive Distributions) in connection with the construction of a Capital Improvement or replacement of a capital asset and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction of such Capital Improvement or replacement of such capital asset and ending on the earlier to occur of the date that such Capital Improvement or replacement capital asset Commences Commercial Service or the date that it is abandoned or disposed of (equity issued to fund the construction period interest payments on debt incurred (including periodic net payments under related Hedge Contracts), or construction period distributions on equity issued (including Incremental Incentive Distributions), to finance the construction of a Capital Improvement or replacement of a capital asset shall also be deemed to be equity issued to finance the construction of a Capital Improvement or replacement of such capital asset for purposes of this clause (iv)), less

(b) the sum of (i) Operating Expenditures for the period beginning immediately after the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the Board of Directors to provide funds for future Operating Expenditures, (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred and (iv) any cash loss realized on disposition of an Investment Capital Expenditure; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the Board of Directors so determines.

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Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from Investment Capital Expenditures shall be treated as cash receipts only to the extent they are a return on capital, but in no event shall a return of capital be treated as cash receipts.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the Board of Directors.

“Organizational Limited Partner” means Dynagas Holding Ltd. in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group beneficially owns more than 4.9% of the Outstanding Partnership Interests of any class then Outstanding (or would own such percentage in the event this limitation were applied to other Persons or Groups), all Partnership Interests owned by such Person or Group in excess of such limitation shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes (except for purposes of nominating a Person for election to the Board of Directors pursuant to Section 7.3), determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply to (i) the General Partner or its Affiliates or (ii) any Person or Group who acquired more than 4.9% of any Partnership Interests with the prior approval of the Board of Directors after considering the potential effects of such approval on the Partnership, except, in each case, such limitation shall remain applicable with respect to the voting of Common Units in the election of the Elected Directors as provided in Section 7.2(a)(ii).

“Over-Allotment Option” means the over-allotment option granted to the Underwriters pursuant to the Underwriting Agreement.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Dynagas LNG Partners LP, a Marshall Islands limited partnership, and any successors thereto.

“Partnership Group” means the Partnership and its Subsidiaries, including the Operating Company, treated as a single consolidated entity.

“Partnership Interest” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants, restricted units and appreciation rights relating to an equity interest in the Partnership), including Common Units, Subordinated Units, General Partner Units and Incentive Distribution Rights.

“Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or the number of General Partner Units held by the General Partner, as the case may be, by (B) the total number of all Outstanding Units and General Partner Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.4, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero.

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“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning assigned to such term in Section 14.1.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter, or, with respect to the first fiscal quarter including the Closing Date, the portion of such fiscal quarter after the Closing Date, of the Partnership.

“Record Date” means the date established by the Board of Directors or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or (b) with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the Board of Directors has caused to be kept as of the opening of business on such Business Day.

“Registration Statement” means the Partnership’s Registration Statement on Form F-1 (Registration No. 333-191653) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Reset MQD” has the meaning set forth in Section 5.10(e).

“Reset Notice” has the meaning set forth in Section 5.10(b).

“Second Target Distribution” means $0.456 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2013, it means the product of $0.456 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subordinated Unit” means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

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“Subordination Period” means the period commencing on the Closing Date and ending on the first to occur of the following dates:

(a) the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.1(a) in respect of any Quarter ending on or after December 31, 2016, in respect of which (i)(A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units, Subordinated Units, General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units equaled or exceeded the Minimum Quarterly Distribution during each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units, General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Weighted Average Basis with respect to each such period and (ii) there are no Cumulative Common Unit Arrearages;

(b) at any time on or after December 31, 2016, the date on which the holder or holders of a majority of the Outstanding Subordinated Units elect to convert the Outstanding Subordinated Units into Common Units in accordance with the provisions of Section 5.6(b); and

(c) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and no Units held by the General Partner and its Affiliates are voted in favor of such removal.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary (as defined, but excluding subsection (d) of this definition) of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person, or (d) any other Person in which such Person, one or more Subsidiaries (as defined, but excluding this subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) less than a majority ownership interest or (ii) less than the power to elect or direct the election of a majority of the directors or other governing body of such Person, provided, that (A) such Person, one or more Subsidiaries (as defined, but excluding this subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of the determination, has at least a 20% ownership interest in such other Person, (B) such Person accounts for such other Person (under U.S. GAAP, as in effect on the later of the date of investment in such other Person or material expansion of the operations of such other Person) on a consolidated or equity accounting basis, (C) such Person has directly or indirectly material negative control rights regarding such other Person including over such other Person’s ability to materially expand its operations beyond that contemplated at the date of investment in such other Person, and (D) such other Person is (i) other than with respect to the Operating Company, formed and maintained for the sole purpose of owning or leasing, operating and chartering no more than 10 vessels for a period of no more than 40 years, and (ii) obligated under its constituent documents, or as a result of a unanimous agreement of its owners, to distribute to its owners all of its income on at least an annual basis (less any cash reserves that are approved by such Person).

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“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Third Target Distribution” means $0.548 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2013, it means the product of $0.548 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 6.4.

“Trading Day” means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed is open for the transaction of business or, if Limited Partner Interests of a class are not listed on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided, however, that if no Transfer Agent is specifically designated for any other Partnership Interests, the Partnership shall act in such capacity.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement dated                     , 2013 among the Underwriters, Dynagas Holdings Ltd., the Partnership, the General Partner, the Operating Company, Dynagas Operating GP LLC and Dynagas Equity Holding Ltd. providing for the purchase of Common Units from Dynagas Holding Ltd. by such Underwriters in connection with the Initial Offering.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units and Subordinated Units, but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) the Incentive Distribution Rights.

“Unitholders” means the holders of Units.

“Unit Majority” means (i) during the Subordination Period, at least (a) a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) voting as a single class and (b) a majority of the Outstanding Subordinated Units, voting as a single class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units, voting as a single class.

“Unit Register” means the register of the Partnership for the registration and transfer of Limited Partnership Interests as provided in Section 4.5.

“Unrecovered Capital” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the Board of Directors determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

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“Vessel Interests” means the capital stock and other equity interests in Dynagas Equity Holding Ltd., a Liberian corporation, which owns all of the issued and outstanding share capital of each of (i) Quinta Group Corp., a Nevis corporation, which owns all of the issued and outstanding share capital of Pegasus Shipholding S.A., a Marshall Islands corporation, which owns the liquefied natural gas (“LNG”) carrier the Clean Energy; (ii) Seacrown Maritime Ltd., a Marshall Islands corporation, which owns the LNG carrier, the Clean Force; and (iii) Pelta Holdings S.A., a Nevis corporation, which owns all of the issued and outstanding share capital of Lance Shipping S.A., a Marshall Islands corporation, which owns the LNG carrier, the Ob River.

“Volume-Weighted Average Market Price” means, for a specified period of consecutive Trading Days for the Common Units, an amount equal to (i) the cumulative sum of the products of (x) the sale price for each trade of Common Units occurring during such period multiplied by (y) the number of Common Units sold at such price, divided by (ii) the total number of Common Units so traded during such period.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b)(i).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility, commercial paper facility or similar financing arrangement available to a Group Member, provided, that when such borrowing is incurred it is the intent of the borrower to repay such borrowing within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include he corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation; and (d) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The General Partner and the Organizational Limited Partner previously formed the Partnership as a limited partnership pursuant to the provisions of the Marshall Islands Act and hereby amend and restate the original Agreement of Limited Partnership of Dynagas LNG Partners LP in its entirety. This amendment and restatement shall become effective as of the date hereof. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Marshall Islands Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

Section 2.2 Name. The name of the Partnership shall be “Dynagas LNG Partners LP” The Partnership’s business may be conducted under any other name or names as determined by the Board of Directors. The words “Limited Partnership” or the letters “LP” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board of Directors may change the name of the Partnership at any time and from time to time in compliance with the requirements of the Marshall Islands Act and shall notify the General Partner and the Limited Partners of such change in the next regular communication to the Limited Partners.

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Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Board of Directors, the registered office of the Partnership in The Marshall Islands shall be located at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH 96960 and the registered agent for service of process on the Partnership in The Marshall Islands at such registered office shall be The Trust Company of the Marshall Islands, Inc. The principal office of the Partnership shall be located at 97 Poseidonos Avenue & 2 Foivis Street, Glyfada, 16674, Greece, or such other place as the Board of Directors may from time to time designate by notice to the General Partner and the Limited Partners. The Partnership may maintain offices at such other place or places within or outside The Marshall Islands as the Board of Directors determines to be necessary or appropriate. The address of the General Partner shall be at 97 Poseidonos Avenue & 2 Foivis Street, Glyfada, 16674, Greece, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that lawfully may be conducted by a limited partnership organized pursuant to the Marshall Islands Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member.

Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Marshall Islands Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Marshall Islands Act.

Section 2.7 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the Board of Directors may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use commercially reasonable efforts to cause record title to such assets (other than those assets in respect of which the Board of Directors determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; and, provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Board of Directors. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Marshall Islands Act.

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Section 3.2 Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Marshall Islands Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 30 of the Marshall Islands Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Outside Activities of the Limited Partners. Subject to the provisions of Section 7.13 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4 Rights of Limited Partners.

(a) In addition to other rights provided by this Agreement or by the Marshall Islands Act, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense, to:

(i) have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

(ii) obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner;

(iii) have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto;

(iv) obtain true and full information regarding the status of the business and financial condition of the Partnership Group; and

(v) obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) The Board of Directors may keep confidential from the Limited Partners, for such period of time as the Board of Directors deems reasonable, (i) any information that the Board of Directors reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Board of Directors in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS

Section 4.1 Certificates. Notwithstanding anything otherwise to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Certificates that may be issued shall be executed on

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behalf of the Partnership by the Chairman of the Board of Directors, President, Chief Executive Officer or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. If Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.6, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent (for Common Units) or the Partnership (for Partnership Interests other than Common Units), the appropriate Officers on behalf of the Partnership shall execute, and the Transfer Agent (for Common Units) shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b) The appropriate Officers on behalf of the Partnership shall execute and deliver, and the Transfer Agent (for Common Units) shall countersign, a new Certificate in place of any Certificate previously issued, or issue uncertificated Units, if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate or the issuance of uncertificated Units before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Board of Directors may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Board of Directors.

If a Limited Partner fails to notify the Partnership within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate or uncertificated Units.

(c) As a condition to the issuance of any new Certificate or uncertificated Units under this Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders. The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule,

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regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Record Holder of such Partnership Interest and (b) shall be bound by this Agreement and shall have the rights and obligations of a Partner hereunder and as, and to the extent, provided for herein.

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Units to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage, but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner, and the term “transfer” shall not mean any such disposition.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate Officers on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b) The Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the Partnership for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) By acceptance of the transfer of a Limited Partner Interest in accordance with this Section 4.5 and except as otherwise provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder

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or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgments and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d) Subject to the provisions set forth in this Article IV, Limited Partner Interests shall be freely transferable.

(e) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) Subject to Section 4.6(c) below, prior to December 31, 2023, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with (1) the merger or consolidation of the General Partner with or into such other Person or (2) the transfer by the General Partner of all or substantially all of its assets to such other Person.

(b) Subject to Section 4.6(c) below, on or after December 31, 2023, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

(c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner or member of any other Group Member under the laws of any such entity’s jurisdiction of formation and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Transfer of Incentive Distribution Rights. Prior to December 31, 2016, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual) or (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person or (ii) the transfer by such holder of all or substantially all of its assets to such other Person. Any other transfer of the Incentive Distribution Rights prior to December 31, 2016, shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after December 31, 2016, the General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive

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Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, (i) the transfer of Common Units issued pursuant to Section 5.10 shall not be treated as a transfer of all or any part of the Incentive Distribution Rights and (ii) no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement. The General Partner and any transferee or transferees of the Incentive Distribution Rights may agree in a separate instrument as to the General Partner’s exercise of its rights with respect to the Incentive Distribution Rights under Section 11.3.

Section 4.8 Restrictions on Transfers.

(a) Except as provided in Section 4.8(b) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable U.S. federal or state securities laws, laws of the Republic of the Marshall Islands or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer or (ii) terminate the existence or qualification of the Partnership or any Group Member under the laws of the jurisdiction of its formation.

(b) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Contributions and Initial Unit Issuances Prior to the Closing Date.

(a) In connection with the formation of the Partnership under the Marshall Islands Act (i) Dynagas Holding Ltd. made an initial Capital Contribution of the Vessel Interests to the Partnership in exchange for 6,735,000 Common Units and 14,985,000 Subordinated Units pursuant to the Contribution Agreement and (ii) the Partnership issued to the General Partner 30,000 General Partner Units (the General Partner Units, together with the issued common units and subordinated units represent all of the outstanding interests in us) in the Partnership) and 100% of the Incentive Distribution Rights.

Section 5.2 Tax Election.

(a) Effective on or before the Closing Date, the Partnership shall elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

Section 5.3 Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Partnership may be considered and permitted as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 5.4 Issuances of Additional Partnership Interests.

(a) The Partnership may issue additional Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Board of Directors shall determine, all without the approval of any Partners.

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(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the Board of Directors, including (i) the right to share in Partnership distributions; (ii) the rights upon dissolution and liquidation of the Partnership; (iii) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (iv) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (v) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vi) the method for determining the Percentage Interest as to such Partnership Interest; and (vii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c) The Board of Directors shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests pursuant to this Section 5.4, (ii) the conversion of the General Partner Interest (represented by General Partner Units) or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.10, (iv) the admission of additional Limited Partners and (v) all additional issuances of Partnership Interests. The Board of Directors shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The Board of Directors shall do all things necessary to comply with the Marshall Islands Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

Section 5.5 Limitations on Issuance of Additional Partnership Interests. The Partnership may issue an unlimited number of Partnership Interests (or options, rights, warrants or appreciation rights related thereto) pursuant to Section 5.4 without the approval of the Partners; provided, however, that no fractional units shall be issued by the Partnership; and provided, further, that without the approval of the General Partner, the Partnership shall not issue any equity where such issuance may have a material adverse impact on the General Partner, the General Partner Interest or the ability of the Partnership to satisfy the tests set forth in the definition of Subordination Period.

Section 5.6 Conversion of Subordinated Units to Common Units.

(a) If the Subordination Period expires in accordance with the provisions of Section 5.6(b), the Subordinated Units shall convert into such number of Common Units as is prescribed by Section 5.6(b) upon such expiration of the Subordination Period. If the Subordination Period expires in accordance with any provisions of this Agreement other than Section 5.6(b), then the Subordinated Units shall convert into Common Units on a one-for-one basis upon such expiration of the Subordination Period.

(b) At any time on or after December 31, 2016, provided that there are no Cumulative Common Unit Arrearages in respect of the Quarter immediately preceding such date and with the approval of the Conflicts Committee, the holder or holders of a majority of the Outstanding Subordinated Units may elect to convert each Outstanding Subordinated Unit into a number of Common Units to be determined by multiplying the number of Outstanding Subordinated Units by a fraction, (i) the numerator of which is equal to the aggregate amount of distributions of Available Cash from Operating Surplus (not to exceed Adjusted Operating Surplus) on the outstanding Subordinated Units (“Historical Distributions”) for the four fiscal Quarters preceding the date of conversion (the “Measurement Period”) and (ii) the denominator of which is equal to the aggregate amount of distributions that would have been required during the Measurement Period to pay the Minimum Quarterly

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Distribution on all Outstanding Subordinated Units during such four-Quarter period; provided, that if the forecasted distributions to be paid from forecasted Operating Surplus (not to exceed forecasted Adjusted Operating Surplus) on the Outstanding Subordinated Units for the four fiscal Quarter period immediately following the Measurement Period (“Forecasted Distributions”), as determined by the Conflicts Committee, is less than Historical Distributions, then the numerator shall be Forecasted Distributions; provided, further, however, that the Outstanding Subordinated Units may not convert into Common Units at a ratio that is greater than one-to-one.

(c) Notwithstanding any other provision of this Agreement, the Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

Section 5.7 Limited Preemptive Right.

(a) Except as provided in this Section 5.7, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

(b) Upon the issuance of any additional Limited Partner Interests by the Partnership (other than Common Units issued pursuant to Section 5.2(a) and Common Units issued in connection with a reset of the Incentive Distribution target levels or the issuance of Limited Partner Interests upon conversion of outstanding Limited Partner Interests), the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest immediately prior to such issuance by (B) 100 less the General Partner’s Percentage Interest immediately prior to such issuance by (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. The General Partner shall not be obligated to make additional Capital Contributions to the Partnership.

Section 5.8 Splits and Combinations.

(a) Subject to Sections 5.8(d) and 6.4 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units are proportionately adjusted.

(b) Whenever such a Pro Rata distribution, subdivision or combination of Partnership Interests is declared, the Board of Directors shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Board of Directors also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Board of Directors shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the Board of Directors may adopt such other procedures that it determines to be necessary or appropriate to reflect

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such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate or uncertificated Partnership Interest, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.8(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.9 Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by the Marshall Islands Act.

Section 5.10 Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 5.10, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units and the Partnership has made a distribution pursuant to Section 6.2(b)(v) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate shares of a number of Common Units (“IDR Reset Common Units”) derived by dividing (i) the average of the aggregate amount of cash distributions made by the Partnership for each of the two full Quarters immediately preceding the giving of the Reset Notice in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for each of the two full Quarters immediately preceding the giving of the Reset Notice (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior approval of the Board of Directors that the conditions described in the immediately preceding sentence have been satisfied. Upon the issuance of such IDR Reset Common Units, the Partnership will issue to the General Partner that number of additional General Partner Units equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner immediately prior to such issuance by (B) a percentage equal to 100% less such Percentage Interest and (y) the number of such IDR Reset Common Units, and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in exchange for such issuance. The making of the IDR Reset Election in the manner specified in Section 5.10(b) shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.10(c) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive IDR Reset Common Units and the General Partner will become entitled to receive General Partner Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.10(c), unless the IDR Reset Election is rescinded pursuant to Section 5.10(d).

(b) To exercise the right specified in Section 5.10(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

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(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units and the General Partner will become entitled to receive the related additional General Partner Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice, and the Partnership may issue Certificates for the Common Units or uncertificated Partnership Interests to the holder or holders of the Incentive Distribution Rights.

(d) If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.10 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.10 such that (i) the Minimum Quarterly Distribution shall be reset to equal to the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership’s receipt of the Reset Notice (the “Reset MQD”), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal to 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

ARTICLE VI

DISTRIBUTIONS

Section 6.1 Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Within 45 days following the end of each Quarter commencing with the Quarter ending on December 31, 2013, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 51 of the Marshall Islands Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the Board of Directors. All amounts of Available Cash distributed by the Partnership on any date following the Closing Date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners following the Closing Date pursuant to Section 6.2 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.3, be deemed to be “Capital Surplus.” Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Marshall Islands Act or any other applicable law.

(b) Notwithstanding the first three sentences of Section 6.1(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

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(c) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.2 Distributions of Available Cash from Operating Surplus.

(a) During Subordination Period. Available Cash with respect to any Quarter or portion thereof within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Sections 6.1 or 6.3 shall, subject to Section 51 of the Marshall Islands Act, be distributed as follows, except as otherwise contemplated by Section 5.4 in respect of other Partnership Interests issued pursuant thereto:

(i) First, (x) to the General Partner in accordance with its Percentage Interest and (y) 99.9% to all the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) 99.9% to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) 99.9% to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to the General Partner and all Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) to the General Partner in accordance with its Percentage Interest; (B) 14.9% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 24.9% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this subclause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 49.9% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.4, the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.2(a)(vii).

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(b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Sections 6.1 or 6.3, shall subject to Section 51 of the Marshall Islands Act, be distributed as follows, except as otherwise required by Section 5.4(b) in respect of additional Partnership Interests issued pursuant thereto:

(i) First, 100% to the General Partner and the Unitholders Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, 100% to the General Partner and the Unitholders Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) to the General Partner in accordance with its Percentage Interest; (B) 14.9% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) to the General Partner in accordance with its Percentage Interest; (B) 24.9% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 49.9% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v); provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.4, the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.2(b)(v).

Section 6.3 Distributions of Available Cash from Capital Surplus. Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.1(a) shall, subject to Section 51 of the Marshall Islands Act, be distributed, unless the provisions of Section 6.1 require otherwise, 100% to the General Partner and the Unitholders Pro Rata, until the Minimum Quarterly Distribution is reduced to zero pursuant to the second sentence of Section 6.4. Available Cash that is deemed to be Capital Surplus shall then be distributed (a) to the General Partner in accordance with its Percentage Interest and (b) to all Unitholders holding Common Units their Pro Rata share of a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.2.

Section 6.4 Adjustment of Minimum Quarterly Distribution and Target Distribution Levels. The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests in accordance with Section 5.8. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the announcement of the distribution. If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

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Section 6.5 Special Provisions Relating to the Holders of Subordinated Units. Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in distributions made with respect to Common Units.

Section 6.6 Special Provisions Relating to the Holders of Incentive Distribution Rights. Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, or (ii) be entitled to any distributions other than as provided in Sections 6.2(a)(v), 6.2(a)(vi) and 6.2(a)(vii), 6.2(b)(iii), 6.2(b)(iv) and 6.2(b)(v), and 12.4.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be vested exclusively in the Board of Directors and, subject to the direction of the Board of Directors and in accordance with the provisions of Section 7.8, the Officers. Neither the General Partner (except as otherwise expressly provided in this Agreement) nor any Limited Partner shall have any management power or control over the business and affairs of the Partnership. Thus, except as expressly provided in this Agreement, the business and affairs of the Partnership shall be managed by or under the direction of the Board of Directors, and the day-to-day activities of the Partnership shall be conducted on the Partnership’s behalf by the Officers. In order to enable the Board of Directors to manage the business and affairs of the Partnership, the General Partner, except as otherwise expressly provided in this Agreement, hereby irrevocably delegates to the Board of Directors all management powers over the business and affairs of the Partnership that it may now or hereafter possess under applicable law. The General Partner further agrees to take any and all action necessary and appropriate, in the sole discretion of the Board of Directors, to effect any duly authorized actions by the Board of Directors, including executing or filing any agreements, instruments or certificates, delivering all documents, providing all information and taking or refraining from taking action as may be necessary or appropriate to achieve the effective delegation of power described in this Section 7.1(a). Each of the Partners and each Person who may acquire an interest in a Partnership Interest hereby approves, consents to, ratifies and confirms such delegation. The delegation by the General Partner to the Board of Directors of management powers over the business and affairs of the Partnership pursuant to the provisions of this Agreement shall not cause the General Partner to cease to be a general partner of the Partnership nor shall it cause the Board of Directors or any member thereof to be a general partner of the Partnership or to have or be subject to the liabilities of a general partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Marshall Islands Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests hereby (i) approves, consents to, ratifies and confirms the General Partner’s delegation of management powers to the Board of Directors pursuant to paragraph (a) of this Section 7.1; (ii) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, any Group Member Agreement of any other Group Member and the other agreements described in or filed as exhibits to the

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Registration Statement that are related to the transactions contemplated by the Registration Statement; (iii) agrees that the General Partner (on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Underwriting Agreement or described in or filed as exhibits to the Registration Statement, in each case, on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests; and (iv) agrees that the execution, delivery or performance by the Board of Directors, the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the Board of Directors or the General Partner of any duty that the Board of Directors or the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2 The Board of Directors; Election and Appointment; Term; Manner of Acting.

(a) The initial Board of Directors shall consist of the following five individuals, all of whom shall be Appointed Directors and serve until the 2014 Annual Meeting: George Prokopiou, Tony Lauritzen, Levon Dedegian, Alexios Rodopoulos, Evangelos Vlahoulis. Following the 2014 Annual Meeting, the Board of Directors shall consist of five individuals, two of whom shall be Appointed Directors and three of whom shall be Elected Directors. The Elected Directors shall be divided into three classes: Class I, comprising one Elected Director, Class II, comprising one Elected Director, and Class III, comprising one Elected Director. Any vacancy among the Appointed Directors shall be filled as if an Appointed Director had resigned, in accordance with Section 7.6. The successors of the initial members of the Board of Directors shall be appointed or elected, as the case may be, as follows:

(i) The Appointed Directors shall be appointed by the General Partner on the date of the 2014 Annual Meeting, and each Appointed Director shall hold office until his successor is duly appointed by the General Partner and qualified or until his earlier death, resignation or removal; and

(ii) The Class I Elected Director shall be elected at the 2014 Annual Meeting for a one-year term expiring on the date of the first succeeding Annual Meeting, the Class II Elected Director shall be elected at the 2014 Annual Meeting for a two-year term expiring on the second succeeding Annual Meeting and the Class III Elected Director shall be elected at the 2014 Annual Meeting for a three-year term expiring on the third succeeding Annual Meeting, in each case by a plurality of the votes of the Outstanding Common Units present in person or represented by proxy at the Annual Meeting with each Outstanding Common Unit having one vote.

(b) Except as provided in paragraph (a)(ii) above with respect to the Elected Directors elected at the 2014 Annual Meeting, each member of the Board of Directors appointed or elected, as the case may be, at an Annual Meeting shall hold office until the third succeeding Annual Meeting and until his successor is duly elected or appointed, as the case may be, and qualified, or until his earlier death, resignation or removal.

(c) Each member of the Board of Directors shall have one vote. The vote of the majority of the members of the Board of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. A majority of the number of members of the Board of Directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than a quorum is present at a meeting, a majority of the members of the Board of Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 7.3 Nominations of Elected Directors. The Board of Directors shall be entitled to nominate individuals to stand for election as Elected Directors at an Annual Meeting. In addition, any Limited Partner or Group of Limited Partners that beneficially owns 15% or more of the Outstanding Common Units shall be entitled to nominate one or more individuals to stand for election as Elected Directors at an Annual Meeting by

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providing written notice thereof to the Board of Directors not more than 120 days and not less than 90 days prior to the date of such Annual Meeting; provided, however, that in the event that the date of the Annual Meeting was not publicly announced by the Partnership by mail, press release or otherwise more than 100 days prior to the date of such meeting, such notice, to be timely, must be delivered to the Board of Directors not later than the close of business on the tenth day following the date on which the date of the Annual Meeting was announced. Such notice shall set forth (i) the name and address of the Limited Partner or Limited Partners making the nomination or nominations, (ii) the number of Common Units beneficially owned by such Limited Partner or Limited Partners, (iii) such information regarding the nominee(s) proposed by the Limited Partner or Limited Partners as would be required to be included in a proxy statement relating to the solicitation of proxies for the election of directors filed pursuant to the proxy rules of the Commission had the nominee(s) been nominated or intended to be nominated to the Board of Directors (iv) the written consent of each nominee to serve as a member of the Board of Directors if so elected and (v) a certification that such nominee(s) qualify as Elected Directors.

Section 7.4 Removal of Members of Board of Directors. Members of the Board of Directors may only be removed as follows:

(a) Any Appointed Director may be removed at any time, (i) without Cause, only by the General Partner and, (ii) with Cause, by (x) the General Partner, (y) by the affirmative vote of the holders of a majority of the Outstanding Units at a properly called meeting of the Limited Partners or (z) by the affirmative vote of a majority of the other members of the Board of Directors.

(b) Any Elected Director may be removed at any time, with Cause, only by the affirmative vote of a majority of the other members of the Board of Directors or at a properly called meeting of the Limited Partners only by the affirmative vote of the holders of a majority of the Outstanding Common Units.

Section 7.5 Resignations of Members of the Board of Directors. Any member of the Board of Directors may resign at any time by giving written notice to the Board of Directors. Such resignation shall take effect at the time specified therein.

Section 7.6 Vacancies on the Board of Directors. Vacancies on the Board of Directors may be filled only as follows:

(a) If any Appointed Director is removed, resigns or is otherwise unable to serve as a member of the Board of Directors, the General Partner shall, in its individual capacity, appoint an individual to fill the vacancy.

(b) If any Elected Director is removed, resigns or is unable to serve as a member of the Board of Directors, the vacancy shall be filled by the Board of Directors then serving.

(c) A director appointed or elected pursuant to this Section 7.6 to fill a vacancy shall be appointed or elected, as the case may be, for no more than the unexpired term of his predecessor in office.

Section 7.7 Meetings; Committees; Chairman.

(a) Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors and shall be called by the Secretary upon the written request of two members of the Board of Directors, on at least 48 hours prior written notice to the other members. Any such notice, or waiver thereof, need not state the purpose of such meeting except as may otherwise be required by law. Attendance of a member of the Board of Directors at a meeting (including pursuant to the penultimate sentence of this Section 7.7(a)) shall constitute a waiver of notice of such meeting, except where such member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, without prior notice and without a vote if a consent or consents in

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writing, setting forth the action so taken, is signed by all the members of the Board of Directors. Members of the Board of Directors may participate in and hold meetings by means of conference telephone, videoconference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting. The Board of Directors may establish any additional rules governing the conduct of its meetings that are not inconsistent with the provisions of this Agreement.

(b) The Board of Directors shall appoint the members of the Audit Committee and the Conflicts Committee. The Audit Committee and the Conflicts Committee shall, in each case, perform the functions delegated to it pursuant to the terms of this Agreement and such other matters as may be delegated to it from time to time by resolution of the Board of Directors. The Board of Directors, by a majority of the whole Board of Directors, may appoint one or more additional committees of the Board of Directors to consist of one or more members of the Board of Directors, which committee(s) shall have and may exercise such of the powers and authority of the Board of Directors (including in respect of Section 7.1) with respect to the management of the business and affairs of the Partnership as may be provided in a resolution of the Board of Directors. Any committee designated pursuant to this Section 7.7(b) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the taking of any action. Subject to the first sentence of this Section 7.7(b), the Board of Directors may designate one or more members of the Board of Directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of such committee. Subject to the first sentence of this Section 7.7(b), in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

(c) The Appointed Directors may designate one of the members of the Board of Directors as Chairman of the Board of Directors. The Initial Chairman of the Board of Directors shall be George Prokopiou. The Chairman of the Board of Directors, if any, and if present and acting, shall preside at all meetings of the Board of Directors. In the absence of the Chairman of the Board of Directors, another member of the Board of Directors chosen by the Appointed Directors shall preside. If, at any time, the Board of Directors consists solely of Elected Directors, the Board of Directors may elect one of its members as Chairman of the Board of Directors and shall, in the absence of the Chairman of the Board of Directors at a meeting of the Board of Directors, choose another member of the Board of Directors to preside at the meeting.

Section 7.8 Officers.

(a) The Board of Directors, as set forth below, shall appoint or designate agents of the Partnership, referred to as “Officers” of the Partnership as described in this Section 7.8. Such Officers may be employed by any Group Member directly or may be employed by one or more third parties, including Dynagas Holding Ltd. and its Affiliates, and designated by the Board of Directors to perform officer functions for the benefit of the Partnership.

(b) The Board of Directors shall appoint or designate such Officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Partnership, who shall hold such titles, exercise such powers and authority and perform such duties as shall be determined from time to time by resolution of the Board of Directors. The Officers may include a Chairman of the Board of Directors, an Executive Vice Chairman or Vice Chairman of the Board of Directors, a Chief Executive Officer, a President, a Chief Financial Officer, any and all Vice Presidents, a Secretary, any and all Assistant Secretaries, a Treasurer, any and all Assistant Treasurers and any other Officers appointed or designated by the Board of Directors pursuant to this Section 7.8. Any person may hold two or more offices.

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(c) The Officers, including any Officer employed by a third party and designated by the Board of Directors to perform officer services for the benefit of the Partnership, shall be appointed by the Board of Directors at such time and for such terms as the Board of Directors shall determine. Any Officer may be removed, with or without Cause, only by the Board of Directors. Vacancies in any office may be filled only by the Board of Directors.

(d) The Board of Directors may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(e) Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Partnership.

Section 7.9 Compensation of Directors. The members of the Board of Directors who are not employees of the Partnership, the General Partner or its Affiliates shall receive such compensation for their services as members of the Board of Directors or members of a committee of the Board of Directors shall determine. In addition, the members of the Board of Directors shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

Section 7.10 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Registrar of Corporations of The Marshall Islands as required by the Marshall Islands Act. The General Partner shall use all commercially reasonable efforts to cause to be filed such other certificates or documents that the Board of Directors determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership or other entity in which the limited partners have limited liability) in The Marshall Islands or any other jurisdiction in which the Partnership may elect to do business or own property. To the extent the Board of Directors determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of The Marshall Islands or of any other jurisdiction in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.11 Restrictions on the Authority of the Board of Directors and the General Partner.

(a) Except as otherwise provided in this Agreement, neither the Board of Directors nor the General Partner may, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement.

(b) Except as provided in Articles XII and XIV, the Board of Directors may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests in the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority and the General Partner; provided, however, that this provision shall not preclude or limit the ability of the Board of Directors to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. The transfer of the General Partner Interest to and the election of a successor general partner of the Partnership shall be made in accordance with Sections 4.6, 11.1 and 11.2.

Section 7.12 Reimbursement of the General Partner.

(a) Except as provided in this Section 7.12 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

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(b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the Board of Directors may determine, for any direct and indirect expenses it incurs that are allocable to the Partnership Group or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group, which amounts shall also include reimbursement for any Common Units purchased to satisfy obligations of the Partnership under any of its equity compensation plans). The Board of Directors shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.12 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.15.

(c) Subject to the applicable rules and regulations of the National Securities Exchange on which the Common Units are listed, the Board of Directors, without the approval of the Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the Partnership, the General Partner or any of its Affiliates, in each case for the benefit of employees and directors of the Partnership, the General Partner, any Group Member or any Affiliate thereof, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates from the Partnership or otherwise to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.12(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.12(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Sections 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.13 Outside Activities.

(a) After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member and (iii) except to the extent permitted in the Omnibus Agreement, shall not acquire, own or operate any Four-Year Vessels (as such term is defined in the Omnibus Agreement).

(b) Dynagas Holding Ltd., the Partnership, the General Partner and the Operating Company have entered into the Omnibus Agreement, which agreement sets forth certain restrictions on the ability of Dynagas Holding Ltd. and certain of their Affiliates to acquire, own or operate any Four-Year Vessels (as such term is defined in the Omnibus Agreement).

(c) Except as specifically restricted by Section 7.13(a) or the Omnibus Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or

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description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner. Notwithstanding anything to the contrary in this Agreement, (i) the possessing of competitive interests and engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.13 is hereby approved by the Partnership and all Partners and (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of the General Partner or of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership.

(d) Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to an Indemnitee (including the General Partner) and, subject to the terms of Section 7.13(a), Section 7.13(b), Section 7.13(c) and the Omnibus Agreement, no Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership shall have any duty to communicate or offer such opportunity to the Partnership, and, subject to the terms of Section 7.13(a), Section 7.13(b), Section 7.13(c) and the Omnibus Agreement, such Indemnitee (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided, that such Indemnitee (including the General Partner) does not engage in such business or activity as a result of using confidential or proprietary information provided by or on behalf of the Partnership to such Indemnitee (including the General Partner).

(e) The General Partner and each of its Affiliates may own and acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them. The term “Affiliates” as used in this Section 7.13(e) with respect to the General Partner shall not include any Group Member.

Section 7.14 Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner and the Board of Directors may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arms’-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner and the Board of Directors. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.14(a) and Section 7.14(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the Board of Directors. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(c) No borrowing by any Group Member or the approval thereof by the General Partner or the Board of Directors shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its

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Affiliates or the Board of Directors to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

Section 7.15 Indemnification.

(a) To the fullest extent permitted by the Marshall Islands Act but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.15, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; and, provided, further, that no indemnification pursuant to this Section 7.15 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.15 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by the Marshall Islands Act, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.15(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.15.

(c) The indemnification provided by this Section 7.15 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the Board of Directors and the General Partner, its Affiliates and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement or law.

(e) For purposes of this Section 7.15, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan

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pursuant to applicable law shall constitute “fines” within the meaning of Section 7.15(a); and action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.15 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.15 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.15 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.15 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.16 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who have acquired Partnership Interests or are otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to their obligations and duties as members of the Board of Directors or as the General Partner, respectively, set forth in Section 7.1(a), members of the Board of Directors and the General Partner may exercise any of the powers granted to them and perform any of the duties imposed upon them hereunder either directly or by or through its agents, and the members of the Board of Directors and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Board of Directors or the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.16 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.16 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.17 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, or any member

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of the Board of Directors, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner and the Board of Directors may but shall not be required in connection with the resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner or the Board of Directors, as the case may be, may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is sought, then, notwithstanding any other provision of this Agreement or applicable law, (x) the Conflicts Committee will be authorized in connection with its determination of whether to provide Special Approval to consider any and all factors as it determines to be relevant or appropriate under the circumstances and (y) it will be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if Special Approval is not sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision the Board of Directors, acted in good faith, and, in either case, in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

(b) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of the Partnership, unless the context otherwise requires.

(c) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner, any Record Holder or any other Person bound by this Agreement, and, to the fullest extent permitted by law, the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Units, General Partner Interest or Incentive Distribution Rights, to the extent permitted under this Agreement, or refrains from voting or transferring its Units, General Partner Units or Incentive

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Distribution Rights, as appropriate, it shall be acting in its individual capacity. The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a limited partnership.

(d) Whenever the Board of Directors makes a determination or takes or declines to take any other action, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the Board of Directors, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of the Partnership, unless the context otherwise requires.

(e) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) approve the sale or other disposition of any asset of the Partnership Group (if such approval is required pursuant to Section 7.11(b)) or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall, in each case, be at their option.

(f) Except as expressly set forth in this Agreement, neither the General Partner nor the Board of Directors or any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Board of Directors or the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the Board of Directors or the General Partner or such other Indemnitee.

(g) The Unitholders hereby authorize the Board of Directors, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the Board of Directors pursuant to this Section 7.17.

Section 7.18 Other Matters Concerning the General Partner and the Board of Directors.

(a) The General Partner and the Board of Directors may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner and the Board of Directors may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by either of them, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or the Board of Directors reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

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Section 7.19 Purchase or Sale of Partnership Interests. The Board of Directors may cause the Partnership to purchase or otherwise acquire Partnership Interests; provided, however, that the Board of Directors may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.20 Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.20, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the “Holder”) to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use its commercially reasonable efforts to cause to become effective and remain effective for a period of not less than one year following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations in total pursuant to this Section 7.20(a), no more than one of which shall be required to be made at any time that the Partnership is not eligible to use Form F-3 (or a comparable form) for the registration under the Securities Act of its securities; and, provided, further, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, merger, disposition, corporate reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.20(a) not to be utilized more than once in any 12-month period. The Partnership shall use its commercially reasonable efforts to resolve any deferral with respect to any such registration and/or filing. Except as provided in the first sentence of this Section 7.20(a), the Partnership shall be deemed not to have used all its commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Interests covered thereby not being able to offer and sell such Partnership Interests at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to this Section 7.20(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request (provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration), and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.20(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity interests of the Partnership for cash (other than an offering relating solely to an employee benefit

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plan), the Partnership shall use its commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided, however, that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.20(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Interests would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.20(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If underwriters are engaged in connection with any registration referred to in this Section 7.20, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.15, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.20(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus or issuer free writing prospectus as defined in Rule 433 of the Securities Act (if used prior to the effective date of such registration statement), or in any summary, free writing or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary, free writing or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Section 7.20(a) and Section 7.20(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.20(c) shall continue in effect thereafter.

(e) The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.20 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned, and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.20.

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(f) Any request to register Partnership Interests pursuant to this Section 7.20 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

Section 7.21 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the Board of Directors, the General Partner and any Officer authorized by the Board of Directors to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the Board of Directors, the General Partner or any such Officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Board of Directors, the General Partner or any such Officer in connection with any such dealing. In no event shall any Person dealing with the Board of Directors, the General Partner or any such Officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Board of Directors, the General Partner or any such Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the Board of Directors, the General Partner, the Officers or representatives of the General Partner authorized by the General Partner or the Board of Directors shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The Partnership shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, however, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2 Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the Partnership shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the SEC’s website), to each Record Holder of a Unit as of a date selected by the Board of Directors, an annual report containing financial statements of the Partnership for

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such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the Board of Directors.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the Partnership shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the SEC’s website), to each Record Holder of a Unit, as of a date selected by the Board of Directors, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the Board of Directors determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Elections and Information.

(a) The Partnership has elected to be treated as an association taxable as a corporation for United States federal income tax purposes. Except as otherwise provided herein, the Board of Directors shall determine whether the Partnership should make any other elections permitted by the Code.

(b) The tax information reasonably required by Record Holders generally for United States federal income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends.

(c) Each Partner shall provide the Partnership with all information reasonably requested by the Partnership to enable the Partnership to claim the exemption from U.S. federal income tax under Section 883 of the Code.

Section 9.2 Withholding. Notwithstanding any other provision of this Agreement, the Board of Directors is authorized to take any action that may be required or advisable to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other U.S. federal, state or local or any non-U.S. law including pursuant to Sections 1441, 1442 and 1445 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from a distribution or payment to or for the benefit of any Partner, the Board of Directors may treat the amount withheld as a distribution of cash to such Partner in the amount of such withholding from such Partner.

Section 9.3 Conduct of Operations. The Board of Directors and the General Partner shall use commercially reasonable efforts to conduct the business of the Partnership and its Affiliates in a manner that does not require a holder of Common Units to file a tax return in any jurisdiction with which the holder has no contact other than through ownership of Common Units.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Initial Limited Partners. Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner and Dynagas Holding Ltd. as described in Sections 5.1 and 5.2, the Board of Directors shall admit such parties to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.

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Section 10.2 Admission of Additional Limited Partners.

(a) From and after the Closing Date, by acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner until such Person acquires a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest.

(b) The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(c) Any transfer of a Limited Partner Interest shall not entitle the transferee to receive distributions or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.2(a).

Section 10.3 Admission of Successor General Partner. A successor General Partner approved pursuant to Sections 11.1 or 11.2 or the transferee of or successor to all or part of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Sections 11.1 or 11.2 or the transfer of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6; provided, however, that no such Person shall be admitted to the Partnership as a successor or additional General Partner until compliance with the terms of Section 4.6 has occurred and such Person has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor or additional General Partner is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.4 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the Board of Directors shall take all steps necessary or appropriate under the Marshall Islands Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the Board of Directors shall prepare and file an amendment to the Certificate of Limited Partnership.

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ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary petition in bankruptcy; (C) files a voluntary petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A), (B) or (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor in possession), receiver or liquidating trustee of the General Partner or of all or any substantial part of its properties;

(v) The General Partner is adjudged bankrupt or insolvent, or has entered against it an order for relief in any bankruptcy or insolvency proceeding;

(vi) (A) in the event the General Partner is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter and the expiration of ninety (90) days after the date of notice to the General Partner of revocation without a reinstatement of its charter; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Sections 11.1(a)(iv), 11.1(a)(v) or 11.1(a)(vi)(A), 11.1(a)(vi)(B), 11.1(a)(vi)(C) or 11.1(a)(vi)(E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances:

(i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, prevailing Eastern Time, on December 31, 2023, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice; provided, however, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member;

(ii) at any time after 12:00 midnight, prevailing Eastern Time, on December 31, 2023, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice (provided that, prior to the effective date of such withdrawal, the General Partner delivers to the Partnership a Withdrawal Opinion of Counsel);

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(iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or

(iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or, if applicable, the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2 Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 66  2⁄3% of the Outstanding Units (including Units held by the General Partner and its Affiliates), voting as a single class. Any such action by such holders or the Board of Directors for removal of the General Partner must also provide for the election of a successor General Partner by the majority vote of the outstanding Common Units and Subordinated Units, voting together as a single class. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an Opinion of Counsel opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Sections 11.1 or 11.2, (A) the Departing General Partner shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require its successor to purchase its General Partner Interest (represented by General Partner Units) and its general partner interest (or equivalent interest), if any, in the other Group Members and its Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure and (B) the other holders of the Incentive Distribution Rights shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require such successor to purchase such holders’ Incentive Distribution Rights in exchange for an amount in cash equal to the fair market value of such Incentive Distribution Rights, such amount to be determined and payable as of the effective date of the Departing General Partner’s departure. If the General

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Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Sections 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest in exchange for an amount in cash equal to such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.12, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Departing General Partner’s Combined Interest and the value of the Incentive Distribution Rights held by holders other than the Departing General Partner shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner and the value of the Incentive Distribution Rights held by holders other than the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Sections 11.1 or 11.2 (or if the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (i) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (ii) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to

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be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4 Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages. Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and no Units held by the General Partner and its Affiliates are voted in favor of such removal, (i) the Subordination Period will end and all Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis, (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished, (iii) the General Partner will have the right to convert its General Partner Interest (represented by General Partner Units) and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor, as provided in Section 11.3 and (iv) the other holders of the Incentive Distribution Rights will have the right to convert their Incentive Distribution Rights into Common Units or to receive cash in exchange therefor, as provided in Section 11.3.

Section 11.5 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor or additional General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Sections 11.1 or 11.2, the Partnership shall not be dissolved and the Board of Directors shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an election to dissolve the Partnership by the General Partner and our Board of Directors that is approved by the holders of a Unit Majority;

(b) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Marshall Islands Act;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Marshall Islands Act; or

(d) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Sections 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3.

Section 12.2 Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Sections 11.1(a)(i) or 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Sections 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Sections 11.1(a)(iv), 11.1(a)(v) or 11.1(a)(vi), then, to the maximum extent permitted by the Marshall Islands Act, within 180 days thereafter, the holders of a Unit Majority may elect in writing to continue the business of the Partnership on the same terms and

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conditions set forth in this Agreement by appointing, effective as of the date of the Event of Withdrawal, as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall dissolve and conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, however, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner.

Section 12.3 Liquidating Trustee. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the Board of Directors shall select one or more Persons to act as Liquidating Trustee. The Liquidating Trustee (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The Liquidating Trustee (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. Upon dissolution, removal or resignation of the Liquidating Trustee, a successor and substitute Liquidating Trustee (who shall have and succeed to all rights, powers and duties of the original Liquidating Trustee) shall within 30 days thereafter be approved by the holders of at least a majority of the Outstanding Common Units and Subordinated Units, voting as a single class. The right to approve a successor or substitute Liquidating Trustee in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidating Trustee approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidating Trustee approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Board of Directors and the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.11(b)) necessary or appropriate to carry out the duties and functions of the Liquidating Trustee hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation. The Liquidating Trustee shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidating Trustee, subject to Section 60 of the Marshall Islands Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidating Trustee and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value, and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidating Trustee may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidating Trustee may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) The Liquidating Trustee shall first satisfy the liabilities of the Partnership. Liabilities of the Partnership include amounts owed to the Liquidating Trustee as compensation for serving in such capacity (subject to the

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terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidating Trustee shall either settle such claim for such amount as it deems appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in this Section 12.4 shall be distributed as follows:

(i) If the Current Market Price of the Common Units as of the date three trading days prior to the announcement of the proposed liquidation exceeds the Unrecovered Capital for a Common Unit plus the Cumulative Common Unit Arrearage:

(A) First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to such Current Market Price of a Common Unit;

(B) Second (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to such Current Market Price of a Common Unit; and

(C) Thereafter (x) to the General Partner in accordance with its Percentage Interest; (y) 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (i)(C);

(ii) If the Current Market Price of the Common Units as of the date three trading days prior to the announcement of the proposed liquidation is equal to or less than the Unrecovered Capital for a Common Unit plus the Cumulative Common Unit Arrearage:

(A) First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Unrecovered Capital for a Common Unit;

(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage;

(C) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Unrecovered Capital for a Common Unit (as calculated prior to the distribution specified in clause (ii)(A) above); and

(D) Thereafter, (x) to the General Partner in accordance with its Percentage Interest; (y) 50% to the holders of the Incentive Distribution Rights, Pro Rata; and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (ii)(D);

Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the Marshall Islands shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

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Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Without Approval of the Limited Partners or the General Partner. The General Partner and each Limited Partner agree that the Board of Directors, without the approval of any Limited Partner or, subject to Section 5.5, the General Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the Board of Directors determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the Marshall Islands Act;

(d) a change that the Board of Directors determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Marshall Islands authority (including the Marshall Islands Act) or (B) facilitate the trading of the Units or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed, or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the Board of Directors pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the Board of Directors determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the Board of Directors shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, the members of the Board of Directors, or the General Partner or its or their directors, officers, trustees or agents from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such regulations are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the Board of Directors, and if required by Section 5.5, the General Partner, determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Interests pursuant to Section 5.4;

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(h) an amendment that the Board of Directors determines to be necessary or appropriate for the authorization of additional Partnership Interests or rights to acquire Partnership Interests, including any amendment that the Board of Directors determines is necessary or appropriate in connection with:

(i) the adjustments of the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution in connection with the IDR Reset Election in accordance with Section 5.10;

(ii) the implementation of the provisions relating to the General Partner’s right to reset its Incentive Distribution Rights in exchange for Common Units; or

(iii) any modification of the Incentive Distribution Rights made in connection with the issuance of additional Partnership Interests or rights to acquire Partnership Interests, provided, that, with respect to this clause (iii), any such modifications to the Incentive Distribution Rights and the related issuance of Partnership Interests have received Special Approval;

(i) any amendment expressly permitted in this Agreement to be made by the Board of Directors acting alone;

(j) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(k) an amendment that the Board of Directors determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other Person, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(l) a conversion, merger or conveyance pursuant to Section 14.3(d);

(m) to cure any ambiguity, defect or inconsistency; or

(m) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by, or with the written consent of a majority of the Board of Directors; provided, however, that the Board of Directors shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment, to the fullest extent permitted by applicable law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation. A proposed amendment shall be effective upon its approval by the Board of Directors and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by the Marshall Islands Act. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Board of Directors shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The Board of Directors shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner and its Affiliates) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect

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that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such enlargement shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at the General Partner’s option.

(c) Except as provided in Section 14.3, and without limitation of the Board of Directors’ authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4 Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the Board of Directors or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the Board of Directors one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called, it being understood that the purposes of such special meeting may only be to vote on matters that require the vote of the Unitholders pursuant to this Agreement. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the Board of Directors shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the Board of Directors on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Marshall Islands Act or the law of any other jurisdiction in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1 at least 10 days in advance of such meeting. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

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Section 13.6 Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the Board of Directors may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the Board of Directors to give such approvals. If the Board of Directors does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the Board of Directors in accordance with Section 13.11.

Section 13.7 Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9 Quorum and Voting. The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum, any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10 Conduct of a Meeting. The Board of Directors shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including

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the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Chairman of the Board of Directors shall serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the Board of Directors. The Board of Directors may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 Action Without a Meeting. If authorized by the Board of Directors, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved the action in writing. The Board of Directors may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the Board of Directors. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the Board of Directors, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the Board of Directors, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the Board of Directors to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the applicable statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

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ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the approval of the Board of Directors and the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, neither the Board of Directors nor the General Partner shall have a duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Marshall Islands Act or any other law, rule or regulation or at equity.

(b) If the Board of Directors and the General Partner shall determine to consent to the merger, consolidation or conversion, the Board of Directors and the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other Person (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

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(vii) such other provisions with respect to the proposed merger or consolidation that the Board of Directors and the General Partner determine to be necessary or appropriate.

(c) If the Board of Directors and the General Partner shall determine to consent to the conversion the Board of Directors and the General Partner shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity or another entity, or for the cancellation of such equity securities;

(v) in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain and stated in such articles of conversion); and

(viii) such other provisions with respect to the proposed conversion the Board of Directors and the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners of Merger, Consolidation or Conversion.

(a) Except as provided in Sections 14.3(d) and 14.3(e), the Board of Directors, upon its and the General Partner’s approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion and the merger, consolidation or conversion contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.

(c) Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the Board of Directors is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the Board of Directors has received an Opinion of Counsel that the conversion,

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merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner, (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners, the General Partner and the Board of Directors with the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the Board of Directors, with the prior consent of the General Partner, is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the Board of Directors has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner, (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

Section 14.4 Certificate of Merger or Conversion. Upon the required approval by the Board of Directors, the General Partner and the Unitholders of a Merger Agreement or Plan of Conversion, as the case may be, a certificate of merger or conversion, as applicable, shall be executed and filed in conformity with the requirements of the Marshall Islands Act.

Section 14.5 Amendment of Partnership Agreement. Pursuant to Section 20(2) of the Marshall Islands Act, an agreement of merger or consolidation approved in accordance with Section 20(2) of the Marshall Islands Act may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for a limited partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

Section 14.6 Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the certificate of conversion, for all purposes of the laws of the Marshall Islands:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

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(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall remain vested in the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and are enforceable against the converted entity by such creditors and obligees to the same extent as if the liabilities and obligations had originally been incurred or contracted by the converted entity;

(v) the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other rights or securities in the converted entity or cash as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time from and after the Closing Date the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class or classes (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in

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accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI and XII) shall thereupon cease, except the right to receive the applicable purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

(c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by a member of the Board of Directors, the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner or the Board of Directors at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner and the Board of Directors may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

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Section 16.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.2(a), immediately upon the acquisition of such Limited Partner Interests without execution hereof.

Section 16.8 Applicable Law; Forum, Venue and Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the laws of The Republic of the Marshall Islands, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Marshall Islands Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, unless otherwise provided for in the Marshall Islands Act, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, unless otherwise provided for in the Marshall Islands Act, in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

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(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.9 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.10 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners (including any amendment to this Agreement), such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action (including any amendment to this Agreement).

Section 16.11 Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

Section 16.12 Third-Party Beneficiaries. Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Limited Partnership as a Deed as of the date first written above.

GENERAL PARTNER:

Dynagas GP LLC

By:
Name:
Title:

ORGANIZATIONAL LIMITED PARTNER:

Dynagas Holding Ltd.

By:
Name:
Title:

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EXHIBIT A

to the Agreement of Limited Partnership of

DYNAGAS LNG PARTNERS LP

Certificate Evidencing Common Units

Representing Limited Partner Interests in

DYNAGAS LNG PARTNERS LP

No.	Common Units

In accordance with Section 4.1 of the Agreement of Limited Partnership of Dynagas LNG Partners LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Dynagas LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”), hereby certifies that (the “Holder”) is the registered owner of the above designated number of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located c/o Dynagas LNG Limited, 97 Poseidonos Avenue & 2 Foivis Street, Glyfada, 16674, Greece. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. This Certificate shall be governed by and construed in accordance with the laws of the Marshall Islands.

Dated:

Countersigned and Registered by:	DYNAGAS LNG PARTNERS LP

By:
as Transfer Agent and Registrar		Title:

By:	By:
Authorized Signature		Secretary

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Dynagas LNG Partners LP

12,500,000 Common Units

Representing Limited Partner Interests

$             per common unit

Through and including                 , 2013 (25 days after the commencement of the offering), federal securities law may require all dealers that buy, sell or trade our common units, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Officers and Directors

The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the General Partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is made to the Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement in which Dynagas LNG Partners LP and its affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to contribute to payments that may be required to be made in respect of these liabilities.

Item 7. Recent Sales of Unregistered Securities.

On October 29, 2013, in connection with our formation, we issued to (a) Dynagas Holding Ltd., our Sponsor, 6,735,000 common units and all of our subordinated units and (b) Dynagas GP LLC, our General Partner, a company related to our Sponsor, 30,000 General Partner Units (the General Partner Units, together with the issued common units and subordinated units represent all of the outstanding interests in us) and all of our incentive distribution rights, in exchange for the shares of the Sponsor Controlled Companies in offerings exempt from registration under Section 4(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

Item 8. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1*	Certificate of Limited Partnership of Dynagas LNG Partners LP
3.2*	Form of Second Amended and Restated Limited Partnership Agreement of Dynagas LNG Partners LP
3.3*	Certificate of Formation of Dynagas GP LLC
3.4*	Limited Liability Company Agreement of Dynagas GP LLC
3.5*	Certificate of Limited Partnership of Dynagas Operating LP
3.6*	Limited Partnership Agreement of Dynagas Operating LP
3.7*	Certificate of Formation of Dynagas Operating GP LLC
3.8*	Limited Liability Company Agreement of Dynagas Operating GP LLC
5.1	Opinion of Seward & Kissel LLP as to the legality of the securities being registered
5.2	Opinion of Seward & Kissel LLP as to the legality of the securities being registered
8.1	Opinion of Seward & Kissel LLP with respect to certain U.S. tax matters
10.1*	Vessel Management Agreement between Lance Shipping S.A., as vessel owner, and Dynagas Ltd., as manager, dated December 21, 2012, as amended by Addendum No. 1 dated October 7, 2013
10.2*	Vessel Management Agreement between Pegasus Shipping S.A., as vessel owner, and Dynagas Ltd., as manager, dated December 21, 2012, as amended by Addendum No. 1 dated October 7, 2013
10.3*	Vessel Management Agreement between Seacrown Maritime Ltd., as vessel owner, and Dynagas Ltd., as manager, dated December 21, 2012, as amended by Addendum No. 1 dated October 7, 2013
10.4*	Form of Omnibus Agreement
10.5*	Contribution Agreement
10.6*	Form of $30 Million Revolving Credit Facility with Dynagas Holding Ltd.
10.7*	Term Sheet by and between the Partnership and an affiliate of Credit Suisse for the New Senior Secured Revolving Credit Facility
10.8†*	Charter Agreement by and between Lance Shipping S.A. and Gazprom Global LNG Limited, a subsidiary of Gazprom, dated August 2, 2011, as amended.

II-1

Exhibit Number	Description
10.9†*	Charter Agreement by and between Seacrown Maritime Ltd. and Methane Services Ltd., a subsidiary of BG Group, dated October 2, 2010, as amended.
10.10†*	Charter Agreement by and between Pegasus Shipholding S.A. and Methane Services Ltd., a subsidiary of BG Group, dated May 18, 2011, as amended.
21.1*	List of Subsidiaries
23.1	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Drewry Shipping Consultants, Ltd.
23.3*	Consent of Seward & Kissel LLP
23.4*	Consent of Levon Dedegian, Director Nominee
23.5*	Consent of Alexios Rodopoulos, Director Nominee
23.6*	Consent of Evangelos Vlahoulis, Director Nominee
24.1*	Powers of Attorney

*	Previously filed.
†	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the Securities and Exchange Commission.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The registrant undertakes to provide to the limited partners the financial statements required by Form 20-F for the first full fiscal year of operations of the partnership.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Greece, on the 7th day of November, 2013.

DYNAGAS LNG PARTNERS LP

By:	/s/ Michael Gregos
Name: Michael Gregos
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on November 7, 2013 in the capacities indicated.

Signature	Title

*	Chairman of the Board of Directors
George Prokopiou

*	Chief Executive Officer and Director (Principal Executive Officer)
Tony Lauritzen

* Michael Gregos	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*By:	/s/ Gary J. Wolfe
Gary J. Wolfe Attorney-in-Fact

Authorized Representative in the United States

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly undersigned representative in the United States of Dynagas LNG Partners LP has signed this registration statement in the City of Newark, State of Delaware on November 7, 2013.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Authorized
Representative in the United States